UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

SCHEDULE 14A

_____________________________________

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

LogicMark, Inc.
(Name of Registrant as Specified In Its Charter)

___________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

The purpose of this Amendment No. 1 (this “Amendment No. 1”) to the definitive proxy statement on Schedule 14A filed by the registrant with the Securities and Exchange Commission (“SEC”) on August 24, 2026 (the “Definitive Proxy Statement”) is to revise certain disclosures in the Definitive Prox Statement, in response to oral comments received by the registrant from the SEC staff on August 28, 2026. This Amendment No. 1 supersedes and replaces the Definitive Proxy Statement in its entirety.

LOGICMARK, INC.
2801 Diode Lane
Louisville, KY 40299
(502) 442-7911

Dear Stockholder:	September 9, 2026

You are cordially invited to attend a special meeting of the stockholders of LogicMark, Inc. (the “Company”), which we will hold at 1:00 p.m. Eastern Time, on October 5, 2026 (the “Special Meeting”). The Special Meeting will be held at the offices of Sullivan & Worcester LLP at 1251 Avenue of the Americas, 19th Floor, New York, NY 10020. Formal notice of the Special Meeting, a proxy statement, and a proxy card accompany this letter.

At the Special Meeting, you will be asked to consider and vote on a proposal to adopt and approve that certain Agreement and Plan of Merger, dated as of July 31, 2026, by and among Langham Project, LLC, a Nevada limited liability company (“Parent”), Langham Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), pursuant to which, among other matters and upon the terms and subject to the satisfaction or waiver conditions set forth in the Merger Agreement, upon the closing of the transaction contemplated thereby (the “Closing”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”). At the Special Meeting, you will be asked to consider and vote on proposals to approve (i) the Merger Agreement and Merger, (ii) a non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger, as described in the proxy statement and (iii) adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

If the Merger is completed, at the effective time of the Merger (the “Effective Time”), upon the terms and subject to the conditions set forth in the Merger Agreement, (i) the current directors and executive officers of the Company as of immediately prior to the Effective Time will remain as the initial directors and executive officers of the Surviving Corporation, respectively, (ii) the articles of incorporation and bylaws of the Company, each as amended and in effect as of immediately prior to the Effective Time will be substantially the same as the articles of incorporation and bylaws of the Surviving Corporation, (iii) each share of common stock, par value $0.0001 per share, of Merger Sub outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, (iv) each share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $1.31 per share of Common Stock, without interest and subject to deduction for any required withholding tax, (v) each warrant to purchase shares of Common Stock outstanding as of immediately prior to the Effective Time will be cancelled and redeemed by the Company, (vi) each option to purchase shares of Common Stock outstanding immediately prior to the Effective Time will be cancelled and redeemed for a price per option equal to the excess of the Merger Price over the exercise price of such option paid out of Company funds, (vii) each share of Series C non-convertible voting preferred stock, par value $0.0001 per share, of the Company (the “Series C Preferred Stock”) issued and outstanding prior to the Effective Time will be fully redeemed, terminated or amended pursuant to the terms of the Merger Agreement, and (viii) each share of Series J convertible preferred stock, par value $0.0001 per share, of the Company (the “Series J Preferred Stock” and, together with the Common Stock and the Series C Preferred Stock, the “Capital Stock”), that is issued and outstanding immediately prior to the Effective Time, will be converted into shares of Common Stock at a ratio of 1-to-0.976 and be entitled to receive a make-whole payment if the aggregate consideration received for such shares of Common Stock in the Merger is less than $320,000. The per share price of $1.31 for the Common Stock represents an approximately 156% premium to the unaffected closing price per share of $0.5119 on the OTCID market operated by the OTC Markets Group Inc. (the “OTC”) on July 31, 2026, the last trading day prior to the public announcement of the entry into the Merger Agreement, an approximately 5% premium to the closing price per share on the OTC on September 4, 2026, and an approximately 47% premium over the volume weighted average closing price per share for the 90 trading day period ending on September 4, 2026.

The proposed Merger is a “going private transaction” under U.S. Securities and Exchange Commission rules. If the Merger is completed, the Common Stock will be delisted from the OTC and the Company will be wholly owned by Parent.

Parent and Merger Sub (collectively, the “Purchaser Group”) have proposed to acquire the Company pursuant to and on the terms and conditions set forth in the Merger Agreement. The Purchaser Group is led by Nicholas Kovacevich, who serves as the managing member of Positano Partners LLC, which is the sole manager of Parent. The sole stockholder of Merger Sub is Parent.

Each of the board of directors of the Company (the “Board”) and the Board’s mergers and acquisitions committee (the “Special Committee”) has (a) determined unanimously that the Merger Agreement and the Merger are advisable, and in the best interests of, the Company’s stockholders, (b) approved unanimously the Merger Agreement and the Merger, and (c) resolved unanimously to recommend that the Company’s stockholders vote “FOR” the proposal to approve and adopt the Merger Agreement. Each of the Board and Special Committee recommends unanimously that you vote “FOR” the approval and adoption of the Merger and the Merger Agreement.

Pursuant to the rules and regulations of the U.S. Securities and Exchange Commission, you also will be asked to vote at the Special Meeting on a non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger, as described in the enclosed proxy statement. Each of the Board and the Special Committee also recommends unanimously that the stockholders of the Company vote “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger and “FOR” an adjournment proposal.

The enclosed proxy statement describes the Merger Agreement, the Merger and related agreements and provides specific information concerning the Special Meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission. We urge you to read the enclosed entire proxy statement, including the appendices, carefully, as it sets forth the details of the Merger, the Merger Agreement and other important information related to the Merger.

Your vote is important, regardless of the number of shares of Capital Stock that you own.

If you own shares of record, you will find enclosed a proxy and voting instruction card and an envelope in which to return the card. Whether or not you plan to attend the Special Meeting, please sign, date and return your enclosed proxy and voting instruction card as soon as possible so that your shares can be voted at the Special Meeting in accordance with your instructions. You can revoke your proxy before the Special Meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy on page 16 of the enclosed proxy statement.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the proposal to approve and adopt the Merger and the Merger Agreement, but will have no impact on the outcome of the non-binding advisory proposal or the adjournment proposal

If you have any questions or need assistance voting your shares, please contact:

Alliance Advisors, LLC
800 3rd Ave, Floor 17
New York, NY 10022
Attention: Stephen Freyman
Phone: 929-992-0343
Email: LGMK@allianceadvisors.com

We look forward to seeing you at the Special Meeting.

Sincerely yours,
/s/ Mark Archer
Mark Archer
Chief Financial Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger Agreement or the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated September 9, 2026 and, together with the enclosed notice of Special Meeting and form of proxy card, is first being mailed to stockholders on or about September 9, 2026.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of LogicMark, Inc. (the “Company”) will be held at 1:00 p.m. Eastern Time, on October 5, 2026, at the offices of Sullivan & Worcester LLP at 1251 Avenue of the Americas, 19th Floor, New York, NY 10020 (the “Special Meeting”), for the following purposes:

(1)    to consider and vote on a proposal (the “Merger Proposal”) to approve and adopt an Agreement and Plan of Merger, dated as of July 31, 2026 (as may be amended from time to time, the “Merger Agreement”), by and among the Company, Langham Project, LLC, a Nevada limited liability company (“Parent”), and Langham Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”);

(2)    to consider and vote on a proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger (the “Merger-Related Compensation Proposal”); and

(3)    to act upon other business that may properly come before the Special Meeting or any adjournment or postponement thereof (the “Adjournment Proposal”).

The holders of record of our common stock, par value $0.0001 per share (the “Common Stock”), Series C non-convertible voting preferred stock, par value $0.0001 per share (the “Series C Preferred Stock”), and Series J convertible preferred stock, par value $0.0001 per share (the “Series J Preferred Stock” and, together with the Common Stock and the Series C Preferred Stock, the “Capital Stock”) at the close of business on August 11, 2026, are entitled to notice of and to vote at the Special Meeting and at any adjournment thereof. All stockholders of record are invited to attend the Special Meeting in person.

Each of the Board and the Board’s mergers and acquisitions committee unanimously recommends that the stockholders of the Company vote “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.

Your vote is important, regardless of the number of shares of Capital Stock you own. The Merger Proposal requires the affirmative vote of holders representing a majority of the aggregate voting power of the outstanding shares of Capital Stock entitled to vote at the Special Meeting, voting together as a single class. In addition, pursuant to the Merger Agreement, the consummation of the Merger is contingent upon the receipt of the affirmative vote of a majority of votes cast at the Special Meeting, including votes cast by directors and officers of the Company, but excluding the votes of the holder of the shares of Series J Preferred Stock.

Each of the Merger-Related Compensation Proposal and Adjournment Proposal requires the affirmative vote of a majority votes cast at the Special Meeting and entitled to vote thereon.

Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the Special Meeting if you are unable to attend.

If you sign, date and return your proxy and voting instruction card without indicating how you wish to vote, your proxy will be voted in favor of the Merger Proposal, in favor of the Merger-Related Compensation Proposal and in favor of the Adjournment Proposal. If you fail to attend the Special Meeting or submit your proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against the approval and adoption of the Merger Proposal, but will have no impact on the outcome of either of the Merger-Related Compensation Proposal or the Adjournment Proposal.

You may revoke your proxy at any time before the vote at the Special Meeting by following the procedures outlined in the enclosed proxy statement. If you are a stockholder of record, attend the Special Meeting and wish to vote in person, you may revoke your proxy and vote in person.

The terms and conditions of the proposed Merger are described in the accompanying proxy statement, which we urge you to read carefully. A copy of the Merger Agreement is included as Appendix A to the accompanying proxy statement.

By order of the Board,
/s/ Mark Archer
Mark Archer
Chief Financial Officer
Dated: September 9, 2026

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SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement related to a special meeting of stockholders of LogicMark to adopt and approve the proposed Merger Agreement (the “Special Meeting”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the Merger (the “Surviving Corporation”) as a wholly owned subsidiary of Parent (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the appendices hereto and the documents referred to herein. You may obtain any additional information referred to in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The Merger Agreement is attached as Appendix A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Except as otherwise specifically noted in this proxy statement, “LogicMark,” the “Company,” “we,” “our,” “us” and similar words refer to LogicMark, Inc., “Parent” refers to Langham Project, LLC, “Merger Sub” refers to Langham Merger Sub, Inc. and “Merger Agreement” refers to the Agreement and Plan of Merger, dated July 31, 2026, by and among the Company, Parent and Merger Sub, as it may be amended, supplemented or modified from time to time.

This proxy statement is dated September 9, 2026, and is first being mailed to stockholders on or about September 9, 2026.

The Parties to the Merger Agreement

LogicMark

LogicMark provides personal emergency response systems (“PERS”), health communications devices, and Internet of Things (“IoT”) technology that creates a connected care platform. The Company’s devices provide people with the ability to receive care at home and age independently. The Company’s PERS devices incorporate two-way voice communication technology directly in the medical alert pendant and provide life-saving technology at a customer-friendly price point aimed at everyday consumers. These PERS technologies, as well as other personal safety devices are sold direct-to-consumer through the Company’s eCommerce website and Amazon.com, through dealers and resellers, as well as directly to the United States Veterans Health Administration (“VHA”). The Company was awarded a contract by the U.S. General Services Administration (“GSA”) that enables the Company to distribute its products to federal, state, and local governments (the “GSA Agreement”).

LogicMark was incorporated in the State of Delaware on February 8, 2012. On July 25, 2016, we acquired LogicMark, LLC, which operated as a wholly owned subsidiary of the Company until December 30, 2021, when it was merged into the Company (formerly known as Nxt-ID, Inc.) along with the Company’s other subsidiary, 3D-ID, LLC. As a result of the merger, 3D-ID, LLC was liquidated. Effective February 28, 2022, the Company changed its name from Nxt-ID, Inc. to LogicMark, Inc. The Company has realigned its business strategy with that of its former LogicMark, LLC operating division, managing contract manufacturing and distribution of non-monitored and monitored PERS sold through the VHA, direct-to-consumers, healthcare durable medical equipment dealers and resellers, and monitored security dealers and resellers.

On June 1, 2023, the Company was re-incorporated in the State of Nevada by merging its predecessor entity with and into its wholly-owned subsidiary, LogicMark, Inc., a Nevada corporation, pursuant to an agreement and plan of merger, dated as of June 1, 2023. Such Nevada entity survived and succeeded to the assets, continued the business and assumed the rights and obligations of LogicMark, Inc., the Delaware corporation that existed immediately prior to the effective date of such agreement.

Our principal executive office is located at 2801 Diode Lane, Louisville, KY 40299, and our telephone number is (502) 519-2419. Our website address is www.logicmark.com.

The U.S. Securities and Exchange Commission (“SEC”) maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us, at http://www.sec.gov.

Parent

Parent is a Nevada limited liability company. Its principal business is to engage in the transactions contemplated by the Merger Agreement. The sole manager of Parent is Positano Partners, LLC.

Merger Sub

Merger Sub is a Nevada corporation formed by Parent in connection with the Merger. Merger Sub’s principal business is to engage in the transactions contemplated by the Merger Agreement. Parent is the sole stockholder of Merger Sub and Merger Sub is a wholly owned subsidiary of Parent.

The Merger Proposal

You are being asked to consider and vote upon a proposal to approve and adopt the Merger and the Merger Agreement which provides that at the closing of the Merger (the “Closing”), Merger Sub will be merged with and into the Company.

If the Merger is completed, at the effective time of the Merger (the “Effective Time”), upon the terms and subject to the conditions set forth in the Merger Agreement, (i) the current directors and executive officers of the Company as of immediately prior to the Effective Time will remain as the initial directors and executive officers of the Surviving Corporation, respectively, (ii) the articles of incorporation and bylaws of the Company, each as amended and in effect as of immediately prior to the Effective Time will be substantially the same as the articles of incorporation and bylaws of the Surviving Corporation, (iii) each share of common stock, par value $0.0001 per share, of Merger Sub outstanding as of immediately prior to the Effective Time (“Merger Sub Shares”) will be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation (“Surviving Corporation Shares”), (iv) each share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time, will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $1.31 per share of Common Stock, without interest and subject to deduction for any required withholding tax, (v) each warrant exercisable for Common Stock outstanding as of immediately prior to the Effective Time (the “Company Warrants”) will be cancelled and redeemed by the Company, (vi) each option to purchase shares of Common Stock outstanding as of immediately prior to the Effective Time will be cancelled and redeemed for a price per option equal to the excess of the Merger Price over the exercise price of such option, to be paid from Company funds, (vii) each share of Series C non-convertible voting preferred stock, par value $0.0001 per share, of the Company (the “Series C Preferred Stock”) issued and outstanding prior to the Effective Time will be fully redeemed, terminated or amended pursuant to the terms of the Merger Agreement, and (viii) each share of Series J convertible preferred stock, par value $0.0001 per share, of the Company (the “Series J Preferred Stock” and, together with the Common Stock and Series C Preferred Stock, the “Capital Stock”) issued and outstanding immediately prior to the Effective Time, will be converted into shares of Common Stock at a ratio of 1-to-0.976 and be entitled to receive a make-whole payment if the aggregate consideration received for such shares of Common Stock in the Merger is less than $320,000. The per share price of $1.31 for the Common Stock (the “Merger Consideration”) represents an approximately 156% premium to the unaffected closing price per share of $0.5119 on the OTCID market operated by the OTC Markets Group Inc. (the “OTC”) on July 31, 2026, the last trading day prior to the public announcement of the entry into the Merger Agreement, an approximately 5% premium to the closing price per share on the OTC on September 4, 2026, and an approximately 47% premium over the volume weighted average closing price per share for the 90 trading day period ending on September 4, 2026.

See “The Merger Agreement — Effect of the Merger on the Capital Stock of the Company and Parent” on page 50 for a detailed description of how the Merger Consideration was calculated. If the Merger is consummated, the Company will become a privately-held company, wholly owned by Parent, and the registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and our reporting obligations under the Exchange Act will be terminated upon making the appropriate filings with the SEC.

Conditions to the Merger

The obligations of the Company, Merger Sub and Parent to effect the Merger are subject to the fulfillment or waiver, at or before the Effective Time, of the following conditions:

•        the Company has obtained the approval of the Merger and the Merger Agreement by (i) the affirmative vote of holders representing a majority of the aggregate voting power of the outstanding shares of Capital Stock entitled to vote at the Special Meeting, voting together as a single class and (ii) a majority of the shares voting at the Special Meeting, excluding shares held by the holder of outstanding shares of Series J Preferred Stock, but including shares held by the officers and directors of the Company;

•        no temporary restraining order, preliminary or permanent injunction or other judgment has been issued by any court of competent jurisdiction and no other legal restraint or prohibition has been issued or enacted by a governmental entity that has the effect of preventing the consummation of the Merger;

•        the Company, Merger Sub and Parent have obtained all necessary third-party consents required by the Merger Agreement (as applicable); and

•        no law has been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal the consummation of the Merger or any of the other material transactions contemplated by the Merger Agreement.

The obligation of the Company to effect the Merger is subject to the fulfillment or waiver, at or before the Effective Time, of the following additional conditions:

•        the representations and warranties of Merger Sub and Parent in the Merger Agreement that are qualified as to materiality are true and correct (disregarding all qualifications or limitations as to materiality, material adverse effect and words of similar import set forth therein) as of the date of the Merger Agreement and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be so true and correct in all respects as of such earlier date) as if made on and as of such date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to the Merger Agreement, and the Company shall have received a certificate from Parent and Merger Sub certifying the same;

•        Merger Sub and Parent have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing, and the Company has received a certificate from Parent and Merger Sub certifying the same; and

•        Parent has paid to the Company $1,500,000 in cash by wire transfer of immediately available funds to the account designated by the Company.

The obligations of Merger Sub and Parent to effect the Merger is subject to the fulfillment or waiver, at or before the Effective Time, of the following additional conditions:

•        the representations and warranties of the Company in the Merger Agreement are true and correct in all respects (disregarding all qualifications or limitations as to materiality, material adverse effect and words of similar import set forth therein) in all respects as of the date of the Merger Agreement and as of the Closing as if made at and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be so true and correct in all respects as of such earlier date), except for such failures to be true and correct that, individually or in the aggregate, would not have, and would not reasonably be expected to have, a material adverse effect;

•        the Company has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing and no event has or events have occurred that caused a material adverse effect on the Company, and Merger Sub has received a certificate of the Company to such effect;

•        the Company has terminated that certain rights agreement, dated as of November 1, 2024, by and between the Company and Nevada Agency and Transfer Company (the “Rights Agreement”) and no rights shall remain outstanding thereunder;

•        either (i) all outstanding shares of Series C Preferred Stock have been redeemed, cancelled or otherwise terminated effective no later than immediately prior to the Effective Time; or (ii) the Company and the holder of the shares of Series C Preferred Stock have amended the certificate of designation of the Series C Preferred Stock, in form and substance reasonably satisfactory to Parent;

•        all outstanding Company Warrants have been exercised, duly redeemed, cancelled or otherwise terminated;

•        Merger Sub and Parent shall have received a certificate of the Company dated no more than 30 days prior to Closing that is consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in a manner reasonably satisfactory to Parent and in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2);

•        holders of no more than 1% of the outstanding shares of Common Stock as of immediately prior to the Effective Time, in the aggregate, have exercised, or remain entitled to exercise, statutory dissenters’ rights with respect to the Merger pursuant to the Nevada Revised Statutes (“NRS”); and

•        no Insolvency Event (as defined in the Merger Agreement) has occurred following the execution and delivery of the Merger Agreement.

There are no regulatory approvals necessary for the completion of the Merger.

When the Merger Becomes Effective

We anticipate completing the Merger in the third quarter of 2026, subject to the approval and adoption of the Merger Agreement by the Company’s stockholders as specified herein, approval by all and the satisfaction of the other closing conditions.

Recommendations of the Board and the Special Committee; Reasons for the Merger; Fairness of the Merger

Each of the Board and the Board’s mergers and acquisitions committee (the “Special Committee”) has recommended unanimously that the stockholders of the Company vote “FOR” the proposal to approve and adopt the Merger and the Merger Agreement (the “Merger Proposal”). For a description of the reasons considered by the Board and the Special Committee for their recommendations, including the fairness determination provided by the financial advisor engaged by the Special Committee, see “Special Factors — Reasons for the Merger; Fairness of the Merger” beginning on page 20. For descriptions of the fairness determination made by the Purchaser Group, see “Special Factors — Position of the Purchaser Group as to Fairness of the Merger” beginning on page 35.

The purpose of the Merger is to enable the Company’s stockholders to realize the value of their investment in the Company through their receipt of the Merger Consideration in cash, representing a premium of approximately 156% over the closing per share price of the Common Stock quoted on the OTC on July 31, 2026, the last trading day before the public announcement of the signing of the Merger Agreement.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the Board and Special Committee with respect to the approval and adoption of the Merger and the Merger Agreement, you should be aware that, aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other stockholders of the Company generally. These interests include, among others, the accelerated vesting of all outstanding restricted stock awards and options to purchase Common Stock, transaction bonuses payable to certain executive officers in connection with the consummation of the Merger, and ongoing rights to indemnification and directors’ and officers’ liability insurance coverage for a period of six (6) years following the Effective Time. Each of the Board and Special Committee was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement, and in recommending the approval of the Merger Proposal by Company stockholders.

These interests are discussed in more detail in the section entitled “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 32. Each of the Board and Special Committee was aware of the interests described herein and considered those interests along with other matters in approving and recommending the Merger Agreement and the transactions contemplated thereby, including the Merger.

Opinion of Financial Advisor

On July 29, 2026, Roth Capital Partners, LLC (“Roth”), the financial advisor engaged to provide a fairness opinion with respect to the Merger, orally rendered its opinion to the Special Committee (which was confirmed by delivery of Roth’s written opinion, dated July 30, 2026, to the Special Committee) as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by the Company’s stockholders (other than the Buyer Parties (as defined in the Merger Agreement), the Investor and their respective affiliates) (such holders, the “Unaffiliated Holders”) pursuant to the Merger Agreement.

Roth’s opinion was directed to the Special Committee, addressed only the fairness, from a financial point of view and as of July 30, 2026, of the Merger Consideration to be received by the Unaffiliated Holders pursuant to the Merger Agreement, and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Roth’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Appendix B to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Roth in connection with the preparation of its opinion. However, neither Roth’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee or to any stockholder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise. See “Special Factors — Opinion of Financial Advisor.”

Purposes and Reasons of Purchaser Group for the Merger

Under the SEC rules governing “going private” transactions, Parent and Merger Sub (collectively, the “Purchaser Group”) is required to express their purposes and reasons for the Merger to the Company’s “unaffiliated security holders” as defined under Rule 13e-3 of the Exchange Act. The Purchaser Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Purchaser Group should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to approve and adopt the Merger Agreement.

The Purchaser Group believes that as a private company, the Company will have greater operating flexibility and access to resources, and management will be able to more effectively concentrate on long-term growth and reduce its focus on the quarter-to-quarter performance often emphasized by the public markets. Moreover, the Company will not be subject to certain obligations and constraints, and related costs, associated with having publicly-traded Common Stock. In addition, the Purchaser Group determined through its evaluation of the Company that there are current business opportunities to improve the Company’s financial position and strategy under a new ownership structure as a private company. See “Purchaser Group’s Purposes and Reasons for the Merger” on page 35.

Certain Effects of the Merger

If all Closing conditions are either satisfied or waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Nevada law as the Surviving Corporation, with its rights, privileges, immunities and powers continuing substantially unaffected by the Merger. Upon completion of the Merger, all outstanding shares of Common Stock, other than shares owned by holders of dissenting shares, will be converted into the right to receive the Merger Consideration, without interest. Following the completion of the Merger, the Common Stock will no longer be publicly traded, and stockholders other than Parent will cease to have any ownership interest in the Company.

Treatment of Company Equity Awards and Company Warrants

Each restricted share of Common Stock subject to vesting granted under any of the Company’s Stock Incentive Plans (the “Plans”) outstanding immediately prior to the Effective Time will vest in full and be eligible to receive the Merger Consideration, without interest and less any applicable withholding taxes.

Each option to purchase shares of Common Stock outstanding immediately prior to the Effective Time will vest in full and be canceled and the holder will be entitled to receive an amount in cash from Company funds equal to the product of (i) the excess of (1) the Merger Consideration over (2) the exercise price per share of option, and (ii) the total number of shares of Common Stock subject to such option, without interest and less any applicable withholding taxes.

Each Company Warrant exercisable for shares of Common Stock that is outstanding and unexercised immediately prior to the effective time of the Merger will be canceled for no consideration. The Company will provide Company Warrant holders the opportunity to exercise such Company Warrants prior to the Effective Time, or will otherwise terminate such Company Warrants prior to the Effective Time.

No Solicitation

Pursuant to the Merger Agreement, except as described below, the Company has agreed not to, and to instruct its officers, directors, employees, agents and representatives, not to, directly or indirectly:

•        solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, any Acquisition Proposal or any Alternative Acquisition Agreement (each as defined in the Merger Agreement) or any inquiries or the making of any proposal that could reasonably be expected to lead to an Alternative Acquisition Agreement,

•        enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to, or otherwise knowingly cooperate in any way with any person (or any representative thereof) with respect to, any Acquisition Proposal or Alternative Acquisition Agreement, or

•        cause or permit the Company to enter into any letter of intent, memorandum of understanding, merger or acquisition agreement or other contract relating to an Alternative Acquisition Agreement.

Notwithstanding these prohibitions, at any time prior to obtaining the approval of the Merger Agreement by the Company’s stockholders at the Special Meeting, in response to a bona fide written unsolicited Alternative Acquisition Agreement received after the date of the Merger Agreement that:

•        the Board determines in good faith, after consultation with its outside legal counsel and a financial advisor of regionally recognized reputation, that an Acquisition Proposal either constitutes a Superior Proposal (as defined in the Merger Agreement) or could reasonably be expected to result in a Superior Proposal, and such Acquisition Proposal did not result from a breach of the Merger Agreement, and

•        the Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law, then the Company may, and may permit and authorize its representatives to, in each case subject to compliance with the Merger Agreement,

•        furnish information with respect to the Company to the person making such Acquisition Proposal (and its representatives) pursuant to a confidentiality agreement; provided that all such information had been provided, or is concurrently provided, to Parent, and

•        participate in discussions or negotiations with, and only with, the person making such Superior Proposal (and its representatives) regarding such Superior Proposal.

Neither the Board nor any committee thereof may (or agree or resolve to):

•        withdraw or modify in a manner adverse to Parent, or propose publicly to withdraw or modify in a manner adverse to Parent, the recommendation or declaration of advisability by the Board of the Merger Agreement or the Merger (any such action, resolution or agreement to take such action being referred to as an “Company Board Recommendation Change”); or

•        recommend, declare advisable or propose to recommend or declare advisable the approval or adoption of any Acquisition Proposal or Alternative Acquisition Agreement or resolve or agree to take any such action, or adopt or approve any Acquisition Proposal or Alternative Acquisition Agreement.

The foregoing notwithstanding, at any time prior to obtaining the approval of the Merger Agreement by the Company’s stockholders at the Special Meeting, the Board may:

•        effect a Company Board Recommendation Change in response to a Superior Proposal or in response to any material development or event that was not known or reasonably foreseen by the Board as of the date of the Merger Agreement, or,

•        terminate the Merger Agreement to accept such Superior Proposal,

in the case of each of the foregoing, if the Board has determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law.

However, the Board may not effect such a Company Board Recommendation Change or terminate the Merger Agreement unless the Board shall have first provided written notice to Parent (an “Adverse Change Notice”) at least four (4) business days prior to such action that it is prepared to take such action and, if such action is in response to a Superior Proposal, the following additional conditions are satisfied:

•        such notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal and

•        Merger Sub does not make, within four (4) business days after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Board (after consultation with a financial advisor of regional reputation and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Adverse Change Notice and a new two (2) business day period).

The Company has agreed that, during the four (4) business day period prior to its effecting a Company Board Recommendation Change or terminating the Merger Agreement, the Company will negotiate in good faith with the Purchaser Group regarding any revisions to the terms of the Merger and the other transactions contemplated by the Merger Agreement proposed by the Purchaser Group. Notwithstanding anything to the contrary in the Merger Agreement, the Company will not be entitled to enter into any agreement with respect to a Superior Proposal unless the Merger Agreement has been terminated by its terms, and, if required, the Company has paid to Parent $150,000 in cash (the “Termination Fee”).

Termination

The Company and Parent may terminate the Merger Agreement by mutual written consent at any time before the completion of the Merger, whether prior to or after receipt of stockholder approval. In addition, either the Company or Parent may terminate the Merger Agreement if:

•        the Merger is not consummated by December 31, 2026 (the “Termination Date”), for any reason; provided that the right to terminate the Merger Agreement at such time will not be available to any party whose action or failure to act has been a principal cause of or been the primary factor that resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement;

•        any temporary restraining order, preliminary or permanent injunction or other judgment is issued by any court of competent jurisdiction or any other legal restraint or prohibition is issued or enacted by a governmental entity that has the effect of preventing the consummation of the Merger and has become final and non-appealable, except that such termination right will not be available to any party whose action or failure to act was a principal cause of, or resulted in, such order (or such order becoming final and non-appealable);

•        any law shall have been enacted, entered, enforced or deemed applicable to the Merger that permanently prohibits, makes illegal or enjoins the consummation of the Merger; or

•        at any time prior to the Closing if the Company fails to obtain stockholder approval for the Merger and the transactions contemplated thereby at the Special Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger.

The Company also may terminate the Merger Agreement:

•        if Merger Sub or Parent has breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a closing condition relating to the truth and accuracy of Merger Sub’s or Parent’s representations and warranties or its performance of its obligations under the Merger Agreement and (ii) is incapable of being cured or is not cured by Merger Sub or Parent 10 calendar days after such breach or failure or, if capable of being cured by Merger Sub or Parent by such date, Merger Sub or Parent does not cure such breach or failure within ten calendar days after its receipt of written notice thereof from the Company; and

•        prior to the Special Meeting, if (i) the Board authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (ii) the Company pays the Termination Fee concurrently.

Parent also may terminate the Merger Agreement:

•        if prior to receipt of stockholder approval of the Merger Agreement at the Special Meeting, the Company has effected a Company Board Recommendation Change, breached its non-solicitation obligations regarding alternative acquisition proposals in accordance with the terms of the Merger Agreement;

•        if the Company breaches any of its representations or warranties or fails to perform any of its covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a condition relating to the truth and accuracy of its representations and warranties or its performance of its obligations under the Merger Agreement and (ii) is incapable of being cured or is not cured by the Company ten (10) calendar days after such breach or failure or, if capable of being cured by the Company by such date, the Company does not commence to cure such breach or failure within ten (10) calendar days after its receipt of written notice thereof from Merger Sub and diligently pursue such cure thereafter, or

•        if an insolvency event has occurred with respect to the Company.

Termination Fee and Expense Reimbursement Provisions

The Company will be required to pay Parent a Termination Fee of $150,000 in the event that the Merger Agreement is terminated by either the Company or Parent in connection with an Alternative Acquisition Agreement and Company Board Recommendation Change.

Financing of Merger

The Company and Parent estimate that the total amount of funds required to complete the Merger and pay related fees and expenses will be approximately $5.0 million. Of that amount, approximately $2.0 million is expected to be used to satisfy the Company’s redemption obligations to the holder of the Series C Preferred Stock and is expected to be funded from the Company’s cash on hand. The balance of the funds required to complete the Merger and pay related fees and expenses is expected to be funded through financing to be obtained by the Purchaser Group, which financing will be assumed by the Surviving Corporation upon completion of the Merger.

Material U.S. Federal Income Tax Consequences of the Merger

If you are a U.S. holder, the receipt of cash in exchange for Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

The Special Meeting

The Special Meeting will be held at 1:00 p.m. Eastern Time, on October 5, 2026, at the offices of Sullivan & Worcester LLP at 1251 Avenue of the Americas, 19th Floor, New York, NY 10020.

Record Date and Quorum

The holders of record of the Capital Stock as of the close of business on August 11, 2026, the record date for the Special Meeting, are entitled to receive notice of and to vote at the Special Meeting.

The presence at the Special Meeting, in person or by proxy, of the holders of one-third of the votes which could be cast by the holders of all outstanding shares of Capital Stock and entitled to vote on the record date will constitute a quorum, permitting the Company to conduct its business at the Special Meeting.

Required Votes

Merger Proposal

The affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of Capital Stock is required to approve and adopt the Merger Proposal. In addition, pursuant to the Merger Agreement, the consummation of the Merger is contingent upon the receipt of the affirmative vote of a majority of votes cast at the Special Meeting, including votes cast by directors and officers of the Company, but excluding the votes of the holder of the Series J Preferred Stock.

A failure to vote your shares of Capital Stock or an abstention from voting will have the same effect as a vote against the Merger Proposal. As no routine proposals will be voted on at the Special Meeting, broker non-votes will not be tabulated and a failure to provide instructions on how to vote on the Merger Proposal will have the same effect as a vote against the Merger Proposal. There is no requirement that the Merger Proposal be approved by a majority of the Company’s unaffiliated stockholders (that is, stockholders who are not officers or directors of the Company).

Compensation Payable to Named Executive Officers in Connection with the Merger

The Merger-Related Compensation Proposal will be approved if it receives the affirmative vote of holders of a majority of the voting power of the shares present in person or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions will have no impact on the outcome of the Merger-Related Compensation Proposal. As no routine proposals will be voted on at the Special Meeting, broker non-votes will not be tabulated and a failure to provide instructions will have no impact on the outcome of the Merger-Related Compensation Proposal.

Adjournment

The Adjournment Proposal will be approved if it receives the affirmative vote of holders of a majority of the votes cast at the Special Meeting and entitled to vote thereon. Abstentions will have no impact on the outcome of the Adjournment Proposal. As no routine proposals will be voted on at the Special Meeting, broker non-votes will not be tabulated and a failure to provide instructions will have no impact on the outcome of the Adjournment Proposal.

Private Offering of Series J Preferred Stock

On July 28, 2026, in connection with the Merger, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Investor”) to offer and sell 250,000 shares of Series J Preferred Stock, at a purchase price of $1.00 per Series J Preferred Share (the “Preferred Offering”), which are convertible by the Investor into shares of Common Stock issuable from time to time (the “Series J Conversion Shares”), pursuant to and in accordance with the terms of a Certificate of Designation of Preferences, Rights and Limitations of Series J Preferred Stock (the “Series J Certificate of Designation”). The Investor is not a member of the Purchaser Group nor a related party to the Company. The Preferred Offering closed on July 30, 2026. The Preferred Offering will provide the Company with additional funds to cover the Merger transaction’s costs in the event the Merger Proposal is not approved by shareholders and those costs are not provided by the Buyer.

Each share of Series J Preferred Stock has a stated value equal to $1.28. Pursuant to the Series J Certificate of Designation, each share Series J Preferred Stock is convertible, at the option of the Investor at any time after October 30, 2026, subject to an initial 4.99% beneficial ownership limitation provision (which may be increased to 9.99% upon 61 days’ prior notice), into shares of Common Stock at a conversion price equal to 50% of the lowest traded price during the thirty (30) trading days immediately prior to the Investor’s delivery of a conversion notice. Each Series J Preferred Share has two (2) votes and votes together with all holders of Common Stock together as a single class on all actions to be taken by the shareholders of the Company. No dividends are payable on shares of Series J Preferred Stock. Upon any liquidation, dissolution or winding-up of the Company, the holders are entitled to receive out of the assets of the Company the greater of the following amounts: (a) the aggregate Stated Value (as defined in the Series J Certificate of Designation) of the Series J Preferred Stock; or (b) the amount the holder would be entitled to receive if each share of Series J Preferred Stock were fully converted into Common Stock. The Series J Preferred Stock, with respect to dividend, redemption rights, rights upon liquidation, dissolution or winding up of the Company, rank senior to the Common Stock and junior to the Series C Preferred Stock.

Pursuant to the Series J Certificate of Designation, on October 30, 2026, the Investor will have a one-time right to require the Company to redeem all shares of the Series J Preferred Stock for cash at their aggregate stated value, and the Company may repurchase all shares of the Series J Preferred Stock for the same amount prior to such date. In connection with certain fundamental transactions, including this Merger, the shares of Series J Preferred Stock will automatically convert into Common Stock and the holders are entitled to a make-whole payment if the aggregate transaction consideration received is less than $320,000 for all shares of Series J Preferred Stock, subject to the terms and conditions set forth in the Series J Certificate of Designation.

In connection with the Preferred Offering, the Company concurrently entered into a Registration Rights Agreement with the Investor (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with the SEC covering the resale of the Series J Conversion Shares no later than ninety (90) days following the execution of the Registration Rights Agreement.

Voting Agreement

Concurrently with execution of the Purchase Agreement, the Investor and the Company signed a Voting Agreement (the “Voting Agreement”). Pursuant to the Voting Agreement, the Investor agreed to vote all shares of Series J Preferred Stock in favor of any proposal presented by the Company to the stockholders of the Company at the Company’s next meeting of its stockholders, including at every adjournment or postponement thereof, or any subsequent meeting of its stockholders duly called for the same or similar purposes. Consequently, the Company expects the Investor to vote all 250,000 shares of Series J Preferred Stock, for a total of 500,000 votes, in favor of the proposals set forth in this proxy statement and to be presented at the Special Meeting.

Dissenters Rights and Rights of Appraisal

Company stockholders are entitled to appraisal rights and payment for the fair value of their shares in connection with the Merger if they properly exercise their dissenters’ rights under the provisions of Sections 92A.300 — 92A.500 of the NRS, a copy of which is attached to this proxy statement as Appendix D. If you wish to exercise these rights, you must deliver to the Company written notice of your intent to demand payment for your shares before the vote is taken on the Merger and you must not vote any of your shares in favor of the Merger. You must also comply with the other requirements set forth in Appendix D. Strict adherence to all of the requirements of the NRS as set forth in Appendix D must be followed by dissenting stockholders, and your failure to do so will result in forfeiture of your rights to payment, and cause you to be bound by the terms of the Merger Agreement, including receipt of the Merger Consideration. A stockholder’s failure to vote on the proposal to approve the Merger will not constitute a waiver of such stockholder’s appraisal rights, and a vote against the Merger proposal will NOT be deemed to satisfy the notice requirements under the NRS with respect to such appraisal rights. See “Rights of Appraisal” on page 126. Please read the attached Appendix D carefully if you are considering dissenting.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the Special Meeting, the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement.

Q:     What is the proposed transaction?

A:     The proposed transaction is the Merger of Merger Sub with and into the Company pursuant to the Merger Agreement. If the Merger is consummated, the Company will become a privately-held company, owned by Parent.

Q:     What will I receive in the Merger?

A:     If the Merger is completed and you do not properly exercise your appraisal rights, you will be entitled to receive $1.31 in cash per share, without interest. See “The Merger Agreement — Effect of the Merger on the Capital Stock of the Company and Parent” on page 50 for a detailed description of how the Merger Consideration was calculated. Stockholders may, if they desire, change their vote on the Merger as described under “The Special Meeting — Voting; Proxies; Revocation — Revocation of Proxies.” All duly submitted proxies not marked “Against” or “Abstain” that are not properly revoked prior to the vote at the Special Meeting will be voted in favor of the approval of the Merger Agreement and, if the Merger Agreement is approved at the Special Meeting and the other conditions to closing are met, the Merger will be consummated and the Merger Consideration will be paid to all applicable stockholders.

Q:     Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares of Common Stock?

A:     If you comply with all the requirements of Sections 92A-300 — 92A500, inclusive, of the NRS (including not voting in favor of the Merger Proposal), you are entitled to have the “fair value” (as defined pursuant to Section 92A-320 of the NRS) of your shares of Common Stock determined by a court and to receive payment based on that valuation instead of receiving the Merger Consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement. To exercise your appraisal rights, you must comply with the requirements of the NRS. See “Rights of Appraisal” and the text of the Nevada appraisal rights statute, Sections 92A-300 — 92A-500, inclusive, of the NRS, which is reproduced in its entirety as Appendix D to this proxy statement.

Q:     When and where is the Special Meeting to be held?

A:     The Special Meeting will take place at 1:00 p.m. Eastern Time, on October 5, 2026, at the offices of Sullivan & Worcester LLP at 1251 Avenue of the Americas, 19th Floor, New York, NY 10020.

Q:     What matters will be voted on at the Special Meeting?

A:     You will be asked to vote on the following proposals:

•        approval and adoption of the Merger and the Merger Agreement;

•        approval, by non-binding, advisory vote, of the Merger-Related Compensation Proposal;

•        approval of the Adjournment Proposal; and

•        action upon any other business that may properly come before the Special Meeting or any adjournment or postponement thereof.

Q:     What vote of our stockholders is required to approve and adopt the Merger and the Merger Agreement?

A:     The Merger Proposal requires (i) the affirmative vote of holders representing a majority of the aggregate voting power of the outstanding shares of Capital Stock entitled to vote at the Special Meeting, voting together as a single class; and (ii) pursuant to the Merger Agreement, the consummation of the Merger is contingent upon the receipt of the affirmative vote of a majority of votes cast at the Special Meeting, including votes cast by directors and officers of the Company, but excluding the votes of the holder of the shares of Series J Preferred Stock. A failure to vote your shares of Capital Stock or an abstention from voting will have the same effect as a vote against the proposal to approve and adopt the Merger and Merger Agreement. As no routine proposals will be voted on at the Special Meeting, broker non-votes will not be tabulated and a failure to provide instructions on how to vote on the Merger Proposal will have the same effect as a vote against the Merger Proposal.

Q:     What vote of our stockholders is required to approve other matters to be presented at the Special Meeting?

A:     Each of the Merger-Related Compensation Proposal and Adjournment Proposal will be approved if it receives the affirmative vote of a majority of the votes cast at the Special Meeting and entitled to vote thereon.

Q:     How do the Board and Special Committee recommend that I vote?

A:     The Board and Special Committee each recommends unanimously that our stockholders vote:

•        “FOR” the approval and adoption of the Merger Agreement;

•        “FOR” the non-binding, advisory proposal to approve the Merger-Related Compensation Proposal; and

•        “FOR” the Adjournment Proposal.

You should read “Special Factors — Reasons for the Merger; Fairness of the Merger” beginning on page 20 for a discussion of the factors that the Board and Special Committee considered in deciding to recommend and/or approve, as applicable, the Merger and the Merger Agreement. See also “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 32.

Q:     What effects will the Merger have on LogicMark?

A:     The Common Stock is currently registered under the Exchange Act and prices are quoted on the OTC under the symbol “LGMK.” As a result of the Merger, the Company will cease to be a publicly-traded company and will be wholly owned by Parent.

Following the consummation of the Merger, the registration of the Common Stock and our reporting obligations with respect to the Common Stock under the Exchange Act will be terminated upon making the appropriate filings with the SEC.

Q:     What will happen if the Merger is not consummated?

A:     If the Merger is not consummated for any reason, the Company’s stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain a public company and the Common Stock will continue to be listed and traded on the OTC. Under specified circumstances involving another offer for a takeover of the Company, the Company may be required to pay Parent a break-up fee for certain expenses equal to $150,000, if the Merger Agreement is terminated.

Q:     What will happen if stockholders do not approve the Merger-Related Compensation Proposal?

A:     The approval of this proposal is not a condition to the completion of the Merger. The SEC rules require the Company to seek approval on a non-binding, advisory basis of certain payments that will or may be made to the Company’s named executive officers in connection with the Merger. The vote on this proposal is an advisory vote and will not be binding on the Company or Parent. If the Merger Agreement is approved and adopted by the stockholders and the Merger is completed, the Merger-related compensation may be paid to the Company’s named executive officers even if stockholders fail to approve this proposal.

Q:     What do I need to do now?

A:     We urge you to read this proxy statement carefully, including its appendices attached hereto, as well as the related Schedule 13E-3, including the exhibits thereto, filed with the SEC, and to consider how the Merger affects you.

If you are a stockholder of record, you can ensure that your shares are voted at the Special Meeting by completing, signing, dating and mailing your proxy and voting instruction card and returning it in the envelope provided.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by it regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the Merger Proposal but will have no impact on the outcome of the Merger-Related Compensation Proposal or the Adjournment Proposal.

Q:     Should I send in my stock certificates or other evidence of ownership now?

A:     No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Common Stock for the per share Merger Consideration. If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the per share Merger Consideration. Do not send in your certificates now.

Q:     Can I revoke my proxy and voting instructions?

A:     Yes. You can revoke your proxy and voting instructions at any time before your proxy is voted at the Special Meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Secretary in writing at 2801 Diode Lane, Louisville, KY 40299, by submitting a new proxy card dated after the date of the proxy being revoked, or by attending the Special Meeting and voting in person (but simply attending the Special Meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:     What happens if I sell my shares of Common Stock before completion of the Merger?

A:     If you transfer your shares of Common Stock, you will have transferred your right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your shares of Common Stock through completion of the Merger.

The record date for determining stockholders entitled to vote at the Special Meeting is earlier than the date on which the Merger will be consummated. So, if you transfer your shares of Common Stock after the record date but before the Special Meeting, you will have transferred your right to receive the Merger Consideration in the Merger, but retained the right to vote at the Special Meeting.

Q:     What is householding and how does it affect me?

A:     The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Common Stock held through brokerage firms. If your family has multiple accounts holding Common Stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:     Who can help answer my other questions?

A:     If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy and voting instruction card(s), please contact:

Alliance Advisors, LLC
800 3rd Ave, Floor 17
New York, NY 10022
Attention: Stephen Freyman
Phone: 929-992-0343
Email: LGMK@allianceadvisors.com

If your broker, bank or other nominee holds your shares, you can also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

Background of the Merger

The following chronology summarizes key events and contacts that led to the signing of the Merger Agreement. It does not purport to catalogue every conversation among the Board members, Special Committee members, members of our management, Purchaser Group members and other parties with respect to the Merger.

The Board, together with the Special Committee and the Company’s executive management, regularly reviews the Company’s business and operations, as well as the strategic alternatives available to maximize stockholder value, including among others, continuing to operate as a stand-alone company, being acquired by another company or financial sponsor, or partnering with other companies to expand product offerings or better utilize Company assets. Consistent with this review, the Board and the Special Committee review potential acquisitions, mergers, and unsolicited indications of interest received from third parties from time to time.

Following the delisting of the Common Stock from the Nasdaq Capital Market in early June of 2025, the Board sought to expeditiously address the Company’s continued need for capital and investigate potential partners that would allow the Company to become more competitive in its marketplace. In late September 2025, the Company’s executive management presented to the Board, and the Board approved, a preliminary plan of action to search for potential strategic alternatives such as business combinations, including acquisitive mergers, in order to prepare for the possible sale of the Company in a “going private” transaction, as well as to seek the engagement of a strategic advisor who could assist the Company with the search process. The Board also requested that Sullivan & Worcester LLP, the Company’s special securities counsel (“Company Counsel”) prepare an analysis for the Board and Company management to determine whether it would be possible for the Company to cease being a public reporting company by “going dark”. By December 2025, it became evident to the Board and Company management that it would not be feasible for the Company to “go dark”, and the Board and Company management would continue to pursue a “going private” transaction to achieve its goals. The following provides further details of the events leading to the execution of the Merger Agreement:

Between July 2025 and March 2026, Company executive management contacted various investors (including family offices and boutique investment banks) and engaged in discussions with a total of eight unaffiliated third parties. During this period, in February 2026, Company executive management also requested to engage one of these third parties, Roth, an investment bank that the Company had previously engaged as sole placement agent in connection with successful August 2024 and February 2025 public offerings, in order to serve as a financial advisor for a “going private” transaction. All such third parties desired to obtain confidential information about the Company and each provided proposed terms and/or executed a non-disclosure agreement with the Company in order to evaluate a potential business transaction with the Company. Of this group of eight, seven parties held detailed conversations and/or meetings with Company management related to the Company’s business operations, products, business prospects, and/or financial position. Of the seven different parties, two expressed verbal interest in the Company’s business. Company management regularly reported to the Board on the status of these conversations and efforts during this period, and the Board considered the several strategic alternatives presented.

On September 25, 2025, the Board held a meeting during which, among other matters, Company management presented the Board with an initial overview of its evaluation of strategic alternatives for the Company, with a particular focus on potential transactions that would result in the Company becoming a private company. Company Counsel discussed recent market trends affecting smaller reporting companies, including increased public market volatility and regulatory uncertainty, and various considerations for “going dark” and “going private” transactions among companies of similar size and profile. Following a discussion, the Board instructed Company Counsel to prepare memoranda summarizing the legal frameworks governing “going private” and “going dark” transactions.

On December 5, 2025, the Board held a meeting at which, among other matters, Company management provided an update on its evaluation of strategic alternatives, including the status of the Company’s outreach to third parties in connection with a potential “going private” transaction in light of the Common Stock’s delisting in June 2025 and quotation on the OTC, which would make it almost impossible for the Company to conduct additional financings. Company Counsel presented and summarized for the Board the previously delivered memoranda and answered questions from the Board. The Board discussed the pros and cons of “going dark” and “going private” transactions in detail and whether and when to engage additional financial advisors. Company management proposed, and the Board unanimously determined, that a “going dark” transaction would not be possible and that the Board and Company management continue to pursue a “going private” transaction.

On January 19, 2026, the Board held a meeting at which, among other matters, Company management jointly presented an update on the current status of discussions with various third parties regarding a potential “going private” transaction. The Board discussed the relative likelihood of each potential counterparty proceeding to a formal proposal and directed Company management to continue outreach and to report back to the Board as material developments arose.

From January 30, 2026 to February 28, 2026, Company executive management held multiple discussions with investment banks and other parties that might be interested in, or able to assist with, a potential transaction involving the Company, including a possible “going private” transaction. Among these, Company executive management sought to engage Roth, an investment bank that the Company had previously engaged as sole placement agent in connection with its August 2024 and February 2025 public offerings, to serve as financial advisor in connection with a potential “going private” transaction. These discussions were generally preliminary and addressed the structure, process and implications of a potential transaction, including the considerations applicable to a “going private” transaction, rather than the specific terms of any particular transaction. No third party provided the Company with proposed transaction terms during this period.

On March 4, 2026, conversations during February 2026 led to an introduction to the Purchaser Group, which expressed interest in a potential “going private” transaction. Company management provided the Purchaser Group with initial materials, including Company financial information and the Company’s investor presentation.

On March 19, 2026, the Board held a meeting to discuss, among other things, the status of discussions with various third parties in connection with a potential “going private” transaction. Company management reported that two investment banks, which had been reviewed by the Board’s standing mergers and acquisitions committee comprising independent directors of the Company, Carine Schneider and Barbara Gutierrez (the “Special Committee”), had expressed interest in acting as placement agent for the transaction and assisting the Company in locating buyers, and that one party, the Purchaser Group, had expressed interest in acquiring the Company directly. The Board discussed the relative merits of each approach, including its confidence in the Purchaser Group’s ability to fund and complete a transaction directly and the fact that proceeding directly with the Purchaser Group would avoid the placement agent fees that would otherwise be payable to an investment bank. After review and discussion of the various potential counterparties, the Board approved Company management advancing discussions with the Purchaser Group.

On March 24, 2026, Company management shared with the Purchaser Group a potential structure for a “going private” transaction.

On March 31, 2026, Company management assessed its outstanding equity derivatives to determine the potential costs of cancelling or redeeming them in advance of a potential merger or acquisition transaction and established a data room to provide access to the Company’s capitalization documentation to assist the Purchaser Group in evaluating such a transaction with the Company.

On April 1, 2026, the Company held a financial due diligence call with a representative of the Purchaser Group (the “Purchaser”) in order to provide the Purchaser Group and other potential interested parties more details regarding the Company’s financial data, business and assets.

On April 6, 2026, Purchaser confirmed to Mr. Archer (the “CFO”) that Manatt, Phelps & Phillips, LLP (“Purchaser Counsel”) was retained to draft an initial term sheet for the potential “going private” transaction.

On April 6, 2026 and April 15, 2026, the CFO e-mailed Giesecke+Devrient Mobile Security America, Inc., the sole holder of Series C Preferred Stock (the “Series C Holder”), to request a discussion regarding the Series C Holder’s $2.0 million redemption right in the event of a change in control of the Company. On April 16, 2026, the Series C Holder responded by e-mail that it would consider forgoing its right of redemption to continue as an interest holder in the Surviving Corporation with substantially the same rights granted to it as a Series C Holder, including its dividend rights.

Commencing on April 8, 2026, the CFO corresponded with certain holders of then-outstanding Company warrants regarding the redemption of their outstanding warrants. The warrant holders expressed a willingness to accept cash payment as consideration, and warrant termination agreements were executed between April 17, 2026 and April 20, 2026. The Company paid an aggregate of approximately $130,000 in cash to warrant holders pursuant to such agreements by the end of the month.

On April 17, 2026, the CFO and the Purchaser again discussed the structure of the proposed “going private” transaction, including how to potentially redeem the Series C Preferred Stock and whether any Company members of the Board or Company management would be interested in investing in the Parent or the Surviving Corporation.

On April 21, 2026, the CFO corresponded with Alpha Capital Anstalt (the “Series F Holder”) by letter requesting that the Series F Holder agree to cancel their shares of Series F Preferred Stock in consideration for cash. On the same date, the Purchaser and Company management also had a discussion regarding the preparation of the initial draft of Purchaser Group’s letter of intent with respect to the potential Merger.

On April 23, 2026, the CFO separately corresponded by letter to the Series C Holder to more formally request that the Series C Holder waive its $2.0 million redemption right in exchange for the preservation of its dividend rights and substantially similar rights following the closing of the potential Merger.

On April 27, 2026, Purchaser Counsel provided an initial draft of a letter of intent with respect to the Merger (the “LOI”) to the CFO, with the Purchaser copied. The CFO promptly alerted the Board of the LOI but that it did not fully reflect prior discussions and understandings between the CFO and the Purchaser. On April 28, 2026, the CFO sent a letter to the Purchaser requesting that the LOI be revised.

On April 29, 2026, the Purchaser confirmed to the CFO that it would accept the Series C Holder as an interest-holder in the Surviving Corporation with substantially similar rights granted to it by the Company, and the Purchaser and the CFO settled on a purchase price of $1.5 million for the acquisition of the Company in the potential Merger, with the Purchaser Group to fund an additional $1.5 million in the Surviving Corporation, which would be obtained by the Purchaser Group via a loan), which the parties agreed would be sufficient to cover the purchase price and the Merger’s transaction expenses. The draft LOI was revised accordingly.

On May 1, 2026, Company Counsel delivered an updated LOI to the Purchaser and Purchaser Counsel reflecting revised terms and on May 5, 2026, Purchaser Counsel responded with additional revisions to the LOI. On May 8, 2026, the CFO informed Purchaser Counsel of an upcoming Board meeting at which the LOI would be presented, and sought to clarify the Purchaser Group’s proposed pre-money valuation of the Company, and Company Counsel returned the LOI with further comments to Purchaser Counsel.

On May 11, 2026, the Board held a special meeting regarding the proposed Merger at which the CFO presented the material terms of the LOI, which would be non-binding. The Board unanimously approved the proposed terms of the LOI in principle and the CFO’s execution of the same. Discussion ensued regarding the proposed pre-money valuation and the relative benefits and considerations for Board and Company management participation in the Surviving Corporation.

On May 12, 2026, Purchaser Counsel provided further revisions to the LOI to Company Counsel and the CFO. On the same day, the Series F Holder agreed with the CFO to terminate all rights to its shares of Series F Preferred Stock in consideration for $200,000 in cash, which was paid by the Company pursuant to a termination agreement between the parties.

On May 13, 2026, the LOI was again updated to reflect final terms and then executed by the Company and the Purchaser Group. Following the execution of the LOI, the CFO sent an email to the Series C Holder advising them of the LOI’s execution. The CFO also scheduled a kickoff call regarding the proposed Merger Agreement and an estimated timeline for executing it and completing the transactions contemplated thereby. With the consent of the CFO, Company Counsel separately communicates to Nevada corporate counsel for the Company (“Nevada Counsel”) advising them of the LOI and potential Merger, and on May 15, 2026 Company Counsel and Nevada Counsel discuss the LOI and the duties required of the Board under the NRS in such a transaction and in the event of any potential conflicts of interest between the Board or Company management, on the one hand, and the Company’s stockholders, on the other hand.

On May 18, 2026, Company Counsel held discussions with the CFO and Ms. Simmons (the “CEO”) regarding applicable procedures for addressing any potential conflicts of interest between Company management and the Company, and the advisability of utilizing an independent Board committee. The Board and Company management determined that the Special Committee should represent the interests of the Company and its stockholders in connection with the proposed Merger. The Company determined that Special Committee members would not participate in calls that pertained to the Purchaser Group or the Surviving Corporation, particularly those in which the CEO or the CFO, or any other potentially conflicted party, were also present in their capacities as potential interest holders in the Parent or its affiliates (including the Surviving Corporation), in order to preserve the independence of the Special Committee’s review of the Merger transaction documents. The parties further agreed to bifurcate calls between Merger-related matters and Parent/Surviving Corporation-matters accordingly.

On May 26, 2026, an initial all-hands call was held among the Company management, Company Counsel, Purchaser and Purchaser Counsel to discuss the Merger documentation and anticipated timeline. Discussion ensued regarding the treatment of the Series C Holder in the post-merger structure, and the applicable voting standard for the Special Meeting.

On May 27, 2026, Roth delivered to the Company a draft engagement letter, which was subsequently executed, pursuant to which Roth would provide financial advisory services including a fairness opinion in connection with a potential “going private” transaction.

On May 29, 2026, the Company received an initial draft of the Merger Agreement from Purchaser Counsel.

On June 9, 2026, in accordance with the NRS, the Board ratified and approved, among other actions, the formation of the Special Committee and the LOI by unanimous written consent.

On June 25, 2026, the Board held a special meeting to discuss, among other items, updates related to the Merger and Merger Agreement, with the CFO summarizing the status of the various transaction documents in connection with the Merger. The draft Merger Agreement was previously revised so as not to require any commitment by any Company affiliate or other employee to invest in the Parent or Surviving Corporation. Kamal Masud, Managing Director of Investment Banking at Roth, presented to the Special Committee an initial draft of Roth’s fairness opinion and corresponding presentation materials. The CEO also discussed how to capitalize and structure the Surviving Corporation, including the treatment of options, voting rights, and the status of the Board after completion of the Merger. The Board decided to further discuss potential post-acquisition activity at the next regularly scheduled Board meeting in September 2026.

On July 20, 2026, the Board held a special meeting to discuss, among other items, updates related to the Merger and the Merger Agreement, with the CFO summarizing the status of the various transaction documents in connection with the Merger. Discussion ensued regarding the status of various workstreams, specifically including, among other items, the Merger Agreement, employment agreements with the CEO and the CFO, and the preparation of the proxy statement for the Special Meeting. The Board (including the members of the Special Committee) requested additional time to review the transaction documents related to the Merger prior to providing approval. The Board meeting was adjourned to reconvene the next day (as noted below, such meeting was subsequently postponed).

On July 21, 2026, the Board and Special Committee determined that it required additional time to review the draft transaction documents related to the Merger and to receive and review the fairness opinion to be delivered by Roth.

On July 25, 2026, members of the Special Committee had a call with Mr. Masud relating to the fairness opinion.

On July 27, 2026, the Board reconvened its special meeting to discuss, among other items, updates on the Merger and the Merger Agreement, with Ms. Schneider clarifying all of the Special Committee’s comments to the Merger transaction documents and items related to Roth’s fairness opinion and related presentation. Discussion ensued regarding the timing of finalizing the fairness opinion, the Merger Agreement, the Special Meeting proxy statement and obtaining Board and Special Committee approval of the Merger and all related actions. The Board instructed that Roth’s fee for its fairness opinion be paid, which occurred the same day Discussion ensued regarding the Board’s role post-merger and members of the Board and Company management confirmed that there were no commitments by any Company affiliate or employee to invest in the Parent or Surviving Corporation and that none are intended. Discussion ensued regarding the timeline and the status of the Special Meeting proxy statement and the Merger. The Board again requested additional time to review the Merger transaction documents. Also on this date, the Series C Holder responded by email indicating that it intended to exercise its $2.0 million redemption right in connection with a change in control of the Company.

On July 29, 2026, Roth presented to the Special Committee and delivered its fairness opinion and related presentation, which materials were subsequently shared with the Board.

On July 31, 2026, in accordance with the NRS and based in part on Roth’s presentation and conclusion that the Merger would be fair to the Company’s unaffiliated stockholders, each of the Special Committee and the Board ratified and approved by unanimous written consent, among other actions, the form of Merger Agreement, the fairness opinion and related presentation provided to the Special Committee by Roth, holding the Special Meeting and the filing of a proxy statement to approve the Merger, and determined that the Merger was advisable, fair to and in the best interests of, the Company and its stockholders. On the same date, the Merger Agreement was executed by and among the Company, Parent and Merger Sub. For the basis of the Board’s determination in this regard, please see “Reasons for the Merger; Fairness of the Merger” below.

Reasons for the Merger; Fairness of the Merger

Our Board believes, based on its consideration of the factors described below, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are substantively and procedurally fair, to the Company’s unaffiliated stockholders. The Board did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Merger and/or preparing a report concerning the procedural fairness of the transaction. There is no requirement that the Merger Proposal be approved by a majority of the Company’s unaffiliated stockholders. The Special Committee engaged Roth Capital Partners, LLC to provide a fairness opinion to the Board and to the Special Committee, to the effect that the Merger Consideration to be received pursuant to the Merger Agreement by the Company’s unaffiliated stockholders was fair, from a financial point of view, to such stockholders, subject to various assumptions and limitations described in its opinion.

Each of the Board and the Special Committee, with the advice and assistance of its legal and financial advisors, evaluated the Merger, the terms and conditions of the Merger Agreement and the transactions contemplated thereby. Over the course of approximately seven (7) months, the Board and the Special Committee negotiated with Parent. At a meeting held on July 27, 2026, the Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of the Company’s stockholders. In addition, on July 31, 2026, each of the Special Committee and the Board subsequently approved and adopted by unanimous written consent the Merger Agreement and the transactions contemplated thereby, including the Merger and determined the same are advisable and in the best interests of the Company’s stockholders. Each of the Board and the Special Committee also unanimously recommended that the stockholders of the Company approve the Merger Proposal.

In evaluating the Merger, the Merger Agreement, and the other transactions and agreements contemplated thereby, each of the Board and Special Committee consulted with its legal and financial advisors, consulted with our management and considered a number of factors, including, but not limited to, the following material factors (not necessarily in order of relative importance):

•        the fact that the Merger Consideration consists solely of cash, providing our stockholders with certainty of value and liquidity upon consummation of the Merger, particularly in light of the relatively limited trading volume of the Common Stock;

•        recent and historical market prices for our Common Stock, as compared to the Merger Consideration, including the fact that the expected per share Merger Consideration of $1.31 represents an approximate premium of:

•        156% over the per share trading price for our Common Stock on the OTC on July 31, 2026, the last trading day before public announcement of the signing of the Merger Agreement;

•        41% to $0.9317, the volume weighted average price per share of our Common Stock for the 30-day period ended September 4, 2026;

•        47% to $0.8892, the volume weighted average price per share of our Common Stock for the 90-day period ended September 4, 2026; and

•        64% to $0.7990, the volume weighted average price per share of our Common Stock for the 180-day period ended September 4, 2026.

•        the belief of each of the Board and the Special Committee, based on negotiations with Parent and their advisors, that the offer of $1.31 per share in cash was the highest per share consideration that Parent was willing to offer;

•        the financial analyses reviewed by Roth with the Special Committee as well as the oral opinion of Roth rendered to the Special Committee on July 29, 2026 (which was confirmed by delivery of Roth’s written opinion, dated July 30, 2026, to the Special Committee) as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by Company’s unaffiliated stockholders pursuant to the Merger Agreement, which financial analyses and conclusion the Board and the Special Committee adopts as their own;

•        the Board’s and the Special Committee’s review of the structure of the Merger Agreement and the financial and other terms of the Merger Agreement, including, among others, the following specific terms of the Merger Agreement:

•        the limited and customary conditions to the parties’ obligations to complete the Merger, the commitment by Parent and Merger Sub to use their reasonable best efforts to take or cause to be taken all actions to consummate the Merger and the transactions contemplated thereby, including all actions necessary to obtain applicable regulatory approvals;

•        subject to compliance with the Merger Agreement and prior to the time our stockholders approve the proposal to approve and adopt the Merger Agreement, the ability of our Board to participate in discussions or negotiations with, or provide non-public information to, any person in response to an unsolicited acquisition proposal for the Company, if our Board determines, after consultation with outside legal counsel, that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal;

•        the ability of our Board, subject to certain conditions, to change its recommendation that our stockholders approve and adopt the Merger Agreement;

•        the customary nature of the representations, warranties and covenants of Merger Sub and Parent in the Merger Agreement;

•        the availability of appraisal rights under the NRS to our stockholders who do not vote in favor of the proposal to approve and adopt the Merger Agreement and who comply with all of the required procedures under the NRS, which provides those eligible stockholders with an opportunity to have a Nevada court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement; and

•        the fact that the Merger Agreement was unanimously approved by directors of the Company who are not employees of the Company.

The Board and the Special Committee each believes these factors support their determinations and recommendations and provide assurance of the fairness of the Merger to the Company’s unaffiliated stockholders.

Private Offering of Series J Preferred Stock

On July 28, 2026, in connection with the Merger, the Company entered into the Purchase Agreement with the Investor to offer and sell 250,000 shares of Series J Preferred Stock, at a purchase price of $1.00 per Series J Preferred Share, which are convertible by the Investor into shares of Common Stock issuable from time to time, pursuant to and in accordance with the terms of the Series J Certificate of Designation. The Preferred Offering closed on July 30, 2026. The Preferred Offering will provide the Company with additional funds to cover the Merger transaction’s costs in the event the Merger Proposal is not approved by shareholders and those costs are not provided by the Buyer.

Each share of Series J Preferred Stock has a stated value equal to $1.28. Pursuant to the Series J Certificate of Designation, each share Series J Preferred Stock is convertible, at the option of the Investor at any time after October 30, 2026, subject to an initial 4.99% beneficial ownership limitation provision (which may be increased to 9.99% upon 61 days’ prior notice), into shares of Common Stock at a conversion price equal to 50% of the lowest traded price during the thirty (30) trading days immediately prior to the Investor’s delivery of a conversion notice. Each Series J Preferred Share has two (2) votes and votes together with all holders of Common Stock together as a single class on all actions to be taken by the shareholders of the Company. No dividends are payable on shares of Series J Preferred Stock. Upon any liquidation, dissolution or winding-up of the Company, the holders are entitled to receive out of the assets of the Company the greater of the following amounts: (a) the aggregate Stated Value (as defined in the Series J Certificate of Designation) of the Series J Preferred Stock; or (b) the amount the holder would be entitled to receive if each share of Series J Preferred Stock were fully converted into Common Stock. The Series J Preferred Stock, with respect to dividend, redemption rights, rights upon liquidation, dissolution or winding up of the Company, rank senior to the Common Stock and junior to the Series C Preferred Stock.

Pursuant to the Series J Certificate of Designation, on October 30, 2026, the Investor will have a one-time right to require the Company to redeem all shares of the Series J Preferred Stock for cash for their aggregate stated value, and the Company may repurchase all shares of the Series J Preferred Stock for the same amount prior to such date. In connection with certain fundamental transactions, including this Merger, the shares of Series J Preferred Stock will automatically convert into Common Stock and the holders are entitled to a make-whole payment if the aggregate transaction consideration received is less than $320,000 for all shares of Series J Preferred Stock, subject to the terms and conditions set forth in the Series J Certificate of Designation.

In connection with the Preferred Offering, the Company concurrently entered into the Registration Rights Agreement, pursuant to which the Company agreed to file a registration statement under the Securities Act with the SEC covering the resale of the Series J Conversion Shares no later than ninety (90) days following the execution of the Registration Rights Agreement.

Voting Agreement

Concurrently with execution of the Purchase Agreement, the Investor and the Company signed the Voting Agreement. Pursuant to the Voting Agreement, the Investor agreed to vote all shares of Series J Preferred Stock in favor of any proposal presented by the Company to the stockholders of the Company at the Company’s next meeting of its stockholders, including at every adjournment or postponement thereof, or any subsequent meeting of its stockholders duly called for the same or similar purposes. Consequently, the Company expects the Investor to vote all 250,000 shares of Series J Preferred Stock, for a total of 500,000 votes, in favor of the proposals set forth in this proxy statement and to be presented at the Special Meeting.

Opinion of Financial Advisor

The receipt by the Special Committee of Roth’s opinion, dated July 30, 2026, to the Special Committee as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by the Unaffiliated Holders pursuant to the Merger Agreement, which opinion was based upon and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken, as further described in the section entitled “— Opinion of Financial Advisor”.

Terms of the Merger Agreement

The terms and conditions of the Merger Agreement, including that the Company’s ability to terminate after December 31, 2026, if the Merger has not occurred prior to such date allows the Company to ensure that the Merger is consummated as negotiated by the Board.

The Board also considered a variety of potentially negative factors in its deliberations concerning the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following (not necessarily in order of relative importance):

•        the fact that, subsequent to completion of the Merger, the Company will no longer exist as an independent public company and that the nature of the transaction as a cash transaction would prevent our stockholders (other than Parent) from participating in any value creation the business could generate, as well as any future appreciation in our value;

•        the fact that we would be obligated to pay a breakup fee of $150,000 to Parent, including the impact of such fee payment and expense reimbursement on the willingness of other potential acquirers to propose alternative transactions, although our Board believed that such fee payment and expense reimbursement was reasonable and customary and would not preclude a serious and financially capable potential acquirer from submitting a proposal to acquire the Company following the announcement of the Merger;

•        the fact that we will be prohibited from soliciting or taking any actions to knowingly facilitate, encourage or assist, or knowingly induce the making of an alternative acquisition proposal (however, we will be able to respond to and engage in discussions of certain unsolicited acquisition proposals, subject to certain conditions, if our Board determines in good faith that such proposals would reasonably be expected to lead to superior proposals, such proposals did not result from the Company’s breach of its obligations under the non-solicitation provisions of the Merger Agreement and, if the Board determines, after consultation with its counsel, that the failure to take action concerning such proposals would be inconsistent with the directors’ fiduciary duties under applicable law);

•        the fact that Parent’s and Merger Sub’s obligations to consummate the Merger are subject to certain conditions, including the possibility that such conditions may not be satisfied, including as a result of events outside our control;

•        the fact that if the Merger is not consummated:

•        our directors, officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction, and we will have incurred significant transaction costs attempting to consummate the transaction;

•        the market’s perception of our continuing business could potentially result in a loss of customers, vendors, business partners, collaboration partners and employees; and

•        the trading price of our Common Stock would likely materially decrease;

•        the potential negative effect of the pendency of the Merger on our business and relationships with customers, vendors, business partners, collaboration partners and employees, including the risk that certain key members of our management might choose not to remain employed with the Company prior to the completion of the Merger, regardless of whether or not the Merger is completed;

•        the fact that under the terms of the Merger Agreement, we have agreed that we will conduct our business in the ordinary course consistent with past practices and use our reasonable best efforts to preserve intact our business organizations and relationships with third parties and to keep available the services of our current officers and key employees, and that subject to Merger Sub’s consent, we will not take a number of specific actions related to the conduct of our business and the possibility that these terms may limit our ability to pursue business opportunities that we would otherwise pursue;

•        the fact that our directors and officers may receive certain benefits that are different from, and in addition to, those of our other stockholders, as described in below under “Interests of the Company’s Directors and Executive Officers in the Merger”;

•        the fact that we have incurred and will continue to incur significant transaction costs and expenses in connection with the potential transaction, regardless of whether the Merger is consummated; and

•        the fact that the Merger Consideration will be taxable to our taxpaying stockholders.

In making its determination regarding the fairness of the Merger, the Board and the Special Committee did not believe it was necessary to consider that the transaction does not require approval of at least a majority of unaffiliated stockholders because the Board and the Special Committee each believe that sufficient alternative procedural safeguards were and are present to ensure the fairness of the Merger and permit the Special Committee to effectively represent the interests of the unaffiliated stockholders, as further described under “— Reasons for the Merger; Fairness of the Merger” above.

The Board and the Special Committee did not specifically consider the liquidation value or the net book value of the Company in their evaluation of the merger despite the approximate implied value per share range, because of their belief that liquidation analyses are inherently speculative and subject to numerous assumptions regarding the timing and amount of asset dispositions and the satisfaction of liabilities and obligations, and that neither liquidation value nor net book value presents a meaningful valuation for the Company and its business, as the Company’s value is derived from the cash flows to be generated from its continuing operations rather than from the value of assets that might be realized in a liquidation or from net book value. Similarly, the Board and the Special Committee did not specifically consider the selected precedent analysis and selected public company analysis included in Roth’s opinion and presentation materials despite their respective approximate implied value per share ranges because of their belief that neither analysis presented as relevant a valuation for the Company and its business that outweighed the material factors that supported their determinations that the Merger is fair to the Company’s unaffiliated stockholders. In addition, neither the Board nor the Special Committee conducted a separate going-concern valuation of the Company because the financial analyses presented by Roth, as more fully described in the section of this proxy statement entitled “— Opinion of Financial Advisor” contained financial analyses of the cash flows to be generated by the Company’s continuing operations and the Special Committee believed these analyses to be a form of a going concern valuation. Notwithstanding the liquidation analysis, selected precedent transaction analysis and selected public company analysis set forth below and in Roth’s opinion and presentation materials, for the reasons set forth in this section including, but not limited to, the premia paid analysis and discounted cash flow analysis included therein, the Special Committee and the Board agreed with Roth’s conclusion that the Merger Consideration to be received by the unaffiliated stockholders in the Merger would be fair from a financial point of view to the unaffiliated stockholders.

The Board concluded that the potential benefits that it expected the Company stockholders would achieve as a result of the Merger outweighed the risks and potentially negative factors relevant to the Merger. The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether any factor or any particular aspect of any factor supported or did not support its ultimate decision. The Board based its recommendation on the totality of the information presented. Accordingly, the Board has decided that it is in the best interest of the Company and the Company’s stockholders to undertake the going private transaction at this time for the reasons described above.

The foregoing discussion of the information and factors considered by the Board is forward-looking in nature. This information should be read in light of the factors set forth in the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 44.

As of the date of this proxy statement, the Board has not received any firm offer by any other person during the prior two years for (1) a merger or consolidation of the Company with another company; (2) the sale or transfer of all or substantially all of the Company’s assets; or (3) a purchase of the Company’s securities that would enable such person to exercise control of the Company.

Opinion of Financial Advisor

The Special Committee retained Roth, to provide a fairness opinion to the Special Committee. On July 29, 2026, at a meeting of the Special Committee held to consider recommending the potential Merger, Roth rendered to the Special Committee an oral opinion, confirmed by delivery of a written opinion and presentation to the Special Committee, dated July 30, 2026, to the effect that, as of such date and based on the information made available to Roth as of such date and subject to various assumptions and limitations described in its opinion, the Merger Consideration to be received pursuant to the Merger Agreement by the Unaffiliated Holders was fair, from a financial point of view, to such holders.

The full text of Roth’s written opinion, dated July 30, 2026, to the Special Committee which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of Roth’s opinion is qualified in its entirety by reference to the full text of the opinion.

Roth delivered its opinion to the Special Committee for the Special Committee’s consideration in connection with its evaluation of the Merger Consideration from a financial point of view. Roth’s opinion did not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection therewith, including, without limitation: the underlying business decision of the Company to proceed with the Merger; the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to the Company; the process by which the Merger was negotiated, reviewed or approved; the terms of, or the treatment of, the Series C Preferred Stock, the Series J Preferred Stock, or any warrants or options; the allocation of any consideration among any classes of the Company’s securities or the different treatment of any holders; the manner or sufficiency of any stockholder vote; the availability, terms or sufficiency of any financing to be obtained by the Buyer Parties (as defined in the Merger Agreement); or the fairness of the amount or nature of any compensation to, or any employment, equity, retention or other arrangements with, any officers, directors or employees of any party, or any class of such persons, relative to the Merger Consideration or otherwise. Roth also expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any other matter. Neither Roth’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, any stockholder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

Roth’s opinion was prepared for the Special Committee’s consideration in connection with its evaluation of the Merger, and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Merger or any related matter.

In connection with its opinion, Roth, among other things:

•        reviewed the draft Merger Agreement, dated July 14, 2026;

•        reviewed the executed non-binding Letter of Intent dated May 13, 2026;

•        reviewed a non-binding draft term sheet, dated July 13, 2026, between the Company and White Lion Capital LLC relating to the Series J Preferred Stock;

•        reviewed certain publicly available information relating to the Company, including reported prices and trading activity for the Common Stock, the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2025 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026;

•        reviewed four-year financial projections (fiscal years 2026E through 2029E), and the Company’s unaudited condensed consolidated balance sheet as of June 30, 2026, in each case prepared by the Company’s management;

•        reviewed shares outstanding figures provided by the Company’s management, reflecting the issuance of the Series J Preferred Stock and the approximately 244,000 shares of Common Stock issuable upon the conversion of such Series J Preferred Stock;

•        performed a liquidation analysis based on assumptions provided by management and market data sourced by Roth;

•        performed a discounted cash flow analysis (utilizing both a revenue-exit-multiple and a perpetuity-growth terminal value methodology); an analysis of selected publicly traded comparable companies; an analysis of selected precedent transactions; and a premia paid analysis;

•        reviewed the per-share consideration calculation prepared by the Company’s management;

•        conducted discussions with members of senior management of the Company and with the Special Committee concerning the business, operations, financial condition and prospects of the Company and the terms of the Merger; and

•        performed such other analyses and considered such other factors as Roth deemed appropriate.

In arriving at its opinion, Roth assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it, and does not assume any responsibility or liability for the accuracy or completeness of, or any independent verification of, such information. Roth further relied upon the assurances of management of the Company that such information does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in any material respect, that the financial statements and financial information provided fairly present in all material respects the financial condition and results of operations of the Company and that Roth has been made aware of all information and facts that would be material to its analyses or opinion. With respect to the financial projections and the liquidation analysis furnished to or prepared with Roth, Roth assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company.

Roth did not perform any independent appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and was not furnished with any such appraisals or valuations. Roth assumes no responsibility for any financial reporting, accounting or actuarial judgments, which are appropriately those of the Company’s management. Roth also undertook no independent analysis of any pending or threatened litigation, regulatory or governmental action, possible unasserted claims, or other contingent or off-balance sheet liabilities to which the Company or any other party to the Merger is or may be subject. Roth assumed that the final executed Merger Agreement would not differ in any material respect from the draft reviewed by it and that the Merger would be consummated in accordance with its terms, without any waiver, amendment or delay of any material term or condition. Roth further assumed, without independent verification, that (a) the representations and warranties of all parties contained in the Merger Agreement and related documents are true and correct, (b) each party will fully and timely perform all covenants and agreements required to be performed by it and (c) all conditions to the consummation of the Merger will be satisfied without waiver or modification.

Roth expressed no view or opinion as to any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. Roth’s opinion was limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the Unaffiliated Holders and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Roth expressed no opinion as to the prices at which the Company’s securities may trade at any time; as to whether any party is receiving or paying reasonably equivalent value in the Merger; or as to the solvency, creditworthiness or fair value of the Company or the Buyer Parties (as defined in the Merger Agreement), or any of their assets, before or after the Merger. Roth’s opinion is not a solvency opinion. Further, Roth is not a legal, tax, accounting or regulatory advisor, and it relied upon, without independent verification, the assessments of the Company and its advisors as to such matters.

Roth’s opinion is necessarily based on economic, market, financial and other conditions as they exist and can be evaluated, and the information made available to Roth as of July 30, 2026, and Roth does not have any obligation to update, revise, or reaffirm its opinion. Roth assumes no responsibility for changes in market conditions or in the value of the Company or its securities occurring after such date.

Roth was not authorized by the Special Committee to solicit, and did not solicit, expressions of interest from other parties with respect to a transaction involving the Company, and no market check or “go-shop” process was conducted in connection with Roth’s engagement.

At the direction of the Special Committee, Roth assumed that the capitalization of the Company (including the number of shares of Common Stock outstanding and the shares issuable upon conversion of the Series J Preferred Stock and upon settlement or exercise of other outstanding equity awards and warrants) is as set forth in the per-share consideration calculation provided to Roth, and Roth’s analysis of the Merger Consideration is based on that capitalization.

The following represents a brief summary of the material financial analyses performed by Roth in connection with its opinion, dated July 30, 2026, to the Special Committee. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Roth, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Roth. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Roth.

Financial Analyses

For purposes of the analyses summarized below, Roth used a Merger Consideration of $1.31 per share, calculated by the Company’s management as the fixed aggregate merger consideration pool of approximately $1.5 million divided by approximately 1,143,759 fully diluted shares of Common Stock, and a closing price of the Common Stock on July 17, 2026 of $0.72 per share. Because the aggregate pool is fixed rather than the per-share price, any additional shares issued prior to the Effective Time would reduce the per-share Merger Consideration.

Discounted Cash Flow Analysis:

Roth performed a discounted cash flow analysis of the Company by estimating the present value of the Company’s projected unlevered, after-tax free cash flows for the fiscal years ending December 31, 2026 through December 31, 2029, based on financial projections prepared by the Company’s management (see “Projected Financial Information”). Roth did not independently verify the financial projections but assumed, with the Board’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management concerning future financial performance.

Roth calculated a range of terminal values by applying a selected range of terminal revenue exit multiples of 0.15x to 0.55x to the Company’s estimated terminal-year revenue, with such range selected based on the trading multiples of the selected public companies described below and a perpetuity growth rate range of 0.0% to 1.0%. The projected cash flows and terminal values were discounted to present value as of July 17, 2026 using a mid-year discounting convention and a range of discount rates of 19.4% to 23.4%, based on a weighted average cost of capital calculation (“WACC”).

The WACC was calculated by adding (i) the estimated market value of equity as a percentage of the total market value of the Company’s capital multiplied by its estimated cost of equity, and (ii) the estimated market value of debt as a percentage of the total market value of the Company’s capital multiplied by its estimated after-tax market cost of debt. The estimated market value of the Company’s debt and equity were calculated using the average debt to equity ratios of the comparable publicly traded companies. The estimated cost of equity was calculated using the capital asset pricing model, which took into account the betas of comparable publicly traded companies, the risk-free rate, a historical equity market risk premium and a historical small capitalization risk premium, which risk premiums were sourced from the 2024 Kroll Cost of Capital Module. The cost of equity also included a size premium which was based on CRSP Deciles Size Study. The estimated cost of debt was based on publicly available data as of July 17, 2026. The following table sets forth the WACC calculation:

Weighted Average Cost of Capital Calculation
Step 1 – Calculate Average Portfolio Beta(a)
Average Unlevered Portfolio Equity Beta	0.86

Step 2 – Arrive at LGMK Equity Beta
Average Unlevered Portfolio Equity Beta	0.86
LGMK Implied Debt-to-Equity Ratio(b)	5.1%
Tax Rate(c)	0.0%
Levered Equity Beta(d)	0.91

Step 3 – Calculate Cost of Equity Capital
Risk Free Rate(e)	4.6%
Equity Risk Premium(f)	7.2%
Levered Equity Beta	0.91
Size Premium(g)	10.7%
LGMK Adjusted Cost of Equity Capital	21.8%

Step 4 – Calculate Cost of Debt Capital
10 Year Corporate Spread(h)	7.8%
Risk Free Rate	4.6%
Adjusted Cost of Debt Capital(i)	12.4%
Tax Rate	0.0%
LGMK Adjusted After-tax Cost of Debt Capital	12.4%

Step 5 – Calculate Weighted Average Cost of Capital (WACC)(j)
Debt-to-Capital Ratio	4.2%
Equity-to-Capital Ratio	95.8%
After-tax Cost of Debt	12.4%
Cost of Equity Capital	21.8%
LGMK Adjusted Cost of Equity Capital	21.4%

____________

(a)      Beta was found using Capital IQ market data as of 7/17/2026 and derived from the average of selected comparable companies. Roth Capital uses mid-year convention to discount cash flows as Roth Capital assumes that cash flows come in continuously throughout the year.

(b)      Target Debt-to-Equity Ratio based on peer group average.

(c)      No taxes as per by LGMK’s management.

(d)      Levered Beta = Unlevered Beta * (1 + ((D/E) x (1 – T)) +P/E)

(e)      Source: 10-Year Treasury yield as of 7/17/2026

(f)      Source: 2024 Kroll Cost of Capital Module

(g)      Source: CRSP Deciles Size Study as of 12/31/2023

(h)      Sourced from Capital IQ assumed B 10-year corporate spread as of 7/17/2026

(i)      10 Year Corporate Spread – Risk Free Rate

(j)      WACC = (Debt-to-Capital x Cost of Debt x (1 – Tax Rate)) + (Equity-to-Capital x Cost of Equity Capital)

Roth derived an implied enterprise value (“EV”) range and then derived an implied equity value range by subtracting total debt (excluding leases) of $0.0, adding cash, cash equivalents, marketable securities, and restricted cash of $6.9 million, and subtracting preferred equity of $1.8 million. The implied equity was further divided by the diluted shares outstanding of 1.14 million.

This analysis indicated the following approximate implied share price reference range for the Company:

	Implied Share Price
USD $	Low	High
Discounted Cash Flow Analysis – Revenue Exit Multiple	$(9.96)	$(7.55)
Discounted Cash Flow Analysis – Perpetuity Growth Rate	$(28.20)	$(22.33)

Note: Roth noted that both discounted cash flow methodologies produced negative implied equity values per share, reflecting projected negative unlevered free cash flow throughout the projection period, and that such results are not meaningful other than as an indication that the projected operations do not support a positive equity value.

Selected Public Companies Analysis:

Roth reviewed publicly available financial and stock market information for five selected publicly traded companies that Roth deemed generally relevant, operating in the connected care, PERS and remote patient monitoring industry sectors (collectively, the “selected companies”):

•        Ascom Holding AG

•        Careium AB

•        Inogen, Inc.

•        Austco Healthcare Limited

•        SOBR Safe, Inc.

Roth reviewed enterprise values of the selected companies, calculated as fully diluted equity values based on closing stock prices as of July 17, 2026 plus total debt (excluding leases), preferred equity and non-controlling interests, less cash and cash equivalents, and analyzed such enterprise values as multiples of estimated revenue for calendar years 2026 and 2027, in each case capping multiples at 100.0x EV/Revenue to exclude statistical outliers.

Based on Roth’s professional judgment and experience, the following ranges were selected and applied to the corresponding financial data of the Company:

•        estimated calendar year 2026 revenue multiples of 0.18x to 0.46x, based on the minimum to 25th percentile of trading comparables; and

•        estimated calendar year 2027 revenue multiples of 0.17x to 0.45x, based on the minimum to 25th percentile of trading comparables

This analysis indicated the following approximate implied value per share reference ranges for the Company:

	Multiples		Implied Value per Share
USD $	Low	High	Low	High
EV/Calendar Year 2026P Revenue	0.18x	0.46x	$6.45	$9.51
EV/Calendar Year 2027P Revenue	0.17x	0.45x	$6.50	$9.88

Selected Precedent Transactions Analysis:

Roth reviewed publicly available financial information for six selected transactions announced or completed since 2021 involving target companies or businesses in the connected care, PERS and remote patient monitoring industry sectors that Roth deemed relevant (collectively, the “selected transactions”):

Closed Date	Acquirer	Target
Jun-2025	VitalHub UK Limited	Induction Healthcare Group PLC
May-2025	Primepulse SE	Telealarm Europe GmbH
Jul-2024	CPS Capital	CloudMD Software & Services Inc.
Sep-2023	Restor3D, Inc.	Conformis, Inc.
Jan-2023	MedCap AB (publ)	AdderaCare AB
Sep-2021	ModivCare Inc.	VRI Intermediate Holdings, LLC

Roth reviewed transaction values, calculated as the implied enterprise values of the target companies or businesses based on the consideration payable in the selected transactions, as multiples of the most recently disclosed last-twelve-months revenue as of the respective announcement dates. Based on Roth’s professional judgment and experience, Roth selected a range of last-twelve-months revenue multiples of 0.12x to 0.39x, based on the minimum to 25th percentile of transaction comparables and applied such range to the corresponding financial data of the Company. This analysis indicated the following approximate implied value per share reference range for the Company:

	Multiples		Implied Value per Share
USD $	Low	High	Low	High
EV/Last Twelve Months Revenue	0.12x	0.39x	$5.80	$8.76

Premia Paid Analysis:

Roth reviewed publicly available financial information for transactions announced or completed since 2023 with transaction size below $100 million which reflects real-world acquisition pricing dynamics, including competitive bidding, strategic value, and prevailing market conditions at the time of each transaction.

This analysis indicated the following approximate implied value per share reference ranges for the Company:

	Premia %		Implied Value per Share
USD $	Low	High	Low	High
Premia percent to the Company’s share price as of 7/17/2026	16%	74%	$0.83	$1.25

Liquidation Analysis:

Roth reviewed and considered a liquidation analysis based on the Company’s unaudited condensed balance sheet as of June 30, 2026, using assumptions provided by management and market data sourced by Roth. The liquidation analysis estimated the net proceeds that would potentially be available to the Company’s stockholders in hypothetical liquidation of the Company. The liquidation analysis was approved for such review and consideration by the Board.

Roth considered the conclusion of this liquidation analysis, which provided that net proceeds available for distribution to stockholders in such a hypothetical liquidation would equal an approximate implied value per share reference range for the Company as follows:

	Implied Value per Share
USD $	Low	High
Liquidation Analysis	$1.32	$2.22

Historical Trading Range:

Roth reviewed the historical trading prices of the Common Stock during the 52-week period ended July 17, 2026, during which the closing price ranged from a low of $0.35 to a high of $5.55 per share.

Conclusion.

Roth concluded that the Merger Consideration to be received by the Unaffiliated Holders in the Merger would be fair from a financial point of view to the Unaffiliated Holders.

No company, business or transaction reviewed is identical or directly comparable to the Company or the contemplated Merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or the results from any particular analysis.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses performed by Roth in connection with its opinion to the Special Committee and is not a comprehensive description of all analyses undertaken or factors considered by Roth in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Roth believes that the analyses summarized above must be considered as a whole. Roth further believes that selecting its analyses considered or focusing on information presented in tabular format, without considering all analyses or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Roth’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary conclusion.

In performing its analyses, Roth considered industry performance, general business and economic conditions and other matters present as of July 17, 2026, many of which are beyond the control of the Company or any other entity. The estimates of the future performance of the Company in or underlying Roth’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Roth’s analyses. These analyses were prepared solely as part of Roth’s analysis of the fairness, from a financial point of view, of the Merger Consideration and were provided to the Board in connection with the delivery of Roth’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Roth’s view of the actual value of the Company.

The type and amount of consideration payable in the Merger was determined through negotiations between the Buyer Parties and the Special Committee, rather than by any financial advisor, and was approved by the Board and the Special Committee. The decision to enter into the Merger was solely that of the Special Committee and the Board. As described above, Roth’s opinion and analyses were only one of many factors considered by the Special Committee and the Board in their respective evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee or the Board with respect to the Merger or the Merger Consideration.

In connection with Roth’s services, the Company has paid Roth an aggregate fee of $210,000 (including $10,000 for reasonable fees and disbursements of its counsel in connection with the engagement). Roth’s fee is not contingent upon its conclusion as to fairness or upon consummation of the Merger. The Company also has agreed to reimburse Roth for certain expenses and to indemnify Roth for certain liabilities arising out of its engagement. Other than the following transactions, Roth has not in the past two years provided investment banking, financial advisory or other financial or consulting services to the Company or any affiliated entities: Roth served as sole placement agent for the Company in connection with the Company’s (i) February 2025 approximately $14.4 million best efforts public offering of units of the Company, consisting of shares of Common Stock, warrants and pre-funded warrants, and (ii) August 2024 $4.5 million best efforts public offering of units of the Company, consisting of shares of Common Stock, warrants and pre-funded warrants.

Roth is a full-service securities firm engaged in securities trading and brokerage activities, as well as investment banking and other financial services. In the ordinary course of business, Roth and its affiliates may hold or trade securities of the Company, the Buyer Parties and other parties to the Merger for their own accounts and the accounts of customers, and accordingly may at any time hold a long or short position in such securities. Roth may in the future provide investment banking or other services to the Company or the Buyer Parties for which it would expect to receive compensation.

A copy of Roth’s opinion and the presentation materials presented to the Special Committee, attached as Appendices B and C to this proxy statement and exhibits to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the Merger and incorporated by reference therein will be made available for inspection and copying at the Company’s principal executive offices during its regular business hours by any interested Company stockholder or its representative who has been so designated in writing to the Company’s Secretary.

Recommendation of the Special Committee and the Board

The Board consists of five directors, four of which are independent. On July 31, 2026, on the basis of the factors described above, each of the Special Committee and the Board, on behalf of the Company:

•        determined unanimously that the Merger Agreement and the Merger are advisable and are substantively and procedurally fair to, and in the best interests of, the Company and its stockholders, including the unaffiliated stockholders;

•        approved unanimously the Merger Agreement and the Merger; and

•        resolved unanimously to recommend that the Company’s stockholders vote “FOR” the Merger Proposal to approve and adopt the Merger and the Merger Agreement.

The Special Committee and the Board each recommends unanimously that you vote “FOR” the approval and adoption of the Merger and the Merger Agreement.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board that you vote “FOR” (1) the approval and adoption of the Merger and the Merger Agreement and (2) the Merger-Related Consideration Proposal, you should be aware that aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other stockholders of the Company generally. The members of the Board and the Special Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in making their recommendations to the stockholders of the Company that the Merger Agreement be approved and adopted. See “Special Factors — Background of the Merger” beginning on page 16, and “Special Factors — Reasons for the Merger; Fairness of the Merger” beginning on page 20, and “Merger — Related Compensation — Chia-Lin Simmons Employment Agreement and Mark Archer Employment Agreement” beginning on page 33.

In addition, the directors and officers of the Company immediately prior to the effective time of the Merger will be the directors of the Surviving Corporation and will serve until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation. In addition, Parent has agreed not to replace Chia-Lin Simmons as Chief Executive Officer and Mark Archer as Chief Financial Officer of the Surviving Corporation for a period of one (1) year following the effective time of the Merger and existing employment agreements the Company has with Chia-Lin Simmons and Mark Archer, respectively, would be assumed by the Surviving Corporation.

The Company’s stockholders should take these interests into account in deciding whether to vote “FOR” the approval and adoption of the Merger Agreement. These interests are described in more detail below.

Merger-Related Compensation

Treatment of Company Options.

As described above under the section titled “The Merger Agreement — Treatment of Company Equity Awards and Company Warrants,” effective as of immediately prior to the Effective Time, each option to purchase shares of Common Stock outstanding immediately prior to the effective time of the Merger will vest in full and be canceled and the holder will be entitled to receive an amount in cash paid from Company funds equal to the product of (i) the excess of (1) the Merger Consideration over (2) the exercise price per share of option, and (ii) the total number of shares of Common Stock subject to such option, without interest and less any applicable withholding taxes. Each option with a per share exercise price greater than or equal to $1.31 will be automatically canceled for no consideration.

The table below sets forth, for each of the Company’s named executive officers and non-employee directors, the estimated value (on a pre-tax basis) that would be realized in respect of Company Options held by such individual, assuming the Merger is completed on October 6, 2026 and based on the Merger Consideration of $1.31 per share.

Name	Title	Number of Company Options (#)*	Estimated Value ($)
Robert A. Curtis	Non-Employee Director	29,033	$7,292
John Pettitt	Non-Employee Director	29,024	$7,292
Barbara Gutierrez	Non-Employee Director	29,023	$7,292
Carine Schneider	Non-Employee Director	29,018	$7,292

____________

*        Each director holds 20,833 options exercisable for $0.96 (the “In-the-Money Options”). The remaining options held by each director have an exercise price greater than $1.31. The In-the-Money Options will be cancelled and redeemed prior to the Effective Time and the Company shall pay to directors an amount equal to $7,292 for the In-the-Money Options.

None of the Company’s named executive officers hold any options. These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the Closing following the date of this proxy statement. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by the Company’s executive officers and non-employee directors may materially differ from the amounts set forth above.

Chia-Lin Simmons Employment Agreement

On July 27, 2026, the Company entered into an executive employment agreement (the “CEO Employment Agreement”) with Chia-Lin Simmons, the President, Chief Executive Officer and a director of the Company, which supersedes all prior employment agreements between the Company and Ms. Simmons. Pursuant to the CEO Employment Agreement, the term of Ms. Simmons’ employment thereunder commenced on May 10, 2026 and will continue through and until August 31, 2028 (the “CEO Term”), unless terminated on an earlier date pursuant to the terms thereof.

Pursuant to the CEO Employment Agreement, Ms. Simmons will receive an annual base salary of $537,500 for her services to the Company and will be eligible to receive a maximum annual bonus (the “Annual Bonus”) of up to 100% of her base salary, contingent upon meeting certain annual goals (the “Goals”) determined by Ms. Simmons and the Board. A portion such bonus, equal to $107,500, would be payable to Ms. Simmons if the Merger is completed prior to September 30, 2026. Following the close of each fiscal year, the compensation committee of the Board will determine her annual bonus amount in accordance with the Goals. The Company also agreed to pay directly to certain vendors (i) up to thirty thousand dollars ($30,000) per year for Ms. Simmons’ educational or coaching purposes, and (ii) up to ten thousand dollars ($10,000) per year for the cost of Ms. Simmons’ personal tax counseling, preparation, financial planning, and/or wealth management counseling.

The CEO Employment Agreement also requires the Company to issue Ms. Simmons restricted shares of Common Stock (the “Restricted Shares”) from time to time during the CEO Term (including prior to any shareholder meeting and promptly following any financing transaction) such that Ms. Simmons at all times during the CEO Term holds a number of Restricted Shares equal to six percent (6%) of the Company’s aggregate issued and outstanding shares of Common Stock as of such grant date. If the Merger is completed, the CEO Employment Agreement requires Ms. Simmons to receive from time to time, and maintain ownership of, equity awards equal to at least six percent (6%) of the issued and outstanding equity interests of the successor entity or the parent company of the successor, provided Ms. Simmons is employed by the successor or an affiliate of the successor. Further, award agreements granting such Restricted Shares will include single trigger acceleration provisions upon a Change in Control (as defined in the CEO Employment Agreement), and, pursuant to the CEO Employment Agreement, the Company has amended all current Restricted Share agreements between the Company and Ms. Simmons to provide for single trigger acceleration provisions upon the completion of the Merger. Pursuant to the CEO Employment Agreement, Ms. Simmon’s continuing right to equity awards representing 6% of the aggregate issued and outstanding equity interests of the successor entity or the parent company of the successor will end upon a subsequent Change in Control event.

Pursuant to the CEO Employment Agreement, the Company is required to gross-up Ms. Simmons for any excise tax incurred pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to any compensation by the Company to Ms. Simmons that are deemed a parachute payment within the meaning of Section 280G of the Code. This payment will be made to Ms. Simmons upon consummation of the Merger, if applicable.

The CEO Employment Agreement contains terms relating to termination of employment for cause, good reason, as well as provisions relating to Ms. Simmons’ rights to receive unpaid salary through the date of termination and accrued but unused vacation time in accordance with Company policy and all other payment and benefits to which Ms. Simmons shall be entitled to under the terms of the CEO Employment Agreement. Ms. Simmons is entitled to the greater of (i) the remaining term under her contract or (ii) eighteen months of salary continuation, executive medical insurance coverage and Company-paid COBRA coverage and prorated target bonus regardless of the achievement of Goals in the event of termination by the Company without cause, due to death or disability or if Ms. Simmons terminates for good reason.

Mark Archer Employment Agreement.

On July 24, 2026, the Company entered into an executive employment agreement with Mark Archer, the Chief Financial Officer, Secretary and Treasurer of the Company, effective as of July 27, 2026 (the “CFO Employment Agreement”). Pursuant to the CFO Employment Agreement, the term of Mr. Archer’s employment thereunder commenced on July 5, 2026 and will continue and will continue through and until August 31, 2028 (the “CFO Term”) unless terminated on an earlier date pursuant to the terms thereof.

Pursuant to the CFO Employment Agreement, Mr. Archer will receive an annual base salary of $572,000 for his services to the Company. Mr. Archer may receive an annual discretionary bonus at the sole discretion of the Company’s Chief Executive Officer. The CFO Employment Agreement also requires the Company to issue Mr. Archer Restricted Shares from time to time during the CFO Term, such that Mr. Archer at all times during the Term holds a number of Restricted Shares equal to two percent (2%) of the Company’s aggregate issued and outstanding shares of Common Stock as of such grant date. If the Merger is completed, the CFO Employment Agreement requires Mr. Archer to receive from time to time, and maintain ownership of, equity awards equal to at least two percent (2%) of the issued and outstanding equity interests of the successor entity or the parent company of the successor, provided Mr. Archer is employed by the successor or an affiliate of the successor. Further, award agreements granting such Restricted Shares will include single trigger acceleration provisions upon a Change in Control, and, pursuant to the CFO Employment Agreement, the Company has amended all current Restricted Share agreements between the Company and Mr. Archer to provide for single trigger acceleration provisions upon completion of the Merger. Pursuant to the CFO Employment Agreement, Mr. Archer’s continuing right to equity awards representing two percent (2%) of the aggregate issued and outstanding equity interests of the successor entity or the parent company of the successor will end upon a subsequent Change in Control event.

The CFO Employment Agreement contains terms relating to termination of employment for cause, good reason, as well as provisions relating to Mr. Archer’s rights to receive unpaid salary through the date of termination and accrued but unused vacation time in accordance with Company policy and all other payment and benefits to which Ms. Simmons shall be entitled to under the terms of the CFO Employment Agreement. Mr. Archer is entitled to the greater of (i) the remaining term under his contract or (ii) nine months of salary continuation, executive medical insurance coverage and Company-paid COBRA coverage and prorated target bonus in the event of termination by the Company without cause, due to death or disability or if Mr. Archer terminates for good reason.

The other terms of the CFO Agreement are substantially identical to the CEO Employment Agreement, except for position-related provisions and executive-specific compensation.

Restricted Stock

Name	Number of Shares	Estimated Value ($)
Chia-Lin Simmons	74,965	$98,204
Mark Archer	23,804	$31,183

Purchaser Group’s Purposes and Reasons for the Merger

Under the SEC rules governing “going private” transactions, the Purchaser Group is required to express its purposes and reasons for the Merger to the Company’s “unaffiliated security holders” as defined under Rule 13e-3 of the Exchange Act. Parent is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Purchaser Group should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to approve and adopt the Merger Agreement.

For the Purchaser Group, the primary purposes of the Merger are to: (i) provide the Company with greater operational flexibility and access to resources; (ii) enable management to focus on the Company’s long-term strategic objectives and growth initiatives without the short-term reporting and market pressures associated with being a public company; (iii) allow the Company to cease being a publicly traded company and to terminate its registration and reporting obligations under the Securities Exchange Act of 1934, as amended, thereby eliminating the significant costs, expenses and administrative burdens associated with maintaining public company status; (iv) improve the Company’s profitability, cash flow and operational efficiency by reducing the recurring legal, accounting, compliance, reporting, investor relations, listing and other expenses associated with being a public company; and (v) provide the Company’s stockholders with the opportunity to receive cash consideration for their shares of Common Stock pursuant to the terms and subject to the conditions set forth in the Merger Agreement. In evaluating the transaction, the Purchaser Group considered the various objectives described above and determined that the Merger represented the most direct and effective means of accomplishing those objectives. Accordingly, the Purchaser Group did not give significant consideration to alternative transaction structures or other potential means of achieving such objectives, as it believed that those alternatives were less likely to achieve the Purchaser Group’s goals in a timely and efficient manner.

In addition, the Purchaser Group determined through its evaluation of the Company that there are current business opportunities to improve the Company’s financial position and strategy under a new ownership structure as a private company.

Position of the Purchaser Group as to Fairness of the Merger

Under the SEC rules and regulations governing “going private” transactions, each Purchaser Group member is required to express its beliefs as to the fairness of the Merger to the Company’s “unaffiliated security holders” as defined under Rule 13e-3 of the Exchange Act. The Purchaser Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. The views of the Purchaser Group should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to approve and adopt the Merger Agreement.

The Purchaser Group did not participate in the deliberations of the Board or Special Committee regarding, or receive advice from the Company’s legal or financial advisors as to, the substantive and procedural fairness of the Merger to the Company’s unaffiliated stockholders, nor did they undertake any independent evaluation of the fairness of the Merger to the Company’s unaffiliated stockholders, or engage a financial advisor for such purposes.

The Special Committee engaged Roth to provide an opinion to the Special Committee regarding the fairness of the consideration to be paid in the Merger to the Company’s unaffiliated stockholders from a financial point of view.

Based on, among other things, their knowledge and analyses of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company’s business, performance and the factors considered by, and the analyses and resulting conclusions of the Board and the Special Committee, the Purchaser Group believes that the Merger is substantively and procedurally fair to the Company’s unaffiliated stockholders based on the following factors, among others:

•        the estimated Merger Consideration of $1.31 per share represents a premium of approximately 156% over the closing price per share of Common Stock on July 31, 2026, the last trading day prior to the public announcement of the signing of the Merger Agreement;

•        the belief that the value to unaffiliated stockholders of the Company continuing as an independent public company would not be as great as the Merger Consideration, due to risks and uncertainties associated with maintaining our performance against larger more established companies;

•        the Merger will provide consideration to the Company’s stockholders entirely in cash, thus eliminating any uncertainty in valuing the Merger Consideration and allowing the Company’s stockholders to immediately realize a certain value for all of their shares of Common Stock, as a result of which the Company’s stockholders will no longer be exposed to the various risks and uncertainties related to continued ownership of the Common Stock, and will have the ability to pursue other investment alternatives;

•        the Merger will provide the unaffiliated stockholders with a source of liquidity for their shares of Common Stock in a market that has been limited and relatively illiquid as the Common Stock trades on the OTC Markets and historically has experienced relatively low trading volumes, and the Purchaser Group believes there is little likelihood that a significantly more active trading market for the Common Stock will develop in the foreseeable future;

•        the Merger Agreement allows the Board to withdraw or change its recommendation of the Merger Agreement in certain circumstances, and to terminate the Merger Agreement in certain circumstances, subject, in certain cases, to the Company paying the Termination Fee of $150,000 to Parent;

•        the Board retained legal counsel with extensive experience in transactions similar to the Merger;

•        the potential risks to the Company of continuing to have publicly-traded Common Stock, including the risks of market volatility and economic uncertainty;

•        the Merger Consideration and other terms and conditions of the Merger Agreement resulted from extensive arm’s length negotiations between the Board, Special Committee and legal counsel and Parent and its advisors;

•        each of the Board and the Special Committee unanimously determined that the Merger Agreement and the Merger are advisable, substantively and procedurally fair to, and in the best interests of the Company’s unaffiliated stockholders;

•        each of the Board and the Special Committee unanimously (i) approved and adopted the Merger Agreement, (ii) determined that the Merger is advisable, fair to and in the best interest of the Company’s unaffiliated stockholders and (iii) resolved to recommend that the stockholders of the Company approve and adopt the Merger and the Merger Agreement;

•        the Company’s ability, under certain circumstances as set out in the Merger Agreement, to provide information to, or participate in discussions or negotiations with, third parties regarding any alternative acquisition proposal that constitutes, or is reasonably likely to lead to, a Superior Proposal;

•        the fact that the Special Committee and the Board received an opinion, dated July 30, 2026, as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by holders of Company unaffiliated shares pursuant to the Merger Agreement, which opinion was based upon and subject to various assumptions made, procedures followed, factors considered and limitations on the review undertaken; and

•        the fact that the Merger Agreement was unanimously approved by directors of the Company who are not employees of the Company;

•        stockholders who do not vote in favor of the Merger Agreement and who comply with certain procedural requirements will be entitled, upon completion of the Merger, to exercise statutory appraisal rights under Nevada law.

In the course of reaching their determination as to the fairness of the Merger to the Company’s unaffiliated stockholders, the Purchaser Group also considered a variety of risks and other countervailing factors related to the Merger Agreement and Merger, including the following:

•        the fact that the Company’s unaffiliated stockholders will not participate in any future earnings, growth or appreciation in value of the Company following the completion of the Merger and will cease to have any equity interest in the Company;

•        the possibility that the Company’s business, prospects and financial performance may improve in the future and that stockholders who receive the Merger Consideration will not have the opportunity to participate in any such future value creation;

•        the risk that the Merger might not be completed in a timely manner or at all;

•        the risk, if the Merger is not consummated, that the pendency of the Merger could adversely affect the relationship of the Company with its customers, employers, suppliers, agents and others with whom it has business dealings;

•        the fact that the Company will be prohibited from soliciting or taking any actions to knowingly facilitate, encourage or assist, or knowingly induce the making of an alternative acquisition proposal (however, the Company will be able to respond to and engage in discussions of certain unsolicited acquisition proposals, subject to certain conditions, if the Board determines in good faith that such proposals would reasonably be expected to lead to Superior Proposals, such proposals did not result from the Company’s breach of its obligations under the non-solicitation provisions of the Merger Agreement and, if the Board determines, after consultation with its counsel, that the failure to take action concerning such proposals would be inconsistent with the directors’ fiduciary duties under applicable law);

•        the fact that the Company has incurred and will continue to incur significant transaction costs and expenses in connection with the potential transaction, regardless of whether the Merger is consummated; and

•        the fact that the Merger Consideration will be taxable to the Company’s taxpaying stockholders.

The Purchaser Group did not prepare or obtain a separate going concern valuation of the Common Stock for the purposes of determining the fairness of the Merger Consideration to the unaffiliated stockholders. In reaching its fairness determination, the Purchaser Group considered, among other things, the historical market prices of the Common Stock and the relationship of the Merger Consideration to those market prices. Accordingly, the Purchaser Group did not believe that a separate going concern valuation would provide meaningful additional information for purposes of its fairness analysis.

In addition, the Purchaser Group did not consider the net book value of the Common Stock in determining the fairness of the Merger Consideration to the unaffiliated stockholders because it believed that net book value is an accounting measure that does not adequately reflect the market value of the Company or the value of its business as an operating enterprise and therefore was not a meaningful measure for evaluating the fairness of the Merger Consideration.

The Purchaser Group also did not consider liquidation value in determining the fairness of the Merger Consideration to the unaffiliated stockholders because (i) liquidation analyses are inherently speculative and subject to numerous assumptions regarding the timing and amount of asset dispositions and the satisfaction of liabilities and obligations, (ii) the Purchaser Group believed that liquidation value would not provide a meaningful measure of the Company’s value because the value of the Company is derived primarily from the cash flows expected to be generated by its business operations rather than the value of assets that might be realized in a liquidation, and (iii) the Purchaser Group determined that other factors considered in its fairness analysis were more relevant and reliable in assessing the fairness of the Merger Consideration to the unaffiliated stockholders.

In making their determination as to the substantive fairness of the Merger to the unaffiliated stockholders, the Purchaser Group was not aware of, and thus did not consider, any firm offers during the prior two years by any person for (a) the merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

In making their determination regarding the substantive fairness of the Merger, the Purchaser Group did not believe it was necessary to consider that the transaction does not require approval of at least a majority of unaffiliated stockholders because the Purchaser Group believe that sufficient alternative procedural safeguards were and are present to ensure the fairness of the Merger and permit the Special Committee to effectively represent the interests of the unaffiliated stockholders, as further described under “Special Factors — Reasons for the Merger; Fairness of the Merger” above.

The foregoing discussion of the information and factors considered and given weight by the Purchaser Group in connection with the fairness of the Merger is not intended to be exhaustive but is believed to include all material factors considered by them. The Purchaser Group did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered and discussed above in reaching its conclusions as to the fairness of the Merger. Rather, their fairness determinations were made after consideration of all of the foregoing factors as a whole.

The Purchaser Group believes that these factors provide a reasonable basis upon which to form their position regarding the fairness of the Merger to the unaffiliated stockholders of the Company. This position, however, is not intended to be, and should not be construed as, a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any related matters. The Purchaser Group makes no recommendation as to how stockholders should vote their shares. The Purchaser Group negotiated the terms of the Merger Agreement with a view to obtaining terms that were favorable to them and not with the objective of obtaining terms that were fair to unaffiliated security holders, and, accordingly, the Merger Agreement was not negotiated with a view to such fairness.

Plans for the Company After the Merger

It is expected that the Company’s operations will be conducted after the Merger substantially as they currently are being conducted.

The directors and officers of the Company immediately prior to the effective time of the Merger will be the directors of the Surviving Corporation and will serve until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation. In addition, Parent has agreed not to replace Chia-Lin Simmons as Chief Executive Officer and Mark Archer as Chief Financial Officer of the Surviving Corporation for a period of one (1) year following the effective time of the Merger. Existing employment agreements between the Company and Chia-Lin Simmons and Mark Archer, respectively, would be assumed by the Surviving Corporation. See “— Interests of the Company’s Directors and Executive Officers in the Merger” above.

Parent has advised the Company that it does not have any current intentions, plans or proposals to cause the Company to engage in any of the following:

•        an extraordinary corporate transaction following consummation of the Merger such as a merger, reorganization or liquidation;

•        the relocation of any material operations or sale or transfer of a material amount of assets; or

•        any other material changes in the Company’s business.

Nevertheless, following consummation of the Merger, the management of the Company and/or Board may initiate a review of the Company and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the Merger to enhance the business and operations of the Company and may cause the Company to engage in the types of transactions set forth above if the management and/or Board decides that such transactions are in the best interest of the Company upon such review. Except as set forth in the Merger Agreement, Parent may make any changes to the Company’s operations after consummation of the Merger that they deem appropriate in light of such evaluation and review or in light of future developments.

Certain Effects of the Merger

If the Merger Agreement is approved by the required vote of the Company’s stockholders and the other conditions to Closing are either satisfied or waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Nevada law as the Surviving Corporation, with all of its rights, privileges, immunities and powers continuing unaffected by the Merger.

Upon consummation of the Merger:

•        each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by stockholders who have perfected and not withdrawn a demand for appraisal rights) will immediately be converted into the right to receive the Merger Consideration, without interest and less applicable withholding taxes;

•        each restricted share of Common Stock subject to vesting granted under any of the Plans outstanding immediately prior to the Effective Time will vest in full and will be eligible to receive the Merger Consideration, without interest and less any applicable withholding taxes;

•        each option to purchase shares of Common Stock outstanding immediately prior to the effective time of the Merger will vest in full and be canceled and the holder will be entitled to receive an amount in cash paid from Company funds equal to the product of (i) the excess of (1) the Merger Consideration over (2) the exercise price per share of option, and (ii) the total number of shares of Common Stock subject to such option, without interest and less any applicable withholding taxes; and

•        each Company Warrant to purchase shares of Common Stock outstanding and unexercised immediately prior to the Effective Time will be canceled for no additional consideration. The Company will provide Company Warrant holders the opportunity to exercise such Company Warrants prior to the Effective Time or will otherwise terminate such Company Warrants prior to the Effective Time.

Following the Merger, Parent will directly own 100% of the outstanding equity interests of the Surviving Corporation and will therefore have a corresponding 100% interest in the Surviving Corporation’s net book value and net earnings. The table below sets forth the beneficial ownership of the Capital Stock and resulting interests in Company’s net book value and net earnings of each member of the Purchaser Group prior to and immediately after the Merger, based on the Company’s net book value at June 30, 2026 and net earnings for the six months ended June 30, 2026, as if the Merger were completed on such date.

	Beneficial Ownership of the Company Prior to the Merger(1)			Beneficial Ownership of the Company After the Merger(2)
($)	% Ownership	Net Book Value at June 30, 2026(3)	Net Income for the Six Months Ended June 30, 2026(4)	% Ownership(5)	Net Book Value at June 30, 2026(3)	Net Income for the Six Months Ended June 30, 2026(4)
Parent	—	$—	$—	100%	$5,282,512	$(3,003,328)
Merger Sub	—	—	—	— (6)	$—	$—

____________

(1)      Based on 899,759 shares of Common Stock outstanding as of June 30, 2026.

(2)      Pursuant to the CEO Employment Agreement and CFO Employment Agreement (as defined below), each of Chia-Lin Simmons and Mark Archer, the CEO and CFO of the Company, respectively, are entitled to receive, from time-to-time, restricted shares of Common Stock equal to six percent (6.0%) and two percent (2.0%) of the of the Company’s aggregate issued and outstanding shares of Common Stock as of such grant date, respectively, or such amount necessary for each of them to achieve or maintain such respective ownership percentages. If the Merger is completed, each of the CEO Employment Agreement and the CFO Employment Agreement requires Ms. Simmons and Mr. Archer to receive from time to time, and maintain ownership of, equity awards equal to at least six percent (6.0%) and two percent (2.0%) of the issued and outstanding equity interests of the Surviving Corporation or the Parent, respectively, provided each of Ms. Simmons and Mr. Archer is employed by the Surviving Corporation, Parent or an affiliate of the Surviving Corporation or Parent.

(3)      Based on total stockholders’ equity of $13,193,141 as of June 30, 2026.

(4)      Based on net income of $(3,003,328) for the six months ended June 30, 2026.

(5)      The ownership percentages set forth above assume that there is no change in ownership of the Company by Parent after June 30, 2026 and before completion of the Merger.

(6)      Following completion of the Merger, Merger Sub will merge with and into the Company to form the Surviving Corporation and the separate corporate existence of Merger Sub will cease.

The primary benefit of the Merger to the Company’s stockholders will be the right of such stockholders to receive the Merger Consideration. Additionally, such stockholders will avoid the risk of any possible decrease in the Company’s future earnings, growth or value.

The primary detriments of the Merger to such stockholders include the lack of interest of such stockholders in the Company’s potential future earnings, growth or value. Additionally, the receipt of cash in exchange for shares of Common Stock pursuant to the Merger will generally be a taxable sale transaction for U.S. federal income tax purposes to the Company’s stockholders who surrender shares of the Common Stock in the Merger.

Following the Merger, the Company will be a private company, and as such will be relieved of the growing burdens imposed on companies with publicly-traded Common Stock, including the requirements and restrictions on trading that the Company’s directors, officers and beneficial owners of more than 10% of the outstanding shares of Common Stock face as a result of the provisions of Section 16 of the Exchange Act. It is estimated that the Company will save at least approximately $1,000,000 per year as a result of no longer being a public company.

The primary detriments of the Merger to Parent is the risk of decrease in the Company’s earnings, growth or value and that investment in the Company, including by the Parent, will not be liquid, with no public trading market for its securities.

In connection with the Merger, certain members of the Company’s management will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of the Company’s stockholders generally, as described in more detail under “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 32.

The shares of Common Stock are currently registered under the Exchange Act and are quoted on the OTC under the symbol “LGMK.” As a result of the Merger, the Company will be a privately held corporation and there will be no public market for the Common Stock. After the Merger, registration of the Common Stock under the Exchange Act will be terminated.

At the Effective Time, the articles of incorporation of the Company and bylaws of the Surviving Corporation will remain substantially similar to the articles of incorporation and bylaws of the Company prior to the Effective Time, until thereafter amended in accordance with their respective terms and the NRS.

Projected Financial Information

Financial projections prepared by management were made available to the Board and the Special Committee and the Board’s advisors. The Special Committee directed its financial advisor, Roth, to use and rely on the financial projections and other financial and business information summarized below for purposes of Roth’s financial analyses and opinion summarized under “— Opinion of Financial Advisor.” Summaries of these financial projections and forecasts are being included in this proxy statement not to influence your decision whether to vote for or against the Merger Proposal, but because these financial projections and forecasts were made available to the Special Committee and the Board and its advisors. No person has made or makes any representation to any stockholder regarding the information included in these financial projections or forecasts.

These financial projections and forecasts are based upon the Company’s management assumptions of a growing personal safety industry and improved economic conditions of the clients it serves with respect to, among other matters, industry performance, general business, economic, market and financial conditions and other matters, including the factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 44, many of which are difficult to predict, are subject to economic and competitive uncertainties, and are beyond the Company’s control. In addition, since the financial projections and forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the projected results will be realized or that actual results will not be higher or lower than projected.

The financial projections and forecasts do not take into account any circumstances or events occurring after the date they were prepared, and, except as may be required in order to comply with applicable securities laws, the Company does not intend to update, or otherwise revise, the financial projections or forecasts, or the specific portions presented, to reflect circumstances existing after the date when they were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

The financial projections and forecasts were not prepared with a view toward public disclosure, soliciting proxies or complying with U.S. generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding financial projections and forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts. Neither BPM, LLP, the Company’s independent registered public accounting firm (“BPM”), nor any other independent registered public accounting firm has examined, compiled or performed any procedures with respect to the accompanying financial projections and forecasts, and, accordingly, neither BPM nor any other public accounting firm expresses an opinion or any other form of assurance with respect to such projections and forecasts.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this proxy statement should not be regarded as an indication that the Company considers such financial projections or forecasts to be necessarily predictive of actual future events, and the projections and forecasts should not be relied on as such an indication. No one has made any representation to any stockholder of the Company regarding the information included in the financial projections and forecasts discussed below.

	FY 2026 Forecast ($ in millions)	FY 2027 Forecast ($ in millions)	FY 2028 Forecast ($ in millions)	FY 2029 Forecast ($ in millions)
Revenue	$12.5	$13.8	$15.2	$16.8
Gross profit	68.0%	68.9%	70.1%	70.4%
Other direct costs	$2.3	$2.4	$2.5	$2.6
Indirect operating expense	$10.8	$11.4	$12.0	$12.8
Depreciation & amortization	$2.4	$2.5	$1.8	$1.8
Other expense	$0.3	$0.9	$0.9	$1.0
EBITDA	$(5.1)	$(5.2)	$(4.8)	$(4.5)

In preparing the foregoing financial projections, the Company made a number of assumptions regarding, among other things, new clients, revenue and growth of existing clients, net sales growth, gross profit as a percentage of sales, and net operating expenses as a percentage of sales. Revenue is projected to grow at a 10.3% annual compound rate during the forecasted period, compared to the previous four fiscal years, which grew at an annual (1.5)% compound rate. New products and expanded efforts on sales and marketing is driving this change. Gross profit continues to improve over the projected period from an average of 66.6% from the previous four fiscal years. A favorable shift in mix from hardware sales to software subscriptions is driving this change. Indirect operating expense, or G&A expense, is expected to grow at an annual 5.8% compound rate during the projected period, driven by higher personnel costs.

Certain information in the financial projections are non-GAAP financial measures. These non-GAAP financial measures are not calculated in accordance with, or a substitute for financial measures calculated in accordance with, GAAP and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered with, and not as an alternative to, GAAP basis financial measures.

Financing

The Company and Parent estimate that the total amount of funds required to complete the Merger and related transactions and pay related fees and expenses will be approximately $5.0 million. Of that amount, approximately $2.0 million is expected to be used to satisfy the Company’s redemption obligations to the holder of the Series C Preferred Stock and is expected to be funded from the Company’s cash on hand. The balance of the funds required to complete the Merger and pay related fees and expenses is expected to be funded through financing to be obtained by the Purchaser Group, which financing will be assumed by the Surviving Corporation upon completion of the Merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of Common Stock whose shares are exchanged for cash pursuant to the Merger. This discussion does not address U.S. federal income tax consequences with respect to non-U.S. holders. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and therefore could be subject to challenge, which could be sustained. We do not intend to seek any ruling from the Internal Revenue Service with respect to the Merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Common Stock that is:

•        a citizen or individual resident of the United States;

•        a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•        a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws, including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, U.S. holders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships or other pass-through entities or investors in partnerships or such other entities, U.S. holders who hold Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders who will hold, directly or indirectly, an equity interest in the surviving corporation, and U.S. holders who acquired their Common Stock through the exercise of employee stock options or other compensation arrangements.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner in that partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding Common Stock, you should consult your tax advisor.

Holders of Common Stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws.

The receipt of cash by U.S. holders in exchange for Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder that receives cash in exchange for Common Stock pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in those shares.

If a U.S. holder’s holding period in the Common Stock surrendered in the Merger is greater than one year as of the effective date of the Merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of Common Stock at different times and different prices, that holder must determine its adjusted tax basis and holding period separately with respect to each block of Common Stock.

Medicare Tax on Unearned Income

For taxable years beginning after December 31, 2012, certain taxable U.S. holders that are individuals, trusts, or estates with adjusted gross income in excess of certain thresholds are subject to a 3.8% tax on all or a portion of “net investment income,” which includes gains recognized upon a disposition of stock. U.S. holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to any gain recognized pursuant to the Merger.

Information Reporting and Backup Withholding

Payments made to U.S. holders in exchange for Common Stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying the holder is a U.S. person, the taxpayer identification number provided is correct and the holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, if that holder furnishes the required information to the Internal Revenue Service in a timely manner.

Fees and Expenses

Except as described under “The Merger Agreement — Fees and Expenses — Termination Fee and Expense Reimbursement Provisions,” if the Merger is not completed, all fees and expenses incurred in connection with the Merger will be paid by the party incurring those fees and expenses, except that the Company will pay the costs of proxy solicitation and printing and mailing this proxy statement and the Schedule 13E-3 and all SEC filing fees with respect to the Merger. Total fees and expenses incurred or to be incurred by the Company in connection with the Merger are estimated at this time to be as follows:

Amount Paid or to be Paid
Financial advisory fee and expenses	$210,000
Legal, accounting and other professional fees	$200,000
SEC filing fees	$207
Proxy solicitation, printing and mailing costs	$70,000
Transfer agent and paying agent fees and expenses	$10,000
Total	$490,207

Anticipated Accounting Treatment of the Merger

The Merger will be accounted for in accordance with GAAP. The Company is currently researching whether the Merger constitutes a change of control under US GAAP, which will impact whether the purchase method of accounting or historical book values will be used to account for the transaction.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement includes “forward-looking statements” that reflect our current views as to the expected completion and timing of the Merger and other information relating to the Merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including under the headings, among others, “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” “The Special Meeting,” “Special Factors,” and “Important Information Regarding LogicMark,” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or other future events. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters referred to this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•        the outcome of any legal proceedings that may be instituted against the Company or others relating to the Merger Agreement;

•        the inability to complete the Merger because of the failure to satisfy the conditions to consummation of the Merger;

•        the failure of the Merger to close for any other reason;

•        the risk that the pendency of the Merger disrupts current plans and operations and potential difficulties in employee retention as a result of the pendency of the Merger;

•        the effect of the announcement of the Merger on our business relationships, operating results and business generally;

•        the amount of the costs, fees, expenses and charges related to the Merger;

and other risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find Additional Information” beginning on page 132. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE PARTIES TO THE MERGER

LogicMark, Inc.

For information about the Company, see “Important Information Regarding LogicMark — Overview” beginning on page 64 and “Where You Can Find Additional Information” beginning on page 132.

Langham Project, LLC

Parent is a Nevada limited liability company formed on April 15, 2026, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Parent will own a 100% interest in LogicMark.

Langham Merger Sub Inc.

Merger Sub is a Nevada corporation formed by Parent on July 10, 2026, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Parent is the sole stockholder of Merger Sub and Merger Sub is a wholly owned subsidiary of Parent.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held at 1:00 p.m. Eastern Time, on October 5, 2026, at the offices of Sullivan & Worcester LLP at 1251 Avenue of the Americas, 19th Floor, New York, NY 10020, or at any adjournment or postponement thereof.

The purpose of the Special Meeting is for our stockholders to consider and vote upon the approval and adoption of the Merger and the Merger Agreement. The Company stockholder approval must be obtained for the Merger to occur. A copy of the Merger Agreement is attached to this proxy statement as Appendix A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about September 9, 2026.

In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that may be payable to its named executive officers in connection with the Merger, the value of which is disclosed in the table in the section of the proxy statement entitled “Advisory Vote on Merger Related Compensation” beginning on page 129. The vote on the Merger-Related Compensation Proposal is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, a stockholder may vote to approve the Merger-Related Compensation Proposal and vote against the Merger Proposal, or vice versa. Because the vote on the Merger-Related Compensation Proposal is advisory in nature only, it will not be binding on either the Company or the Parent. Accordingly, because the Company is contractually obligated to pay the compensation if the Merger is approved, the compensation will become payable if the Merger closes, subject only to the conditions applicable thereto, regardless of the outcome of the Merger-Related Compensation Proposal.

Record Date and Quorum

The holders of record of Capital Stock as of the close of business on August 11, 2026 are entitled to receive notice of and to vote at the Special Meeting. On the record date, 899,759 shares of Common Stock were issued and outstanding, 1 share of Series C Preferred Stock was issued and outstanding (voting with the Common Stock), and 250,000 shares of Series J Preferred Stock were issued and outstanding (voting at a 2-to-1 ratio to the Common Stock).

The presence at the Special Meeting, in person or by proxy, of the holders of one-third of the votes which could be cast by the holders of all outstanding shares of Capital Stock and entitled to vote on the record date will constitute a quorum, permitting the Company to conduct its business at the Special Meeting. Abstentions will be included in the calculation of the number of shares considered to be present at the Special Meeting. Broker non-votes, as described below under “The Special Meeting — Required Vote — Broker Non-Votes,” will not be tabulated at the Special Meeting as no routine proposals will be voted on at the Special Meeting.

Required Vote

The Merger cannot be completed unless holders of a majority of the issued and outstanding shares of Capital Stock approve and adopt the Merger Proposal. If you fail to vote on the Merger Proposal, the effect will be the same as a vote against the approval and adoption of the Merger Proposal.

Each of the Merger-Related Compensation Proposal and Adjournment Proposal will be approved if it receives the affirmative vote of a majority of the votes cast at the Special Meeting and entitled to vote thereon.

Broker Non-Votes

Banks, brokers and other nominees who hold Common Stock in “street name” for their customers do not have discretionary authority to vote those shares with respect to the approval of the Merger Proposal, the Merger-Related Compensation Proposal or the Adjournment Proposal. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owners of those shares, they are not permitted to vote those shares with respect to any of the proposals to be presented at the Special Meeting (this is known as a “broker non-vote”). As no routine proposals will be voted on at the Special Meeting, broker non-votes will not be tabulated at the Special Meeting. As a result, if you hold your shares of Capital Stock in “street name” and you do not provide voting instructions, your Capital Stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the Merger Proposal. Assuming a quorum is present, however, “broker non-votes” will have no effect on the outcome of either of the Merger-Related Compensation Proposal or the Adjournment Proposal.

Abstentions

Proxies received but marked as abstentions will be included in the calculation of the number of shares of Common Stock represented at the Special Meeting for purposes of determining whether a quorum is present. Such proxies will have the same effect as a vote “AGAINST” the Merger Proposal but will have no impact on the outcome of either of the Merger-Related Compensation Proposal or the Adjournment Proposal.

Voting; Proxies; Revocation

Attendance

All holders of Common Stock as of the close of business on August 11, 2026, the record date for voting at the Special Meeting, including stockholders of record and beneficial owners of Common Stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the Special Meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting in Person

Stockholders of record who attend the Special Meeting will be able to vote in person at the Special Meeting. If you are not a stockholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the Special Meeting.

Providing Voting Instructions by Proxy

To ensure that your shares are represented at the Special Meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the Special Meeting in person.

Record Holders

If you are a stockholder of record, you may provide voting instructions by proxy by completing, signing, dating and returning the enclosed proxy and voting instruction card by mail so that it is received before the special meeting. Your shares will be voted in the manner directed by you on your proxy and voting instruction card. If you sign, date and return your proxy and voting instruction card without indicating how you wish to vote, your proxy will be voted in favor of each of the Merger Proposal, the Merger-Related Compensation Proposal and the Adjournment Proposal. If you fail to return your proxy and voting instruction card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting (unless you are a record holder as of the record date and attend the Special Meeting in person) and will have the same effect as a vote against the Merger Proposal, but will not affect the vote regarding the Merger-Related Compensation Proposal or the Adjournment Proposal.

“Street Name” Shares

If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

Revocation of Proxies

Your proxy is revocable. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the Special Meeting by:

•        completing, signing, dating and returning a new proxy and voting instruction card by mail to the Company;

•        attending the Special Meeting and voting in person; or

•        giving written notice of revocation to the Chief Financial Officer of the Company at 2801 Diode Lane, Louisville, KY 40299 or by giving notice of revocation at the Special Meeting.

Attending the Special Meeting without taking one of the actions described above will not revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy and voting instruction card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy and voting instruction card or written notice of revocation in sufficient time for it to be received by the Company before the day of the Special Meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by it in order to revoke your proxy or submit new voting instructions.

Postponements

The Special Meeting may be postponed from time to time, although this is not currently expected.

Solicitation of Proxies

We will bear the cost of our solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Capital Stock. We may solicit proxies by mail, personal interview, email, telephone, or via the Internet. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Appendix A, and which we incorporate by reference herein. The provisions of the Merger Agreement are extensive and not easily summarized. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties to the Merger Agreement are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by the Company, Merger Sub and Parent to the other parties to the Merger Agreement were qualified and subject to important limitations agreed to by the Company, Merger Sub and Parent in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by each party to the Merger Agreement to the other, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since the date of the Merger Agreement, July 31, 2026. Additional information about the Company may be found elsewhere in this proxy statement and in the Company’s other public filings. See “Where You Can Find Additional Information” beginning on page 132.

Structure of the Merger

At the Effective Time, Merger Sub will merge with and into the Company to form the Surviving Corporation and the separate corporate existence of Merger Sub will cease. The Surviving Corporation will continue to be a Nevada corporation after the Merger. At the Closing, the articles of incorporation and the bylaws of the Company, as amended and in effect as of the date of the Merger Agreement, will be the same or substantially similar to the articles of incorporation and bylaws of the Surviving Corporation.

The directors of the Company immediately prior to the Effective Time will continue as directors of the Surviving Corporation and will serve on its board of directors until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation and will serve until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

When the Merger Becomes Effective

The Closing of the Merger will take place no later than the second business day after the satisfaction or waiver of the conditions to closing provided for in the Merger Agreement (other than any condition that by its nature cannot be satisfied until the closing of the Merger, but subject to satisfaction of any such condition), at a place to be agreed by the Company and Merger Sub. The Merger will become effective at the time (which we refer to as the “effective time”) when the parties file articles of merger with the Secretary of State of the State of Nevada, to be executed, acknowledged and filed in accordance with the relevant provisions of Nevada law.

Effect of the Merger on the Capital Stock of the Company and Parent

At the Effective Time, each outstanding share of Capital Stock (other than any canceled shares (as described below) and any dissenting shares) shall be effected as follows: (i) each share of Common Stock issued and outstanding immediately prior to the Effective Time, subject to certain exceptions specified in the Merger Agreement, will be converted into the right to receive cash in an amount equal to $1.31 per share of Common Stock, without interest and subject to deduction for any required withholding tax, (ii) each share of Series C Preferred Stock issued and outstanding prior to the Effective Tiem will be fully redeemed, terminated or amended pursuant to the terms of the Merger Agreement, and (iii) each share of Series J Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into shares of Common Stock at a ratio of 1-to-0.976 and be entitled to receive a make-whole payment if the aggregate consideration received for such shares of Common Stock in the Merger is less than $320,000. The per share price of $1.31 for the Common Stock represents an approximately 156% premium to the unaffected closing share price quoted on the OTC on July 31, 2026, the last trading day prior to the public announcement of the entry into the Merger Agreement, an approximately 5% premium to the closing share price on the OTC on September 4, 2026, and an approximately 32% premium over the volume weighted average closing price of the Common Stock for the 90 trading day period ending on September 4, 2026.

Each share of Common Stock that is held by the Company immediately prior to the Effective Time will be canceled automatically and will cease to exist, and no consideration will be delivered in exchange for such cancellation.

Each share of Common Stock that is issued and outstanding immediately prior to the Effective Time that is held by any stockholder who delivers to the Company, in accordance with Nevada law, a proper written demand for payment of the fair cash value for that dissenting share will not be converted into the right to receive the Merger Consideration, unless and until the stockholder loses or revokes its rights as a dissenting stockholder.

At the Effective Time, each common share of the Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

Treatment of Company Equity Awards and Company Warrants

Each restricted share of Common Stock subject to vesting granted under the Plans outstanding immediately prior to the Effective Time will vest and will be eligible to receive the Merger Consideration, without interest and less any applicable withholding taxes.

Each option to purchase shares of Common Stock outstanding immediately prior to the Effective Time will vest in full and be canceled and the holder will be entitled to receive an amount in cash from Company funds equal to the product of (i) the excess of (1) the Merger Consideration over (2) the exercise price per share of option, and (ii) the total number of shares of Common Stock subject to such option, without interest and less any applicable withholding taxes.

Each Company Warrant exercisable for shares of Common Stock that is outstanding and unexercised immediately prior to the Effective Time will be canceled for no consideration. The Company will provide Company Warrant holders the opportunity to exercise such Company Warrants prior to the Effective Time, or will otherwise terminate such Company Warrants prior to the Effective Time.

Payment for the Common Stock in the Merger

At the Effective Time, Merger Sub will deposit, or will cause to be deposited, with Nevada Agency and Transfer Company, the Company’s transfer agent, or another bank or trust company jointly designated by the Company and the Purchaser Group as the paying agent, in trust for the benefit of holders of Common Stock (other than any canceled shares, including dissenting shares), sufficient funds for timely payment of the Merger Consideration.

As soon as reasonably practicable following the Effective Time, the Surviving Corporation will cause the paying agent to mail to each holder of record of Common Stock whose shares of Common Stock were converted into the right to receive Merger Consideration a letter of transmittal and instructions for use in effecting the surrender of certificates (or affidavits of loss in lieu of certificates) that formerly represented Common Stock or non-certificated shares represented by book-entry in exchange for the Merger Consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company as to, among other things:

•        corporate organization, existence and good standing;

•        the capitalization of the Company, including in particular the number of shares of Common Stock, restricted stock awards, stock options and Company Warrants outstanding and the existence of any preemptive rights or rights of first refusal with respect to the Common Stock;

•        corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by it;

•        required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;

•        the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of, and consummation of, the Merger;

•        the accuracy of the Company’s filings with the SEC and of the financial statements included in the SEC filings;

•        the truth and accuracy of the Company’s proxy statement and Schedule 13E-3 to be filed with the SEC;

•        the absence of certain undisclosed liabilities for the Company;

•        conduct of the Company’s business and the absence of a Material Adverse Effect (as defined below) since the end of the Company last fiscal year;

•        pending or threatened legal proceedings;

•        compliance with laws;

•        the Company’s employees and benefit plans;

•        the payment of taxes, the filing of tax returns and other tax matters related to the Company;

•        material contracts of the Company;

•        intellectual property owned, licensed or used by the Company;

•        title to all real property owned by the Company or its subsidiaries, leasehold interests under enforceable leases in all of the properties leased by the Company or its subsidiaries and other matters pertaining to real property;

•        the Company’s customers and suppliers;

•        the fees and commissions owed to investment bankers, finders or brokers in connection with the Merger;

•        receipt of an opinion from the Board and Special Committee financial advisor; and

•        the Company’s use of all necessary action to ensure that anti-takeover provisions of applicable law will not apply to the Merger.

The Merger Agreement also contains representations and warranties of Merger Sub and Parent as to, among other things:

•        corporate organization and good standing;

•        power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by it;

•        required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;

•        pending or threatened legal proceedings;

•        the accuracy of the information provided by Merger Sub and Parent to be included in the proxy statement and Schedule 13E-3; the accuracy of the information provided by Merger Sub and Parent to be included in the proxy statement and Schedule 13E-3;

•        operations of Merger Sub;

•        the absence of any fees or commissions owed to investment bankers, finders or brokers in connection with the Merger; and

•        the sufficiency of funds to consummate the Merger.

Many of the representations and warranties in the Merger Agreement are qualified by knowledge or materiality qualifications or a “material adverse effect” clause. For purposes of the Merger Agreement, a “Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission (an “Event”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company, taken as a whole; provided that any state of facts, change, development, event, effect, condition, occurrence, action or omission resulting from the following (either alone or in combination) shall not be taken into account in determining whether a Material Adverse Effect has occurred or may occur, subject to certain exceptions:

•        general economic conditions in the United States or any other country or region in the world, or conditions in the global economy generally, including inflation or any changes in the rate of increase or decrease of inflation;

•        conditions in the financial markets, credit markets, equity markets, debt markets, currency markets or capital markets in the United States or any other country or region in the world, including (a) changes in interest rates or credit ratings in the United States or any other country; (b) changes in exchange rates for the currencies of any country; or (c) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•        conditions in the industries in which the Company conducts business or in any specific jurisdiction or geographical area in which the Company conducts business, or changes in such conditions;

•        regulatory, legislative or political conditions (including anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions) in the United States or any other country or region in the world;

•        any geopolitical conditions, outbreak of hostilities, armed conflicts, civil unrest, civil disobedience, acts of war, sabotage, terrorism (including cybercrime, cyberattack or cyberterrorism) or military actions (including, in each case, any escalation or worsening of any of the foregoing) in the United States or any other country or region in the world, including an outbreak or escalation of hostilities involving the United States or any other governmental authority or the declaration by the United States or any other governmental authority of a national emergency or war;

•        earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent), or other natural or man-made disasters, weather conditions, power outages or other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any such events or occurrences, including, in each case, the response of governmental authorities) (collectively, “Force Majeure Events”);

•        pandemics, epidemics, plagues, contagious disease outbreaks or other comparable events (including quarantine restrictions mandated or recommended by any governmental authority), or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities in the United States or any other country or region in the world (collectively, “Health Crises”);

•        the execution, delivery, announcement or performance of this Agreement or the pendency of the Merger and the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees (including any employee attrition), suppliers, customers, partners, sponsors, lenders, lessors, vendors, governmental authorities or any other third Person;

•        any action taken or refrained from being taken at the written request of Parent after the date of the Merger Agreement;

•        changes or proposed changes in GAAP or other accounting standards or law (or the enforcement or interpretation of any of the foregoing);

•        changes in the price or trading volume of the Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded under such definition); or

•        any failure, in and of itself, by the Company to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded under this definition).

Conduct of Business Pending the Merger

The Merger Agreement provides that, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as specifically contemplated by the Merger Agreement, as required by applicable law, the Company will use its respective commercially reasonable efforts to (i) conduct its business in all material respects in the ordinary course of business, (ii) preserve intact its material assets, properties, and Contracts and (iii) preserve intact in all material respects its significant commercial relationships with third parties, and, (b) without limitation of the foregoing, the Company will not:

•        amend the current articles of incorporation or bylaws or any other organizational documents of the Company;

•        propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•        acquire or agree to acquire (by merger, consolidation or otherwise), or purchase an equity interest in or agree to purchase an equity interest in, or purchase or agree to purchase any asset of, or acquire an exclusive license of, any business, corporation, partnership, association or other business organization or division thereof;

•        split, combine or reclassify any outstanding shares of Capital Stock;

•        repurchase, redeem or otherwise reacquire any shares of Capital Stock, other equity securities of the Company, other ownership interests of any options, warrants or rights to acquire any such stock, securities or interests of the Company, other than in connection with (i) repurchases or reacquisitions of shares of Common Stock at the lower of the original exercise price or the current fair market value of a share of Common Stock pursuant to the Company’s right to repurchase or reacquire shares of Common Stock held by employees or other service providers of the Company in connection with termination of such Person’s employment or engagement by the Company, or (ii) net share withholding of taxes from employees of the Company in payment of withholding tax upon the settlement of Company awards, in each case of clauses (i) and (ii), pursuant to the terms of such awards;

•        issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, Capital Stock, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding as of July 31, 2026, except (i) for the Common Stock issuable upon conversion or exercise of any convertible securities outstanding as of July 31, 2026 or granted without material breach of the terms of the Merger Agreement, or (ii) for the settlement of outstanding options or RSUs issued pursuant to the Plans;

•        (i) establish a record date for, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock or other equity or voting interests, or make any other actual, constructive or deemed distribution in respect of its capital stock or other equity or voting interests, (ii) pledge or encumber any of its capital stock or other equity or voting interests, or (iii) modify the terms of any of its capital stock or other equity or voting interests;

•        (i) sell, lease, exclusively license, transfer or dispose of any material assets of the Company (except, in the case of any of the foregoing, pursuant to any material contract in effect on July 31, 2026) or (ii) mortgage, pledge or otherwise encumber any assets or create any liens thereon;

•        (i) accelerate, terminate or cancel any material contract, (ii) grant a material waiver or release, or assign any material right, obligation or claim under, any material contract, (iii) amend or modify any material contract in a manner that is adverse in any material respect to the Company, or (iv) enter into any contract which, if entered into prior to the date of the Merger Agreement would have been material contract to the Company;

•        incur any indebtedness, or guarantee, assume or otherwise become responsible for any such indebtedness of another person or entity, except for (i) loans or advances between members of the Company, and (ii) interest, fees, costs and similar amounts accrued pursuant to any financing arrangement in effect on or prior to the date of the Merger Agreement;

•        make any loans or advances, except (i) to or for the benefit of a member of the Company or (ii) for advances for reimbursable employee or contractor expenses in the ordinary course of business consistent with past practices;

•        except to the extent required by the specific terms of a benefit plan of the Company: (i) grant or amend any severance or termination benefits with respect to any current or former service provider, (ii) grant any incentive, bonus, equity or equity-based, or other similar awards, or accelerate the funding, vesting or payment of any compensation or benefit or make any increase in the salaries, bonuses or other compensation or benefits to any current or former service provider, (iii) adopt, amend, establish or enter into any plan, policy or arrangement for the current or future benefit of any current or former service provider that would be a Company Benefit Plan (as defined in the Merger Agreement) if it were in existence on July 31, 2026, or (iv) hire or terminate (other than for cause) any service provider of the Company;

•        execute, enter into, negotiate or amend any labor agreement or recognize any labor union, labor organization, works council or other employee representative body as the bargaining representative of any employees;

•        other than as required by GAAP (as determined by the Company and opined on by an independent auditor), revalue in any material respect any of its properties or assets, or change its material tax accounting methods, principles or practices;

•        amend any income or other material tax return, (ii) make, change or revoke any material tax election, (iii) settle or compromise any material tax claim or assessment by any governmental authority, except to the extent that any such settlement or compromise does not exceed the amount of any Tax reserves that have been established in the Company’s SEC filings, (iv) knowingly and voluntarily surrender any right to claim a material tax refund, or (v) consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•        settle, compromise or otherwise resolve any legal proceedings other than the compromise or settlement of legal proceedings: that (i) (A) are for an amount for each such compromise or settlement that is, individually, less than $25,000 and for all such compromises or settlements that is, in the aggregate, less than $50,000, and (B) do not impose any injunctive relief on the Company (other than customary non-monetary restrictions that are ancillary to the monetary relief granted) and do not involve the admission of wrongdoing by the Company or any of their respective officers or directors, or (ii) are settled in compliance with the Merger Agreement;

•        make or commit to make any capital expenditures other than pursuant to contracts in effect on or prior to the date of the Merger Agreement;

•        fail to maintain in all material respects the Insurance Policies (as defined in the Merger Agreement);

•        fail to take any action (including non-payment of fees) with respect to any Company Registered Intellectual Property (as defined in the Merger Agreement) owned or purported to be owned by the Company with the relevant governmental authorities and domain name registrars that is reasonably necessary to maintain such Company Registered Intellectual Property (as defined in the Merger Agreement) in full force and effect;

•        assign, transfer, sell, or dispose of or grant exclusive licenses to any material Company Owned Intellectual Property (as defined in the Merger Agreement), or (ii) terminate or transfer any license to the Company for any material third party Company Owned Intellectual Property under a Company Material Contract, or under a contract entered into after July 31, 2026 that would have been a Company Material Contract had it been entered into on or prior to July 31, 2026;

•        grant rights or licenses in any Company Owned Intellectual Property to any standards-setting organization (including any group or organization, such as special interest groups, forums, consortia, committees, working groups or associations) or to any third party in connection with the requirements of any standards-setting organization; or

•        enter into, authorize any of, or agree or commit to enter into contract to take any of the actions prohibited by the Merger Agreement.

Other Covenants and Agreements

The Merger Agreement contains covenants and obligations of the Company as to, among other things:

No Solicitation

Pursuant to the Merger Agreement, except as described below, the Company has agreed not to, and to instruct its officers, directors, employees, agents and representatives, not to, directly or indirectly:

•        solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, any Acquisition Proposal or any Alternative Acquisition Agreement or any inquiries or the making of any proposal that could reasonably be expected to lead to an Alternative Acquisition Agreement,

•        enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to, or otherwise knowingly cooperate in any way with any person (or any representative thereof) with respect to, any Acquisition Proposal or Alternative Acquisition Agreement, or

•        cause or permit the Company to enter into any letter of intent, memorandum of understanding, merger or acquisition agreement or other contract relating to an Alternative Acquisition Agreement.

Notwithstanding these prohibitions, at any time prior to obtaining the approval of the Merger Agreement by the Company’s stockholders at the Special Meeting, in response to a bona fide written unsolicited Alternative Acquisition Agreement received after the date of the Merger Agreement that

•        the Board determines in good faith, after consultation with its outside legal counsel and a financial advisor of regionally recognized reputation, that such an Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, and such Acquisition Proposal did not result from a breach of the Merger Agreement, and

•        the Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law, then the Company may, and may permit and authorize its representatives, in each case subject to compliance with the Merger Agreement,

•        to furnish information with respect to the Company to the person making such Acquisition Proposal (and its representatives) pursuant to a confidentiality agreement provided that all such information had been provided, or is concurrently provided, to Parent; and

•        to participate in discussions or negotiations with, and only with, the person making such an Acquisition Proposal (and its representatives) regarding such an Acquisition Proposal.

For purposes of the Merger Agreement, “Alternative Acquisition Agreement” means any offer or proposal to engage in:

i.       any direct or indirect purchase or other acquisition by any Person (as defined in the Merger Agreement) or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Purchaser Group or their affiliates or any group that includes the Purchaser Group Parties or their Affiliates), whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding shares of any class of voting or equity securities of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding shares of any class of voting or equity securities of the Company after giving effect to the consummation of such tender or exchange offer;

ii.      any direct or indirect purchase, or other acquisition (including by way of merger, amalgamation, consolidation, share exchange, business combination, joint venture, liquidation, dissolution, recapitalization, exclusive license, extraordinary dividend or reorganization) by any Person or “group” of Persons of assets constituting or accounting for more than 15% of the consolidated assets, Company Owned Intellectual Property, revenue or net income of the Company, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition);

iii.     any merger, amalgamation, consolidation, business combination, joint venture, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold securities representing less than 85% of the total outstanding shares of any class of voting or equity securities of the Company after giving effect to the consummation of such transaction; or

iv.      any combination of the foregoing.

For purposes of the Merger Agreement, a “Superior Proposal” means any bona fide Acquisition Proposal for an Acquisition Transaction on terms that the Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel), that if consummated, would be more favorable, from a financial point of view, to the stockholders of the Company (in their capacity as such) than the Merger taking into account (a) any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination, and (b) those factors and matters deemed relevant in good faith by the Board (or any committee thereof), which factors shall include the legal, regulatory and financing aspects of the proposal (including certainty of, and timing of, closing), and the identity of the Person making the proposal. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” and “85%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and “50%” respectively.

The foregoing notwithstanding, at any time prior to obtaining the approval of the Merger Agreement by the Company’s stockholders at the Special Meeting, the Board may (i) participate or engage in discussions or negotiations with or (ii) furnish any non-public information relating to the Company to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company, in each case subject to customary confidentiality arrangements, to any person (or its affiliates, representatives or financing sources) that has made or delivered to the Company terms for a proposed acquisition after the date of the Merger Agreement, and otherwise facilitate the making of such a proposal, in the case of each of the foregoing, if the Board has determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law.

However, the Board may not effect a Company Board Recommendation Change or terminate the Merger Agreement unless the Board shall have first provided written notice to Parent (an “Adverse Change Notice”) at least four (4) business days prior to such action that it is prepared to take such action and, if such action is in response to a Superior Proposal, the following additional conditions are satisfied:

•        such notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal and

•        Merger Sub does not make, within four (4) business days after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Board (after consultation with a financial advisor of regional reputation and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Adverse Change Notice and a new two (2) business day period).

The Company has agreed that, during the four (4) business day period prior to its effecting a Company Board Recommendation Change or terminating the Merger Agreement, the Company will negotiate in good faith with the Purchaser Group regarding any revisions to the terms of the Merger and the other transactions contemplated by the Merger Agreement proposed by the Purchaser Group. Notwithstanding anything to the contrary in the Merger Agreement, the Company will not be entitled to enter into any agreement with respect to a Superior Proposal unless the Merger Agreement has been terminated by its terms, and, if required, the Company has paid to Parent the Termination Fee.

The Company is required to promptly advise Parent orally and in writing of

•        the receipt of any Alternative Acquisition Agreement or any request for information or inquiry that the Company reasonably believes could lead to or contemplates an Alternative Acquisition Agreement and

•        the material terms and conditions of such Alternative Acquisition Agreement, request or inquiry and the identity of the person making any such Alternative Acquisition Agreement, request or inquiry, and to keep Parent reasonably informed on a reasonably current basis of the status and material details of any such Alternative Acquisition Agreement, request or inquiry.

None of the foregoing will prohibit the Company from complying with its disclosure obligations under U.S. federal or state law with regard to an Alternative Acquisition Agreement.

Stockholder Approval

The Company will take, in accordance with Nevada law and its articles of incorporation and bylaws, all reasonable action necessary to convene a meeting of Company stockholders as promptly as reasonably practicable after the date of mailing of the proxy statement to consider and vote upon the approval and adoption of the Merger Agreement. The Company may delay or postpone convening the Special Meeting, or adjourn the Special Meeting beyond the time that the Special Meeting would otherwise be held, if determined by the Company in good faith, after receipt of advice to such effect by outside counsel, that such delay, postponement or adjournment is required by applicable law, including by the fiduciary duties of the Board. Subject to the Board’s rights to change its recommendation about approval of the Merger Agreement provided in the Merger Agreement, the Board has agreed to include in this proxy statement its recommendation that the stockholders approve and adopt the Merger and the Merger Agreement and will solicit proxies in favor of such approval and adoption.

Reasonable Best Efforts

Subject to the terms and conditions of the Merger Agreement, each of the parties has agreed to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate the Merger, including using its reasonable best efforts to accomplish the following:

•        to (i) take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by:

•        causing the conditions to the Merger to be satisfied;

•        (1) obtaining all consents from governmental authorities; and (2) making all registrations, declarations and filings with governmental authorities, in each case that are necessary or advisable to consummate the Merger;

•        obtaining all consents and delivering all notifications pursuant to any Company material contracts in connection with the Merger Agreement and the consummation of the Merger so as to maintain and preserve the benefits to the Surviving Corporation of such material contracts as of and following the consummation of the Merger; and

•        executing and delivering any contracts and other instruments that are reasonably necessary to consummate the Merger.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time, Parent will, and has agreed to cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses to, the present and former officers and directors of the Company (an “indemnified party”) in respect of acts or omissions in their capacity as an officer or director of the Company or as an officer, director, employee, fiduciary or agent of another agent if the indemnified party was serving in such capacity at the request of the Company, to the fullest extent permitted by Nevada law or provided under the articles of incorporation and bylaws of the Company, each as amended and in effect on the date of the Merger Agreement.

The Company will purchase a “tail policy” for a period from after the effective time until six years from the effective time with the same coverage, scope, amounts and terms of the current directors’ and officers’ liability insurance maintained by the Company as are in effect as of the date of the Merger Agreement.

Access and Information

During normal business hours throughout the period prior to the Effective Time, the Company must, and must cause its representatives to, provide Parent and Parent’s representatives reasonable access to the Company’s properties, books, records, tax returns, work papers, documents and such other information as Parent reasonably requests. Prior to the effective time, the Company must provide to Parent and Parent’s representatives all information concerning the business, properties and personnel of the Company as Parent reasonably requests, and provide copies of certain material notices sent to the Company.

Parent Receiving Certain Acquisition Financing

Prior to the Effective Time, the Purchaser Group will have received the certain acquisition financing of up to $3,000,000 (“Parent Acquisition Financing”), and all documentation, deliveries and other items required to be delivered under the definitive agreements governing such Parent Acquisition Financing, including, without limitation, any assumption agreements, assignments, certificates, representations and warranties and related deliverables required thereunder, in each case in form and substance reasonably satisfactory to the Purchaser Group. The Purchaser Group and the Company shall use their respective reasonable best efforts to cooperate and take such actions as may be reasonably necessary to cause the indebtedness comprising the Parent Acquisition Financing to be assumed by the Surviving Corporation as of the Closing or as promptly as practicable thereafter, including the execution and delivery of any assumption agreements, assignments, certificates, notices, consents and other documentation reasonably required by the applicable lender. The parties shall reasonably cooperate with one another and the applicable lender in connection therewith.

Following the closing of the Merger, the lender providing the Parent Acquisition Financing (or its designees) may provide up to an additional $2,000,000 of financing (the “Additional Financing”) to the Surviving Corporation on terms mutually agreed by the Purchaser Group and such lender. The parties (including the Surviving Corporation) shall reasonably cooperate with one another and the applicable lender in connection with any such Additional Financing.

Other Covenants

The Merger Agreement contains additional agreements between the Company, Merger Sub and Parent relating to, among other matters:

•        the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC with respect to this proxy statement);

•        the coordination of press releases and other public announcements or filings relating to the Merger;

•        filing of tax returns and payment of taxes due before the closing of the Merger;

•        anti-takeover statues or regulations that become applicable to the Merger; and

•        certain matters relating to Section 16 of the Exchange Act.

Conditions to the Merger

The obligations of the Company, Merger Sub and Parent to effect the Merger are subject to the fulfillment or waiver, at or before the effective time, of the following conditions:

•        the Company has obtained the approval of the Merger and the Merger Agreement by (i) the affirmative vote of holders representing a majority of the aggregate voting power of outstanding shares of Capital Stock entitled to vote at the Special Meeting, voting together as a single class and (ii) a majority of the shares voting at the Special Meeting, excluding shares held by the holder of outstanding shares of Series J Preferred Stock, but including shares held by the officers and directors of the Company;

•        no temporary restraining order, preliminary or permanent injunction or other judgment has been issued by any court of competent jurisdiction and no other legal restraint or prohibition has been issued or enacted by a governmental entity that has the effect of preventing the consummation of the Merger;

•        the Company, Merger Sub and Parent have obtained all necessary third-party consents required by the Merger Agreement (as applicable); and

•        no law has been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal the consummation of the Merger or any of the other material transactions contemplated by the Merger Agreement.

The obligation of the Company to effect the Merger is subject to the fulfillment or waiver, at or before the Effective Time, of the following conditions:

•        the representations and warranties of Merger Sub and Parent in the Merger Agreement that are qualified as to materiality are true and correct (disregarding all qualifications or limitations as to materiality, material adverse effect and words of similar import set forth therein) as of the date of the Merger Agreement and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be so true and correct in all respects as of such earlier date) as if made on and as of such date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to the Merger Agreement, and the Company shall have received a certificate from Parent and Merger Sub certifying the same;

•        Merger Sub and Parent have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing, and the Company has received a certificate from Parent and Merger Sub certifying the same; and

•        Parent has paid to the Company an amount equal to $1,500,000 in cash by wire transfer of immediately available funds to the account designated by the Company

The obligation of Merger Sub and Parent to effect the Merger is subject to the fulfillment or waiver, at or before the Effective Time, of the following conditions:

•        the representations and warranties of the Company in the Merger Agreement are true and correct in all respects (disregarding all qualifications or limitations as to materiality, material adverse effect and words of similar import set forth therein) in all respects as of the date of the Merger Agreement and as of the Closing as if made at and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be so true and correct in all respects as of such earlier date), except for such failures to be true and correct that, individually or in the aggregate, would not have, and would not reasonably be expected to have, a material adverse effect;

•        the Company has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing and no event has or events have occurred that caused a material adverse effect on the Company, and Merger Sub has received a certificate of the Company to such effect;

•        the Company has terminated the Rights Agreement and no rights shall remain outstanding thereunder;

•        either (i) all outstanding shares of Series C Preferred Stock have been redeemed, cancelled or otherwise terminated effective no later than immediately prior to the Effective Time; or (ii) the Company and the holder of the shares of Series C Preferred Stock have amended the certificate of designation of the Series C Preferred Stock, in form and substance reasonably satisfactory to Parent;

•        all outstanding Company Warrants have been exercised, duly redeemed, cancelled or otherwise terminated;

•        Merger Sub and Parent has received a certificate of the Company dated no more than 30 days prior to the Closing that is consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in a manner reasonably satisfactory to Parent and in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2);

•        holders of no more than 1% of the outstanding shares of Common Stock as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory dissenters’ rights pursuant to the NRS with respect to such shares of Common Stock; and

•        no insolvency event has occurred following the execution and delivery of the Merger Agreement.

There are no regulatory approvals necessary for the completion of the Merger.

Termination

The Company and Parent may terminate the Merger Agreement by mutual written consent at any time before the completion of the Merger, whether prior to or after receipt of stockholder approval. In addition, either the Company or Parent may terminate the Merger Agreement if:

•        the Merger is not consummated by December 31, 2026 (the “Termination Date”), for any reason; provided that the right to terminate the Merger Agreement at such time will not be available to any party whose action or failure to act has been a principal cause of or been the primary factor that resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement;

•        any temporary restraining order, preliminary or permanent injunction or other judgment is issued by any court of competent jurisdiction or any other legal restraint or prohibition is issued or enacted by a governmental entity that has the effect of preventing the consummation of the Merger and has become final and non-appealable, except that such termination right will not be available to any party whose action or failure to act was a principal cause of, or resulted in, such order (or such order becoming final and non-appealable);

•        any law shall have been enacted, entered, enforced or deemed applicable to the Merger that permanently prohibits, makes illegal or enjoins the consummation of the Merger; or

•        at any time prior to the Closing if the Company fails to obtain stockholder approval for the Merger and the transaction contemplated thereby at the Special Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger.

The Company also may terminate the Merger Agreement:

•        if Merger Sub or Parent has breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a closing condition relating to the truth and accuracy of Merger Sub’s or Parent’s representations and warranties or its performance of its obligations under the Merger Agreement and (ii) is incapable of being cured or is not cured by Merger Sub or Parent 10 calendar days after such breach or failure or, if capable of being cured by Merger Sub or Parent by such date, Merger Sub or Parent does not cure such breach or failure within ten calendar days after its receipt of written notice thereof from the Company; and

•        prior to the Special Meeting, if (i) the Board authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (ii) the Company pays the Termination Fee concurrently.

Parent also may terminate the Merger Agreement:

•        if prior to receipt of stockholder approval of the Merger Agreement at the Special Meeting, the Company has effected a Company Board Recommendation Change, breached its non-solicitation obligations regarding alternative acquisition proposals in accordance with the terms of the Merger Agreement;

•        if the Company breaches any of its representations or warranties or fails to perform any of its covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a condition relating to the truth and accuracy of its representations and warranties or its performance of its obligations under the Merger Agreement and (ii) is incapable of being cured or is not cured by the Company by the date that is ten (10) calendar days after such breach or failure or, if capable of being cured by the Company by such date, the Company does not commence to cure such breach or failure within ten (10) calendar days after its receipt of written notice thereof from Merger Sub and diligently pursue such cure thereafter; and

•        if an insolvency event has occurred with respect to the Company.

Fees and Expenses

Except as otherwise provided in the Merger Agreement, as described in this “The Merger Agreement — Fees and Expenses” section, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger will be paid by the party incurring or required to incur them.

Termination Fee and Expense Reimbursement Provisions

The Company will be required to pay Parent a Termination Fee equal to $150,000 in the event that:

•        a third party makes an Alternative Acquisition Agreement (whether or not conditional and whether or not withdrawn) to the Company or its stockholders or any person has announced an intention (whether or not conditional and whether or not withdrawn) to make an Alternative Acquisition Agreement (whether or not conditional and whether or not withdrawn) otherwise becomes known to the Company or the stockholders of the Company and thereafter the Merger Agreement is terminated by either Parent or the Company because the Merger has not been consummated by the Termination Date and

•        the Company enters into any Acquisition Agreement with respect to any Alternative Acquisition Agreement or

•        any Alternative Acquisition Agreement is consummated;

•        the Merger Agreement is terminated by Parent because the Company has delivered an Adverse Change Notice or a Company Board Recommendation Change has occurred in connection with a change in the Board’s recommendation to the stockholders with respect to the Merger; or

•        the Merger Agreement is terminated by the Company in order to accept another Alternative Acquisition Agreement.

Amendments and Modification

The Merger Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company at any time prior to the effective time, by written agreement of the Company, Merger Sub and Parent and by action of their respective boards of directors. However, following receipt of the Company stockholder approval, no amendment may be made to the Merger Agreement that by law requires further approval or authorization by the stockholders of the Company without such further approval or authorization.

Governing Law

The Merger Agreement and all actions, proceedings or counterclaims arising out of or relating to the Merger Agreement will be governed by, and construed in accordance with the laws of the State of Nevada, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made (i) to grant the Company’s unaffiliated stockholders access to the corporate files of the Company, any other party to the Merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company, or any other such party or affiliate. There is no requirement that the Merger Agreement be approved by a majority of the Company’s unaffiliated stockholders, that is stockholders who are not officers or directors of the Company.

IMPORTANT INFORMATION REGARDING LOGICMARK

Overview

LogicMark, Inc. (the “Company” or “LogicMark”) provides personal emergency response systems (“PERS”), health communications devices, and Internet of Things (“IoT”) technology that creates a connected care platform. The Company’s devices provide people with the ability to receive care at home and age independently. The Company’s PERS devices incorporate two-way voice communication technology directly in the medical alert pendant and provide life-saving technology at a customer-friendly price point aimed at everyday consumers. These PERS technologies, as well as other personal safety devices are sold direct-to-consumer through the Company’s eCommerce website and Amazon.com, through dealers and resellers, as well as directly to the United States Veterans Health Administration (“VHA”). The Company was awarded a contract by the U.S. General Services Administration (“GSA”) that enables the Company to distribute its products to federal, state, and local governments (the “GSA Agreement”).

Overview

LogicMark builds technology to remotely check, manage and monitor a loved one’s health and safety. The Company is focused on modernizing remote monitoring to help people stay safe and live independently longer. We believe there are five trends driving the demand for better remote monitoring systems:

1.      The “Silver Tsunami”.    With 11,000 Baby Boomers turning 65 in the U.S. every day, there will be more older adults than children under 18 for the first time in the near future. With 65 million “Baby Boomers” in the United States, they are not only one of the largest generations, but the wealthiest. Unlike generations before them, Baby Boomers are reliant and comfortable with technology. Most of them expect to live independently at their home.

2.      Shift to At-Home Care.    As it stands, the current healthcare system is unprepared for the human resource strain and is shifting much of the care elderly patients used to receive at a hospital, medical or assisted living facility to the patient’s home. The rise of digital communication to support remote care increased dramatically during the COVID-19 pandemic. The need for connected and remote monitoring devices is more necessary and in-demand than ever before.

3.      Rise of Data and IoT.    Doctors and clinicians are asking patients to track more and more vital signs. Whether it’s how they’re reacting to medication or tracking blood sugar, patients and their caregivers are participating in their healthcare in unprecedented ways. Consumers are using data collected from connected devices like never before. This data can be used to prevent health emergencies as technology companies use machine learning (“ML”)/artificial intelligence (“AI”) to learn patient patterns and alert the patient and their care team of potential emergencies, leading to a switch from reacting to problems after they occur to predicting potential problems before they occur.

4.      Lack of Healthcare Workers.    It’s estimated that 20% of healthcare workers quit during the COVID-19 pandemic. Many healthcare workers who were working during the COVID-19 pandemic suffered from burnout, exhaustion and demoralization due to the COVID-19 pandemic. There were not enough healthcare workers to support our entire population throughout the pandemic, let alone enough to support our elderly population. The responsibility of taking care of elderly family members is increasingly falling on the family, and they need help.

5.      Rise of the Care Economy.    The term “Care Economy” refers to the money people contribute to care for people until the end of their lives; the Care Economy offsets the deficiencies within the healthcare system and the desire to age in place. There has been little innovation in the industry because the majority of PERS are operated by home security companies. It is not their main line of business, and they have little expertise in developing or launching machine-learning algorithms or artificial intelligence.

Together, we believe these trends have produced a large and growing market opportunity for LogicMark. The Company enjoys a strong base of business with the VHA and plans to expand to other government agencies after being awarded the five-year GSA Agreement in July 2021, which is renewable for up to 25 years.

The PERS Opportunity

PERS, also known as a medical alert or medical alarm system, is designed to detect a threat that requires attention and then immediately contacts a trusted caregiver and/or the emergency medical workforce. Unlike conventional alarm systems which consist of a transmitter and are activated in the case of an emergency, PERS transmits signals to an alarm monitoring medical team, which then departs for the location where the alarm was activated. These types of medical alarms are traditionally utilized by the disabled, elderly or those living alone.

The PERS market is generally divided into direct-to-consumer and healthcare customer channels. With the advent of new technologies, demographic changes, and our five previously stated trends in healthcare, an expanded opportunity exists for LogicMark to provide at-home and on-the-go health and safety solutions to both customer channels.

For LogicMark, growing the healthcare opportunity relies on partnering with organizations such as government, Medicaid, hospitals, insurance companies, managed care organizations, affiliates and dealers. Partners can provide leads at no cost for new and replacement customers, have significant buying power and can provide collaboration on product research and development.

Our longstanding partnership with the VHA is a good example. LogicMark has sold over 900,000 PERS devices since 2012, of which over 700,000 devices have been sold to the U.S. government. The signing of the GSA Agreement in 2021 further strengthened our partnership with the government and expanded our ability to capture new sales. We envision a continued focus on growing the healthcare channel during 2026.

In addition to the healthcare channel and growth in sales volume through its direct-to-consumers channel, LogicMark also expects to focus on continued growth in sales volume through its dealers and resellers channel. It is estimated that approximately 30% of PERS customers fall into the business-to-business category. The business-to-business channel will be focused on healthcare facilities, assisted living providers, etc.

Data driven solutions using AI and ML are expected to help guide the growth of the PERS industry. In the healthcare, direct-to-consumer and business-to-business channels, product offerings can include 24/7 emergency response, fall detection, location tracking and geo-fencing, activity monitoring, medication management, caregiver and patient portals, concierge services, telehealth, vitals monitoring, and customer dashboards. These product offerings are primarily delivered via mobile and home-base equipment. LogicMark will also continue to pursue research and development partnerships to grow our product offering.

Our PERS Products

LogicMark produces a range of products within the PERS market as a result of the Company’s 2016 acquisition of LogicMark, LLC, the former wholly owned subsidiary of the Company and now a division of the Company. Historically, the Company has differentiated itself by offering “no monthly fee” products, which only require a one-time purchase expense, instead of a contract with recurring monthly charges.

The “no monthly fee” products contact family, friends or 911 directly, eliminating the recurring monthly fee from a monitoring center, making it one of the most cost-effective options on the market. LogicMark offers both traditional (i.e., landline), mPERS (i.e., cell-based), and Internet (i.e., Wi-Fi-based) solutions. Our no monthly fee products are sold primarily to the VHA.

PRODUCT	FEATURES
GUARDIAN ALERT 911 PLUS

•   Two-way voice communication pendant

•   Fall detection

•   Mobile device

•   Small form factor

•   911 direct dial

•   4G cellular connection; no Wi-Fi or landline necessary

•   Can be used on the go

•   6 – 12 month rechargeable battery life and 24-48 hour battery life

•   IP-67 Water-Resistant

•   Splash-Resistant for shower and bath

•   No monthly fee or service agreement

FREEDOM ALERT

•   Two-way voice via pendant

•   Dial friends, family, and caregivers

•   911 forwarding

•   In-Home device; Landline necessary

•   IP-67 Water-Resistant

•   Splash-Resistant for shower and bath

•   Coverage up to 600ft from base

•   4 month pendant battery life & 24 hour Emergency Back-Up Base Battery

•   No monthly fee or service arrangement

In the past, LogicMark has offered monitored products that were exclusively sold to consumers by resellers. LogicMark sold these devices to resellers, who in turn offered the monitoring component to their consumers as part of their product and service offerings. The resellers would own the device and then lease the PERS product to the consumer. The resellers would charge the consumers a monthly monitoring fee for the lease of the PERS equipment and associated monitoring service. These products were monitored by a third-party central station. During 2023, the Company began selling the LifeSentry Monitored PERS products direct-to-consumers through the Company’s website. In addition, the Company began selling the Freedom Alert Mini in the last quarter of 2023 whereby the

Company would lease the PERS equipment and charge a monthly fee for monitoring services. In late 2024, the Company began selling the Freedom Alert Max, both a PERS unit and cellular phone, which detects falls and sudden movements, instantly triggering an alert for help.

PRODUCT	FEATURES
FREEDOM ALERT MINI	• 4G LTE

•   Fall Detection

•   GPS & Wi-Fi Location Services

•   24/7 US based emergency operators

•   Mobile Device

•   Geofencing Notification

•   24-48 hour Battery Life

•   Two-Way Voice Communication

•   IP-67 Water-Resistant

•   Small Form Factor

•   Free Connected Care Mobile App for iOS & Android

•   Emergency Notifications for Caregivers

•   Device Battery Monitoring

•   Device Set-Up and Bluetooth Pairing

•   Monthly monitoring fee

FREEDOM ALERT MAX	• 4G LTE

•   Fall detection

•   GPS & Wi-Fi Location Services

•   Geofencing Notification

•   Emergency caregiver video

•   Pre-programmed contacts

•   Unlimited Non-emergency calling

•   Emergency two-way calling and voice communication via Wi-Fi

•   IP-67 Water-Resistant

•   Crisis and Suicide Lifeline (988) pre-programmed

In early 2024, the Company released Aster, an on-the-go personal safety app that provides 24/7 monitoring along with a Bluetooth button in order to maximize ease of use and convenience.

PRODUCT	FEATURES
Aster

•   Home-Screen Slider: Contacts Emergency Services immediately

•   “Hold Until Safe” Button: Connects to Emergency Services upon release

•   Countdown Timer: Scheduled Timer signaling followers to check-in

•   Follow Me: Schedule events to request followers to check-in after

•   Bluetooth Button: Clips to keys or purse to contact Emergency Services immediately

Bluetooth Button

•   Pairs with Aster app: Press the button three times to connect to Emergency Services

•   Clips to your keys for immediate access to Emergency Services

•   Add to a purse, backpack, or briefcase for extra peace of mind

•   200-foot Bluetooth connection range

•   5-month battery life

Industry Competition

LogicMark is focused on expanding its market position through the business-to-business, direct-to-consumer and healthcare channels. The Company enjoys a strong business relationship with the VHA, through which it serves veterans who suffer from chronic conditions that often require emergency assistance. We believe that this relationship, coupled with the GSA Agreement, gives LogicMark a solid foundation to grow its healthcare channel business.

As technology and innovation have improved, barriers to entry have been lowered in the PERS sector. This has resulted in a highly fragmented market with many competitors, mostly privately held, who are solely dedicated to providing PERS. Other competitors, some of which are divisions of large publicly traded companies, offer PERS solutions in an effort to leverage their call center operations in place for other parts of their business. Competition is also found from companies in the healthcare, telecommunications and home and commercial security sectors.

Competitors may have greater financial, technical, and personnel resources, broader distribution networks, a larger portfolio of intellectual property and customers. Success in acquiring new customers is dependent on a variety of factors, including brand and reputation, market visibility, service and product capabilities, quality, price, and the ability to identify and sell to prospective customers. Our approach is to grow our product capabilities as well as key partnerships. The Company is switching from a reactive holistic personal safety perspective approach to capturing data to anticipate potential problems. These steps are expected to help us benefit from the favorable trends and growing demand for PERS in the direct-to-consumer, healthcare and business-to-business channels. In particular, the growing demand from the aging baby boomer generation, of which 11,000 boomers turn 65 each day.

Our Care Economy and Business Strategy

The number of Americans 65 and older make up more than 18% of the US population (over 60 million people) and more than 75% of those over 50 would like to age at home. We believe that our existing PERS and medical alert systems provide this “silver tsunami” of seniors seeking to continue living independently, the ability to stay safe, comfortable, and content in their own home. Our customers’ increasingly mobile and active lifestyles have created new opportunities for us in the fast-growing market for self-monitored products and mobile technology. We plan to continue to grow our unmonitored PERS business, which for those who are on low or fixed income and/or require long charge devices, is a cost effective and potentially life-saving product. However, we continue to see strong opportunities to build and expand our business into monitored services. We plan to continue expanding our cell-based (mPERS) product line to provide a multi-layer safety support using CPaaS, LogicMark’s Care

Platform as a Service, which allows us to integrate with various third-party connected and wearable devices so that we can better serve our customers whether they are at home or on-the-go. This will allow us to capture data required for predictive analysis in order to warn the caregiver of potential future problems.

We plan to continue to expand our business into the “aging with independence” market as well as expanding further into the Care Economy by providing enhanced products and services that make the caring for loved ones easier. One in four millennials as well as more than half of GenX are taking care of loved ones with very little, but much needed, assistance. Further, as the in-home professional care business continues to expand, we believe this is an opportunity for LogicMark to extend its products and services to meet the increasing needs of the growing Care Economy. We intend to do so by expanding the tools for caretakers to better manage both the care of their elderly living independent lives, and to provide mobile and personal safety to others in their care circle so they too can feel safe on the go. We want our products and services to be available for anyone with personal safety concerns, including children or students who are navigating new environments and social situations for the first time.

Our Intellectual Property

Our ability to compete effectively depends to a significant extent on our ability to protect our proprietary information. We currently rely and will continue to rely primarily on patents and trade secret laws and confidentiality procedures to protect our intellectual property rights. Since the Company’s acquisition in 2016, we have filed forty-five new patent applications, twenty-five of which have been awarded to date.

We enter into confidentiality agreements with all our employees and consultants and maintain control over access to and distribution of our technology, software, and other proprietary information.

Government Regulations

In order to sell any products to the U.S. government, companies are required to obtain approval from the GSA and must obtain a GSA authorization number. The Company obtained GSA approval to sell its products to the federal government when it was awarded the five-year GSA Agreement in July 2021 and was renewed for another five-year term in February 2026. Our U.S. government contract is subject to a large number of federal regulations and oversight requirements. Compliance with the array of government regulations requires extensive record keeping and the maintenance of complex policies and procedures relating to all aspects of our business, as well as to work performed for us by any subcontractors. In addition, government contracts are subject to audits and oversight by government inspectors at various points in the contracting process.

In addition, our devices are required to meet Federal Communications Commission (“FCC”) approval, specifically relating to FCC Part 15 requirements for Class B digital devices. FCC Part 15 covers the regulations under which a device emits radio frequency energy by radiation, and the technical specifications, administrative requirements, and other conditions relating to the marketing of FCC Part 15 devices. The FCC’s definition of a Class B Digital Device is one which is marketed for use in a residential environment, and FCC Part 15 compliance means that our devices may not cause harmful interference, must accept interference from other devices, and all device changes must be approved by the manufacturer. All of our devices are FCC Part 15 compliant Class B digital devices. All of our devices are manufactured to never exceed FCC specific absorption rate (SAR) limitations for exposure to radio frequency emissions for body worn devices.

Corporate Information

History

LogicMark was incorporated in the State of Delaware on February 8, 2012. On July 25, 2016, LogicMark acquired LogicMark, LLC, which operated as a wholly owned subsidiary of the Company until December 30, 2021, when it was merged into the Company (formerly known as Nxt-ID, Inc.) along with the Company’s other subsidiary, 3D-ID, LLC. As a result of the merger, 3D-ID, LLC was liquidated. Effective February 28, 2022, the Company changed its name from Nxt-ID, Inc. to LogicMark, Inc. The Company has realigned its business strategy with that of its former LogicMark, LLC operating division, managing contract manufacturing and distribution of non-monitored and monitored PERS sold through the VHA, direct-to-consumers, healthcare durable medical equipment dealers and resellers, and monitored security dealers and resellers.

On June 1, 2023, the Company was re-incorporated in the State of Nevada by merging its predecessor entity with and into its wholly-owned subsidiary, LogicMark, Inc., a Nevada corporation, pursuant to an agreement and plan of merger, dated as of June 1, 2023. Such Nevada entity survived and succeeded to the assets, continued the business and assumed the rights and obligations of LogicMark, Inc., the Delaware corporation that existed immediately prior to the effective date of such agreement.

Our principal executive office is located at 2801 Diode Lane, Louisville, KY 40299, and our telephone number is (502) 519-2419. Our website address is www.logicmark.com.

Properties

The Company leases warehouse space and equipment in the U.S., which are classified as operating leases expiring at various dates. The Company determines if an arrangement qualifies as a lease at the lease inception. Operating lease liabilities are recorded based on the present value of the future lease payments over the lease term, assessed as of the commencement date. The Company’s real estate lease is for a fulfillment center, with a lease term of 5 years expiring in August 2025. In April 2025, the Company signed a lease agreement to renew the lease for the warehouse space and equipment currently being leased, effective September 1, 2025, for a term of 5 years and monthly payments of $7,250. The Company has elected to account for the lease and non-lease components (insurance and property taxes) as a single lease component for its real estate leases. Lease payments, which includes lease components and non-lease components, are included in the measurement of the Company’s lease liabilities to the extent that such payments are either fixed amounts or variable amounts based on a rate or index (fixed in substance) as stipulated in the lease contract. Any actual costs in excess of such amounts are expensed as incurred as variable lease cost.

The Company’s lease agreements generally do not specify an implicit borrowing rate, and as such, the Company uses its incremental borrowing rate to calculate the present value of the future lease payments. The discount rate represents a risk-adjusted rate on a secured basis and is the rate at which the Company would borrow funds to satisfy the scheduled lease liability payment streams. The Company entered into a renewal five-year lease agreement in April 2025 for the warehouse space located in Louisville, Kentucky. The Right of Use (“ROU”) asset value added as a result of this renewal lease agreement was $0.3 million. The Company’s ROU asset and lease liability accounts reflect the inclusion of this renewal lease in the Company’s balance sheet as of September 30, 2025. The current monthly rent of $7.3 thousand will increase by the annual 3% rate to the new monthly rent of $7.6 thousand in September 2026.

For the years ended December 31, 2025 and 2024, total operating lease cost was $0.1 million and $78.7 thousand and is recorded in direct operating costs. Operating lease cost is recognized on a straight-line basis over the lease term. The following summarizes (i) the future minimum undiscounted lease payments under the non-cancelable lease for each of the next three years and thereafter, incorporating the practical expedient to account for lease and non-lease components as a single lease component for our existing real estate lease, (ii) a reconciliation of the undiscounted lease payments to the present value of the lease liabilities, and (iii) the lease-related account balances on the Company’s balance sheet as of December 31, 2025:

Year Ending December 31,
2026	$88,200
2027	91,900
2028	95,800
2029	99,600
2030	68,000
Total future minimum lease payments	443,500
Less imputed interest	(111,780)
Total present value of future minimum lease payments	$331,720

The Company believes the facilities are in reasonable condition, the correct size, adequately insured and adequately provide for the Company’s immediate and foreseeable needs.

Directors and Executive Officers

The Board presently consists of five members. The persons listed below are the directors and executive officers of the Company as of the date of this proxy statement.

Name	Age	Position
Chia-Lin Simmons	53	Chief Executive Officer, President and Director
Mark Archer	69	Chief Financial Officer, Secretary and Treasurer
Robert Curtis	70	Director
John Pettitt	63	Director
Barbara Gutierrez	63	Director
Carine Schneider	61	Chair of the Board

The business address and telephone number of each of the foregoing persons is 2801 Diode Lane, Louisville, KY 40299, (502) 442-7911. The following is a brief summary of the business experience of the foregoing directors and executive officers.

The following sets forth information concerning the officers and directors, including present principal occupations, other business experience during the last 5 years, membership on committees of the Board of Directors and directorships in other publicly held companies.

Chia-Lin Simmons, Chief Executive Officer, President and Director

Chia-Lin Simmons has served as the President and Chief Executive Officer (“CEO”) and a director of the Company since June 14, 2021. From 2016 to June 2021, Ms. Simmons served as the CEO and co-founder of LookyLoo, Inc., an artificial intelligence social commerce company. Ms. Simmons served as a member of the Board of Directors for Servco Pacific Inc., a global automotive and consumer goods company with businesses in mobility, automotive distribution and sales, and entertainment from 2017 to 2022 and currently serves as a member of its investment board. She is also a member of the Board of Directors of New Energy Nexus, an international organization that supports clean energy entrepreneurs with funds, accelerators and networks and since March 2023, has served as a member of the Board of Directors for Chromocell, a biotech company developing treatments for chronic pain. From 2014 to 2016, Ms. Simmons served as Head of Global Partner Marketing at Google Play, prior to which, between 2010 and 2014, she served as VP of Marketing & Content for Harman International. She has served as a senior executive or VP at a number of companies, including VP of Strategic Alliances at Audible/Amazon as well as Director of Business Development at AOL/Time Warner. Ms. Simmons received her B.A. in Communications, Magna cum Laude and Phi Beta Kappa, from the University of California, San Diego in 1995. She also received her M.B.A. from Cornell University in 2002, where she was a Park Leadership Fellow, and her J.D. from George Mason University in 2005, and is currently a licensed attorney in the State of New York. The Company believes that Ms. Simmons’ broad technology industry expertise, her experience in product development and launch, and her role as CEO give her the qualifications and skills to serve as a member of the Board.

Mark Archer, Chief Financial Officer, Secretary and Treasurer

Mark Archer has served as the permanent Chief Financial Officer (“CFO”) of the Company since February 15, 2022, and previously served as our Interim CFO from July 15, 2021, to February 15, 2022. Mr. Archer has over 40 years of financial and operational experience, including assignments in high growth technology and consumer products companies. From 2017 to 2020, Mr. Archer served as Executive Vice President and Chief Financial Officer of Saxco International LLC, a private equity owned middle market distributor of glass and other rigid packaging solutions to the wine, beer and spirits industries. From 2016 to 2018, Mr. Archer served as President and Chief Executive Officer of Swarm Technology LLC, a growth stage technology company selling product and subscription services based on IoT architecture. From 2012 to 2015 Mr. Archer was President of WSS, an omni-channel retailer of premium athletic footwear and related products, now a division of Dick’s Sporting Goods. Mr. Archer also served as a partner at FLG Partners, a Silicon Valley CFO and board advisory consultancy firm from April 2021 until December 2025. He has served as either Chief Financial Officer or Chief Executive Officer at a number of other public and privately held companies. Mr. Archer received both his B.S. degree in Business Administration and an M.B.A. in Finance, from the University of Southern California, where he was a Presidential Scholar.

Robert Curtis, Director

Robert Curtis has served as a director of the Company since July 25, 2018. Dr. Curtis is a 36-year veteran in the biosciences industry. Since 2012, Dr. Curtis has served as a consultant to emerging technology companies in his role at Curtis Consulting & Communications, LLC. From 2014 to 2016, he served as the Executive Chairman and Director of the Trudeau Institute in Saranac Lake, New York and prior to that position, he was Chief Executive Officer of the Regional Technology Development Corporation from 2007 to 2012, a non-profit organization in Woods Hole, Massachusetts, where he was responsible for identifying and commercializing technology from the Marine Biological Laboratory and the Woods Hole Oceanographic Institute. Prior to such roles, Dr. Curtis has been a founder and the CEO of several companies, including HistoRx, Inc., a tissue proteomics company, Cape Aquaculture Technologies, Inc., which developed enhanced non-genetically modified fish, and Lion Pharmaceuticals/Phoenix Drug Discovery LLC, which developed and commercialized university-based technology from some of the leading biomedical institutions in the world. He assisted in the founding of Environmental Operating Solutions, Inc., which applied denitrification technology to wastewater, and which was sold in 2017. He was a co-founder of and CEO of CombiChem, Inc., which was sold to Dupont Pharmaceuticals, and served as founding President and CEO of MetaMorphix, Inc., a joint venture between Genetics Institute, Inc. and The Johns Hopkins School of Medicine. Prior to these entrepreneurial endeavors, Dr. Curtis held senior management positions at Pharmacopeia, Inc., Cambridge Neuroscience, Inc., and Pfizer, Inc. He also served as Assistant Professor of Pharmacy Practice at the University of Illinois Medical Center in Chicago. He currently serves on the Board or as an advisor to a number of private entrepreneurial companies and has served as judge for the annual MIT $100K Business Plan Entrepreneurial Award. He is currently President of the Falmouth Commodores baseball team and serves on the Executive Committee of the Cape Cod Baseball League. Dr. Curtis holds a BS in Pharmacy from the Massachusetts College of Pharmacy, a Pharm.D. from the University of Missouri, and an MBA from Columbia University.

Dr. Curtis’ significant experience in the biosciences, healthcare, and technology sector as well as his operational background gives him the qualifications and skills necessary to serve as a director of our Company.

John Pettitt, Director

John Pettitt has served as a director of the Company since March 15, 2022. Since October 2017, Mr. Pettitt has served as Senior Staff Software Engineer at Google LLC (“Google”), focusing on software development and software engineering management. Prior to his role at Google, Mr. Pettitt served as chief technology officer at Relay Media Inc., a mobile content optimization company, where he focused on software development for digital media, from 2015 until it was acquired by Google in October 2017. Mr. Pettitt has 39 years of experience in communication and e-commerce. An internet pioneer since 1983, Mr. Pettitt has been a founder and chief technology officer of multiple successful companies, including: Specialix PLC, a manufacturer of communications and networking product, which was acquired by Pearl Systems; software.net, the first internet app store and an e-commerce pioneer, currently known as Beyond.com, which became a publicly traded company and was later acquired by Digital River; CyberSource, a world-leading payments and fraud detection company, which became a publicly traded company and was later acquired by Visa; and Relay Media Inc. In addition, Mr. Pettitt has been awarded multiple foundational patents relating to e-commerce, fraud detection and content distribution and management. We believe that Mr. Pettitt brings a deep technical understanding of product and software, combined with a strong entrepreneurial track record, which background gives him the qualifications and skills necessary to serve as a director.

Barbara Gutierrez, Director

Barbara Gutierrez has served as a director of the Company since May 17, 2022. Ms. Gutierrez began her career in public accounting and has directed and improved the financial operations of public, private equity, and privately held companies, with extensive experience with capital transactions including initial public offerings, debt and equity capital raises, and merger and acquisition transactions. She previously served as CFO of Modivcare, Inc. (Nasdaq: MODV) from 2023 to 2025 and previously served as CFO of InnovAge Holding Corp. (Nasdaq: INNV) from 2017 to 2023. She has served as Chief Financial Officer and Chief People Services Officer for Hero Practice Services and in senior leadership roles at Strad Energy Services, Jones Knowledge Group, PhyCor, and HCA HealthOne. She has also served as a board member of Jones International University, Camp Fire Girls of Colorado (where she served as treasurer of the Board), and corporate secretary for Strad Energy Services, formerly a TSX-traded company and currently serves on the Advisory Board of the University of Denver School of Accountancy. Ms. Gutierrez is a graduate, magna cum laude, of the University of Denver, and is a certified public accountant and chartered global management accountant. Ms. Gutierrez is qualified to serve on the Board because she is an accomplished leader with more than 30 years of experience in executive and financial leadership roles with high growth, entrepreneurial companies in a range of industries.

Carine Schneider, Chair of the Board

Carine Schneider has served as director of the Company since October 27, 2023 and as Chair of the Board since April 1, 2025. She is an experienced and well-connected leader and author in the private market and global compensation industry with deep experience working in consulting, technology & financial services. Since June 2023, Ms. Schneider has served as co-founder of Compass Strategic Advisors, a strategic advisory firm, based in Menlo Park, California. She was named one of the 100 Influential Women in Silicon Valley by the Silicon Valley Business Journal (2017), one of “17 Women to Watch” in 2017 by Brown Brothers Harriman Center on Women and Wealth and received the 2019 ProShare Award for Services to Employee Share Ownership. In March 2022 she was named one of the 20 Most Inspiring Women Leaders by Women Leaders Magazine. In 2021, she published her first book, “The Democratization of the Private Market”. Ms. Schneider was formerly the President, Nasdaq Private Market (NPM), CEO of Certent (now Insight Software), founder and CEO of Global Shares, Partner at PwC, Director of Strategic Planning with Morgan Stanley, served as President of AST Private Company Solutions, Inc. from January 2019 to June 2023, and was the Leader of the Global Stock Plan Services at Towers Watson. Ms. Schneider served on the Board of Directors of Certent, Global Shares and The Professional Business Women of California (PBWC). In 1992, Ms. Schneider was the founding Executive Director of the National Association of Stock Plan Professionals (NASPP). In 1999, Ms. Schneider founded the Global Equity Organization (GEO). Ms. Schneider has served as Chair Emeritus in for GEO since July 2017. Ms. Schneider was also a founding Board Member of the Santa Clara University CEP Program, having served as its Chair twice. Ms. Schneider started her career and worked as a Manager of Shareholder Relations at Oracle Corporation, where she assisted in the initial public offering and managed all aspects of the company’s various stock plans. She received her degree in Psychology & Sociology from the University of California, Santa Cruz. She is a frequent speaker at conferences around the world, including President Obama’s 2016 Global Entrepreneurial Summit. She was invited to join the inaugural class of Fellow Global Equity (FGE) in 2019. We believe that Ms. Schneider is qualified to serve on the Board because she has significant financial expertise, consulting, global compensation, entrepreneurial, and technological expertise.

Financial Statements and Supplementary Data for the Three and Six Months Ended June 30, 2026

The financial statements included below are:

Item 1. Condensed Financial Statements (Unaudited)

LogicMark, Inc.
CONDENSED BALANCE SHEETS
(Unaudited)

	June 30, 2026	December 31, 2025
Assets
Current Assets
Cash and cash equivalents	$3,495,672	$3,567,487
Investments	3,135,718	5,943,218
Accounts receivable, net	9,303	5,812
Inventory	1,193,577	1,400,305
Prepaid expenses and other current assets	838,730	681,265
Total Current Assets	8,673,000	11,598,087

Property and equipment, net	152,646	113,929
Right-of-use assets, net	297,836	324,058
Product development costs, net of amortization of $1,052,322 and $833,452, respectively	1,695,567	1,257,447
Software development costs, net of amortization of $1,753,224 and $1,183,765, respectively	2,037,832	2,454,909
Goodwill	3,143,662	3,143,662
Other intangible assets, net of amortization of $7,570,999 and $7,190,101, respectively	1,033,568	1,414,466
Total Assets	$17,034,111	$20,306,558

Liabilities, Series C Redeemable Preferred Stock and Stockholders’ Equity

Current Liabilities
Accounts payable	$464,172	$563,990
Accrued expenses	1,059,156	1,128,424
Deferred revenue	255,598	239,916
Total Current Liabilities	1,778,926	1,932,330
Other long-term liabilities	254,744	282,899
Total Liabilities	2,033,670	2,215,229

Commitments and Contingencies (Note 9)

Series C Redeemable Preferred Stock
Series C redeemable preferred stock, par value $0.0001 per share: 2,000 shares designated; 1 share issued and outstanding as of June 30, 2026 and December 31, 2025; aggregate liquidation preference of $2,000,000 as of June 30, 2026 and December 31, 2025	1,807,300	1,807,300

LogicMark, Inc.
CONDENSED BALANCE SHEETS — (Continued)
(Unaudited)

	June 30, 2026	December 31, 2025
Stockholders’ Equity
Preferred stock, par value $0.0001 per share: 80,000,000 shares authorized
Series F preferred stock, par value $0.0001 per share: 1,333,333 shares designated; 0 and 106,333 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively; aggregate liquidation preference of $0 and $319,000 as of June 30, 2026 and December 31, 2025, respectively	—	319,000
Common stock, par value $0.0001 per share: 800,000,000 shares authorized; 899,759 and 906,059 issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	90	91
Additional paid-in capital	132,828,442	132,597,001
Accumulated deficit	(119,635,391)	(116,632,063)
Total Stockholders’ Equity	13,193,141	16,284,029

Total Liabilities, Series C Redeemable Preferred Stock and Stockholders’ Equity	$17,034,111	$20,306,558

The accompanying notes are an integral part of these unaudited condensed financial statements.

LogicMark, Inc.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$3,349,300	$2,853,210	$6,563,580	$5,445,035
Costs of goods sold	980,955	925,910	1,958,447	1,872,507
Gross Profit	2,368,345	1,927,300	4,605,133	3,572,528

Operating Expenses
Direct operating cost	389,880	350,453	767,559	694,079
Advertising costs	89,007	46,395	167,382	220,985
Selling and marketing	835,699	703,249	1,641,252	1,220,348
Research and development	91,447	138,115	214,883	293,604
General and administrative	1,951,309	2,313,034	3,680,042	4,579,753
Other expense	6,481	14,423	22,761	64,035
Depreciation and amortization	598,917	494,045	1,211,017	993,472

Total Operating Expenses	3,962,740	4,059,714	7,704,896	8,066,276
Operating Loss	(1,594,395)	(2,132,414)	(3,099,763)	(4,493,748)
Other Income
Interest income	42,049	133,648	138,277	178,863
Other income (expense), net	425	(53,906)	(41,842)	71,227
Total Other Income	42,474	79,742	96,435	250,090

Loss Before Income Taxes	(1,551,921)	(2,052,672)	(3,003,328)	(4,243,658)
Income tax expense	—	—	—	—
Net Loss	(1,551,921)	(2,052,672)	(3,003,328)	(4,243,658)
Preferred stock dividends	(75,000)	(75,000)	(150,000)	(150,000)
Net Loss Attributable to Common Stockholders	(1,626,921)	(2,127,672)	(3,153,328)	(4,393,658)
Net Loss Attributable to Common Stockholders Per Share – Basic and Diluted	$(1.81)	$(2.90)	$(3.49)	$(11.60)
Weighted Average Number of Common Shares Outstanding – Basic and Diluted	900,179	733,023	903,119	378,629

The accompanying notes are an integral part of these unaudited condensed financial statements.

LogicMark, Inc.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

	Three Months Ended June 30, 2026
	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance – March 31, 2026	106,333	$319,000	906,059	$91	$132,601,746	$(118,083,470)	$14,837,367
Stock-based compensation expense	—	—	—	—	431,695	—	431,695
Cancellation of restricted stock	—	—	(6,300)	(1)	1	—	—
Repurchase of Series F preferred stock	(106,333)	(319,000)	—	—	—	—	(319,000)
Repurchase of warrants	—	—	—	—	(130,000)	—	(130,000)
Series C preferred stock dividends	—	—	—	—	(75,000)	—	(75,000)
Net loss	—	—	—	—	—	(1,551,921)	(1,551,921)
Balance – June 30, 2026	—	$—	899,759	$90	$132,828,442	$(119,635,391)	$13,193,141
	Six Months Ended June 30, 2026
	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance – January 1, 2026	106,333	$319,000	906,059	$91	$132,597,001	$(116,632,063)	$16,284,029
Stock-based compensation expense	—	—	—	—	511,440	—	511,440
Cancellation of restricted stock	—	—	(6,300)	(1)	1	—	0
Repurchase of Series F preferred stock	(106,333)	(319,000)	—	—	—	—	(319,000)
Repurchase of warrants	—	—	—	—	(130,000)	—	(130,000)
Series C preferred stock dividends	—	—	—	—	(150,000)	—	(150,000)
Net loss	—	—	—	—	—	(3,003,328)	(3,003,328)
Balance – June 30, 2026	—	$—	899,759	$90	$132,828,442	$(119,635,391)	$13,193,141

LogicMark, Inc.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY — (Continued)
(Unaudited)

	Three Months Ended June 30, 2025
	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance – March 31, 2025	106,333	$319,000	223,147	$22	$132,243,438	$(111,355,622)	$21,206,838
Stock-based compensation expense	—	—	—	—	380,693	—	380,693
Fees incurred in connection with equity offerings	—	—	—	—	(63,764)	—	(63,764)
Warrants exercised for common stock on a cashless basis	—	—	545,260	55	(55)	—	—
Series C preferred stock dividends	—	—	—	—	(75,000)	—	(75,000)
Net loss	—	—	—	—	—	(2,052,672)	(2,052,672)
Balance – June 30, 2025	106,333	$319,000	768,407	$77	$132,485,312	$(113,408,294)	$19,396,095
	Six Months Ended June 30, 2025
	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance – January 1, 2025	106,953	$791,245	3,198	$—	$118,758,596	$(109,164,636)	$10,385,205
Stock-based compensation expense	—	—	—	—	817,503	—	817,503
Issuance of restricted stock	—	—	250	—	17,522	—	17,522
Sale of common stock, warrants and pre-funded warrants pursuant to a registration statement on Form S-1	—	—	3,013	—	14,377,835	—	14,377,835
Fees incurred in connection with equity offerings	—	—	—	—	(1,830,459)	—	(1,830,459)
Warrants exercised for common stock	—	—	29,529	3	22,144	—	22,147
Warrants exercised for common stock on a cashless basis	—	—	732,202	74	(74)	—	—
Conversion of Series H preferred stock for common stock	(310)	(472,245)	215	—	472,245	—	—
Redemption of Series I preferred stock	(310)	—	—	—	—	—	—
Series C preferred stock dividends	—	—	—	—	(150,000)	—	(150,000)
Net loss	—	—	—	—	—	(4,243,658)	(4,243,658)
Balance – June 30, 2025	106,333	$319,000	768,407	$77	$132,485,312	$(113,408,294)	$19,396,095

The accompanying notes are an integral part of these unaudited condensed financial statements.

LogicMark, Inc.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended June 30,
	2026	2025
Cash Flows from Operating Activities
Net loss	$(3,003,328)	$(4,243,658)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	41,790	58,378
Stock-based compensation	511,440	835,025
Amortization of intangible assets	380,898	380,898
Amortization of product development costs	218,870	217,242
Amortization of software development costs	569,459	336,954
Loss on disposal of fixed assets	1,617	1,195
Amortization of operating lease right-of-use assets	26,222	—
Change in unrealized (gain) on investments	(6,716)	(18,004)
Changes in operating assets and liabilities:
Accounts receivable	(3,491)	(144,613)
Inventory	206,728	258,780
Prepaid expenses and other current assets	(157,465)	(97,192)
Accounts payable	(244,949)	(293,651)
Accrued expenses	(92,390)	(126,539)
Deferred revenue	15,682	174,831
Other long-term liabilities	(28,155)	—
Net Cash Used in Operating Activities	(1,563,788)	(2,660,354)

Cash Flows from Investing Activities
Purchase of equipment and website development	(61,952)	(5,648)
Product development costs	(562,326)	(13,856)
Software development costs	(98,965)	(641,949)
Redemption/sale of government securities	4,041,824	—
Purchase of investments in government securities	(1,227,608)	(7,947,962)
Net Cash Provided by (Used in) Investing Activities	2,090,973	(8,609,415)

Cash Flows from Financing Activities
Proceeds from the sale of common stock and warrants	—	14,377,835
Fees paid in connection with equity offerings	—	(1,773,169)
Proceeds from exercise of warrants for common stock	—	22,147
Repurchase of Series F preferred stock	(319,000)	—
Repurchase of warrants	(130,000)	—
Series C redeemable preferred stock dividends	(150,000)	(150,000)
Net Cash (Used in) Provided by Financing Activities	(599,000)	12,476,813
Net (Decrease) Increase in Cash and Cash Equivalents	(71,815)	1,207,044
Cash and Cash Equivalents – Beginning of Period	3,567,487	3,806,915
Cash and Cash Equivalents – End of Period	$3,495,672	$5,013,959

Supplemental Disclosures of Cash Flow Information:
Non-cash investing and financing activities:
Series H preferred stock conversion to common stock	$—	$472,245
Website development costs included in accounts payable and accrued expenses	20,172	2,080
Fees in connection with offering costs included in accounts payable and accrued expenses	—	57,290
Product development costs included in accounts payable and accrued expenses	94,664	105,509
Software development costs included in accounts payable and accrued expenses	53,417	331,944

The accompanying notes are an integral part of these unaudited condensed financial statements.

LogicMark, Inc.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — ORGANIZATION AND PRINCIPAL BUSINESS ACTIVITIES

LogicMark, Inc. (“LogicMark,” the “Company,” or “we”) was incorporated in the State of Delaware on February 8, 2012 and was reincorporated in the State of Nevada on June 1, 2023. LogicMark operates its business in one segment and provides personal emergency response systems (“PERS”), health communications devices, and Internet of Things technology that creates a connected care platform. The Company’s devices give people the ability to receive care at home and confidence to age independently. LogicMark revolutionized the PERS industry by incorporating two-way voice communication technology directly in the medical alert pendant and providing life-saving technology at a price point everyday consumers could afford. The PERS technologies are sold direct-to-consumer through the Company’s eCommerce platform, to retailers and resellers, and to the United States Veterans Health Administration (“VHA”).

Through June 1, 2025, the Company’s Common Stock was traded on the Nasdaq Capital Market. Effective June 2, 2025, the Company’s Common Stock has been publicly quoted on a market operated by the OTC Markets Group Inc. under the symbol “LGMK”.

NOTE 2 — LIQUIDITY AND MANAGEMENT PLANS

The Company generated an operating loss of $3.1 million, a net loss of $3.0 million, and cash used in operations of $1.6 million for the six months ended June 30, 2026. As of June 30, 2026, the Company had cash and cash equivalents of $3.5 million and investments of $3.1 million in U.S. government securities. As of June 30, 2026, the Company had working capital of $6.9 million compared to working capital as of December 31, 2025 of $9.7 million.

Given the Company’s cash position and investment position as of June 30, 2026 its projected cash flow from operations, a subsequent offering of Series J Preferred Stock (refer to Note 11), and the entering in of a merger agreement in July 2026 (refer to Note 11), the Company believes that it will have sufficient capital to sustain operations for a period of at least one year following the date of this filing.

NOTE 3 — BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) regarding interim financial reporting. In the opinion of management, the information herein reflects all adjustments, consisting only of normal recurring adjustments, except as otherwise noted, considered necessary for a fair statement of results of operations, financial position, stockholders’ equity, and cash flows. The results for the interim periods presented are not necessarily indicative of the results expected for any future period. The following information should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on March 27, 2026.

Net loss per share and share data for the three and six months ended June 30, 2025 have been retroactively adjusted to reflect the 1-for-750 reverse stock split that occurred on October 28, 2025. See Note 7.

NOTE 4 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES IN THE CONDENSED FINANCIAL STATEMENTS

U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s management evaluates these significant estimates and assumptions, including those related to the fair value of acquired assets and liabilities, stock-based compensation, income taxes, long-lived assets, inventories, carrying amount and estimated

LogicMark, Inc.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 4 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

useful lives of long-lived assets, income tax recoverability of deferred tax assets and provisions, standalone selling price estimate of subscription revenue, period of recognition of subscription revenue and other matters that affect the financial statements and disclosures. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid securities with an original maturity date of three months or less when purchased to be cash equivalents. Due to their short-term nature, cash equivalents are carried at cost, which approximates fair value. The Company had cash equivalents of $3.1 million and $2.9 million as of June 30, 2026 and December 31, 2025, respectively.

INVESTMENTS

Investments include investments in U.S. government securities, which are classified as available for sale. Investments with original maturities at the date of purchase greater than approximately three months but less than a year are classified as short-term investments, as they represent the investment of cash available for current operations. The Company has investments of $3.1 million and $5.9 million invested in U.S. government securities as of June 30, 2026 and December 31, 2025, respectively. See Note 6 for more details.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents and investments. The Company maintains its cash, cash equivalents and investments balances in large well-established financial institutions located in the United States. At times, the Company’s cash balances may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation insurance limits.

REVENUE RECOGNITION

We enter into contracts with customers that may include combinations of product and subscription services, resulting in arrangements containing multiple performance obligations. The Company’s revenues consist of product sales to either end customers, to resellers or direct bulk sales to the VHA. The Company’s revenues are derived from contracts with customers, which are in most cases customer purchase orders. For each contract, the promise to transfer the title of the product, each of which is individually distinct, is considered to be the identified performance obligation. As part of the consideration promised in each contract, the Company evaluates the customer’s credit risk. Our contracts do not have any financing components, as payments are mostly prepaid, or in limited cases, due net 30 days after the invoice date. The majority of prepaid contracts are with the VHA, which consists of the majority of the Company’s revenues. The Company’s products are almost always sold at fixed prices. In determining the transaction price, we evaluate whether the price is subject to any refunds, due to product returns or adjustments due to volume discounts, rebates, or price concessions to determine the net consideration we expect to be entitled to. The Company’s sales are primarily recognized at a point-in-time under the core principle of recognizing revenue when title transfers to the customer, which generally occurs when the Company ships the product from its fulfillment center to our customers, when our customer accepts and has legal title of the goods, and the Company has a present right to payment for such goods. Based on the respective contract terms, most of our contract revenues are recognized either (i) upon shipment based on free on board shipping point, or (ii) when the product arrives at its destination.

In cases where the Company enters into contracts with customers that contain multiple performance obligations for product and subscription services, we allocate the transaction price for the contract among the performance obligations on a relative standalone selling price (“SSP”) basis, which is generally not directly

LogicMark, Inc.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 4 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

observable and requires the Company to estimate SSP based on management judgment by considering available data such as internal margin objectives, pricing strategies, as well as other observable inputs. Subscription services revenue in these cases is recognized over time.

The Company offers leased products coupled with monthly subscription services. We account for the revenue from its lease contracts by utilizing the single component accounting policy. This policy requires the Company to account for, by class of underlying asset, the lease component and non-lease component(s) associated with each lease as a single component if two criteria are met: (1) the timing and pattern of the lease component and the non-lease component are the same and (2) the lease component would be classified as an operating lease, if accounted for separately. The Company has determined that its leased product meets the criteria for operating leases and has the same timing and pattern of transfer as its monthly subscription services. The Company has elected the lessor practical expedient within Accounting Standard Codification (“ASC”) 842, Leases, and recognizes, measures, presents, and discloses the revenue for the new offering based upon the predominant component, either the lease or non-lease component. The Company recognizes revenue under ASC 606, Revenue Recognition from Contracts with Customers, for its leased products for which it has estimated that the non-lease components of the new offering are the predominant component of the contract.

Disaggregated Revenue

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue
Product	$3,100,253	$2,726,309	$6,054,994	$5,232,930
Subscription	249,047	126,901	508,586	212,105
Total	$3,349,300	$2,853,210	$6,563,580	$5,445,035

The Company’s sales recognized over time were $0.2 million and $0.5 million for the three and six months ended June 30, 2026, respectively, and $0.1 million and $0.2 million for the three and six months ended June 30, 2025, respectively.

SALES TO DEALERS AND RESELLERS

The Company maintains a reserve for claims and returns as a refund liability. The reserve is recorded as a reduction to revenue in the same period that the related revenue is recorded and is calculated based on an analysis of historical claims and returns over a period of time to appropriately account for current pricing and business trends. Similarly, sales returns and allowances are recorded based on historical return rates, as a reduction to revenue with a corresponding reduction to cost of goods sold for the estimated cost of inventory that is expected to be returned. These reserves were not material as of June 30, 2026 and December 31, 2025.

SHIPPING AND HANDLING

Amounts billed to customers for shipping and handling are included in revenues. The related freight charges incurred by the Company are included in cost of goods sold and were $45.3 thousand and $88.3 thousand for the three and six months ended June 30, 2026, respectively, and $60.9 thousand and $0.1 million for the three and six months ended June 30, 2025, respectively.

LogicMark, Inc.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 4 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ACCOUNTS RECEIVABLE — NET

For the three and six months ended June 30, 2026 and 2025, the Company’s revenues were primarily the result of shipments to VHA hospitals and clinics, which are made in most cases on a prepaid basis. The Company also sells its products to dealers and resellers, typically providing customers with modest trade credit terms. Sales made to dealers and resellers are done with limited rights of return and are subject to the normal warranties offered to the ultimate consumer for product defects.

Accounts receivable is stated at net realizable value. The Company regularly reviews accounts receivable balances and adjusts the accounts receivable allowance for credit losses as necessary whenever events or circumstances indicate the carrying value may not be recoverable. As of June 30, 2026 and December 31, 2025, the allowance for credit losses was immaterial.

DEFERRED REVENUE

Deferred revenue is recorded when the amounts invoiced to customers are in excess of revenue that can be recognized because performance obligations have not been satisfied, and control of the promised product or subscription services has not been transferred to the customer. Deferred revenue largely represents amounts invoiced in advance for subscription services, where revenue cannot be recognized yet.

	June 30, 2026	December 31, 2025
Beginning Deferred Revenue	$239,916	$225,195
Additions	497,531	893,018
Revenue recognized	(481,849)	(878,297)
Ending Deferred Revenue	$255,598	$239,916

The Company recognized sales of $51.8 thousand and $0.2 million for the three and six months ended June 30, 2026, respectively, that was included in the deferred revenue balance as of December 31, 2025. The Company recognized sales of $56.7 thousand and $0.1 million for the three and six months ended June 30, 2025, respectively, that was included in the deferred revenue balance as of December 31, 2024.

INVENTORY

The Company measures inventory at the lower of cost or net realizable value, defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Cost is determined using the first-in, first-out method.

The Company performs regular reviews of inventory quantities on hand and evaluates the realizable value of its inventories. The Company adjusts the carrying value of the inventory as necessary for excess, obsolete, and slow-moving inventory by comparing the individual inventory parts to forecasted product demand or production requirements. As of June 30, 2026, inventory was comprised of $1.2 million in finished goods on hand, and there was no inventory in-transit from vendors. As of December 31, 2025, inventory was comprised of $1.4 million in finished goods on hand, and there was no inventory in transit from vendors.

The Company is required to partially prepay for inventory with certain vendors. As of June 30, 2026 and December 31, 2025, $0.5 million of prepayments were made for inventory and are included in prepaid expenses and other current assets on the balance sheet.

LogicMark, Inc.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 4 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

LONG-LIVED ASSETS

Long-lived assets, such as property and equipment, and other intangible assets, are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. When indicators exist, the Company tests for the impairment of the definite-lived assets based on the undiscounted future cash flow the assets are expected to generate over their remaining useful lives, compared to the carrying value of the assets. If the carrying amount of the assets is determined not to be recoverable, a write-down to fair value is recorded. Management estimates future cash flows using assumptions about expected future operating performance. Management’s estimates of future cash flows may differ from actual cash flow due to, among other things, technological changes, economic conditions, or changes to the Company’s business operations.

PROPERTY AND EQUIPMENT

Property and equipment consisting of equipment, furniture, fixtures, website and other, is stated at cost. The costs of additions and improvements are generally capitalized and expenditures for repairs and maintenance are expensed in the period incurred. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation of property and equipment is provided utilizing the straight-line method over the estimated useful life of the respective asset as follows:

Equipment	3 years
Furniture and fixtures	3 to 5 years
Website and other	3 years

GOODWILL

Goodwill is reviewed annually in the fourth quarter, or when circumstances indicate that an impairment may have occurred. The Company first performs a qualitative assessment of goodwill impairment, which considers factors such as market conditions, performance compared to forecast, business outlook and unusual events. If the qualitative assessment indicates a possible goodwill impairment, goodwill is then quantitatively tested for impairment. The Company may elect to bypass the qualitative assessment and proceed directly to the quantitative test. If a quantitative goodwill impairment test is required, the fair value is determined using a variety of assumptions including estimated future cash flows using applicable discount rates (income approach), comparisons to other similar companies (market approach), and an adjusted balance sheet approach. As of June 30, 2026 and December 31, 2025, no indicators of impairment were noted.

OTHER INTANGIBLE ASSETS

The Company’s intangible assets are related to the acquisition of LogicMark LLC in 2016, the former subsidiary that was merged with and into the Company, and are included in other intangible assets in the Company’s balance sheet as of June 30, 2026 and December 31, 2025.

As of June 30, 2026, the other intangible assets were composed of patents of $0.4 million; trademarks of $0.6 million; and customer relationships of $13.8 thousand. As of December 31, 2025, the other intangible assets are composed of patents of $0.6 million; trademarks of $0.7 million; and customer relationships of $0.1 million. The Company amortizes these intangible assets using the straight-line method over their estimated useful lives which for the patents, trademarks and customer relationships are 11 years, 20 years, and 10 years, respectively. During the three and six months ended June 30, 2026, the Company had amortization expense of $0.2 million and $0.4 million, respectively. During the three and six months ended June 30, 2025, the Company had amortization expense of $0.2 million and $0.4 million, respectively

LogicMark, Inc.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 4 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Amortization expense is estimated to be approximately $0.2 million for the remainder of fiscal year 2026, $0.3 million for fiscal year 2027, $62.9 thousand for fiscal year 2028, $62.9 thousand for fiscal year 2029 and approximately $0.4 million thereafter.

STOCK-BASED COMPENSATION

The Company accounts for stock-based awards exchanged for employee services at the estimated grant date fair value of the award. The Company accounts for equity instruments issued to non-employees at their fair value on the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instrument vests or becomes non-forfeitable. Stock-based compensation charges are amortized over the vesting period or as earned. Stock-based compensation is recorded in the same component of operating expenses as if it were paid in cash.

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE

Basic net loss attributable to common stockholders per share was computed using the weighted average number of shares of Common Stock, par value $0.0001 per share (“Common Stock”), outstanding. Diluted net loss applicable to common stockholders per share (“Diluted net loss per share”) includes the effect of diluted Common Stock equivalents. Potentially dilutive securities from the exercise of stock options to purchase 193,130 shares of Common Stock and warrants to purchase 125 shares of Common Stock as of June 30, 2026, were excluded from the computation of diluted net loss per share because the effect of their inclusion would have been anti-dilutive. Potentially dilutive securities from the exercise of stock options to purchase 2,865 shares of Common Stock and warrants to purchase 212,144 shares of Common Stock as of June 30, 2025, were excluded from the computation of diluted net loss per share because the effect of their inclusion would have been anti-dilutive.

RESEARCH AND DEVELOPMENT AND PRODUCT AND SOFTWARE DEVELOPMENT COSTS

Research and development costs are expenditures on new market development and related engineering costs. In addition to internal resources, the Company utilizes functional consulting resources, third-party software, and product development firms. The Company expenses all research and development costs as incurred until technological feasibility has been established for the product. Once technological feasibility is established, development costs including software and product design are capitalized until the product is available for general release to customers. Judgment is required in determining when technological feasibility of a product is established. For the three months ended June 30, 2026, the Company capitalized $0.4 million in product development costs and $0.1 million in software development costs. For the six months ended June 30, 2026, the Company capitalized $0.7 million in product development costs and $0.2 million in software development costs. For the three months ended June 30, 2025, the Company capitalized $23.6 thousand and $0.4 million in product development costs and software development costs, respectively. For the six months ended June 30, 2025, the Company capitalized $13.9 thousand and $0.7 million in product development costs and software development costs, respectively. Amortization of these costs was on a straight-line basis over three years and amounted to approximately $0.1 million and $0.3 million for product development and software development, respectively, for the three months ended June 30, 2026. Amortization expense for the six months ended June 30, 2026, amounted to approximately $0.2 million and $0.6 million in product development and software development, respectively. Amortization expense amounted to approximately $0.1 million and $0.2 million for product development and software development, respectively, for the three months ended June 30, 2025. For the six months ended June 30, 2025, amortization of these costs amounted to approximately $0.2 million and $0.3 million for product development and software development, respectively.

LogicMark, Inc.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 4 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

RECENT ACCOUNTING PRONOUNCEMENTS

Recently Issued Accounting Pronouncements — Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40) Disaggregation of Income Statement Expenses” (“ASU 2024-03”), which enhances the disclosure of expenses on the income statement. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. The Company is currently evaluating ASU 2024-03 to determine its impact on the Company’s disclosures.

Recently Adopted Accounting Pronouncements

In July 2025, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2025-05, “Financial Instruments — Credit Loss (Topic 326) Measurement of Credit Losses for Accounts Receivable and Contract Assets”(“ASU 2025-05”), which provides a practical expedient permitting an entity to assume that the conditions at the balance sheet date may remain unchanged over the life of the asset when estimating expected credit losses for current classified accounts receivable and contract assets. ASU 2025-05 is effective for annual reporting periods beginning after December 15, 2025, including interim periods within those fiscal years. Effective January 1, 2026, the Company adopted ASU 2025-05 and determined there was no material impact on the unaudited condensed financial statements.

NOTE 5 — ACCRUED EXPENSES

Accrued expenses consist of the following:

	June 30, 2026	December 31, 2025
Salaries, payroll taxes and vacation	$249,902	$248,923
Merchant card fees	26,580	20,368
Professional fees	152,383	99,298
Management incentives	388,861	450,000
Lease liability	53,951	48,821
Credit card liability	74,608	102,644
Other	112,871	158,370
Totals	$1,059,156	$1,128,424

Certain prior period amounts have been broken out of or included in “Other” to conform to current period presentation in the table above.

NOTE 6 — FAIR VALUE MEASUREMENTS

The fair value of financial instruments is defined as an exit price, which is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants. The degree of judgment used in measuring the fair value of assets and liabilities generally correlates to the level of pricing observability. Financial assets and liabilities with readily available, actively quoted prices or for which fair value can be measured from quoted prices in active markets generally have more pricing observability and require less judgment in measuring fair value. Conversely, financial assets and liabilities that are rarely traded or not quoted have less price observability and are generally measured at fair value using valuation models that require more judgment. These valuation techniques involve some level of management estimation and judgment, the degree to which depends on the price transparency of the asset, liability or market and the nature of the asset or liability. The Company has categorized its financial assets and liabilities measured at fair value into a three-level hierarchy.

LogicMark, Inc.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 6 — FAIR VALUE MEASUREMENTS (cont.)

Valuation Hierarchy

ASC 820, Fair Value Measurements and Disclosures, establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

•        Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

•        Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

•        Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value.

The classification of a financial asset or liability within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Cash and accounts payable approximate their fair values due to their short maturities. The Company measures the fair value of financial assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

Level 2 assets measured at fair value on a recurring basis were as follows:

	June 30, 2026 Fair Value Measurement	December 31, 2025 Fair Value Measurement
U.S. government securities	$3,135,718	$5,943,218

NOTE 7 — STOCKHOLDERS’ EQUITY AND REDEEMABLE PREFERRED STOCK

October 2025 Reverse Stock Split

On October 28, 2025, the Company executed a 1-for-750 reverse split of its outstanding Common Stock and Series C Redeemable Preferred Stock. As a result of the reverse splits, each 750 pre-split shares of Common Stock outstanding and each 750 pre-split shares of Series C Redeemable Preferred Stock outstanding were automatically exchanged for one new share of each without any action on the part of the holders. The number of outstanding shares of Common Stock was reduced from 576,305,099 shares to 768,665 shares, and the number of outstanding shares of Series C Redeemable Preferred Stock was reduced to 1 share. 258 shares of Common Stock were issued as a result of the treatment of fractional shares in connection with this reverse stock split, which rounded up outstanding post-split shares to the nearest whole number. The reverse stock split did not affect the total number of shares of capital stock, including Series C Redeemable Preferred Stock, that the Company is authorized to issue.

Net loss per share and all share data as of and for the three and six months ended June 30, 2025 have been retroactively adjusted to reflect the reverse stock splits in accordance with ASC 260-10-55-12, “Restatement of EPS Data”.

Certificates of Withdrawal

On July 9, 2025, the Company filed with the Secretary of State of the State of Nevada certificates of withdrawal for its Series H Certificate of Designation and Series I Certificate of Designation in order to eliminate and cancel all designations, rights, preferences and limitations of the shares of Series H Preferred

LogicMark, Inc.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 7 — STOCKHOLDERS’ EQUITY AND REDEEMABLE PREFERRED STOCK (cont.)

Stock and Series I Preferred Stock, respectively. Prior to the filing of each such certificate of withdrawal, all 1,000 authorized shares of Series H Preferred Stock had been converted into shares of Common Stock and all 1,000 authorized shares of Series I Preferred Stock had been redeemed, pursuant to the applicable provisions of the Series H Certificate of Designation and the Series I Certificate of Designation, respectively. Such shares have resumed the status of authorized but unissued shares of preferred stock of the Company. Each of the certificates of withdrawal for the Series H Preferred Stock and Series I Preferred Stock became effective upon their filing with the Secretary of State of the State of Nevada.

February 2025 Public Offering

On February 18, 2025 (the “Closing Date”), the Company, in connection with a best efforts public offering (the “February Offering”), sold an aggregate of (x) 3,014 units of the Company (the “Units”) at an offering price of $442.50 per Unit, consisting of (i) 3,014 shares of Common Stock, (ii) Series C warrants (the “Series C Warrants”) to purchase up to 3,014 shares of Common Stock, and (iii) Series D warrants (the “Series D Warrants”) to purchase up to 3,014 shares of Common Stock; and (y) 29,529 pre-funded units of the Company (the “Pre-Funded Units”) at an offering price $441.75 per Pre-Funded Unit, consisting of (i) pre-funded Common Stock purchase warrants exercisable for up to 29,529 shares of Common Stock at $0.75 per share (the “Pre-Funded Warrants”), (ii) Series C Warrants exercisable for up to 29,529 shares of Common Stock and (iii) Series D Warrants exercisable for up to 29,529 shares of Common Stock, pursuant to (a) the Company’s registration statement on Form S-1, as amended (File No. 333-284135), filed by the Company with the SEC under the Securities Act, which the SEC declared effective on February 14, 2025, (b) the Registration Statement on Form S-1MEF (File No. 333-284997), filed by the Company with the SEC on February 14, 2025 pursuant to Rule 462(b) of the Securities Act, and (c) securities purchase agreements, each dated February 18, 2025, between the Company and each of the purchasers signatory thereto (the “February Purchasers”). The Series D Warrants can be exercised on an alternate cashless basis which would result in holders receiving three (3) times the number of Common Stock if such election is made. On the Closing Date, the Company received gross proceeds of approximately $14.4 million, before deducting placement agent commissions and estimated February Offering expenses.

The Company has used the net proceeds from the February Offering for additional sales and marketing investments, working capital and other general corporate purposes. As of December 31, 2025, the February Purchasers exercised all of their Pre-Funded Warrants for an aggregate of 29,529 shares of Common Stock. In addition, the exercise price for the Series C Warrants and Series D Warrants were subject to an adjustment due to the Company obtaining stockholder approval for the issuance of the underlying shares on March 27, 2025 and the “October 28, 2025 Reverse Stock Split” (refer to Note 7), which resulted in a new exercise price of $1.17 per Series C Warrant share and $88.50 per Series D Warrant share and the number of shares of Common Stock issuable upon a cash exercise of such Warrants correspondingly increased to 12,347,781 shares and 244,070 shares for the Series C Warrants and Series D Warrants, respectively. As of December 31, 2025, the February Purchasers exercised all of their Series D Warrants and received 732,202 shares of Common Stock on an alternative cashless basis.

Series C Redeemable Preferred Stock

In May 2017, the Company authorized the Series C Redeemable Preferred Stock. Holders of Series C Redeemable Preferred Stock are entitled to receive dividends of 15% per year, payable in cash. For each of the three and six months ended June 30, 2026 and 2025, the Company recorded Series C Redeemable Preferred Stock dividends amounting to $75 thousand and $0.2 million, respectively.

The Series C Redeemable Preferred Stock may be redeemed by the Company at the Company’s option in cash at any time, in whole or in part, upon payment of the stated value of the Series C Redeemable Preferred Stock and unpaid dividends. If a “fundamental change” occurs, the Series C Redeemable Preferred Stock shall be immediately redeemed in cash equal to the stated value of the Series C Redeemable Preferred Stock, and unpaid dividends. A fundamental change includes but is not limited to any change in the ownership of at least fifty percent of the voting stock; liquidation or dissolution; or the Common Stock ceases to be listed on the market upon which it currently trades.

LogicMark, Inc.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 7 — STOCKHOLDERS’ EQUITY AND REDEEMABLE PREFERRED STOCK (cont.)

The holder of the Series C Redeemable Preferred Stock is entitled to vote on any matter submitted to the stockholders of the Company for a vote. One share of Series C Redeemable Preferred Stock carries the same voting rights as one share of Common Stock.

A redeemable equity security is to be classified as temporary equity if it is conditionally redeemable upon the occurrence of an event that is not solely within the control of the issuer. Upon the determination that such events are probable, the equity security would be classified as a liability. Given the Series C Redeemable Preferred Stock contains a fundamental change provision, the security is considered conditionally redeemable. Therefore, the Company has classified the Series C Redeemable Preferred Stock as temporary equity in the balance sheets as of June 30, 2026 and December 31, 2025 until such time that events occur that indicate otherwise.

Warrants

The following table summarizes the Company’s warrants outstanding and exercisable as of June 30, 2026 and December 31, 2025:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life In Years	Aggregate Intrinsic Value
Outstanding and exercisable at January 1, 2026	12,396,491	$3.12	4.13	$—
Expired warrants	(1)	2,437,500.00	—	—
Repurchased Warrants	(12,396,365)	1.72	—	—
Outstanding and exercisable at June 30, 2026	125	$471,253.22	1.75	$—

NOTE 8 — STOCK INCENTIVE PLANS

2023 Stock Incentive Plan

On March 7, 2023, the Company’s stockholders approved the 2023 Stock Incentive Plan (“2023 Plan”). The aggregate maximum number of shares of Common Stock that may be issued under the 2023 Plan was 92 shares for the 2023 fiscal year; thereafter, the maximum number is limited to 15% of the outstanding shares of Common Stock, calculated on the first business day of each fiscal quarter. As of June 30, 2026, the maximum number of shares of Common Stock that may be issued under the 2023 Plan is 193,077. Under the 2023 Plan, options which are forfeited or terminated, settled in cash in lieu of shares of Common Stock, or settled in a manner such that shares are not issued, will again immediately become available to be issued. If shares of Common Stock are withheld from payment of an award to satisfy tax obligations with respect to the award, those shares of Common Stock will be treated as shares that have been issued under the 2023 Plan and will not again be available for issuance.

Stock Options

During the three and six months ended June 30, 2026, the Company issued an aggregate of 700 stock options under the 2023 Plan vesting over a period of four years to an employee with an exercise price of $0.70 per share, 4,500 stock options under the 2023 Plan vesting over a period of four years to employees with an exercise price of $0.54 per share and 1,300 stock options under the 2023 Plan vesting over a period of four years to employees with an exercise price of $1.20 per share in consideration for services provided to the Company. As of June 30, 2026, the unrecognized compensation cost related to non-vested stock options was $52.2 thousand.

During the three and six months ended June 30, 2025, the Company issued an aggregate of 124 stock options under the 2023 Plan vesting over a period of four years to employees with an exercise price of $1,125.00 per share and 16 stock options under the 2023 Plan vesting over a period of four years to employees with an exercise price of $15.00 per share in consideration for services provided to the Company. In addition, 36 fully vested stock options

LogicMark, Inc.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 8 — STOCK INCENTIVE PLANS (cont.)

were granted to four non-employee directors at an exercise price of $1,125.00 per share and 2,667 fully vested stock options were granted to four non-employee directors at an exercise price of $15.00 per share. The aggregate fair value of the shares issued to the directors was $74.3 thousand. As of June 30, 2025, the unrecognized compensation cost related to non-vested stock options was $0.6 million.

During the three and six months ended June 30, 2026, 700 stock options were forfeited by participants under the 2023 Plan. During the three and six months ended June 30, 2025, 1 stock option was forfeited by a participant and 1 stock option was cancelled under the 2023 Plan.

Restricted Stock

During the three and six months ended June 30, 2026, the Company granted no shares of restricted Common Stock under the 2023 Plan to employees and consultants in accordance with the terms of the applicable employment and consulting agreements with the Company. The unamortized compensation cost as of June 30, 2026, related to all outstanding restricted stock was $17.7 thousand.

During the three and six months ended June 30, 2025, the Company granted 250 shares of restricted Common Stock under the 2023 Plan to five employees and consultants in accordance with the terms of the applicable employment and consulting agreements with the Company. Such shares vest over four years commencing on January 2, 2025, with a quarter to vest on the anniversary of the grant and thereafter in quarterly amounts until the entire award has vested, so long as each remains in the service of the Company. The fair value of restricted stock granted was $0.3 million and the unamortized compensation cost as of June 30, 2025 related to all outstanding restricted stock was $0.4 million.

The following table summarizes the Company’s restricted stock awards unvested as of June 30, 2026 and June 30, 2025.

	June 30, 2026	June 30, 2025
Beginning Unvested	132,135	5
Granted	—	250
Vested	(114,193)	(33)
Cancelled	(6,300)	—
Ending Unvested	11,641	222

Stock Option Modification

During the six months ended June 30, 2025, the Company cancelled 2 outstanding stock options under the 2023 Plan, the 2017 SIP and the 2013 LTIP and granted new stock options under the 2023 Plan which resulted in a new exercise price of $1,125.00 per share and the issuance of 116 stock options. The new stock options continue to vest based on the original vesting schedule that had been attributable to the cancelled stock options. This resulted in an incremental stock-based compensation expense of $69.4 thousand recorded as of the modification date.

During the six months ended June 30, 2026, the Company had no cancellations or modifications.

Stock-based Compensation Expense

Total stock-based compensation expense during three and six months ended June 30, 2026 pertaining to awards under the 2023 Plan amounted to $0.4 million and $0.5 million, respectively. Total stock-based compensation expense during three and six months ended June 30, 2025 pertaining to awards under the 2023 Plan amounted to $0.4 million and $0.8 million, respectively.

LogicMark, Inc.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 9 — COMMITMENTS AND CONTINGENCIES

LEGAL MATTERS

From time to time, the Company may be involved in various claims and legal actions arising in the ordinary course of our business. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of the Company, threatened against or affecting the Company, in which an adverse decision could have a material adverse effect upon our business, operating results, or financial condition.

COMMITMENTS

The Company leases warehouse space and equipment in the U.S., which are classified as operating leases expiring at various dates. The Company determines if an arrangement qualifies as a lease at the lease inception. Operating lease liabilities are recorded based on the present value of the future lease payments over the lease term, assessed as of the commencement date. The Company’s real estate lease is for a fulfillment center, with a lease term of 5 years expiring in September 2030. The Company has elected to account for the lease and non-lease components (insurance and property taxes) as a single lease component for its real estate leases. Lease payments, which includes lease components and non-lease components, are included in the measurement of the Company’s lease liabilities to the extent that such payments are either fixed amounts or variable amounts based on a rate or index (fixed in substance) as stipulated in the lease contract. Any actual costs in excess of such amounts are expensed as incurred as variable lease cost.

The Company’s lease agreements generally do not specify an implicit borrowing rate, and as such, the Company uses its incremental borrowing rate to calculate the present value of the future lease payments. The discount rate represents a risk-adjusted rate on a secured basis and is the rate at which the Company would borrow funds to satisfy the scheduled lease liability payment streams. The Company entered into a renewal five-year lease agreement in April 2025 for the warehouse space located in Louisville, Kentucky. The Right of Use (“ROU”) asset value added as a result of this renewal lease agreement was $0.3 million. The Company’s ROU asset and lease liability accounts reflect the inclusion of this renewal lease in the Company’s balance sheet as of June 30, 2026. The current monthly rent of $7,250 will increase by the annual 3% rate to the new monthly rent of $7,550 in September 2026.

For the three and six months ended June 30, 2026, total operating lease cost was $32.3 thousand and $64.7 thousand, respectively, and was recorded in direct operating costs. Operating lease cost for the three and six months ended June 30, 2025 amounted to $22.0 thousand and $41.2 thousand, respectively, and was recorded in direct operating costs. Operating lease cost is recognized on a straight-line basis over the lease term. The following summarizes (i) the future minimum undiscounted lease payments under the non-cancelable lease for each of the next three years and thereafter, incorporating the practical expedient to account for lease and non-lease components as a single lease component for our existing real estate lease, (ii) a reconciliation of the undiscounted lease payments to the present value of the lease liabilities, and (iii) the lease-related account balances on the Company’s balance sheet as of June 30, 2026:

Year Ending December 31,
2026 (excluding the six months ended June 30, 2026)	$44,700
2027	91,900
2028	95,800
2029	99,600
2030	68,000
Total future minimum lease payments	400,000
Less imputed interest	(91,305)
Total present value of future minimum lease payments	$308,695

LogicMark, Inc.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 9 — COMMITMENTS AND CONTINGENCIES (cont.)

As of June 30, 2026
Operating lease right-of-use assets	$297,836

Accrued expenses	$53,951
Other long-term liabilities	$254,744
$308,695
As of June 30, 2026
Weighted Average Remaining Lease Term	4.17
Weighted Average Discount Rate	13.00%

NOTE 10 — SEGMENT REPORTING

The Company’s operations are managed and reported to its Chief Executive Officer (“CEO”), Chia-Lin Simmons, the Company’s chief operating decision maker (“CODM”), on a consolidated basis. The CODM assesses performance and allocates resources based on the Company’s statements of operations, which assists the CODM to manage and evaluate the results of the business in a consolidated manner to drive efficiencies and develop uniform strategies. Accordingly, components and processes of the Company’s operations are managed centrally, including contracting with the government, capitalizing and developing new products or software, including releases, customer service, marketing, and legal affairs. Segment asset information is not used by the CODM to allocate resources or manage the business. Under this reporting structure, the Company has one reportable segment. As a single reportable segment entity, the Company’s segment performance measure is net loss attributable to Common Stockholders. Significant segment expenses are presented in the Company’s statements of operations.

NOTE 11 — SUBSEQUENT EVENTS

On July 28, 2026, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with an institutional investor (the “Investor”) pursuant to which the Company agreed to issue and sell 250,000 shares of its Series J convertible preferred stock, par value $0.0001 per share (“Series J Preferred Stock”) for aggregate gross proceeds of $250,000. The transaction closed on July 30, 2026. In connection with the financing, on July 28, 2026, the Company also entered into a registration rights agreement and a voting agreement with the Investor. The Series J Preferred Stock is convertible into shares of Common Stock upon the terms and conditions set forth in the Certificate of Designation, Rights, Preferences and Limitations of the Series J Preferred Stock.

On July 31, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Langham Partners, LLC (“Parent”) and Langham Merger Sub, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”). Pursuant to the terms of the Merger Agreement, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger, subject to certain exceptions set forth in the Merger Agreement, will be converted into the right to receive $1.31 in cash per share, without interest and subject to any applicable withholding taxes. The Company’s outstanding Series J Preferred Stock and Series C Preferred Stock will be treated in accordance with the terms of the Merger Agreement. The consummation of the Merger is subject to stockholder approval and the satisfaction or waiver of customary closing conditions. Upon completion of the Merger, the Company will become a privately held company, wholly-owned by Parent.

Financial Statements and Supplementary Data For Fiscal Years Ended December 31, 2025 and 2024

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
LogicMark, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of LogicMark, Inc. (the “Company”) as of December 31, 2025 and 2024, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ BPM LLP

We have served as the Company’s auditor since 2022.

Santa Rosa, California

March 27, 2026

LogicMark, Inc.

BALANCE SHEETS

AS OF DECEMBER 31, 2025 AND 2024

	As of December 31, 2025	As of December 31, 2024
Assets
Current Assets
Cash and cash equivalents	$3,567,487	$3,806,915
Investments	5,943,218	—
Accounts receivable, net	5,812	4,355
Inventory	1,400,305	1,048,963
Prepaid expenses and other current assets	681,265	476,672
Total Current Assets	11,598,087	5,336,905

Property and equipment, net	113,929	112,605
Right-of-use assets, net	324,058	48,641
Product development costs, net of amortization of $833,452 and $397,340, respectively	1,257,447	1,384,172
Software development costs, net of amortization of $1,183,765 and $428,803, respectively	2,454,909	2,019,090
Goodwill	3,143,662	3,143,662
Other intangible assets, net of amortization of $7,190,101 and $6,428,305, respectively	1,414,466	2,176,262
Total Assets	$20,306,558	$14,221,337

Liabilities, Series C Redeemable Preferred Stock and Stockholders’ Equity

Current Liabilities
Accounts payable	$563,990	$750,336
Accrued expenses	1,128,424	1,053,301
Deferred revenue	239,916	225,195
Total Current Liabilities	1,932,330	2,028,832
Other long-term liabilities	282,899	—
Total Liabilities	2,215,229	2,028,832

Commitments and Contingencies (Note 11)

Series C Redeemable Preferred Stock
Series C redeemable preferred stock, par value $0.0001 per share: 2,000 shares designated; 1 share issued and outstanding as of December 31, 2025 and December 31, 2024, aggregate liquidation preference of $2,000,000 as of December 31, 2025 and December 31, 2024	1,807,300	1,807,300

Stockholders’ Equity
Preferred stock, par value $0.0001 per share: 80,000,000 shares authorized
Series F preferred stock, par value $0.0001 per share: 1,333,333 shares designated; 106,333 shares issued and outstanding as of December 31, 2025 and December 31, 2024, aggregate liquidation preference of $319,000 as of December 31, 2025 and December 31, 2024	319,000	319,000

LogicMark, Inc.

BALANCE SHEETS — (Continued)

AS OF DECEMBER 31, 2025 AND 2024

	As of December 31, 2025	As of December 31, 2024
Series H preferred stock, par value $0.0001 per share: 1,000 shares designated; 0 shares issued and outstanding as of December 31, 2025 and 310 shares issued and outstanding as of December 31, 2024. Aggregate liquidation preference of $0 and $472,245 as of December 31, 2025 and December 31, 2024, respectively	—	472,245
Series I preferred stock, par value $0.0001 per share: 1,000 shares designated; 0 shares issued and outstanding as of December 31, 2025 and 310 shares issued and outstanding as of December 31, 2024	—	—
Common stock, par value $0.0001 per share: 800,000,000 shares authorized; 906,059 and 3,198 issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	91	—
Additional paid-in capital	132,597,001	118,758,596
Accumulated deficit	(116,632,063)	(109,164,636)
Total Stockholders’ Equity	16,284,029	10,385,205
Total Liabilities, Series C Redeemable Preferred Stock and Stockholders’ Equity	$20,306,558	$14,221,337

The accompanying notes are an integral part of these financial statements.

LogicMark, Inc.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	For the Years Ended December 31,
	2025	2024
Revenues	$11,425,463	$9,901,987
Costs of goods sold	3,794,862	3,285,994
Gross Profit	7,630,601	6,615,993

Operating Expenses
Direct operating cost	1,420,813	1,338,758
Advertising cost	403,494	557,783
Selling and marketing	3,020,660	2,277,698
Research and development	617,369	558,621
General and administrative	7,857,086	7,626,124
Other expense	169,992	317,313
Depreciation and amortization	2,040,479	1,610,427
Total Operating Expenses	15,529,893	14,286,724

Operating Loss	(7,899,292)	(7,670,731)

Other Income
Interest income	397,658	160,664
Other income (expense), net	49,060	(1,483,732)
Total Other Income (Expense), Net	446,718	(1,323,068)

Loss before Income Taxes	(7,452,574)	(8,993,799)
Income tax expense	14,853	9,946
Net Loss	$(7,467,427)	$(9,003,745)
Preferred stock dividends	(300,000)	(300,000)
Net Loss Attributable to Common and Participating Preferred Stockholders	$(7,767,427)	$(9,303,745)

Net Loss Attributable to Common and Participating Preferred Stockholders Per Share – Basic and Diluted	$(13.06)	$(10,971.40)

Weighted Average Number of Common Shares Outstanding – Basic and Diluted	594,946	848

The accompanying notes are an integral part of these financial statements.

LogicMark, Inc.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance – January 1, 2025	106,953	$791,245	3,198	$—	$118,758,596	$(109,164,636)	$10,385,205
Stock-based compensation expense	—	—	—	—	1,168,240	—	1,168,240
Issuance of restricted stock	—	—	137,650	14	76,944	—	76,958
Sale of common stock, warrants and pre-funded warrants pursuant to a registration statement on Form S-1	—	—	3,013	—	14,377,835	—	14,377,835
Fees incurred in connection with equity offerings	—	—	—	—	(1,978,929)	—	(1,978,929)
Warrants exercised for common stock	—	—	29,529	3	22,144	—	22,147
Warrants exercised for common stock on a cashless basis	—	—	732,202	74	(74)	—	—
Conversion of Series H preferred stock for common stock	(310)	(472,245)	215	—	472,245	—	—
Redemption of Series I preferred stock	(310)	—	—	—	—	—	—
Fractional shares issued in the 1-for-750 stock split	—	—	258	—	—	—	—
Common stock cancelled	—	—	(6)	—	—	—	—
Series C preferred stock dividends	—	—	—	—	(300,000)	—	(300,000)
Net loss	—	—	—	—	—	(7,467,427)	(7,467,427)
Balance – December 31, 2025	106,333	$319,000	906,059	$91	$132,597,001	$(116,632,063)	$16,284,029

LogicMark, Inc.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY — (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance – January 1, 2024	106,333	$319,000	115	$—	$112,947,107	$(100,160,891)	$13,105,216
Stock based compensation expense	—	—	—	—	1,627,624	—	1,627,624
Shares issued as stock based compensation	—	—	3	—	8,663	—	8,663
Common stock withheld to pay taxes	—	—	(1)	—	(4,235)	—	(4,235)
Cancellation of common stock	—	—	(1)	—	—	—	—
Sale of common stock, warrants and pre-funded warrants pursuant to a registration statement on Form S-1	—	—	78	—	4,492,198	—	4,492,198
Fees incurred in connection with equity offerings	—	—	—	—	(1,210,540)	—	(1,210,540)
Warrants exercised for common stock	—	—	485	—	146,654	—	146,654
Warrants exercised for common stock on a cashless basis	—	—	2,035	—	—	—	—
Fractional shares issued in the 1-for-20 stock split	—	—	1	—	—	—	—
Issuance of Series H preferred stock	1,000	1,523,370	—	—	—	—	1,523,370
Issuance of Series I preferred stock	1,000	—	—	—	—	—	—
Conversion of Series H preferred stock for common stock	(690)	(1,051,125)	483	—	1,051,125	—	—
Redemption of Series I preferred stock	(690)	—	—	—	—	—	—
Series C Preferred stock dividends	—	—	—	—	(300,000)	—	(300,000)
Net loss	—	—	—	—	—	(9,003,745)	(9,003,745)
Balance – December 31, 2024	106,953	$791,245	3,198	$—	$118,758,596	$(109,164,636)	$10,385,205

The accompanying notes are an integral part of these financial statements.

LogicMark, Inc.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	For the Years Ended December 31,
	2025	2024
Cash Flows from Operating Activities
Net loss	$(7,467,427)	$(9,003,745)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	87,609	114,643
Stock based compensation	1,245,198	1,636,287
Amortization of intangible assets	761,796	761,796
Amortization of product development costs	436,112	328,539
Amortization of software development costs	754,962	405,449
Loss on disposal of fixed assets	2,718	1,655
Fair value of Series H preferred stock issued to Series B holders	—	1,523,370
Amortization of operating lease right-of-use assets	56,527	—
Change in fair value of government securities	(64,361)	—

Changes in operating assets and liabilities:
Accounts receivable	(1,457)	9,292
Inventory	(351,342)	128,493
Prepaid expenses and other current assets	(204,593)	(16,495)
Accounts payable	(344,880)	(276,625)
Accrued expenses	63,123	(92,619)
Deferred revenue	14,721	225,195
Other long-term liabilities	(49,044)	—
Net Cash Used in Operating Activities	(5,060,338)	(4,254,765)

Cash flows from Investing Activities
Purchase of equipment and website development	(71,255)	(25,568)
Product development costs	(232,724)	(435,285)
Software development costs	(1,117,307)	(999,708)
Redemption/sale of government securities	4,582,537	—
Purchase of government securities	(10,461,394)	—
Net Cash Used in Investing Activities	(7,300,143)	(1,460,561)

Cash flows from Financing Activities
Proceeds from sale of common stock and warrants	14,377,835	4,492,198
Fees paid in connection with equity offerings	(1,978,929)	(1,210,540)
Common stock withheld to pay taxes	—	(4,235)
Warrants exercised for common stock	22,147	146,654
Series C redeemable preferred stock dividends	(300,000)	(300,000)
Net Cash Provided by Financing Activities	12,121,053	3,124,077
Net Decrease in Cash and Cash Equivalents	(239,428)	(2,591,249)
Cash and Cash Equivalents – Beginning of Year	3,806,915	6,398,164
Cash and Cash Equivalents – End of Year	$3,567,487	$3,806,915

LogicMark, Inc.

STATEMENTS OF CASH FLOWS — (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	For the Years Ended December 31,
	2025	2024
Supplemental Disclosures of Cash Flow Information:
Cash paid during the years for:
Income taxes, net of refunds
Federal	$—	$—
State
Kentucky	9,000	19,540
Other	4,810	1,039
Foreign	—	—
Total income taxes, net of refunds	$13,810	$20,579
Non-cash investing and financing activities:
Product development costs included in accounts payable and accrued expenses	$76,663	$8,405
Software development costs included in accounts payable and accrued expenses	73,474	124,931
Series H preferred stock conversion to common stock	472,245	1,051,125
Website development included in accounts payable	20,396	—
Lease liabilities and right-of-use assets arising from lease extension	331,944	—

The accompanying notes are an integral part of these financial statements.

LogicMark, Inc.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PRINCIPAL BUSINESS ACTIVITIES

LogicMark, Inc. (“LogicMark”, the “Company”, or “we”) was incorporated in the State of Delaware on February 8, 2012 and was reincorporated in the State of Nevada on June 1, 2023. LogicMark operates its business in one segment and provides personal emergency response systems (“PERS”), health communications devices, and Internet of Things technology that creates a connected care platform. The Company’s devices give people the ability to receive care at home and confidence to age independently. LogicMark revolutionized the PERS industry by incorporating two-way voice communication technology directly in the medical alert pendant and providing life-saving technology at a price point everyday consumers could afford. The PERS technologies are sold direct-to-consumer through the Company’s eCommerce platform, to retailers and resellers, and to the United States Veterans Health Administration (“VHA”).

Through June 1, 2025, the Company’s Common Stock was traded on the Nasdaq Capital Market. Effective June 2, 2025, the Company’s Common Stock has been publicly quoted on a market operated by the OTC Markets Group, Inc. under the symbol “LGMK”.

NOTE 2 — LIQUIDITY AND MANAGEMENT PLANS

The Company generated an operating loss of $7.9 million, a net loss of $7.5 million and cash used in operations of $5.1 million for the year ended December 31, 2025. As of December 31, 2025, the Company had cash and cash equivalents of $3.6 million and investments of $5.9 million in U.S. government securities. As of December 31, 2025, the Company had working capital of $9.7 million compared to working capital as of December 31, 2024, of $3.3 million.

Given the Company’s cash position and investment position as of December 31, 2025 and its projected cash flow from operations, the Company believes that it will have sufficient capital to sustain operations for a period of at least one year following the date of this filing. The Company may also raise funds through equity or debt offerings in the future to further accelerate the execution of its long-term strategic plan to develop and commercialize its core products.

NOTE 3 — BASIS OF PRESENTATION

The financial statements are prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”).

Net loss per share and all share data for the year ended December 31, 2024 has been retroactively adjusted to reflect the 1-for-750 reverse stock split that occurred on October 28, 2025. See Note 8.

NOTE 4 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES IN THE FINANCIAL STATEMENTS

U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s management evaluates these significant estimates and assumptions, including those related to the fair value of acquired assets and liabilities, stock-based compensation, income taxes, allowance for credit losses, long-lived assets, inventories, carrying amount and estimated useful lives of long-lived assets, income tax recoverability of deferred tax assets and provisions, standalone selling price estimate of subscription revenue, period of recognition of subscription revenue and other matters that affect the financial statements and disclosures. Actual results could differ from those estimates.

LogicMark, Inc.
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid securities with an original maturity date of three months or less when purchased to be cash equivalents. Due to their short-term nature, cash equivalents are carried at cost, which approximates fair value. The Company had cash equivalents of $2.9 million and $2.7 million in cash equivalents as of December 31, 2025 and 2024, respectively.

INVESTMENTS

Investments include investments in U.S. government securities, which are classified as available for sale. Investments with original maturities at the date of purchase greater than approximately three months but less than a year are classified as short-term investments, as they represent the investment of cash available for current operations. The Company has investments of $5.9 million invested in U.S. government securities as of December 31, 2025. See Note 7 for more details.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents and investments. The Company maintains its cash, cash equivalents and investments balances in large well-established financial institutions located in the United States. At times, the Company’s cash balances may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation insurance limits.

REVENUE RECOGNITION

We enter into contracts with customers that may include combinations of product and subscription services, resulting in arrangements containing multiple performance obligations. The Company’s revenues consist of product sales to either end customers, to resellers or direct bulk sales to the VHA. The Company’s revenues are derived from contracts with customers, which are in most cases customer purchase orders. For each contract, the promise to transfer the title of the product, each of which is individually distinct, is considered to be the identified performance obligation. As part of the consideration promised in each contract, the Company evaluates the customer’s credit risk. Our contracts do not have any financing components, as payments are mostly prepaid, or in limited cases, due net 30 days after the invoice date. The majority of prepaid contracts are with the VHA, which consists of the majority of the Company’s revenues. The Company’s products are almost always sold at fixed prices. In determining the transaction price, we evaluate whether the price is subject to any refunds, due to product returns or adjustments due to volume discounts, rebates, or price concessions to determine the net consideration we expect to be entitled to. The Company’s sales are primarily recognized at a point-in-time under the core principle of recognizing revenue when title transfers to the customer, which generally occurs when the Company ships the product from its fulfillment center to our customers, when our customer accepts and has legal title of the goods, and the Company has a present right to payment for such goods. Based on the respective contract terms, most of our contract revenues are recognized either (i) upon shipment based on free on board shipping point, or (ii) when the product arrives at its destination.

In cases where the Company enters into contracts with customers that contain multiple performance obligations, for product and subscription services, we allocate the transaction price for the contract among the performance obligations on a relative standalone selling price (“SSP”) basis, which is generally not directly observable and requires the Company to estimate SSP based on management judgment by considering available data such as internal margin objectives, pricing strategies, as well as other observable inputs. Subscription services revenue in these cases is recognized over time.

The Company offers leased products coupled with monthly subscription services. We account for the revenue from its lease contracts by utilizing the single component accounting policy. This policy requires the Company to account for, by class of underlying asset, the lease component and non-lease component(s) associated with

LogicMark, Inc.
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

each lease as a single component if two criteria are met: (1) the timing and pattern of the lease component and the non-lease component are the same and (2) the lease component would be classified as an operating lease, if accounted for separately. The Company has determined that its leased product meets the criteria for operating leases and has the same timing and pattern of transfer as its monthly subscription services. The Company has elected the lessor practical expedient within Accounting Standard Codification (“ASC 842”), Leases and recognizes, measures, presents, and discloses the revenue for the new offering based upon the predominant component, either the lease or non-lease component. The Company recognizes revenue under ASC 606, Revenue Recognition from Contracts with Customers for its leased products for which it has estimated that the non-lease components of the new offering are the predominant component of the contract.

Disaggregated Revenue

	December 31, 2025	December 31, 2024
Revenue
Product	$10,506,023	$9,821,597
Subscription	919,440	80,390
Total	$11,425,463	$9,901,987

For the years ended December 31, 2025 and 2024, the Company’s sales recognized over time were $0.9 million and $80.4 thousand, respectively.

SALES TO DEALERS AND RESELLERS

The Company maintains a reserve for unprocessed and estimated future price adjustments claims and returns as a refund liability. The reserve is recorded as a reduction to revenue in the same period that the related revenue is recorded and is calculated based on an analysis of historical claims and returns over a period of time to appropriately account for current pricing and business trends. Similarly, sales returns and allowances are recorded based on historical return rates, as a reduction to revenue with a corresponding reduction to cost of goods sold for the estimated cost of inventory that is expected to be returned. These reserves were not material as of December 31, 2025 and 2024.

SHIPPING AND HANDLING

Amounts billed to customers for shipping and handling are included in revenues. The related freight charges incurred by the Company are included in cost of goods sold and were $0.3 million and $0.2 million for the years ended December 31, 2025, and 2024, respectively.

ACCOUNTS RECEIVABLE — NET

For the years ended December 31, 2025, and 2024, the Company’s revenues were primarily the result of shipments to VHA hospitals and clinics, which are made in most cases on a prepaid basis. The Company also sells its products to dealers and resellers, typically providing customers with modest trade credit terms. Sales made to dealers and resellers are done with limited rights of return and are subject to the normal warranties offered to the ultimate consumer for product defects.

Accounts receivable is stated at net realizable value. The Company regularly reviews accounts receivable balances and adjusts the accounts receivable allowance for credit losses, as necessary whenever events or circumstances indicate the carrying value may not be recoverable. As of December 31, 2025, and 2024, the allowance for credit losses was immaterial.

LogicMark, Inc.
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

DEFERRED REVENUE

Deferred revenue is recorded when the amounts invoiced to customers are in excess of revenue that can be recognized because performance obligations have not been satisfied and control of the promised product or subscription services has not been transferred to the customer. Deferred revenue largely represents amounts invoiced in advance for subscription services, where revenue cannot be recognized yet.

	December 31, 2025	December 31, 2024
Beginning Deferred Revenue	$225,195	$—
Additions	893,018	286,761
Revenue recognized	(878,297)	(61,566)
Ending Deferred Revenue	$239,916	$225,195

The Company recognized sales of $0.2 million for the year ended December 31, 2025 that was included in the deferred revenue balance as of December 31, 2024.

INVENTORY

The Company measures inventory at the lower of cost or net realizable value, defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Cost is determined using the first-in, first-out method.

The Company performs regular reviews of inventory quantities on hand and evaluates the realizable value of its inventories. The Company adjusts the carrying value of the inventory as necessary for excess, obsolete, and slow-moving inventory by comparing the individual inventory parts to forecasted product demand or production requirements. As of December 31, 2025, inventory was comprised of $1.4 million in finished goods on hand. As of December 31, 2025, there was no inventory in transit from vendor. As of December 31, 2024, inventory consisted of $0.9 million finished goods on hand and $0.1 million in inventory in transit from vendor.

The Company is required to partially prepay for inventory with certain vendors. As of December 31, 2025, and 2024, $0.5 million and $0.2 million of prepayments, respectively, were made for inventory and are included in prepaid expenses and other current assets on the balance sheet.

LONG-LIVED ASSETS

Long-lived assets, such as property and equipment, and other intangible assets are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. When indicators exist, the Company tests for the impairment of the definite-lived assets based on the undiscounted future cash flow the assets are expected to generate over their remaining useful lives, compared to the carrying value of the assets. If the carrying amount of the assets is determined not to be recoverable, a write-down to fair value is recorded. Management estimates future cash flows using assumptions about expected future operating performance. Management’s estimates of future cash flows may differ from actual cash flow due to, among other things, technological changes, economic conditions, or changes to the Company’s business operations.

PROPERTY AND EQUIPMENT

Property and equipment consisting of equipment, furniture, fixtures, website and other is stated at cost. The costs of additions and improvements are generally capitalized and expenditures for repairs and maintenance are expensed in the period incurred. When items of property and equipment are sold or retired, the related costs and

LogicMark, Inc.
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation of property and equipment is provided utilizing the straight-line method over the estimated useful life of the respective asset as follows:

Equipment	5 years
Furniture and fixtures	3 to 5 years
Website and other	3 years

GOODWILL

Goodwill is reviewed annually in the fourth quarter, or when circumstances indicate that an impairment may have occurred. The Company first performs a qualitative assessment of goodwill impairment, which considers factors such as market conditions, performance compared to forecast, business outlook and unusual events. If the qualitative assessment indicates a possible goodwill impairment, goodwill is then quantitatively tested for impairment. The Company may elect to bypass the qualitative assessment and proceed directly to the quantitative test. If a quantitative goodwill impairment test is required, the fair value is determined using a variety of assumptions including estimated future cash flows using applicable discount rates (income approach), comparisons to other similar companies (market approach), and an adjusted balance sheet approach.

As part of the annual evaluation of goodwill in 2025 and 2024, the Company determined there were no indicators present to suggest that it was more likely than not that the fair value of goodwill was less than the carrying amount, and therefore an impairment write-down was not required.

OTHER INTANGIBLE ASSETS

The Company’s intangible assets are related to the acquisition of LogicMark, LLC in 2016, the former subsidiary that was merged with and into the Company and are included in other intangible assets in the Company’s balance sheet as of December 31, 2025, and 2024.

As of December 31, 2025, the other intangible assets, net of accumulated amortization, are composed of patents of $0.6 million; trademarks of $0.7 million; and customer relationships of $0.1 million. As of December 31, 2024, the other intangible assets are composed of patents of $0.9 million; trademarks of $0.7 million; and customer relationships of $0.5 million. The Company amortizes these intangible assets using the straight-line method over their estimated useful lives which for the patents, trademarks and customer relationships are 11 years, 20 years, and 10 years, respectively. During the years ended December 31, 2025, and 2024, the Company had amortization expense of $0.8 million.

Amortization expense is estimated to be approximately $0.6 million for fiscal year 2026, $0.3 million for fiscal year 2027, $63 thousand for fiscal year 2028, $63 thousand for fiscal year 2029, $63 thousand for fiscal year 2030 and approximately $0.3 million thereafter.

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes. Income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

LogicMark, Inc.
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC Topic 740-10-30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740-10-40 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company will classify as income tax expense any interest and penalties. The Company has no material uncertain tax positions for any of the reporting periods presented. Generally, the tax authorities may examine tax returns for three years from the date of filing. The Company has filed all its tax returns for all prior periods through December 31, 2024.

STOCK BASED COMPENSATION

The Company accounts for stock based awards exchanged for employee services at the estimated grant date fair value of the award. The Company accounts for equity instruments issued to non-employees at their fair value on the measurement date. The measurement of stock based compensation is subject to periodic adjustment as the underlying equity instrument vests or becomes non-forfeitable. Stock based compensation charges are amortized over the vesting period or as earned. Stock based compensation is recorded in the same component of operating expenses as if it were paid in cash.

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE

Basic net loss attributable to common stockholders per share was computed using the weighted average number of shares of Common Stock, par value $0.0001 per share (“Common Stock”), outstanding. Diluted net loss applicable to common stockholders per share (“Diluted net loss per share”) includes the effect of diluted Common Stock equivalents. Potentially dilutive securities from the exercise of stock options to purchase 187,330 shares of Common Stock and warrants to purchase 12,396,491 shares of Common Stock as of December 31, 2025, were excluded from the computation of diluted net loss per share because the effect of their inclusion would have been anti-dilutive. Potentially dilutive securities from the exercise of stock options to purchase 26 shares of Common Stock and warrants to purchase 3,466 shares of Common Stock as of December 31, 2024, were excluded from the computation of diluted net loss per share because the effect of their inclusion would have been anti-dilutive. Net loss attributable to common stockholders per share as of December 31, 2025 and 2024 was impacted by the payment of dividends for Series C Redeemable Preferred Stock of $0.3 million in both years.

The components of basic and diluted net loss per share were as follows for the period ending December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Basic and Diluted Net Loss Per Share:
Net loss attributable to common stockholders	$(7,767,427)	$(8,316,319)
Net loss attributable to common stockholders per share – basic and diluted	$(13.06)	$(10,971.40)
Weighted average number of common shares outstanding – basic and diluted	594,946	758
Net loss attributable to participating preferred stockholders	$—	$(987,426)
Net loss attributable to participating preferred stockholders per share – basic and diluted	$—	$(10,971.40)
Weighted average number of common shares equivalent of participating preferred outstanding – basic and diluted	—	90

LogicMark, Inc.
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

RESEARCH AND DEVELOPMENT AND PRODUCT AND SOFTWARE DEVELOPMENT COSTS

Research and development costs are expenditures on new market development and related engineering costs. In addition to internal resources, the Company utilizes functional consulting resources, third-party software, and product development firms. The Company expenses all research and development costs as incurred until technological feasibility has been established for the product. Once technological feasibility is established, development costs including software and product design are capitalized until the product is available for general release to customers. Judgment is required in determining when technological feasibility of a product is established. For the year ended December 31, 2025, the Company capitalized $0.3 million of such product development costs and $1.2 million in software development costs. For the year ended December 31, 2024, the Company capitalized $0.4 million and $1.1 million in product and software development costs, respectively. Amortization of these costs was on a straight-line basis over three years and amounted to approximately $0.4 million and $0.8 million for product development and software development, respectively, for the year ended December 31, 2025. Amortization expense for the year ended December 31, 2024 was $0.3 million and $0.4 million for product development and software development, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

Recently Issued Accounting Pronouncements — Not Yet Adopted

In July 2025, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2025-05, “Financial Instruments — Credit Loss (Topic 326) Measurement of Credit Losses for Accounts Receivable and Contract Assets”(“ASU2025-05”), which provides a practical expedient permitting an entity to assume that the conditions at the balance sheet date may remain unchanged over the life of the asset when estimating expected credit losses for current classified accounts receivable and contract assets. ASU 2025-05 is effective for annual reporting periods beginning after December 15, 2025, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2025-05 and does not believe the adoption will have a material impact on the financial statements and disclosures.

In November 2024, the FASB issued ASU 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40) Disaggregation of Income Statement Expenses” (“ASU 2024-03”), which enhances the disclosure of expenses on the income statement. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. The Company is currently evaluating ASU 2024-03 to determine its impact on the Company’s disclosures.

Recently Adopted Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), to enhance income tax disclosures primarily through changes in rate reconciliation and income taxes paid disclosures. The Company adopted ASU 2023-09 for the year ended December 31, 2025 on a retrospective basis. Refer to Note 10.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (“ASU 2023-07”). ASU 2023-07 requires public entities to (i) disclose significant segment expenses under the “significant expense principle”, (ii) disclose other segment items which represents the difference between segment revenue and segment expenses under the significant expense principle, (iii) report the annual segment’s profit or loss and assets, (iv) clarify the measures used by the chief operating decision maker to assess segment performance and decide how to allocate resources, and (v) disclose the title and position of the chief operating decision maker and explaining how measures are being used.. The new standard also requires that public companies that have a single reportable segment provide all the required disclosures noted previously. ASU 2023-07 was effective for SEC filers, for fiscal years beginning after December 15, 2023. Effective January 1, 2024, the Company adopted ASU 2023-07, and has reflected the respective disclosures in Note 12.

LogicMark, Inc.
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — GOODWILL IMPAIRMENT

The Company’s goodwill relates entirely to the acquisition of LogicMark, LLC in 2016, the former subsidiary that was merged with and into the Company. As of December 31, 2025 and 2024, the Company determined that there were no indicators present to suggest that it was more likely than not that the fair value of goodwill was less than the carrying amount.

NOTE 6 — ACCRUED EXPENSES

Accrued expenses consist of the following:

	December 31, 2025	December 31, 2024
Salaries, payroll taxes and vacation	$248,923	$201,691
Merchant card fees	20,368	15,728
Professional fees	99,298	140,150
Management incentives	450,000	420,000
Lease liability – current	48,821	51,841
Development costs	12,000	8,000
Other	249,014	215,891
Totals	$1,128,424	$1,053,301

NOTE 7 — FAIR VALUE MEASUREMENTS

The fair value of financial instruments is defined as an exit price, which is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants. The degree of judgment used in measuring the fair value of assets and liabilities generally correlates to the level of pricing observability. Financial assets and liabilities with readily available, actively quoted prices or for which fair value can be measured from quoted prices in active markets generally have more pricing observability and require less judgment in measuring fair value. Conversely, financial assets and liabilities that are rarely traded or not quoted have less price observability and are generally measured at fair value using valuation models that require more judgment. These valuation techniques involve some level of management estimation and judgment, the degree to which depends on the price transparency of the asset, liability or market and the nature of the asset or liability. The Company has categorized its financial assets and liabilities measured at fair value into a three-level hierarchy.

Valuation Hierarchy

ASC 820, Fair Value Measurements and Disclosures, establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

•        Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

•        Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

•        Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value.

The classification of a financial asset or liability within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

LogicMark, Inc.
NOTES TO FINANCIAL STATEMENTS

NOTE 7 — FAIR VALUE MEASUREMENTS (cont.)

Cash and accounts payable approximate their fair values due to their short maturities. The Company measures the fair value of financial assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

Assets measured at fair value on a recurring basis were as follows:

	December 31, 2025 Fair Value Measurement			December 31, 2024 Fair Value Measurement
	Level 1	Level 2	Total Balance	Level 1	Level 2	Total Balance
Cash equivalents	$—	$—	$—	$2,719,866	$—	$2,719,866
U.S. government securities	—	5,943,218	5,943,218	—	—	—
Totals	$—	$5,943,218	$5,943,218	$2,719,866	$—	$2,719,866

NOTE 8 — STOCKHOLDERS’ EQUITY

October 2025 Reverse Stock Split

On October 28, 2025, the Company executed a 1-for-750 reverse split of its outstanding Common Stock and Series C Redeemable Preferred Stock. As a result of the reverse splits, each 750 pre-split shares of Common Stock outstanding and each 750 pre-split shares of Series C Redeemable Preferred Stock outstanding were automatically exchanged for one new share of each without any action on the part of the holders. The number of outstanding shares of Common Stock was reduced from approximately 576,305,099 shares to approximately 768,665 shares, and the number of outstanding shares of Series C Redeemable Preferred Stock was reduced to 1 share. 258 shares of Common Stock were issued as a result of the treatment of fractional shares in connection with this reverse stock split, which rounded up outstanding post-split shares to the nearest whole number. The reverse stock split did not affect the total number of shares of capital stock, including Series C Redeemable Preferred Stock, that the Company is authorized to issue.

Net loss per share and all share data as of and for the year ended December 31, 2024 have been retroactively adjusted to reflect the reverse stock splits in accordance with ASC 260-10-55-12, “Restatement of EPS Data”.

Certificates of Withdrawal

On July 9, 2025, the Company filed with the Secretary of State of the State of Nevada certificates of withdrawal for its Series H Certificate of Designation and Series I Certificate of Designation in order to eliminate and cancel all designations, rights, preferences and limitations of the shares of Series H Preferred Stock and Series I Preferred Stock, respectively. Prior to the filing of each such certificate of withdrawal, all 1,000 authorized shares of Series H Preferred Stock had been converted into shares of Common Stock and all 1,000 authorized shares of Series I Preferred Stock had been redeemed, pursuant to the applicable provisions of the Series H Certificate of Designation and the Series I Certificate of Designation, respectively. Such shares have resumed the status of authorized but unissued shares of preferred stock of the Company. Each of the certificates of withdrawal for the Series H Preferred Stock and Series I Preferred Stock became effective upon their filing with the Secretary of State of the State of Nevada.

February 2025 Public Offering

On February 18, 2025 (the “Closing Date”), the Company, in connection with a best efforts public offering (the “February Offering”), sold an aggregate of (x) 3,014 units of the Company (the “Units”) at an offering price of $442.50 per Unit, consisting of (i) 3,014 shares of Common Stock, (ii) Series C warrants (the “Series C Warrants”) to purchase up to 3,014 shares of Common Stock, and (iii) Series D warrants (the “Series D Warrants”) to purchase

LogicMark, Inc.
NOTES TO FINANCIAL STATEMENTS

NOTE 8 — STOCKHOLDERS’ EQUITY (cont.)

up to 3,014 shares of Common Stock; and (y) 29,529 pre-funded units of the Company (the “Pre-Funded Units”) at an offering price $441.75 per Pre-Funded Unit, consisting of (i) pre-funded common stock purchase warrants exercisable for up to 29,529 shares of Common Stock at $0.75 per share (the “Pre-Funded Warrants”), (ii) Series C Warrants exercisable for up to 29,529 shares of Common Stock and (iii) Series D Warrants exercisable for up to 29,529 shares of Common Stock, pursuant to (a) the Company’s registration statement on Form S-1, as amended (File No. 333-284135), filed by the Company with the SEC under the Securities Act, which the SEC declared effective on February 14, 2025, (b) the Registration Statement on Form S-1MEF (File No. 333-284997), filed by the Company with the SEC on February 14, 2025 pursuant to Rule 462(b) of the Securities Act, and (c) securities purchase agreements, each dated February 18, 2025, between the Company and each of the purchasers signatory thereto (the “February Purchasers”). The Series D Warrants can be exercised on an alternate cashless basis which would result in holders receiving three (3) times the number of Common Stock if such election is made. On the Closing Date, the Company received gross proceeds of approximately $14.4 million, before deducting placement agent commissions and estimated February Offering expenses.

The Company has used the net proceeds from the February Offering for additional sales and marketing investments, working capital and other general corporate purposes. As of December 31, 2025, the February Purchasers exercised all of their Pre-Funded Warrants for an aggregate of 29,529 shares of Common Stock. In addition, the exercise price for the Series C Warrants and Series D Warrants were subject to an adjustment due to the Company obtaining stockholder approval for the issuance of the underlying shares on March 27, 2025 and the “October 28, 2025 Reverse Stock Split” (refer to Note 8), which resulted in a new exercise price of $1.17 per Series C Warrant share and $88.50 per Series D Warrant share and the number of shares of Common Stock issuable upon a cash exercise of such Warrants correspondingly increased to 12,347,781 shares and 244,070 shares for the Series C Warrants and Series D Warrants, respectively. As of December 31, 2025, the February Purchasers exercised all of their Series D Warrants and received 732,202 shares of Common Stock on an alternative cashless basis.

November 2024 Reverse Stock Split

On November 18, 2024, the Company effected a 1-for-25 reverse split of its outstanding shares of Common Stock and shares of its Series C non-convertible voting preferred stock, par value $0.0001 per share (the “Series C Redeemable Preferred Stock”). As a result of the reverse splits, each 25 pre-split shares of Common Stock outstanding and each 25 pre-split shares of Series C Redeemable Preferred Stock outstanding were automatically exchanged for one new share of each without any action on the part of the holders. The number of outstanding shares of Common Stock was reduced from approximately 15,819 shares to approximately 633 shares, and the number of outstanding shares of Series C Redeemable Preferred Stock was reduced from 1 share to 1 share. 1 shares of Common Stock was issued as a result of the treatment of fractional shares in connection with this reverse stock split, which rounded up outstanding post-split shares to the nearest whole number. The reverse stock split did not affect the total number of shares of capital stock, including Series C Redeemable Preferred Stock, that the Company is authorized to issue. On October 28, 2025, the Company executed a 1-for-750 reverse split of its outstanding shares of Common Stock and shares of its Series C Redeemable Preferred Stock. As a result of this reverse split the shares impacted by the November 18, 2024 reverse split were adjusted to reflect the “October 28, 2025 Reverse Stock Split”. See Note 8.

Net loss per share and all share data as of and for the year ended December 31, 2024 have been retroactively adjusted to reflect the reverse stock splits in accordance with ASC 260-10-55-12, “Restatement of EPS Data”.

Inducement Agreements and Issuance of New Preferred Stock

On November 13, 2024, the Company entered into inducement and release agreements (the “Inducement Agreements”) with the current and former holders (the “Series B Holders”) of the Company’s Series B warrants to purchase Common Stock (the “Series B Warrants”), issued in the August Offering (as defined below), pursuant

LogicMark, Inc.
NOTES TO FINANCIAL STATEMENTS

NOTE 8 — STOCKHOLDERS’ EQUITY (cont.)

which on such date all remaining Series B Warrants were exercised and the Series B Holders waived and released the Company from any potential claims in connection with the exercise thereof and in exchange the Company agreed to issue the New Preferred Stock (as defined below).

In connection with the Inducement Agreements, on November 13, 2024, the Company filed with the Secretary of State of the State of Nevada (the “Nevada Secretary of State”): (i) a Certificate of Designation of Preferences, Rights and Limitations of Series H Convertible Non-Voting Preferred Stock (the “Series H Certificate of Designation”) to designate 1,000 shares of the Company’s authorized and unissued preferred stock as Series H Convertible Non-Voting Preferred Stock, $0.0001 par value per share (the “Series H Preferred Stock”); and (ii) a Certificate of Designation of Preferences, Rights and Limitations of Series I Non-Convertible Voting Preferred Stock (the “Series I Certificate of Designation,” and together with the Series H Certificate of Designation, the “Certificates of Designation”) to designate 1,000 shares of the Company’s authorized and unissued preferred stock as Series I Non-Convertible Voting Preferred Stock, $0.0001 par value per share (the “Series I Preferred Stock”, and together with the Series H Preferred Stock, the “New Preferred Stock”). Each Certificate of Designation became effective upon its filing with the Nevada Secretary of State, and establishes the rights, preferences, privileges, qualifications, restrictions, and limitations relating to the applicable New Preferred Stock.

Pursuant to the Inducement Agreements, on November 14, 2024, the Company issued to the Series B Holders (i) an aggregate of 1,000 shares of Series H Preferred Stock, which are convertible at the option of the Series B Holder into shares of Common Stock (the “Conversion Shares”) at an initial conversion price of $11.64, and (ii) an aggregate of 1,000 shares of Series I Preferred Stock, each share of which entitles the holder thereof to two (2) votes on all matters submitted to a vote of the stockholders of the Company. The Series I Preferred Stock will be automatically redeemed for no consideration upon the redemption, conversion or sale of shares of Series H Preferred Stock on a one for one basis. The shares of Series H Preferred Stock have a stated value of $1,000 and are initially convertible into approximately 115 shares of Common Stock in the aggregate. The conversion price of the Series H Preferred Stock would reset on the fifth trading day following the effective date of the Company’s next reverse stock split of its shares of Common Stock to the greater of (i) the lowest volume weighted average price of the Common Stock during the five trading days immediately preceding the reset date and (ii) the floor price of $4.4625. The Company completed a fair value assessment of the Series H Preferred Stock and Series I Preferred Stock, as of November 14, 2024, using an option pricing method to allocate the fair value of Series H Preferred Stock and Series I Preferred Stock-based on the total equity value of the Company. Based on the fair value assessment, the Company determined that the Series H Preferred Stock had a fair value of $1.5 million and was recorded as a non-operating expense in the statement of operations.

As of December 31, 2024, the conversion price of the Series H Preferred Stock was subject to an adjustment due to the November 18, 2024 and the October 28, 2025 reverse stock splits, which resulted in a new conversion price of $1,312.50 per share of Series H Preferred Stock. As of December 31, 2024, 690 shares of Series H Preferred Stock were converted into 483 shares of Common Stock and 690 shares of Series I Preferred Stock were redeemed upon the conversion of such shares of Series H Preferred Stock. As of December 31, 2025, the remaining 310 shares of Series H Preferred Stock were converted into 216 shares of Common Stock and the remaining 310 shares of Series I Preferred Stock were redeemed upon the conversion of such shares of Series H Preferred Stock.

Also pursuant to the Inducement Agreements, on the issuance date of the New Preferred Stock, the Company entered into registration rights agreements with the Series B Holders pursuant to which the Company agreed to register the resale of the Conversion Shares. The Company was required to prepare and file the resale registration statement with the SEC no later than the 30th calendar day following the date of the issuance of the New Preferred Stock and to use its best efforts to have such registration statement declared effective within 60 calendar days after such date, subject to certain exceptions. A registration statement on Form S-3 (File No.333-283821) registering the resale of the Conversion Shares was initially filed by the Company with the SEC on December 13, 2024 and was declared effective by the SEC on December 27, 2024.

LogicMark, Inc.
NOTES TO FINANCIAL STATEMENTS

NOTE 8 — STOCKHOLDERS’ EQUITY (cont.)

Rights Agreement

On November 1, 2024, the Company entered into a rights agreement with Nevada Agency and Transfer Company, as rights agent (the “Rights Agreement”). Pursuant to the Rights Agreement, in the event that a person or entity or group thereof becomes the Beneficial Owner (as defined in the Rights Agreement) of at least fifteen percent (15%) of the outstanding shares of Common Stock (an “Acquiring Person”), each holder of Common Stock as of the close of business on November 1, 2024 will be entitled to receive on the Distribution Date (as defined below) a dividend of one right for each share of Common Stock owned by such holder (each, a “Right”), with each Right exercisable for one one-hundredth of a share of the Company’s Series G Non-Convertible Voting Preferred Stock, $0.0001 par value per share (the “Series G Preferred Stock”), at a price of $1.25 per one-hundredth of a share, subject to adjustment as set forth in the Rights Agreement. The Rights are not exercisable until the earlier of: (1) the first date of public announcement by the Company or by an Acquiring Person of such acquisition of beneficial ownership of 15% or more of the outstanding Common Stock without the prior approval of the board of directors (the “Board”) or such earlier date as a majority of the Board shall become aware of the existence of an Acquiring Person, or (2) the tenth business day (subject to extension by the Board) following the commencement of, or public announcement of an intention to commence, a tender or exchange offer which would result in the beneficial ownership of 15% or more of the outstanding Common Stock (the “Distribution Date”). The Rights will expire upon the earlier of (i) November 1, 2027, unless otherwise extended by the Company’s stockholders or and (ii) redemption or exchange by the Company.

On November 1, 2024, in connection with the Rights Agreement, the Company filed a Certificate of Designation, Preferences, and Rights of Series G Non-Convertible Voting Preferred Stock (the “Series G Certificate of Designation”) with the Nevada Secretary of State. The Series G Certificate of Designation authorized 1,000,000 shares of the Series G Preferred Stock. Each share of Series G Preferred Stock entitles the holder to cast four votes on all matters submitted to stockholders to vote and the Series G Preferred Stockholders will vote together as one class with the holders of Common Stock on any such matters. The Series G Preferred Stock purchasable upon exercise of the Rights are non-convertible and non-redeemable (except as provided in the Series G Certificate of Designation) and junior to any other series of preferred stock the Company has issued or may issue (unless otherwise provided in the terms of such other series). In the event of liquidation of the Company, the holders of Series G Preferred Stock will receive a preferred liquidation payment equal to the greater of $125.00 per share or an amount per share equal to four times the aggregate payment to be distributed per share of Common Stock.

August 2024 Public Offering

On August 5, 2024, the Company, in connection with a best efforts public offering (the “August Offering”), sold to certain purchasers an aggregate of (x) 77 units of the Company (the “August Units”) at an offering price of $8,730.00 per August Unit, consisting of (i) 77 shares of Common Stock, (ii) 77 of the Company’s Series A warrants to purchase up to 77 shares of Common Stock at an exercise price of $8,730.00 per share (the “Series A Warrants”), and (iii) 77 Series B Warrants to purchase up to 77 shares of Common Stock at an exercise price of $8,730.00 per share; and (y) 439 pre-funded units of the Company (the “August Pre-Funded Units”) at an offering price $8,707.50 per August Pre-Funded Unit, consisting of (i) 439 pre-funded common stock purchase warrants exercisable for up to 439 shares of Common Stock at $0.75 per share, (the “August Pre-Funded Warrants”), (ii) 439 Series A Warrants and (iii) 439 Series B Warrants, pursuant to the Company’s registration statement on Form S-1, as amended (File No. 333-279133), declared effective by the SEC on August 1, 2024 and those certain securities purchase agreements, dated August 2, 2024, between the Company and each of the purchasers signatory thereto (the “Purchasers”). The Series B Warrants can be exercised on an alternate cashless basis which would result in holders receiving four (4) times the number of Common Stock if such election is made. On the closing date of the August Offering,

LogicMark, Inc.
NOTES TO FINANCIAL STATEMENTS

NOTE 8 — STOCKHOLDERS’ EQUITY (cont.)

the Company received gross proceeds of approximately $4.5 million, before deducting placement agent commissions and estimated August Offering expenses. The Company used the net proceeds from the August Offering to increase our investment in sales and marketing, working capital and other general corporate purposes.

As of December 31, 2024, the Purchasers exercised their August Pre-Funded Warrants for an aggregate of 439 shares of Common Stock, certain Purchasers exercised their Series B Warrants for an aggregate of 2,036 shares of Common Stock on an alternate cashless basis and certain Purchasers exercised their Series A Warrants for an aggregate of 47 shares of Common Stock. As of December 31, 2024, the exercise price and warrant shares of the Series A Warrants and Series B Warrants were subject to adjustments due to the November 18, 2024 and October 28, 2025 reverse stock splits, which resulted in a new exercise price of $1,312.50 per warrant share and an aggregate of 3,367 shares of Common Stock underlying the Series A Warrants and Series B Warrants deemed outstanding. As of December 31, 2025, the exercise price and warrant shares of the Series A Warrants were subject to an adjustment due to the February Offering, which resulted in a new exercise price of $88.50 per warrant share and an aggregate of 49,288 shares of Common Stock underlying the Series A Warrants deemed outstanding. As of December 31, 2025, 678 shares of Series A Warrants and 46 shares of Series B Warrants were cancelled resulting in a balance of 48,610 shares of Series A Warrants and no shares of Series B Warrants outstanding.

Series C Redeemable Preferred Stock

In May 2017, the Company authorized the Series C Redeemable Preferred Stock. Holders of Series C Redeemable Preferred Stock are entitled to receive dividends of 15% per year, payable in cash. For each of the years ended December 31, 2025 and 2024, the Company recorded Series C Redeemable Preferred Stock dividends of $0.3 million.

The Series C Redeemable Preferred Stock may be redeemed by the Company at the Company’s option in cash at any time, in whole or in part, upon payment of the stated value of the Series C Redeemable Preferred Stock and unpaid dividends. If a “fundamental change” occurs, the Series C Redeemable Preferred Stock shall be immediately redeemed in cash equal to the stated value of the Series C Redeemable Preferred Stock, and unpaid dividends. A fundamental change includes but is not limited to any change in the ownership of at least fifty percent of the voting stock; liquidation or dissolution; or the Common Stock ceases to be listed on the market upon which it currently trades.

The holder of the Series C Redeemable Preferred Stock is entitled to vote on any matter submitted to the stockholders of the Company for a vote. One share of Series C Redeemable Preferred Stock carries the same voting rights as one share of Common Stock.

A redeemable equity security is to be classified as temporary equity if it is conditionally redeemable upon the occurrence of an event that is not solely within the control of the issuer. Upon the determination that such events are probable, the equity security would be classified as a liability. Given the Series C Redeemable Preferred Stock contains a fundamental change provision, the security is considered conditionally redeemable. Therefore, the Company has classified the Series C Redeemable Preferred Stock as temporary equity in the balance sheets as of December 31, 2025 and 2024 until such time that events occur that indicate otherwise.

LogicMark, Inc.
NOTES TO FINANCIAL STATEMENTS

NOTE 8 — STOCKHOLDERS’ EQUITY (cont.)

Warrants

The following table summarizes the Company’s warrants outstanding and exercisable as of December 31, 2025 and 2024:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life In Years	Aggregate Intrinsic Value
Outstanding and Exercisable at December 31, 2024	3,466	$6,344.10	4.53	$—
Outstanding and Exercisable at January 1, 2025	3,466	$6,344.10	4.53	$—
Issued February 2025 Offering	12,637,819	2.86	4.09	—
Issued prefunded warrants	29,533	—	—	—
Exercise of prefunded warrants	(29,533)	—	—	—
Exercise of Series D Warrants from February 2025 Offering	(244,070)	88.50	—	—
Cancellation of warrants	(724)	—	—	—
Outstanding at December 31, 2025	12,396,491	$3.12	4.13	$—

NOTE 9 — STOCK INCENTIVE PLANS

2023 Stock Incentive Plan

On March 7, 2023, the Company’s stockholders approved the 2023 Stock Incentive Plan (“2023 Plan”). The aggregate maximum number of shares of common stock that may be issued under the 2023 Plan was 92 shares for the 2023 fiscal year; thereafter, the maximum number is limited to 15% of the outstanding shares of Common Stock, calculated on the first business day of each fiscal quarter. As of December 31, 2025, the maximum number of shares of Common Stock that may be issued under the 2023 Plan is 115,261. Under the 2023 Plan, options which are forfeited or terminated, settled in cash in lieu of shares of Common Stock, or settled in a manner such that shares are not issued, will again immediately become available to be issued. If shares of Common Stock are withheld from payment of an award to satisfy tax obligations with respect to the award, those shares of Common Stock will be treated as shares that have been issued under the 2023 Plan and will not again be available for issuance.

Stock Options

During the year ended December 31, 2025, the Company issued an aggregate of 73,953 stock options vesting over a period of four years to employees at an average exercise price of $3.27 per share. In addition, an aggregate of 116,040 fully vested stock options were granted under the 2023 Plan to non-employee directors at an average exercise price of $2.07 per share, in each case in consideration for services provided to the Company. The aggregate fair value of the shares issued to the directors was $0.2 million. As of December 31, 2025, the unrecognized compensation cost related to non-vested stock options was $0.1 million.

During the year ended December 31, 2024, the Company issued an aggregate of 2 stock options vesting over a period of four years to employees at an average exercise price of $18,750.00 per share. In addition, an aggregate of 32 fully vested stock options were granted under the 2023 Plan to non-employee directors at an average exercise price of $11,413.36 per share, in each case in consideration for services provided to the Company. The aggregate fair value of the shares issued to the directors was $0.2 million. As of December 31, 2024, the unrecognized compensation cost related to non-vested stock options was $21.7 thousand.

LogicMark, Inc.
NOTES TO FINANCIAL STATEMENTS

NOTE 9 — STOCK INCENTIVE PLANS (cont.)

During the year ended December 31, 2025, 2,614 of the Company’s stock options were forfeited by participants and 151 stock options were cancelled under the 2023 Plan. During the year ended December 31, 2024, 6 of the Company’s stock options were forfeited by participants under the 2023 Plan.

Restricted Stock

During the year ended December 31, 2025, the Company granted 137,651 shares of restricted Common Stock under the 2023 Plan to seven employees and consultants, in accordance with the terms of the applicable employment and consulting agreements with the Company. Such shares vest over four years commencing on January 2, 2025 and November 3, 2025, with a quarter to vest on the anniversary of each grant, and thereafter in quarterly amounts until the entire award has vested, so long as each remains in the service of the Company. The fair value of restricted stock granted was $0.4 million and the unamortized compensation cost as of December 31, 2025, related to all outstanding restricted stock was $0.5 million.

A summary of restricted stock awards is as follows:

Number of Share of Restricted Stock
Unvested balance at January 1, 2025	8
Granted	137,651
Vested	(5,524)
Unvested balance at December 31, 2025	132,135

Stock Option Modification

In January 2025, the Company cancelled 25 outstanding stock options under the 2023 Plan, the 2017 SIP and the 2013 LTIP and granted new stock options under the 2023 Plan which resulted in a new exercise price of $1,125.00 per share and the issuance of 126 stock options. The new stock options continue to vest based on the original vesting schedule that had been attributable to the cancelled stock options. This resulted in an incremental stock-based compensation expense of $69.4 thousand recorded as of the modification date.

In November 2025, the Company cancelled 139 outstanding stock options under the 2023 Plan and granted new stock options under the 2023 Plan which resulted in a new exercise price of $1.20 per share and the issuance of 69,100 stock options. The new stock options continue to vest based on the original vesting schedule that had been attributable to the cancelled stock options. This resulted in an incremental stock-based compensation expense of $53.6 thousand recorded as of the modification date.

Stock based Compensation Expense

Total stock based compensation expense during 2025 and 2024 pertaining to awards under the 2023 Plan amounted to $1.2 million and $1.6 million, respectively.

NOTE 10 — INCOME TAXES

For financial reporting purposes, income before income taxes includes the following components:

	Years Ended December 31
	2025	2024
Loss before income taxes:
United States	$(7,452,574)	$(8,993,799)
Foreign	—	—
Loss before income taxes:	$(7,452,574)	$(8,993,799)

LogicMark, Inc.
NOTES TO FINANCIAL STATEMENTS

NOTE 10 — INCOME TAXES (cont.)

The expense for income taxes consists of:

	Year Ended December 31,
	2025	2024
Current income tax provision
Federal	$—	$—
State	14,853	9,946
Foreign	—	—
	14,853	9,946
Deferred income tax (benefit) expense
Federal	—	—
State	—	—
Foreign	—	—
	—	—
Total income tax (benefit) provision	$14,853	$9,946

Reconciliation between the effective tax rate on income from continuing operations and the statutory tax rate is as follows:

	Year Ended December 31,
	2025		2024
	$	%	$	%
Provision at Federal Statutory Rate	$(1,565,040)	21.00%	$(1,888,698)	21.00%
State and local income tax, net of federal income tax effect*	14,853	(0.20)%	10,558	(0.12)%
Foreign tax effects	—	0.00%	—	0.00%
Effect of changes in tax laws or rates enacted in the current period	—	0.00%	—	0.00%
Effect of cross-border tax laws	—	0.00%	—	0.00%
Tax credits	—	0.00%	—	0.00%
Changes in valuation allowance	1,288,973	(17.30)%	(1,337,613)	14.87%
Nontaxable or nondeductible items
Stock-Based Compensation	327,069	(4.39)%	232,126	(2.58)%
Stock Issuance Costs	—	0.00%	319,908	(3.56)%
Other Nontaxable or nondeductible items	4,340	(0.06)%	3,121	(0.03)%
Changes in unrecognized tax benefits	—	0.00%	—	0.00%
Other
Attribute Expirations	—	0.00%	2,473,630	(27.50)%
Prior Period True Ups	(55,342)	0.74%	196,914	(2.19)%
Provision for Income Taxes	$14,853	(0.21)%	$9,946	(0.11)%

____________

*        State and local income tax expense was insignificant for the period due to a full valuation allowance recorded against state deferred tax assets. As a result, state income taxes did not have a material impact on the Company’s effective tax rate.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, Management believes that significant uncertainty exists with

LogicMark, Inc.
NOTES TO FINANCIAL STATEMENTS

NOTE 10 — INCOME TAXES (cont.)

respect to future realization of all of the deferred tax assets and has therefore established a full valuation allowance. The valuation allowance increased by $1.8 million for the year ended December 31, 2025, compared to the decrease of $1.2 million for the year ended December 31, 2024.

The significant components of the Company’s deferred tax assets and liabilities are as follows:

	Year Ended December 31,
	2025	2024
Deferred tax assets:
Net operating loss carryforward	$19,108,255	$17,061,064
Tax credits	205,028	205,028
Lease liabilities	13,976	14,404
Accruals and reserves	160,270	148,784
Capitalized Research Costs	486,900	438,127
Taxable Goodwill	621,194	871,350
Intangible assets	608,149	556,997
Stock Compensation	266,181	275,637
Fixed assets	24,963	24,461
Other	4,179	4,943
Total deferred tax assets before valuation allowance:	21,499,095	19,600,795
Valuation allowance	(21,406,326)	(19,587,280)
Deferred tax assets, net of valuation allowance	92,769	13,515

Deferred tax liabilities:
Right-of-use assets	(92,769)	(13,515)
Total deferred tax liabilities	(92,769)	(13,515)
Net deferred tax liability	$—	$—

As of December 31, 2025, the Company had US federal and state net operating loss (“NOLs”) carryovers of $72.7 million and $86.3 million, respectively. Federal and state NOLs generated through December 31, 2017 are available to offset future taxable income, which expire beginning in 2032. Federal NOLs generated for years starting after December 31, 2017 are available to offset future taxable income indefinitely. State NOLs generated for years starting after December 31, 2017 that are available to offset future taxable income indefinitely vary by state. In addition, the Company had tax credit carryforwards of $0.2 million at December 31, 2025 that will be available to reduce future tax liabilities. The tax credit carryforwards will begin to expire beginning in 2032.

In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s NOLs may be subject to an annual limitation in the event of a change of control. The Company has not determined whether a change of control has occurred as of December 31, 2025 with respect to the NOLs and therefore no limitation under Section 382 has been computed. Management will review for such limitations before any of the LogicMark NOLs are utilized against future taxable income.

The Company has no material uncertain tax positions for any of the reporting periods presented. No interest or penalty expense was recorded during the year or has been accrued as of December 31, 2025 or 2024. The Company does not expect any material changes to any uncertain tax positions in the next twelve months. The Company has filed all of its tax returns for all prior periods through December 31, 2024, and intends to timely file the income tax returns for the period ending December 31, 2025.

The Company is subject to taxation in the United States and various states. As of December 31, 2025, the Company is not under examination by any taxing authority, however, all of the Company’s U.S. and state income tax returns remain open to examination.

LogicMark, Inc.
NOTES TO FINANCIAL STATEMENTS

NOTE 11 — COMMITMENTS AND CONTINGENCIES

LEGAL MATTERS

From time to time, the Company may be involved in various claims and legal actions arising in the ordinary course of our business. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of the Company, threatened against or affecting the Company, in which an adverse decision could have a material adverse effect upon our business, operating results, or financial condition.

COMMITMENTS

The Company leases warehouse space and equipment in the U.S., which are classified as operating leases expiring at various dates. The Company determines if an arrangement qualifies as a lease at the lease inception. Operating lease liabilities are recorded based on the present value of the future lease payments over the lease term, assessed as of the commencement date. The Company’s real estate lease is for a fulfillment center, with a lease term of 5 years expiring in August 2025. In April 2025, the Company signed a lease agreement to renew the lease for the warehouse space and equipment currently being leased, effective September 1, 2025, for a term of 5 years and monthly payments of $7,250. The Company has elected to account for the lease and non-lease components (insurance and property taxes) as a single lease component for its real estate leases. Lease payments, which includes lease components and non-lease components, are included in the measurement of the Company’s lease liabilities to the extent that such payments are either fixed amounts or variable amounts based on a rate or index (fixed in substance) as stipulated in the lease contract. Any actual costs in excess of such amounts are expensed as incurred as variable lease cost.

The Company’s lease agreements generally do not specify an implicit borrowing rate, and as such, the Company uses its incremental borrowing rate to calculate the present value of the future lease payments. The discount rate represents a risk-adjusted rate on a secured basis and is the rate at which the Company would borrow funds to satisfy the scheduled lease liability payment streams. The Company entered into a renewal five-year lease agreement in April 2025 for the warehouse space located in Louisville, Kentucky. The Right of Use (“ROU”) asset value added as a result of this renewal lease agreement was $0.3 million. The Company’s ROU asset and lease liability accounts reflect the inclusion of this renewal lease in the Company’s balance sheet as of September 30, 2025. The current monthly rent of $7.3 thousand will increase by the annual 3% rate to the new monthly rent of $7.6 thousand in September 2026.

For the years ended December 31, 2025 and 2024, total operating lease cost was $0.1 million and $78.7 thousand and is recorded in direct operating costs. Operating lease cost is recognized on a straight-line basis over the lease term. The following summarizes (i) the future minimum undiscounted lease payments under the non-cancelable lease for each of the next three years and thereafter, incorporating the practical expedient to account for lease and non-lease components as a single lease component for our existing real estate lease, (ii) a reconciliation of the undiscounted lease payments to the present value of the lease liabilities, and (iii) the lease-related account balances on the Company’s balance sheet as of December 31, 2025:

Year Ending December 31,
2026	$88,200
2027	91,900
2028	95,800
2029	99,600
2030	68,000
Total future minimum lease payments	443,500
Less imputed interest	(111,780)
Total present value of future minimum lease payments	$331,720

LogicMark, Inc.
NOTES TO FINANCIAL STATEMENTS

NOTE 11 — COMMITMENTS AND CONTINGENCIES (cont.)

As of December 31, 2025
Operating lease right-of-use assets	$324,058

Accrued expenses	$48,821
Other long-term liabilities	$282,899
$331,720
As of December 31, 2025
Weighted Average Remaining Lease Term	4.67
Weighted Average Discount Rate	13.00%

NOTE 12 — SEGMENT REPORTING

The Company’s operations are managed and reported to its Chief Executive Officer (“CEO”), Chia-Lin Simmons, the Company’s chief operating decision maker (“CODM”), on a consolidated basis. The CODM assesses performance and allocates resources based on the Company’s statements of operations, which assists the CODM to manage and evaluate the results of the business in a consolidated manner to drive efficiencies and develop uniform strategies. Accordingly, components and processes of the Company’s operations are managed centrally, including contracting with the government, capitalizing and developing new products or software, including releases, customer service, marketing, and legal affairs. Segment asset information is not used by the CODM to allocate resources or manage the business. Under this reporting structure, the Company has one reportable segment. As a single reportable segment entity, the Company’s segment performance measure is net loss attributable to common stockholders. Significant segment expenses are presented in the Company’s statements of operations.

NOTE 13 — SUBSEQUENT EVENTS

The Company evaluated subsequent events through March 27, 2026, which represents the date the financial statements are issued, for events requiring recording or disclosure in the financial statements for the year ended December 31, 2025. The Company concluded that no events have occurred that would require recognition or disclosure in the financial statements.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read together with our condensed financial statements and related notes included elsewhere herein. This discussion contains forward-looking statements and information relating to our business that reflect our current views and assumptions concerning future events and is subject to risks and uncertainties that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These forward-looking statements speak only as of the date of this proxy statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform to these statements to actual results.

Overview

LogicMark, Inc. provides PERS, health communications devices, and Internet of Things technology that creates a connected care platform. The Company’s devices provide people with the ability to receive care at home and age independently and to check, manage and monitor a loved one’s health and safety remotely. The Company’s PERS devices incorporate two-way voice communication technology directly in the medical alert pendant and providing life-saving technology at a consumer-friendly price point aimed at everyday consumers. The Company is focused on modernizing remote monitoring to help people stay safe and live independently longer. The PERS technologies, as well as other personal safety devices, are sold direct to consumer through dealers and resellers, the Company’s eCommerce website (logicmark.com) and Amazon.com, as well as directly to the United States Veterans Health Administration. The Company was awarded a contract by the U.S. General Services Administration that enables the Company to distribute its products to federal, state, and local governments.

Results of Operations

Three and six months ended June 30, 2026, compared with the three and six months ended June 30, 2025.

Revenue, Cost of Goods Sold, and Gross Profit

	Three Months Ended June 30,		Six Months Ended June 30,

	2026	2025	2026	2025
Revenue	$3,349,300	$2,853,210	$6,563,580	$5,445,035
Cost of Goods Sold	980,955	925,910	1,958,447	1,872,507
Gross Profit	$2,368,345	$1,927,300	$4,605,133	$3,572,528
Profit Margin	70.7%	67.5%	70.2%	65.6%

We experienced a 17% and 21% increase in revenue for the three and six months ended June 30, 2026, respectively, as compared to the same period ended June 30, 2025. The primary reason for the increase in revenue was due to continued higher sales of our Freedom Alert Mini units, and our upgraded Guardian Alert 911 Plus, and a price increase that was implemented in late January 2026.

Gross profit margin was 70.2% for the six months ended June 30, 2026, up from 65.6% for the six months ended June 30, 2025, as a result of a decrease in shipping and fulfillment costs, decrease in inbound freight, and a price increase that was implemented in late January 2026.

Operating Expenses

	Three Months Ended June 30,		Six Months Ended June 30,

Operating Expenses	2026	2025	2026	2025
Direct operating cost	$389,880	$350,453	$767,559	$694,079
Advertising costs	89,007	46,395	167,382	220,985
Selling and marketing	835,699	703,249	1,641,252	1,220,348
Research and development	91,447	138,115	214,883	293,604
General and administrative	1,951,309	2,313,034	3,680,042	4,579,753
Other expense	6,481	14,423	22,761	64,035
Depreciation and amortization	598,917	494,045	1,211,017	993,472
Total Expenses	$3,962,740	$4,059,714	$7,704,896	$8,066,276

Direct Operating Cost

The $39.4 thousand and $73.5 thousand increase in direct operating cost for the three and six months ended June 30, 2026, respectively, compared to the same periods ended June 30, 2025, was primarily driven by an increase in merchant fees due to higher revenues.

Advertising Costs

The $42.6 thousand increase in advertising costs for the three months ended June 30, 2026, compared to the same periods ended June 30, 2025, was primarily driven by an increase in ads for business-to-business and business-to-government channels. The $53.6 thousand decrease in advertising costs for the six months ended June 30, 2026, compared to the same periods ended June 30, 2025, was primarily driven by the shift away from using multiple ad providers.

Selling and Marketing

The $0.1 million and $0.4 million increase in selling and marketing expenses for the three and six months ended June 30, 2026, respectively, compared to the same periods ended June 30, 2025, was primarily driven by an increase in sales personnel and their related costs.

Research and Development

The $46.7 thousand and $78.7 thousand decrease in research and development costs for the three and six months ended June 30, 2026, respectively, compared to the same periods ended June 30, 2025, was primarily driven by higher capitalizable costs from the ramping up of new products being developed.

General and Administrative

The $0.4 million and $0.9 million decrease in general and administrative expenses for the three and six months ended June 30, 2026, respectively, compared to the same periods ended June 30, 2025, was primarily driven by a decrease in stock compensation due to fully vested stock options, lower consulting costs and lower legal fees.

Other Income

	Three Months Ended June 30,		Six Months Ended June 30,

Other Income	2026	2025	2026	2025
Interest income	$42,049	$133,648	$138,277	$178,863
Other income (expense), net	425	(53,906)	(41,842)	71,227
Total Other Income	$42,474	$79,742	$96,435	$250,090

During the three and six months ended June 30, 2026 and 2025, the Company recorded other income from interest on its cash and investment balances. During the six months ended June 30, 2025, the Company recognized the receipt of a $0.1 million refund from the Internal Revenue Service in connection with its application of an employee retention credit for businesses offset by the write-off of the prepaid annual registration fee related to the de-listing of the Common Stock from The Nasdaq Stock Market LLC.

Liquidity and Capital Resources

Sources of Liquidity

The Company generated an operating loss of $3.1 million, a net loss of $3.0 million and cash used in operating activities of $1.6 million for the six months ended June 30, 2026. As of June 30, 2026, the Company had cash and cash equivalents of $3.5 million and investments of $3.1 million in U.S. government securities. At June 30, 2026, the Company had working capital of $6.9 million, compared to working capital as of December 31, 2025 of $9.7 million.

Given our cash and investment positions as of June 30, 2026, we believe we will have sufficient capital to sustain operations for at least twelve months from the date of the filing of our financial statements. We may, if deemed necessary, raise funds in the future through equity or debt offerings to further accelerate the execution of our long-term strategic plan to develop and commercialize our new products.

Subsequent to June 30, 2026, the Company entered into the Merger Agreement. The completion of the Merger is subject to stockholder approval and the satisfaction of other closing conditions set forth in the Merger Agreement. If the Merger is completed, the Company will become a privately held company. Our cash needs may vary materially from our current expectations because of both costs and future anticipated savings associated with the Merger. Additional information regarding the proposed transaction is included in the “Recent Developments” section set forth above.

Cash Flows

Cash Used in Operating Activities

During the six months ended June 30, 2026, net cash used in operating activities was $1.6 million During the six months ended June 30, 2025, net cash used in operating activities was $2.7 million. Apart from the $1.7 million and $1.8 million, for the six months ended June 30, 2026 and 2025, respectively, in depreciation, amortization and stock-based compensation, our primary ongoing uses of operating cash relate to payments to vendors, salaries and related expenses for our employees and consulting and professional fees. Our vendors and consultants generally provide us with normal trade payment terms of Net 30.

Cash Provided by (Used in) Investing Activities

During the six months ended June 30, 2026, we invested $0.7 million in product development and software development and purchased $1.2 million in U.S. government securities and sold/redeemed $4.0 million in U.S. government securities. During the six months ended June 30, 2025, we invested $0.7 million in product development and software development and purchased $8.0 million in government securities.

Cash (Used in) Provided by Financing Activities

	Six Months Ended June 30,
Cash Flows from Financing Activities	2026	2025
Proceeds from the sale of common stock and warrants	$—	$14,377,835
Fees paid in connection with equity offerings	—	(1,773,169)
Proceeds from exercise of warrants for common stock	—	22,147
Repurchase of Series F preferred stock	(319,000)	—
Repurchase of warrants	(130,000)	—
Series C redeemable preferred stock dividends	(150,000)	(150,000)
	$(599,000)	$12,476,813

During the six months ended June 30, 2026 we paid Series C Redeemable Preferred Stock dividends amounting to $0.2 million, repurchase of warrants of $0.1 million, and the repurchase of Series F preferred stock $0.3 million. During the six months ended June 30, 2025, we completed a registered public offering of units and pre-funded units, consisting of Common Stock, warrants and pre-funded warrants, whereby we received gross proceeds of $14.4 million. The Company also received gross proceeds from the exercise of all Pre-Funded Warrants of $22.1 thousand. The February Offering and the exercise of Pre-funded Warrants resulted in a total of $1.8 million in fees incurred. The Company also paid Series C Redeemable Preferred Stock dividends amounting to $0.2 million

Impact of Inflation and Tariffs

We believe that our business has been modestly impacted by inflationary trends during the past four fiscal years. However, uncertainty relating to government policies, tariffs and geopolitical developments involving Iran may increase our cost of fulfilment in fiscal year 2026. Should inflation continue to be a factor in the worldwide economy, it may increase the cost of purchasing products from our contract manufacturers in Asia, as well as the cost of certain raw materials, component parts and labor used in the production of our products. It is uncertain what impact new or existing tariffs, trade restrictions or retaliatory actions may have on us, the PERS industry or our customers. An escalation in trade tensions or the implementation of broader tariffs, trade restrictions or retaliatory measures on our products or components originating from countries outside the U.S. could adversely impact our ability to source necessary components, manufacture products at competitive cost, or sell our products at prices customers are willing to pay. We have been able to maintain our profit margins through selected price increases, higher productivity, better supply chain management, efficiency improvements, and through other cost reduction programs.

Off Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not have any undisclosed borrowings or debt, and we have not entered into any synthetic leases. We are, therefore, not materially exposed to any financing, liquidity, market, or credit risk that could arise if we had engaged in such relationships.

Critical Accounting Policies

There were no significant changes to our critical accounting policies and estimates during the three and six months ended June 30, 2026, from those disclosed in our Annual Report on Form 10-K for the year ended December 31, 2025.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of September 4, 2026, information regarding beneficial ownership of Capital Stock by:

•        each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding voting securities;

•        each of our named executive officers;

•        each of our directors; and

•        all of our named executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including securities that are convertible into or exercisable for shares of Capital Stock within sixty (60) days of September 4, 2026. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the holders named in the table below have sole voting and investment power with respect to all shares of Capital Stock shown that they beneficially own, subject to community property laws where applicable.

For purposes of computing the percentage of outstanding shares of our Capital Stock held by each holder or group of holders named above, any shares of Capital Stock that such holder or holders has the right to acquire within sixty (60) days of September 4, 2026 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other holder. The presentation of the shares of Capital Stock on the following table reflects the reverse stock split of the Common Stock and Series C Preferred Stock that became effective on October 28, 2025. The inclusion herein of any shares of Capital Stock listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise identified, the address of each beneficial owner listed in the table below is c/o LogicMark, Inc., 2801 Diode Lane, Louisville, KY 40299.

	Common Stock		Series C Preferred Stock		Series J Preferred Stock		% Total Voting Power(1)(2)
Name and Address of Beneficial Owner	Shares	%(1)	Shares	%	Shares	%
Non-Director or Officer 5% Stockholders:
White Lion Capital LLC(3)	—	—	—	—	250,000	100%	35.72%
Giesecke + Devrient Mobile Security America, Inc.(4)	—	—	1	100%	—	—	*

Directors and Executive Officers:
Chia-Lin Simmons(5) Chief Executive Officer	74,965	8.33%	—	—	—	—	5.36%
Mark Archer(6) Chief Financial Officer	23,804	2.65%	—	—	—	—	1.70%
Robert A. Curtis, Pharm.D. Director(7)	29,033	3.13%	—	—	—	—	3.13%
John Pettit Director(8)	29,024	3.12%	—	—	—	—	3.12%
Barbara Gutierrez Director(9)	29,023	3.12%	—	—	—	—	3.12%
Carine Schneider Director(10)	29,018	3.12%	—	—	—	—	3.12%
Directors and Executive Officers as a Group (6 persons)	214,867	23.88%	—	—	—	—	15.35%

____________

*        Less than 1%

(1)      The number of shares owned and the beneficial ownership percentages set forth in these columns are based on 899,759 shares of Common Stock, 1 share of Series C Preferred Stock and 250,000 shares of Series J Preferred Stock issued and outstanding as of September 4, 2026. Shares of Common Stock issuable pursuant to options, preferred stock or Company Warrants currently exercisable or exercisable within sixty (60) days are considered outstanding for purposes of computing the percentage beneficial ownership of the holder of such options, preferred stock, or Company Warrants; they are not considered outstanding for purposes of computing the percentage of any other stockholder. Exercises of certain Company Warrants and conversions of certain shares of preferred stock held by certain stockholders listed above are subject to certain beneficial ownership limitations, which provide that a holder of such securities will not have the right to exercise or convert any portion of such securities, as applicable, if such holder, together with such holder’s affiliates, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to the Company, such holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of Common Stock outstanding. As a result, the number of shares of Common Stock reflected in these columns as beneficially owned by the applicable stockholders includes (a) any outstanding shares of Common Stock held by such stockholder, and (b) if any, the securities convertible into or exercisable for shares of Common Stock that may be held by such stockholder, in each case which such stockholder has the right to acquire as of September 4, 2026 and without such holder or any of such holder’s affiliates beneficially owning more than 4.99% or 9.99%, as applicable, of the number of outstanding shares of Common Stock as of September 4, 2026.

(2)      Percentage of total voting power represents voting power with respect to all shares of Common Stock, Series C Preferred Stock and Series J Preferred Stock. Holders of shares of Common Stock and Series C Preferred Stock are each entitled to one (1) vote per share. The holder of shares of Series J Preferred Stock are entitled to two (2) votes per share.

(3)      White Lion Capital LLC (“White Lion”) is the sole holder of shares of Series J Preferred Stock, which has greater voting rights as compared to shares of Common Stock and Series C Preferred Stock (two votes per share). The address for White Lion is 21031 Ventura Blvd., Suite 920, Encino, CA 91316.

(4)      Giesecke + Devrient Mobile Security America, Inc. (“G&D”) is the sole holder of Series C Preferred Stock, which has the same voting rights as shares of Common Stock (one vote per share). The address for G&D is 45925 Horseshoe Drive, Dulles, VA 20166.

(5)      Represents (i) 4 shares of restricted stock granted pursuant to the 2023 Plan, which shares vest over a period commencing on July 3, 2023, with 1/4 of such shares vested on July 3, 2024, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for each such quarter, (ii) 3 shares of restricted stock granted pursuant to the 2023 Plan, which shares vest over a period commencing on April 3, 2024, with 1/4 of such shares to vest on April 3, 2025, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for each such quarter, (iii) 156 shares of restricted stock granted pursuant to the 2023 Plan, which shares vest over a period commencing on January 2, 2025, with 1/4 of such shares to vest on January 2, 2026, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for each such quarter, (iv) 74,800 shares of restricted stock granted pursuant to the 2023 Plan, which shares vest over a period commencing on November 3, 2025, with 1/4 of such shares to vest on November 3, 2026, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for each such quarter and (v) 2 shares of Common Stock issued as a result of fully vested restricted stock.

(6)      Represents (i) 2 shares of restricted stock granted pursuant to the 2023 Plan, which vest commencing on July 3, 2023, with 1/4 of such shares vested on July 3, 2024, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Mr. Archer remains in the service of the Company for each such quarter, (ii) 51 shares of restricted stock granted pursuant to the 2023 Plan, which vest commencing on January 2, 2025, with 1/4 of such shares to vest on January 2, 2026, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Mr. Archer remains in the service of the Company for each such quarter, (iii) 23,750 shares of restricted stock granted pursuant to the 2023 Plan, which vest commencing on November 3, 2025, with 1/4 of such shares to vest on November 3, 2026, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Mr. Archer remains in the service of the Company for each such quarter and (iv) 1 share of Common Stock issued as a result of fully vested restricted stock.

(7)      Represents (i) 1 share of Common Stock and (ii) stock options exercisable for an aggregate 29,032 shares of Common Stock at a weighted exercise price of $793.22 per share.

(8)      Represents stock options exercisable for an aggregate 29,024 shares of Common Stock at a weighted exercise price of $64.09 per share.

(9)      Represents stock options exercisable for an aggregate 29,023 shares of Common Stock at a weighted exercise price of $35.66 per share.

(10)    Represents (i) 1 share of Common Stock and (ii) stock options exercisable for an aggregate 29,017 shares of Common Stock at a weighted exercise price of $4.42 per share.

Transactions in Common Stock

Parent and Merger Sub, including its principals, directors and executive officers, have not made any market purchases of the Common Stock during the past two years.

RIGHTS OF APPRAISAL

Company stockholders are entitled to appraisal rights and payment for the fair value of their shares of Capital Stock in connection with the Merger if they properly exercise their dissenters’ rights under the provisions of Sections 92A.300 through 92A.500 of the NRS, which are attached to this proxy statement as Appendix D. If you wish to exercise these rights, you must deliver to the Company written notice of your intent to demand payment for your shares before the vote is taken on the Merger Proposal, and you must not vote any of your shares in favor of the Merger Proposal. You must also comply with the other requirements set forth in Appendix D. Strict adherence to all of the requirements set forth in Appendix D must be followed by dissenting stockholders, and your failure to do so will result in forfeiture of your rights to payment, and cause you to be bound by the terms of the Merger Agreement, including receipt of the Merger Consideration. A stockholder’s failure to vote against the Merger will not constitute a waiver of such stockholder’s appraisal rights, and a vote against the Merger Proposal will NOT be deemed to satisfy the notice requirements under the NRS with respect to appraisal rights. Please read Appendix D to this proxy statement carefully if you are considering dissenting.

All demands for appraisal should be sent or delivered to:

Mark Archer, CFO
LogicMark, Inc.
2801 Diode Lane
Louisville, KY 40299

Stockholders who perfect their dissenters’ rights by complying with the procedures set forth in Section 92A of the NRS may have the fair value of their shares determined by the Nevada state court and will be entitled to receive a cash payment equal to such fair value. Any such judicial determination of the fair value of shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be more or less than the Merger Consideration to be paid in connection with the Merger. In addition, stockholders who invoke dissenters’ rights may be entitled to receive payment of a fair rate of interest from the effective time of the Merger on the amount determined to be the fair value of their shares.

Within 10 days after the effectuation of the Merger, the Company will send a written notice (a “Dissenters’ Rights Notice”) to all the record stockholders of the Company that complied with the procedures set forth above and are entitled to dissenters’ rights. The Dissenters’ Rights Notice will set the date by which the Company must receive any demands for payment under Section 92A of the NRS, which will be no less than 30 days nor more than 60 days after the Dissenters’ Rights Notice was delivered (the “Demand Date”), and will be accompanied by (i) a form for demanding payment from the Company that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenters’ rights certify whether or not they acquired beneficial ownership of the shares before that date (the “Certification Date”); (ii) a copy of the provisions of Sections 92A.300 through 92A.500 of the NRS; and (iii) a brief description of the procedures that a stockholder must follow to exercise dissenters’ rights.

In order to maintain eligibility to exercise dissenters’ rights under Section 92A of the NRS, you must take the following actions prior to the Demand Date: (i) deliver a written demand for payment on the form provided in the Dissenters’ Rights Notice; (ii) certify whether you acquired beneficial ownership of the shares before the Certification Date; and (iii) deliver the certificates representing the dissenting shares to the Company.

Within 30 days after receipt of a demand for payment, the Company must pay each dissenter who complied with the provisions of Section 92A of the NRS the amount the Company estimates to be the fair value of such shares, plus interest from the effective date of the Merger. The rate of interest shall be at the average rate currently paid by the Company on its principal bank loans, of if the Company has no bank loans, at a rate that is fair and equitable under all of the circumstances. The payment will be accompanied by the following: (i) financial statements for the Company for the fiscal year ended December 31, 2025 and the most recent interim financial statements; (ii) a statement of the Company’s estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenter’s right to demand payment for the difference between the Company’s estimate of the fair value of the shares and the stockholder’s estimate of the fair value of the shares; and (v) a copy of Sections 92A.300 through 92A.500 of the NRS. If the Company does not deliver payment within 30 days of receipt of the demand for payment, the dissenting stockholder may enforce the dissenter’s rights by commencing an action in Washoe County, Nevada or if the dissenting stockholder resides or has its registered office in Nevada, in the county where the dissenter resides or has its registered office.

If a dissenting stockholder disagrees with the amount of the Company’s payment, the dissenting stockholder may, within 30 days of such payment, (i) notify the Company in writing of the dissenting stockholder’s own estimate of the fair value of the dissenting shares and the amount of interest due, and demand payment of such estimate, less any payments made by the Company, or (ii) reject the offer by the Company if the dissenting stockholder believes that the amount offered by the Company is less than the fair value of the dissenting shares or that the interest due is incorrectly calculated. If a dissenting stockholder submits a written demand as set forth above and the Company accepts the offer to purchase the shares at the offer price, then the stockholder will be sent a check for the full purchase price of the shares within 30 days of acceptance.

If a demand for payment remains unsettled, the Company must commence a proceeding in the Washoe County, Nevada district court within 60 days after receiving the demand. If it fails to do so within the 60-day period, the Company must pay each dissenter whose demand remains unsettled the amount demanded. The Company must make all dissenters whose demands remain unsettled parties to the proceeding. Each dissenter who is made a party to the proceeding shall be entitled to a judgment in the amount, if any, by which the court finds the fair value of the dissenting shares, plus interest, exceeds the amount paid by the Company. If a proceeding is commenced to determine the fair value of the Common Stock, the costs of such proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court, shall be assessed against the Company, unless the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable, against the Company, if the court finds that (i) the Company did not substantially comply with the requirements of Sections 92A.300 through 92A.500 of the NRS, inclusive, or (ii) against either the Company or a dissenting stockholder, in favor of the other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Sections 92A.300 through 92A.500 of the NRS.

A person having a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, must act to cause the record holder to follow the requisite steps properly and in a timely manner to perfect dissenters’ rights of appraisal. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, the written demand for dissenters’ rights of appraisal must be executed by or for the record owner. If shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a stockholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a stockholder owns shares through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder of such shares.

A record holder, such as a broker, fiduciary, depository or other nominee, who holds shares as a nominee for others, will be able to exercise dissenters’ rights of appraisal with respect to the shares held for all or less than all of the beneficial owners of those shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand.

The foregoing discussion is a description of the material provisions with respect to appraisal rights under Nevada Law and is qualified in its entirety by reference to Sections 92A.300 through 92A.500 of the NRS, the full text of which is set forth in Appendix D attached to this proxy statement. Any stockholder who considers demanding appraisal is advised to consult legal counsel. Failure to comply with the procedures set forth in Section 92A of the NRS will result in the loss of appraisal rights.

DEREGISTRATION OF COMMON STOCK

If the Merger is completed, the Common Stock will be deregistered under the Exchange Act. As a result, we would no longer file periodic or current reports with the SEC.

ADVISORY VOTE ON MERGER RELATED COMPENSATION

In accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to its named executive officers in connection with the Merger. The table and accompanying narrative included in the section entitled “— Interests of the Company’s Directors and Executive Officers in the Merger” provide the information about that compensation that is required to be disclosed and subject to the vote on the Merger-Related Compensation Proposal pursuant to SEC rules. Pursuant to the SEC rules, the disclosure provided in such section includes compensation to the named executive officers, whether present, deferred or contingent, that is based on or otherwise relates to the Merger.

As required by Section 14A of the Exchange Act, the Company is asking its stockholders to vote on the adoption of the Merger-Related Compensation Proposal in accordance with the following resolution:

“RESOLVED, that the shareholders of the Company, approve, solely on an advisory, non-binding basis, the Merger-Related Compensation that will or may be paid or become payable to Company named executive officers in connection with the pending Merger transaction, as disclosed pursuant to Item 402(t) of Regulation S-K in the section of the Proxy Statement mailed to shareholders in connection with such merger titled “Interests of the Company’s Directors and Executive Officers in the Merger”, including the table titled “Merger-Related Compensation” and the accompanying footnotes and the related narrative disclosure.”

The vote on the Merger-Related Compensation Proposal is a vote separate and apart from the vote to approve and adopt the Merger Proposal. Accordingly, you may vote to approve the Merger-Related Compensation Proposal and vote against the Merger Proposal, or vice versa. Because the vote is advisory in nature only, it will not be binding on either the Company or Parent. Accordingly, because the acceleration of vesting is automatic under the terms of the award agreements and the Company is contractually obligated to pay the compensation to holders of securities issued under the Plans, the compensation will be payable, subject only to the conditions applicable thereto, if the Merger is approved and consummated and regardless of the outcome of this advisory vote.

The Merger-Related Compensation Proposal will be approved if it receives the affirmative vote of a majority of votes cast at the Special Meeting and entitled to vote thereon. Abstentions will have no effect on the outcome of this proposal. The Board and Special Committee each recommends a vote “FOR” this proposal.

POSSIBLE Adjournment of the Special Meeting

General

If the Company fails to receive a sufficient number of votes to approve the Merger Proposal, the Company may propose to adjourn the Special Meeting for the purpose of soliciting additional proxies to approve the aforementioned proposals.

If the Company stockholders approve the Adjournment Proposal, the Company may adjourn the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the approval of the Merger Proposal. Among other things, approval of this proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Proposal such that the Merger Proposal would be defeated, we could adjourn the Special Meeting without a vote and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Proposal.

Vote Required

The affirmative vote of holders of a majority of the votes cast and entitled to vote at the Special Meeting is required to approve the Adjournment Proposal. Abstentions from voting on the Adjournment Proposal will not be counted as votes cast and accordingly, will have no effect upon the outcome of this proposal. The Board and Special Committee each recommends a vote “FOR” this proposal.

IMPORTANT INFORMATION REGARDING THE PURCHASER GROUP MEMBERS

Set forth below for each Purchaser Group member that is an entity are its name, business address, business phone number, domicile, and description of its business. Set forth below for each Purchaser Group member that is an individual are his or her name, business address, citizenship, current principal occupation or employment, and five-year employment history. Corresponding information is also provided for entities that hold a controlling interest in each Purchaser Group member, and for directors and executive officers of Parent as the ultimate parent entity of Merger Sub. During the past five years, none of the persons or entities described have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as otherwise indicated, each person identified is a United States citizen.

Parent

The following tables set forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each executive officer of Parent. Each such person has held his current position at Parent since April 2026. The registered agent and address of Parent is Telos Legal Corp, 318 N Carson St Suite 208, Carson City, NV 89701, the current business address of Parent and each person is 2618 San Miguel Dr, #480, Newport Beach, CA 92660, and the business telephone number of Parent and each person is (949) 414-5263.

Parent is a Nevada limited liability company, and its principal business is to engage in the transactions contemplated by the Merger Agreement. The sole manager of Parent is Positano Partners, LLC.

Executive Officers of Parent

Name	Country of Citizenship	Positions
Nicholas Kovacevich	United States	President and Secretary, Parent Director, President and Secretary, Merger Sub Managing Member, Positano Partners, LLC

Merger Sub

The following tables set forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each executive officer of Merger Sub. Each such person has held his/her current position at Merger Sub since July 2026. The registered agent and address of Merger Sub is Telos Legal Corp, 318 N Carson St Suite 208, Carson City, NV 89701, the current business address of Merger Sub and each person is 2618 San Miguel Dr, #480, Newport Beach, CA 92660, and the business telephone number of Merger Sub and each person is (949) 414-5263.

Merger Sub is a Nevada corporation, and its principal business is to engage in the transactions contemplated by the Merger Agreement. Parent is the sole stockholder of Merger Sub and Merger Sub is a wholly owned subsidiary of Parent.

Executive Directors and Officers of Merger Sub

Name	Country of Citizenship	Positions
Nicholas Kovacevich	United States	President and Secretary, Parent Director, President and Secretary, Merger Sub Managing Member, Positano Partners, LLC

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. Those filings are available to the public from the SEC’s website at http://www.sec.gov. Information about us is also available on our website at logicmark.com. The information contained on or accessible through our website is not part of this proxy statement, other than the documents that we file with the SEC that may be incorporated by reference into this proxy statement.

Because the Merger is a “going private” transaction, the Company and Parent have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

We will amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting to the extent required to fulfill our obligations under the Exchange Act.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated September 9, 2026. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

LANGHAM PROJECT LLC

LANGHAM MERGER SUB, INC.,

and

LOGICMARK, INC.

Dated as of July 31, 2026

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 31, 2026, by and among Langham Project, LLC, a Nevada limited liability company (“Parent”), Langham Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”, and together with Parent, the “Buyer Parties”), LogicMark, Inc., a Nevada corporation (the “Company”). Each of Parent, Merger Sub, and the Company are sometimes referred to as a “Party,” and collectively, the “Parties.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article X.

RECITALS

A. WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger in accordance with this Agreement and the Nevada Revised Statutes (as amended from time to time, the “NRS”). Upon consummation of the Merger, Merger Sub will cease to exist as a separate entity, and the Company will become a subsidiary of Parent (the “Surviving Corporation”).

B. WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the entry into this Agreement and the consummation of the other transactions contemplated hereby, including the Merger (collectively, the “Merger Transactions”), are advisable and fair to, and in the best interests of, the Company, (ii) adopted this Agreement and any document or instrument delivered in connection with this Agreement (the “Transaction Documents”), and authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger Transactions, and (iii) subject to the terms and conditions of this Agreement, recommended that the Company Stockholders approve this Agreement and the Merger Transactions (the “Company Board Recommendation”).

C. WHEREAS, the board of directors or other governing body, as applicable, of each of Parent and Merger Sub has (i) determined that the entry into this Agreement and the consummation of the Merger Transactions, including the Merger, are advisable and fair to, and in the best interest of Parent and Merger Sub, and (ii) adopted, authorized and approved, pursuant to NRS 92A.120, and declared advisable the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Merger Transactions.

D. WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, will approve this Agreement by written consent promptly following its execution.

E. WHEREAS, the Buyer Parties and the Company desire to: (a) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (b) prescribe certain conditions with respect to the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Buyer Parties and the Company agree as follows:

ARTICLE I
THE MERGER

1.1. Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, at the Effective Time, the Parties shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company will continue as the Surviving Corporation.

1.2. Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, and the separate existence of Merger Sub shall cease.

1.3. The Closing. Unless this Agreement shall have been terminated pursuant to Article VIII, and unless otherwise mutually agreed in writing by the Parties, the consummation of the Merger (the “Closing”) shall take place remotely by electronic exchange of deliverables on the second (2nd) business day following the satisfaction or waiver (to the extent such waiver is permitted by this Agreement or Law) of the conditions in Article VII (except for those conditions to the Closing that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at or prior to the Closing). The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

1.4. Effective Time of the Merger. Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub shall file or cause to be filed the articles of merger with the Nevada Secretary of State with respect to the Merger as provided in and in accordance with the applicable provisions of the NRS and make all other filings or recordings required by the NRS in connection with effecting the Merger, in such form as required by, and executed and acknowledged in accordance with, the NRS. The Merger shall become effective upon the date and time of the filing of such articles of merger with the Nevada Secretary of State or such later effective date and time permitted under the NRS as is agreed upon in writing by the Parties hereto and specified in the articles of merger (such date and time, the “Effective Time”).

1.5. Articles of Incorporation and Bylaws.

(a). Articles of Incorporation. At the Effective Time, the current Articles of Incorporation of the Company (together with all amendments and certificates of designation, as amended, the “Existing Charter”) will become the articles of incorporation of the Surviving Corporation.

(b). Bylaws. At the Effective Time, the Bylaws of the Company (the “Existing Bylaws”), will become the bylaws of the Surviving Corporation.

1.6. Directors and Officers.

(a). Directors. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the Existing Charter and Existing Bylaws until their respective successors are duly elected or appointed and qualified.

(b). Officers. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the Existing Charter and Existing Bylaws until their respective successors are duly appointed; provided, however, that Parent shall not replace the Chief Executive Officer of the Surviving Corporation as of the Effective Time for a period of one (1) year following the Effective Time, except in accordance with the terms of such Chief Executive Officer’s employment agreement.

ARTICLE II
CONVERSION OF STOCK; SURRENDER OF CERTIFICATES

2.1. Effect of Merger on Capital Stock.

(a). Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i). each share of common stock, par value $0.0001 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii). each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $1.31 per share of Company Common Stock, without any interest thereon and subject to applicable withholding in accordance with Section 2.6 (the “Per Share Price”), payable upon surrender of such shares in accordance with Section 2.3; and

(iii). each share of Series C non-convertible preferred stock, par value $0.0001 per share, of the Company that is issued and outstanding immediately prior to the Effective Time, shall be fully redeemed, terminated or amended pursuant to Section 7.2(g) (the “Series C Preferred Stock”). If the Series C Preferred Stock has not been redeemed and terminated prior to the Effective time, it shall not be converted or exchanged in the Merger, but shall remain issued and outstanding as amended hereof following the Effective Time and shall represent one validly issued, fully paid and nonassessable share of Series C Preferred Stock of the Surviving Corporation, with the same rights, preferences and privileges as in effect immediately prior to the Effective Time.

(b). Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock distribution or dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Company Common Stock, occurring on or after the date hereof and prior to the Effective Time.

(c). Dissenter’s Rights. Dissenting shareholders of Company shall have the dissenters rights accorded to them under the NRS. All amounts that are finally determined to be due to holders of issued and outstanding Dissenting Company Shares pursuant to statutory dissenters’ rights effectively exercised by them shall be paid by the Surviving Corporation. The holders of Dissenting Company Shares shall be advised of their statutory dissenters’ rights and provided a copy of the statutes setting forth their dissenters rights as set forth in the NRS. Any shares of Company Common Stock held by a holder that did not vote or consent in writing to the Merger (each a “Dissenting Company Share” and collectively “Dissenting Company Shares”) and who properly demands payment for their Dissenting Company Shares in accordance with the NRS (each a “Dissenting Shareholder”) shall not be converted as set forth in Section 2.1(a) above, but instead shall be converted into the right to receive consideration to be due to a Dissenting Shareholder pursuant to the NRS, unless such holder fails to protect or withdraws or otherwise loses his dissenters’ rights. In the event that any dissenters’ rights are not exercised by a holder of the Dissenting Company Shares, are otherwise not prosecuted to a conclusion, or are dismissed for any other reason then, and in that event, the holder of such Dissenting Company Shares shall no longer be deemed to a Dissenting Shareholder and such holder’s Dissenting Company Shares shall be deemed to have been converted at the Effective Time as set forth in Section 2.1(a) above.

2.2. Equity-Based Awards and Warrants.

(a). Treatment of Company Restricted Stock Units.

(i). Vested Company RSUs. Each outstanding Company RSU that, as of immediately prior to the Effective Time, is vested by its terms, after taking into account any accelerated vesting that is permitted or required in connection with the Merger (“Vested Company RSUs”), shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders thereof, be cancelled and converted into the right to receive (without any interest) an amount in cash equal to (A) the total number of shares of Company Common Stock underlying such Vested Company RSUs, multiplied by (B) the Per Share Price, subject to reduction for any applicable withholding or other Taxes required by applicable law.

(ii). Unvested Company RSUs. Each outstanding Company RSU that, as of immediately prior to the Effective Time, is not vested by its terms, after taking into account any automatic accelerated vesting that is permitted or required in connection with the Merger (“Unvested Company RSUs”), shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders thereof, automatically be cancelled as of the Effective Time for no consideration.

(b). Payment Procedures. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, or otherwise ensure that the Company has available to it, the aggregate amounts to be paid to holders of Vested Company RSUs pursuant to Section 2.2(a)(i). The applicable holders of Vested Company RSUs will receive a payment from the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of Vested Company RSUs that are cancelled and converted into the right to receive an amount in cash pursuant to Section 2.2(a)(i), not later than the next regularly scheduled payroll date that is at least five Business Days following the Closing Date. Notwithstanding the foregoing, if any payment owed to a holder of Vested Company RSUs pursuant to Section 2.2(a)(i) is to be made to a Person not subject to withholding and otherwise not required to be paid through Company’s or the Surviving Corporation’s payroll processes, then the Company shall use its commercially reasonable efforts to obtain such

Person’s wire instructions and/or mailing addresses, and the Surviving Corporation will (i) if such holder has delivered wire instructions to the Company prior to the Closing for purposes of such payment, wire such payment to such holder, or (ii) if no such wire instructions are delivered pursuant to the immediately preceding clause (i) and such holder has delivered to the Company such holder’s mailing address prior to the Closing for purposes of such payment, issue and mail a check for such payment to such holder, in each case promptly following the Closing Date.

(c). Further Action. At or prior to the Effective Time, the Company and the Company Board shall adopt any resolutions and take any actions necessary to effectuate the treatment of the Vested Company RSUs and Unvested Company RSUs as set forth in this Section 2.2. As of the Effective Time, the Company and the Company Board shall take all actions required to terminate the Company Incentive Plans and all rights under any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock of the Company will be cancelled.

(d). Treatment of Company Options. At the Effective Time, each option (a “Company Option” and collectively “Company Options”) to purchase shares of Company Common Stock (a “Share”) under any Company Incentive Plans that is unexercised and outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and shall only entitle the holder of such Company Option to receive, as soon as administratively practicable after the Effective Time, an amount in cash equal to the product of (i) the total number of Shares subject to such Company Option and (ii) the positive excess, if any, of (A) the Per Share Price over (B) the exercise price per Share underlying such Company Option (such product, the “Option Consideration”), reduced by any applicable Taxes required to be withheld with respect to the Option Consideration (such Taxes, the “Option Withholding Taxes”). Parent shall fund (or cause to be funded) the Option Consideration, including the Option Withholding Taxes, to be paid with respect to Company Options to the payroll processor of the Company (the “Payroll Processor”) for payment by the Payroll Processor of the Option Consideration (net of the Option Withholding Taxes) to the applicable Company Option holders and payment of the Option Withholding Taxes to the applicable Tax authorities, which payments shall be made as soon as reasonably practicable after the Closing Date and in no event later than on the first regular payroll date of the Surviving Corporation following the Closing Date (unless earlier payment would be required by any applicable Tax Law). For the avoidance of doubt, any unexercised and outstanding Company Option that has an exercise price per Share that is greater than or equal to the Per Share Price shall be cancelled at the Effective Time for no consideration or payment. The Company shall provide Company Option holders the opportunity to exercise vested and unvested Company Options prior to the Effective Date in accordance with the terms and conditions of the applicable Company Incentive Plans.

(e). Warrants. Each warrant to purchase Company Common Stock, including without limitation, each February 2021 Warrant, August 2021 Warrant, September 2021 Warrant, January 2023 Warrant, Series A-1 Warrant, Series A-2 Warrant, Series B-1 Warrant, Series B-2 Warrant, Series A Warrant or Series B Warrant (collectively, “Company Warrants” and each a “Company Warrant”) that is outstanding and unexercised immediately prior to the Effective Time shall, in connection with the Merger, be exercised, duly redeemed, cancelled or otherwise terminated pursuant to the terms thereof, and cease to represent a Company Warrant exercisable for Company Common Stock. The Company shall provide Company Warrant holders the opportunity to exercise such Company Warrants prior to the Effective Date in accordance with the terms and conditions of the applicable Company Warrants or otherwise terminate such Company Warrants prior to the Effective Date.

2.3. Exchange of Certificates

(a). Payment Agent. Prior to the Closing, (i) Parent will appoint Nevada Agency and Transfer Company (or such other nationally recognized paying agent agreed to between Parent and the Company) to act as the payment agent for the Merger (the “Payment Agent”); and (ii) Parent will enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b). Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.1 (other than holders of Dissenting Company Shares), an amount of cash equal to the aggregate consideration to which such holders become entitled pursuant to Section 2.1 (the “Exchange Fund”).

(c). Payment Procedures. Promptly following the Closing, Parent and the Surviving Corporation will cause the Payment Agent to deliver (through mail or electronically) to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) or uncertificated shares of Company Common Stock (the “Uncertificated Shares”), in each case, other than Dissenting Company Shares, (i) instructions for use in effecting the surrender of the Certificates or Uncertificated Shares, as applicable, in exchange for the Per Share Price payable in respect thereof pursuant to Section 2.1, and (ii) in the case of a holder of record of Certificates, a customary form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof)). Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificates; by (y) the Per Share Price (less any applicable withholding Taxes deductible in respect thereof), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price (less any applicable withholding Taxes deductible in respect thereof), and such Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates or Uncertificated Shares pursuant to this Section 2.3(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without any interest thereon, payable in respect thereof pursuant to Section 2.1. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.1.

(d). DTC Payment. Prior to the Closing, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that the Payment Agent shall transmit to DTC or its nominee, on the Closing Date, an amount in cash, by wire transfer of immediately available funds, equal to the DTC Payment. The “DTC Payment” shall be an amount equal to the product obtained by multiplying (A) the number of shares of Company Common Stock (other than Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; by (B) the Per Share Price.

(e). Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the consideration payable is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, then the consideration payable pursuant to Section 2.1 or Section 2.2(d), as the case may be, may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the payment of the Per Share Price, as the case may be, to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable. Payment of the consideration payable with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

( ). No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a Stockholder, a holder of a Company Award or a holder of a Company Warrant for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(a). Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Closing Date will be delivered to Parent or Parent’s designee upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.3 will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent or the Surviving Corporation (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.1.

2.4. No Further Ownership Rights in Company Common Stock, Company Awards or Company Warrants. From and after the Effective Time, (a) all shares of Company Common Stock, all Company Awards and all Company Warrants will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares previously representing any shares of Company Common Stock, any Company Awards, any certificates that immediately prior to the Effective Time represented an outstanding Company Warrant (the “Warrant Certificate”) and any uncertificated Company Warrants (“Uncertificated Warrants”) will cease to have any rights with respect thereto, except the right to receive the consideration payable therefor in accordance with Section 2.1 or Section 2.2, as applicable. The consideration paid in accordance with the terms of this Article II upon conversion or exchange of any shares of Company Common Stock or any Company Awards or any Company Warrants will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock or such Company Awards or such Company Warrants. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock, or Company Awards or Company Warrants that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates, Uncertificated Shares, Company Awards, Warrant Certificates or Uncertificated Warrants are presented to the Surviving Corporation for any reason, they will (subject to compliance with the payment procedures of Section 2.3(c)) be cancelled and exchanged as provided in this Article II.

2.5. Lost, Stolen or Destroyed Certificates or Warrant Certificates. In the event that any Certificates, or Warrant Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the consideration payable in respect thereof pursuant to Section 2.1 or Section 2.2(d), as applicable. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such consideration, require the owners of such lost, stolen or destroyed Certificates, or Warrant Certificates to deliver a bond in a reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates, or Warrant Certificates alleged to have been lost, stolen or destroyed.

2.6. Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation, or any Subsidiary of Parent, the Company or the Surviving Corporation, will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom pursuant to any applicable Laws related to Taxes; provided that to the extent Parent intends to make (or cause to be made) any such deduction or withholding, Parent shall use commercially reasonable efforts to provide the Person to be subject to such deduction or withholding with at least five (5) days prior written notice of the amount and nature of such deduction or withholding and shall provide such Person with a reasonable opportunity to mitigate or eliminate the need to withhold; provided further that Parent shall not be required to provide such prior written notice to the extent the withholding is attributable to (i) any compensatory payment made to a current or former employee of the Company or the Surviving Corporation, (ii) the Company’s failure to comply with the covenant at Section 6.15 hereof, or (iii) any Person’s failure to provide the Payment Agent a properly completed and duly executed IRS Form W-9 or applicable IRS Form W-8 as required by the letter of transmittal. To the extent that any amounts are so deducted or withheld and are timely paid over to the appropriate Governmental Authority, such amounts shall be paid over to the appropriate Governmental Authority and will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

2.7. No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

2.8. Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Surviving Corporation and Parent will be fully authorized (in the name of Merger Sub, in the name of the Company, and otherwise) to take such action.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the Company SEC Reports filed with or furnished to the SEC, in each case, on or after January 1, 2024 and at least one Business Day prior to the date of this Agreement (other than any disclosures solely contained or referenced therein under the captions “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature, all of which are specifically excluded from this exception) (it being acknowledged that nothing disclosed in such Company SEC Reports will be deemed to modify or qualify the representations and warranties in Sections 3.1, 3.2, 3.3, 3.6(c) or 3.16); or (b) subject to the terms of Section 9.13, as set forth in the disclosure schedule delivered by the Company to the Buyer Parties on the date hereof (the “Company Disclosure Schedule”), the Company hereby represents and warrants to the Buyer Parties as follows:

3.1. Corporate Organization.

(a). The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has the requisite corporate or other organizational power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The copies of the Existing Charter and Existing Bylaws, as most recently filed with the Company SEC Reports, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The Company is in compliance in all material respects with the Existing Charter and Existing Bylaws, and the Existing Charter and Existing Bylaws are in full force and effect.

(b). The Company has no Subsidiaries.

3.2. Capitalization.

(a). The authorized capital stock of the Company consists of: (i) 800,000,000 shares of Company Common Stock; and (ii) 80,000,000 shares of undesignated preferred stock of the Company, par value $0.0001 per share (the “Undesignated Preferred Stock”), of which 2,000 shares have been designated as Series C Preferred Stock of the Company, par value $0.0001 per share. As of July 31, 2026 (the “Capitalization Date”), (A) 899,759 shares of Company Common Stock were issued and outstanding; (B) 0 shares of Undesignated Preferred Stock were issued and outstanding; (C) 1 share of Series C Preferred Stock was issued and outstanding; and (D) 250,000 shares of Series J Preferred Stock, par value $0.0001 per share (the “Series J Preferred Stock”) were issued and outstanding. All issued and outstanding shares of Company Common Stock, Series C Preferred Stock and Series J Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance in all material respects with applicable securities Laws and are free of any preemptive rights.

(b). As of the Capitalization Date, the Company has reserved 187,277 shares of Company Common Stock in the aggregate for issuance pursuant to the Company Incentive Plans, of which (i) 131,370 shares of Company Common Stock were subject to outstanding Company RSUs and (ii) 193,130 shares of Company Common Stock were underlying outstanding and unexercised Company Options under the applicable Company Incentive Plans.

(c). As of the Capitalization Date, there were 125 Company Warrants issued and outstanding, exercisable into 133 shares of Company Common Stock.

(d). As of the date hereof, except (x) as set forth in Section 3.2(a), Section 3.2(b) and Section 3.2(c), and (y) for shares of Company Common Stock that have become outstanding after the Capitalization Date and prior to the date hereof as a result of issuances of shares of Company Common Stock pursuant to the exercise, vesting or settlement, as applicable, of Company equity awards outstanding as of the Capitalization Date (and issued in accordance with the terms of such Company equity award and the applicable Company Incentive Plans): (i) the Company does not have any shares of capital stock or other Equity Interests issued or outstanding and (ii) there are no options, phantom stock or equity-based interest, warrants, or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound (A) relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, (B) obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or (C) obligating the Company to redeem or otherwise acquire any shares of capital stock or other Equity Interests of the Company.

(e). As set forth in Section 3.2(e) of the Company Disclosure Schedule, the Company has made available to Parent a true and complete list, as of the Capitalization Date, of each outstanding Company RSU, the holder thereof, the number of shares of Company Common Stock underlying such Company RSU, the grant date and vesting schedule, the extent that such Company RSU is vested as of the Capitalization Date, and whether the vesting of such Company RSU shall be accelerated in any manner by any of the transactions contemplated by this Agreement or upon any other event or condition and the extent of such acceleration, if any. The copies of the Company Incentive Plans made available to Parent are true, correct and complete copies of such documents as in effect as of the date of this Agreement. All shares of Company Common Stock subject to issuance under the Company Incentive Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All Company RSUs have been granted in material compliance with applicable law and the terms of the Company Incentive Plans.

(f). As set forth in Section 3.2(f) of the Company Disclosure Schedule, the Company has made available to Parent a true and complete list, of all Company Options outstanding as of the Capitalization Date, the holder thereof, the number of shares of Company Common Stock subject to each Company Option, as applicable, the grant date of each such Company Option and as applicable, the vesting schedule of each such Company Option. With respect to each grant of Company Options (i) each such grant was made in accordance with the terms of the Company Incentive Plans and all applicable Laws and (ii) each such grant was properly accounted for in accordance with generally accepted accounting principles in the United States for the applicable period(s) in the financial statements (including the related notes) of Company in accordance with all applicable Laws. Except as set forth in Section 3.2(f) of the Company Disclosure Schedule, from January 1, 2023 through the date of this Agreement, neither Company has (i) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards, (ii) with respect to executive officers of Company, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code) or (iii) adopted or amended any Company incentive plan.

(g). Except as set forth in Section 3.2(g) of the Company Disclosure Schedule, there are no (i) outstanding shares of capital stock of, or other equity interest in or voting securities of, the Company; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or obligation of the Company to issue, any shares of capital stock, restricted stock awards, restricted stock units, stock-based performance units, contingent value rights, “phantom” stock or any other rights or securities that are linked to, or the value of which is in any way based on or derived from the value of, or which are or may become convertible into or exchangeable for, any shares of capital stock or other securities of the Company; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(h). The Company does not hold an Equity Interest in any other Person.

3.3. Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt the Company Stockholder Approval. The Company Board has adopted resolutions, by unanimous vote of the board of directors present at a meeting duly called at which a quorum of the board of directors of the Company was present, (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, and (iii) recommending that the Company’s stockholders vote in favor of the adoption of this Agreement and the approval of the transactions contemplated by this Agreement, including the Merger, at a duly held meeting of such stockholders for such purpose (the “Company Stockholders Meeting”). Such resolutions have not been amended or withdrawn. Except for the Company Stockholder Approval, no other corporate or other organizational proceedings on the part of the Company are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (the “Enforceability Limitations”).

3.4. No Conflicts.

(a). The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not (i) assuming the Requisite Stockholder Approvals are obtained, conflict with or violate any provision of the Existing Charter or the Existing Bylaws, (ii) assuming that all Consents and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (iii) except as set forth on Section 3.4(a) of the Company Disclosure Schedule, require any Consent under, result in any breach or violation of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration, first offer, first refusal or cancellation of, or result in the creation of a Lien on any property or asset of the Company pursuant to, any Contract or Permit to which the Company is party, except, with respect to clause (ii), where any such conflicts, violations, or other occurrences have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b). Except as set forth on Section 3.4(b) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any Consent of, or notification to, any Governmental Authority, except (i) under the Exchange Act, (ii) the filing and recordation of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iii) where the failure to obtain such Consents, or to make such filings or notifications would not reasonably be expected to be material to the Company or prevent or materially delay the Company from consummating the Merger.

3.5. SEC Documents; Financial Statements; Undisclosed Liabilities.

(a). The Company has filed or furnished (as applicable) all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished (as applicable) by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2023 (including exhibits thereto, the “Company SEC Reports”).

(b). As of its respective filing date (or, if amended or superseded prior to the date of this Agreement, on the date of such filing) each Company SEC Report complied as to form in all material respects with the requirements of the Sarbanes-Oxley Act, the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Report, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company never received from the SEC or any other Governmental Authority any written (or to the Knowledge of the Company, oral) comments or questions with respect to any of the Company SEC Reports (including the financial statements included therein) that are not resolved, or has received any notice from the SEC or other Governmental Authority that such Company SEC Reports (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, as of the date hereof, there is no pending investigation or review being conducted by the SEC or any other Governmental Authority of any Company SEC Reports (including the financial statements included therein).

(c). The consolidated financial statements of the Company included in the Company SEC Reports (including, in each case, any notes or schedules thereto) (the “Company Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), subject, in the case of interim Company Financial Statements, to normal year-end adjustments and the absence of notes.

(d). Section 3.5(d) of the Company Disclosure Schedule sets forth a true and correct list, as of the date of this Agreement, of all Indebtedness of the Company of the type described in clauses (a) and (b) of the definition of “Indebtedness”.

(e). The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act), in each case to the extent applicable, with respect to all applicable Company SEC Reports.

(f). The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is designed, in all material respects, to provide reasonable assurance: (i) of the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are executed in accordance with the authorization of management and the Company Board; (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, and that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner and (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g). The Company maintains, and at all times since January 1, 2023, has maintained in all material respects, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, which such controls and procedures are reasonably designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Reports. Since January 1, 2023, neither the Company nor, to the Company’s Knowledge, the Company’s independent auditors, has identified or been made aware of, (i) except as set forth in the Company SEC Reports, any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any Fraud, that involves the Company’s management or other employees who have a role in the preparation of the financial statements or the internal accounting controls utilized by the Company, or (iii) any written claim or allegation regarding any of the foregoing. Since January 1, 2023, the Company has never received any written (or to the Knowledge of the Company), unresolved, complaint, allegation, assertion or claim regarding the impropriety of any accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls.

(h). The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2025, and, except as set forth in the Company SEC Reports, such assessment concluded that such control was effective. Since such date, there have been no changes in the Company’s internal control over financial reporting that, individually or in the aggregate, have materially and adversely affected or would reasonably be expected to materially and adversely affect, the Company’s internal control over financial reporting.

(i). The Company is not a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Reports.

(j). The Company does not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Company Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent audited balance sheet included in the Company Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement or the Merger and (iv) for liabilities and obligations that, individually or in the aggregate, are not material to the Company.

3.6. Absence of Certain Changes or Events. Since January 1, 2026 through the date of this Agreement, (a). the business of the Company has been conducted in all material respects in the ordinary course consistent with past practice, except in connection with this Agreement and the transactions contemplated hereby, (b). the Company has not taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under Section 5.1, and (c). there has not been a Company Material Adverse Effect.

3.7. Proxy Statement. The Proxy Statement and the Schedule 13e-3, when filed with the SEC, and on the first date when the Proxy Statement is mailed to Stockholders and at the time of the Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not false or misleading (except that no representation or warranty is made by the Company to information or statements in the Proxy Statement or the Schedule 13e-3 supplied by or on behalf of Parent and its Subsidiaries, including Merger Sub). The Proxy Statement and the Schedule 13e-3 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

3.8. Legal Proceedings. There are no Legal Proceedings pending, or to the Knowledge of the Company, threatened (i) against the Company (including with respect to the Leased Real Property), (ii) against any current or former director or officer of the Company (in their respective capacities a such), whether or not naming the Company, or (iii) by the Company against any Person, in each case, would reasonably be expected to be material to the Company or would reasonably be expected to prevent or materially delay the consummation of the Merger. The Company is not subject to any Order that would reasonably be expected to be material to the Company or would reasonably be expected to prevent or materially delay the consummation of the Merger.

3.9. Compliance with Laws and Orders.

(a). The Company and its assets (including the Leased Real Property) are in compliance and, since January 1, 2021, the Company and its respective assets have been in compliance in all material respects with all material Laws and Orders applicable to the Company or any assets owned, leased or used by any of them. Since January 1, 2021, the Company (i) has not received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any of its respective assets (including the Leased Real Property), (ii) has not received any written notice from any Governmental Authority alleging any violation by the Company of any applicable Law or Order (including with respect to the Leased Real Property), or (iii) has not provided any written notice to any Governmental Authority regarding any violation by the Company of any applicable Law or Order (including with respect to the Leased Real Property), and no such notice referred to in clauses (i), (ii) or (iii) of this Section 3.9(a) remains outstanding or unresolved as of the date of this Agreement, except in each case as has not been or would not reasonably be expected to be material to the Company or would not reasonably be expected to prevent or materially delay the consummation of the Merger.

(b). In the past five years, neither the Company nor any of its directors, officers or employees, in connection with the business of the Company, or, to the Knowledge of the Company, any third party acting for or on behalf of the Company, has (i) taken any action in violation of any applicable Anti-Corruption Law, (ii) offered, authorized, provided or given any payment or thing of value to any Government Official for the purpose of influencing any act or decision in violation of his or her lawful duty or (iii) induced any Government Official to use his or her influence to affect or influence any act or decision of a Governmental Authority.

(c). In the past five years, the Company has not conducted or initiated any internal investigation or made (or been directed to make) a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any applicable Anti-Corruption Law.

(d). The Company has, to the Knowledge of the Company, in the past five years: (i) complied in all material respects with applicable Trade Controls and (ii) not received any written notice that it is the subject of any investigation or enforcement action or other legal proceedings by any Governmental Authority with respect to any actual or alleged violation of Trade Controls and has not been notified in writing of any such pending or threatened action. To the Knowledge of the Company, the Company has, since April 24, 2019: (A) complied in all material respects with applicable Sanctions; (B) not engaged in any transaction or dealing, direct or indirect, with or involving a Sanctioned Country, Russia, or a Sanctioned Person in violation of any applicable Sanctions; and (C) not received any written notice that it is the subject of any investigation or enforcement action by any Governmental Authority with respect to any actual or alleged violation of Sanctions and has not been notified in writing of any such pending or threatened action. Neither the Company nor any of its directors, officers, employees or, to the Knowledge of the Company, any third party acting for or on behalf of the Company is (x) a Sanctioned Person; (y) subject to debarment or any list-based designations under any Trade Controls; or (z) engaged, or has since April 24, 2019 engaged, in any transaction, dealing, or activity that might reasonably be expected to cause such Person to become a Sanctioned Person, except, in each case, as would not be material to the Company.

3.10. Permits. Except in each case as would not reasonably be expected to have a Company Material Adverse Effect: (a) the Company is and the Company has been since January 1, 2023 in possession of all licenses, permits, certificates, clearances, commissions, franchises, exemptions, orders, approvals, billing and authorizations (“Permits”) necessary for the Company to own, lease and operate their properties and assets or for the conduct of their business as presently conducted and such Permits are valid and in full force and effect; (b) the Company has not received written notice from any Governmental Authority threatening to suspend, revoke, withdraw or modify any such Permit or to initiate an investigation or review of the Company; and (c) the Company is in compliance with the terms of such Permits.

3.11. Employee Benefit Plans.

(a). Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each Company Benefit Plan. True, complete and correct copies of the following documents, with respect to each Company Benefit Plan, where applicable, have previously been delivered to Parent: (i) all documents embodying or governing such Company Benefit Plan (or for unwritten any Company Benefit Plan, a written description of the material terms of such Company Benefit Plan) and any funding medium for the Company Benefit Plan; (ii) the most recent IRS determination or opinion letter; (iii) the three most recently filed Form 5500s, including all schedules thereto (including financial statements with attached opinions of independent accounts); (iv) the most recent summary plan description (or other material descriptions provided to employees) and all modifications thereto; (v) the past three years of non-discrimination testing results; and (vi) all non-routine correspondence to and from any governmental agency.

(b). Each Company Benefit Plan has been established, administered, maintained, operated, and funded in all material respects in accordance with its terms and all applicable laws, including ERISA, the Code and the PPACA. With respect to each Company Benefit Plan, no prohibited transactions (as defined in ERISA Section 406 or Section 4975 of the Code) for which an applicable statutory or administrative exemption does not exist have occurred and, to the Company’s Knowledge, no breaches of any of the duties imposed on Company Benefit Plan fiduciaries by ERISA with respect to the Company Benefit Plans that could result in any material liability or excise Tax under ERISA or the Code being imposed on the Company. Each Company Benefit Plan may be amended or terminated by the Company or Parent on or at any time after the Closing Date without liability to the Company or Parent other than the obligation to pay any benefits accrued prior to the amendment date.

(c). Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained, in all material respects, in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No Company Benefit Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, and no completed audit, compliance filing or closing agreement from any Governmental Authority that has resulted in the imposition of any material Tax, interest or penalty that has not been satisfied. All payments and/or contributions required to have been timely made with respect to all Company Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Company Benefit Plan and applicable law in all material respects.

(d). Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS, or with respect to a pre-approved plan, can rely on an opinion or advisory letter from the IRS to the pre-approved plan sponsor, as to its qualified status. To the Company’s Knowledge, no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any associated trust.

(e). No Legal Proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan (other than routine benefits claims).

(f). Neither the Company nor any ERISA Affiliate has currently or in the past six years maintained, contributed to, or been required to contribute to or had any liability or obligation (whether contingent or otherwise) with respect to (i) any employee benefit plan that is or was subject to Title IV of ERISA or Section 412 or Section 4971 of the Code, (ii) a Multiemployer Plan, (iii) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (iv) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), or (v) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code).

(g). The Company, its ERISA Affiliates, and each Company Benefit Plan are in compliance with the PPACA in all material respects, including compliance with all filing and reporting requirements, all waiting periods, and the offering of affordable health insurance coverage compliant with the PPACA to all employees and contractors who meet the definition of a full-time employee under the PPACA. To the Company’s Knowledge, no condition exists that could cause the Company or any of its ERISA Affiliates to have any liability for any material assessable payment, taxes, or other penalties under Section 4980H of the Code or otherwise under the PPACA or in connection with requirements relating thereto. To the Company’s Knowledge, no event has occurred or condition exists that could subject the Company or any of its ERISA Affiliates to have any material liability on account of a violation of the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980B or 4980D of the Code.

(h). Except as set forth in Section 3.11(h) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Merger (alone or in conjunction with any other event, including any termination of employment) would reasonably be expected to (i) entitle any current or former Service Provider to any additional compensation or benefits under any of the Company Benefit Plans, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any of the Company Benefit Plans, (iii) result in any restriction on the right of the Company, after the consummation of the Merger, the Surviving Corporation, to merge, amend or terminate any of the material Company Benefit Plans, or (iv) result in the payment of any “excess parachute payment” under Section 280G of the Code that would preclude the Company from taking a tax deduction in the amount of such “excess parachute payment.

(i). The Company does not provides post-employment, medical, disability, or life insurance benefits to former employees or their dependents, other than (i) as required by law, or (ii) the full cost of which is borne by the former employees (or their dependents). No Company Benefit Plan provides benefits to any individual who is not a current or former employee of the Company or a dependent or beneficiary thereof.

(j). No Company Benefit Plan or other benefit arrangement covers any employee or former employee outside the United States or is subject to the laws of any jurisdiction outside the United States.

(k). Except as set forth in Section 3.11(k) of the Company Disclosure Schedule, the Company does not have any obligation to provide any tax gross-up, tax equalization, or other similar Tax-related payment or benefit, including without limitation, with respect to any taxes arising under Section 409A, Section 280G or Section 4999 of the Code.

3.12. Employee and Labor Matters.

(a). The Company is not and has never been a party to or bound by a collective bargaining agreement or other Contract (each, a “Labor Agreement”), or any duty to bargain, with any labor union, labor organization, works council or other employee representative body (each, a “Union”), and no current or former employee of the Company is or has ever been represented by a Union with respect to their employment with the Company. There are no material labor disputes currently pending or filed since January 1, 2023 under any formal grievance procedure or in any arbitration or litigation proceeding. Since January 1, 2023, there has not been any (i) pending, or, to the Company’s Knowledge, threatened, labor strike, slowdown, lockout, picketing, work stoppage or other labor dispute involving employees of the Company, or (ii) to the Company’s Knowledge, any union organizing activity, request for recognition of a Union as bargaining representative or union representation proceeding before the National Labor Relations Board, in each case with respect to any employees of the Company.

(b). The Company has made available to Parent a complete and accurate list of all employees of the Company as of the date hereof, including each employee’s employing entity, position or title, annualized base salary or hourly wage (as applicable), annual commission opportunity or bonus potential for calendar year 2025, date of hire, business location (city and state), classification as exempt or non-exempt for wage and hour purposes, balance of accrued but unused vacation or paid time off, and whether the employee is on leave or layoff status and, if so, the expected date of return.

(c). The Company has made available to Parent a complete and accurate list of all natural person independent contractors of the Company as of the date hereof, showing for each such independent contractor: the engaging entity, nature of services provided, initial date retained to perform services, the anticipated end date of the engagement, the primary location from which services are performed (city and state), a description of the fee or compensation arrangement, average hours worked per week, the total fees paid to date in 2025 and total fees paid in 2024; and the extent of notice required for termination of the relationship.

(d). Except as set forth on Section 3.12(d) of the Company Disclosure Schedule, the employment or engagement of all employees and individual independent contractors of the Company can be terminated by the employer at will at any time, without prior notice or payment of severance or other penalty.

(e). The Company is, and has been in the past five years, in compliance with, in all material respects, all applicable Laws respecting employment and employment practices including all Laws respecting terms and conditions of employment, leave, wage payment, worker classification, wages and hours, child labor, immigration and work authorizations (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws (“WARN Act”)), affirmative action, workers’ compensation, health and safety, labor relations, social welfare obligations and unemployment insurance. There are no Legal Proceedings pending, or to the Company’s Knowledge, threatened, against the Company (i) asserting that such entity has committed an unfair labor practice within the meaning of the National Labor Relations Act, (ii) relating to the Company’s employment practices or by any current or former employee or independent contractor arising out of or in connection with their employment or engagement with the Company, and there have been no such Legal Proceedings referred to in clauses (i) and (ii) in the past four years. At all times in the past five years, all individual service providers to the Company have been properly classified by the Company as exempt employees, non-exempt employees or non-employees for purposes of all applicable Laws. The Company has on file a complete and current Form I-9 for all current and former employees to the extent required by federal Law.

(f). In the past five years, the Company has never received any written or oral complaint, demand, or notice alleging that any employee or independent contractor of the Company has engaged in sexual harassment, sex-based discrimination or other sexual misconduct, or has breached any policy of the Company relating to the foregoing, whether or not unlawful, nor has any such allegation been investigated, settled or subject to an out-of-court or pre-litigation arrangement or the subject of any Legal Proceeding against or involving the Company, nor to the Company’s Knowledge has any such Person engaged in any such conduct in the past five years.

(g). In the past five years, there has been no “mass layoff,” or “plant closing” as defined by the WARN Act in respect of the Company, and the Company has never been affected by any transaction or engaged in any layoffs or employment terminations sufficient in number to trigger application of any such Law.

(h). To the Knowledge of the Company, no current employee of the Company is in violation, to the extent that it would be material, of: (i) any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant, or other legal obligation owed to the Company; or (ii) any legal obligation owed to any third party with respect to such person’s right to be employed or engaged by the Company.

3.13. Environmental Matters. Except in each case, as would not reasonably be expected to be material to the Company:

(a). The Company (i) is in compliance with all, and is not subject to any liability with respect to noncompliance with any, Environmental Laws, (ii) has and holds all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) is in compliance with their respective Environmental Permits, in each case, including with respect to the Leased Real Property.

(b). There are no Environmental Claims pending against the Company, and the Company has not received any written notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Substance, in each case, including with respect to the Leased Real Property.

(c). The Company (i) has not entered into or agreed to any consent decree or consent order and is not otherwise subject to any judgment, decree, or judicial or administrative order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of any Hazardous Substance and no Legal Proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto, or (ii) is not, to the knowledge of the Company, an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Substance, in each case, including with respect to the Leased Real Property.

(d). Notwithstanding anything to the contrary in this Agreement, the representations and warranties contained in this Section 3.13(d) are the only representations and warranties being made by the Company with respect to compliance with or liability under Environmental Laws or with respect to any environmental matter, including Hazardous Substances.

3.14. Real Property; Title to Assets.

(a). The Company does not own nor has ever owned the fee simple interest to any real property.

(b). The Company has made available to Parent copies of all existing leases, subleases and other agreements (the “Company Real Property Leases”) under which the Company occupies or has the right to occupy any real property (“Company Leased Real Property”), which copies are used in the Company’s operations of the Company Leased Real Property. Each Company Real Property Lease is valid, binding and in full force and effect and enforceable against the Company and, to the Knowledge of the Company, each other party thereto in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws nor or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity).

(c). To the Knowledge of the Company, neither the Company nor the landlord thereunder is in breach or default under any Company Real Property Lease. The Company has never received any written notice of default under any Company Real Property Lease in any material respect which has not been fully cured and corrected. The Company has a good and valid leasehold interest in the Company Leased Real Property free and clear of all Liens, except for (A) those reflected or reserved against in the balance sheet of the Company as of March 31, 2026 included in the Company Form 10-Q and (B) Company Permitted Liens. The Company has not subleased, assigned, licensed or permitted the use or occupancy of all or any part of the Company Leased Real Property by any other party except as permitted by the Company Real Property Leases.

(d). The Company has received no written notice of any pending or threatened condemnation proceedings affecting any portion of the Company Leased Real Property which would reasonably be expected to materially and adversely affect the Company’s use of the Company Leased Real Property. The Company has received no written notice of (i) material defaults under any easements, covenants, restrictions or similar matters affecting any portion of the Company Leased Real Property, (ii) lawsuits or administrative actions or proceedings alleging violations of any Laws by any Company Leased Real Property in any material respect, or (iii) actual or threatened special assessments or reassessments of the Company Leased Real Property which would reasonably be expected to materially and adversely affect the Company’s use of the Company Leased Real Property, in each case, which remain uncured or outstanding. The Company has not affirmatively granted to any Person any option or right of first refusal to purchase or acquire or lease any portion of the Company Leased Real Property except as permitted by any Company Real Property Lease.

(e). The Company has legal title to, or a valid and enforceable right to use, all equipment and other tangible personal property that is material to the operation of the business of the Company in the ordinary course of business, in each case, free and clear of any and all Liens except Company Permitted Liens or Liens that will be released at or before the Effective Time. All of such equipment and other tangible personal property has been maintained in accordance with normal industry practice in all material respects.

3.15. Tax Matters.

(a). The Company has timely filed or has caused to be timely filed all material income, franchise and other Tax Returns required to be filed by or with respect to it (taking into account any valid extension of time within which to file), and all such Tax Returns are materially accurate and complete and in compliance with applicable Tax Law. The Company has fully and timely paid or caused to be fully and timely paid all material Taxes required to be paid by it (including any Taxes due and payable to the extent required by Company Real Property Leases), other than Taxes that are not yet due and payable or that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b). No deficiency for any Tax has been asserted or assessed by a taxing authority against the Company which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and adequately reserved in accordance with GAAP.

(c). The Company has complied in all material respects with applicable Tax Law with respect to the withholding of Taxes.

(d). There is no pending or, to the Knowledge of the Company, threatened in writing audit, examination, claim, or notice of deficiency in respect of any Taxes of the Company.

(e). There are no Liens for Taxes on any of the assets, rights or properties of the Company other than Company Permitted Liens.

(f). The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g). No written claim has been received by the Company from a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h). The Company will not be required to include any item of income in, or to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting or improper method of accounting with respect to a taxable period (or portion thereof) on or prior to the Closing Date; (B) “closing agreement” as described in Section 1721 of the Code (or similar provision of state, local or foreign Law), entered into on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Law); (D) installment sale or open transaction made on or prior to the Closing Date; (E) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (F) election under Section 108(i) of the Code.

(i). The Company does not have any liability for Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law), as a transferee or successor, by contract, or otherwise.

(j). The Company is not a party to or is not bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement entered into in the ordinary course of business the primary purpose of which is not related to Taxes.

(k). The Company is not and has never been a member of an affiliated group filing consolidated or combined Tax Returns.

(l). During any tax period for which the statute of limitations has not expired, the Company has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(m). The Company has never participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of local, state or foreign Law).

(n). The Company has properly (i) collected and remitted sales, use, value added and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii), for all sales or services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(o). The Company has not (i) filed, requested, received, or entered into, or has pending, any ruling requests with any taxing authority relating to Taxes, including any request to change any accounting method which is still in effect, or (ii) granted to any Person any power of attorney that is in force with respect to any income Tax matter.

(p). To the Knowledge of the Company, as of the date of this Agreement, the net operating losses or other Tax attributes with respect to the Company are not currently subject to any limitation under Sections 382, 383 or 384 of the Code.

3.16. Material Contracts.

(a). As of the date of this Agreement, the Company is not a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC that has not been so filed.

(b). Section 3.16(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of:

(1) all Contracts concerning the establishment or operation of a legal partnership, joint venture or multi-member limited liability company;

(2) all stockholders’, investors rights’, registration rights or similar Contracts, agreements or arrangements;

(3) all hedging, swap, derivative or similar Contracts;

(4) all Contracts, excluding Lease Agreements, requiring capital expenditures by the Company after the date hereof in an amount in excess of $50,000 annually;

(5) all Contracts pursuant to which a third party has licensed or granted the Company any license or right to exploit any Intellectual Property other than non-exclusive licenses for any generally commercially available products, services;

(6) all Contracts pursuant to which the Company has granted or provided any third party any license or right to exploit any Company Intellectual Property or Company Offerings (including rights to use, distribute or resell any Company Offerings) or has agreed to or is required to provide or perform any services related to any Company

Offerings, other than non-disclosure Contracts entered into in the ordinary course of business consistent with past practice that do not contain an express license to any Company Owned Intellectual Property other than the use of the information and content disclosed thereunder for the limited purpose stated therein;

(7) all Contracts containing a grant by the Company of any immunity, release, or covenant not to sue or not to assert claims, in each case with respect to any Company Owned Intellectual Property, including any concurrent use agreement, settlement agreement, pre-rights declaration or co-existence agreement with respect to any Company Owned Intellectual Property;

(8) all Contracts the primary purpose of which is the development of any Intellectual Property, independently or jointly, by or for the Company, excluding Contracts with employees and contractors of the Company entered into in the ordinary course of business consistent with past practice and pursuant to a form of agreement made available to the Buyer Parties;

(9) all lease agreements of the Company that pertain to each Company Leased Real Property (each, a “Lease Agreement”);

(10) all Labor Agreements;

(11) all plans or Contracts providing for (A) the employment of any employee of the Company that cannot be terminated by the employer at will at any time with 30 days’ notice or less, (B) the engagement of any individual contractor of the Company that cannot be terminated by the Company at will at any time with 30 days’ notice or less, or (C) payment of any change in control or transaction bonuses, retention bonuses, or severance benefits, or annualized base cash compensation in excess of $100,000, to any employee or independent contractor of the Company;

(0) all Contracts: (A) materially restricting the ability of the Company (or Parent or any of its Affiliates after the Effective Time) to (i) sell any products or services of or to any other Person or in any geographic region, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Affiliates; (B) granting the other party “most favored nation” status or equivalent preferential pricing terms; or (C) granting any right of first refusal or right of first offer or that limit the ability of the Company or any of its Affiliates (including Parent or any of its Affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or assets;

(1) all Contracts pursuant to which the Company has continuing obligations involving payment of royalties or other amounts calculated based upon any revenues or income of the Company, in each case, (A) where such continuing payment obligations are reasonably expected to exceed $150,000 in the aggregate over the remaining term of such Contract and (B) that cannot be terminated by the Company without payment or penalty without more than 60 days’ notice;

(2) each Contract (A) relating to Indebtedness of the Company or (B) that grants a Lien, other than a Permitted Lien, with respect to any material asset or property of the Company;

(3) any Contract relating to any loan or other extension of credit made by the Company;

(4) all settlements or similar Contracts restricting in any material respect the operations or conduct of the Company or any of their respective Affiliates (including Parent and its Affiliates after the Effective Time);

(5) all Contracts between the Company, on the one hand, and any officer, director or affiliate of the Company, any beneficial owner, directly or indirectly, of more than five percent (5%) of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company has an obligation to indemnify such officer, director, affiliate, beneficial owner or family member;

(6) all Contracts with a Governmental Authority;

(7) all Contracts to settle a Legal Proceeding (A) involving payment of amounts over $25,000 or (B) where there are outstanding obligations to be fulfilled or payments to be made by the Company;

(8) all Contracts providing for indemnification or any guaranty, in each case, under which the Company has continuing obligations as of the date of this Agreement (other than any Contract providing for indemnification ancillary to a related commercial arrangement entered into the ordinary course of business consistent with past practice); and

(9) all Contracts relating to the disposition or acquisition of any material business or material assets (whether by merger, sale of stock, sale of assets or otherwise) (A) entered into since January 1, 2023 or (B) that contain any outstanding non-competition, earn-out or other contingent payment obligations or any other outstanding material obligation of the Company.

(c). Except as would not have or reasonably be expected to have a Company Material Adverse Effect (i) all Contracts set forth in (or required to be set forth in) Section 3.16(a) of the Company Disclosure Schedule (collectively, the “Company Material Contracts”) are valid, binding and in full force and effect and are enforceable by the Company in accordance with their terms, subject to the Enforceability Limitations, (ii) the Company has performed all obligations required to be performed by it under the Company Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder and (iii) since January 1, 2023, the Company has never received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of, or intention to cancel or modify in a manner adverse to the Company, any Company Material Contract.

3.17. Intellectual Property; Privacy.

(a). Section 3.17(a) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all Company Registered Intellectual Property, including where applicable, the patent number, application number, registration number, filing date, date of issuance, applicant, registrant, title, name (or mark), owner(s), country of origin, and domain name registrar. None of the Company Registered Intellectual Property and no other Company Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part and all such Company Registered Intellectual Property and other Company Owned Intellectual Property is subsisting, valid and enforceable. As of the date of this Agreement, (i) no Legal Proceeding is currently or has been pending or threatened in writing (or to the Knowledge of the Company, orally) since January 1, 2023, that restricts, impairs or otherwise challenges or imposes any obligation with respect to the legality, validity, enforceability, registration, use or ownership of any Company Registered Intellectual Property, and (ii) there is not now, and since January 1, 2023 there has not been, any outstanding Order that restricts, impairs or otherwise challenges or imposes any obligation with respect to the legality, validity, enforceability, registration, use or ownership of any Company Registered Intellectual Property. The Company has not received any written charge, complaint, claim, demand or notice since January 1, 2023 challenging such legality, validity, enforceability, registration, use or ownership of any Company Owned Intellectual Property. No Company Registered Intellectual Property and no other Company Owned Intellectual Property material to the conduct of the business of the Company has, since January 1, 2023, been cancelled, abandoned, invalidated, allowed to lapse or expire, not renewed, or permitted to enter the public domain, except where any of the foregoing would not reasonably be expected to be material to the Company.

(b). The Company has good, valid and legal title to, is the sole and exclusive owner of, and possesses all right, title and interest in and to, the Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). The Company has a valid and enforceable right to use and exploit all Company Owned Intellectual Property and all other Company Intellectual Property in the manner currently used or exploited in its business, as well as in any manner necessary for the operation of its business. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will alter, impair or extinguish any such rights and the Company shall continue to have all such rights following Closing without infringement, misappropriation, or other violation of any Intellectual Property.

(c). Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will result in: (i) the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of the Company in any Company Intellectual Property; (ii) the Company granting to any third Person any right in or with respect to any Intellectual Property other than rights granted by the Company on or prior to the Closing Date; or (iii) the Company, being bound by, or subject to, any non-compete or other restriction on its freedom to engage in, participate in, operate or compete in any line of business.

(d). Neither the Company (including directly, as a contributory infringer, through inducement or otherwise) nor the conduct of the Company’s business (including any of the processes or business methods used by or at the direction of the Company or the use, practice, offering, licensing, provision, sale, distribution or other exploitation of any Company Offering), has since January 1, 2023 infringed, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting, or otherwise violating, the Intellectual Property of any Person, except as would not reasonably be expected to result in material liability to the Company or a Company Material Adverse Effect. The Company has not received any written charge, complaint, claim, demand, or notice since January 1, 2023 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any written claim that the Company must license or refrain from using any Intellectual Property of any Person). To the Company’s Knowledge, (i) there has not been any unauthorized use or disclosure of, or any infringement, misappropriation, dilution or other violation of, any Company Owned Intellectual Property since January 1, 2023 and (ii) no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property. The Company has not made, asserted or been a part of any written charge, complaint, claim, demand or notice since January 1, 2023 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation. There is no Legal Proceeding related to any Company Owned Intellectual Property other than prosecution proceedings entered into in the ordinary course of business with the applicable issuing or granting Governmental Authority.

(c). The Company has at all times since January 1, 2023, taken commercially reasonable actions (and, in any case, all actions required under applicable Law or Contract) to protect and preserve (i) the rights of the Company in and to all Company Owned Intellectual Property, (ii) the confidentiality and secrecy of its trade secrets and other confidential and proprietary information included in Company Intellectual Property and the trade secrets and other confidential or proprietary information of any Person, in the possession or control of Company (“Company Confidential Information”), and (iii) the security of its material Source Code, websites and systems (including the confidential data transmitted thereby or stored therein). To the Knowledge of the Company, since January 1, 2023, there has been no suspected or actual unauthorized access, use or disclosure of any Company Confidential Information or any other Company Owned Intellectual Property, or any other Company Intellectual Property in the Company’s custody or control, except as would not reasonably be expected to be material to the Company. No material Company Confidential Information has been disclosed to any Person other than pursuant to a written confidentiality Contract or other binding contractual obligations or professional obligations restricting the disclosure and use of such Company Confidential Information. There are no actions that must be taken by Company within 90 days of the Closing Date to obtain, maintain, perfect, preserve, or renew any material Company Owned Intellectual Property or any rights of Company therein or thereto, other than routine prosecution, maintenance and renewal actions in the ordinary course of business.

(d). The Company has complied in all material respects with each license or agreement applicable to any Free or Open Source Software used by the Company in the development of, incorporated into, or combined or distributed with any Company Intellectual Property or Company Offerings. No portion of any Company Offering or any Company Software includes, imbeds, or incorporates, is bundled with or incorporated into, is distributed, delivered, or hosted with, is developed or maintained through the use of, or is otherwise reliant for its operation upon any Free or Open Source Software in such a manner that would reasonably be expected to: (i) require the Company to disclose or license to any Person any Source Code or trade secret; (ii) grant, or purports to grant, to any Person any rights or immunities under any Company Intellectual Property; (iii) require any Company Intellectual Property to be made available at no charge; or (iv) otherwise limit or restrict the right or ability of the Company to use or distribute any Company Intellectual Property.

(e). All Persons who are or were current or former employees, officers, consultants and contractors of the Company who have been involved in the creation or development of material Company Owned Intellectual Property have each duly executed and delivered valid and binding written agreements with the Company that: (i) include customary confidentiality obligations with respect to Company Confidential Information; and (ii) provide for the assignment to the Company (or, where applicable, the treatment as a “work made for hire”) of any Intellectual Property conceived, developed or created by such Persons in the course of their employment or engagement with the Company. To the Company’s Knowledge, no current or former employee, officer, consultant or contractor of the Company is in breach of any such agreement. To the Company’s Knowledge, no current or former employee, officer, consultant or contractor of the Company has asserted any claim, right or interest in or to any Company Intellectual Property. The Company has not made use of or employed any Intellectual Property created by any current or former employees, officers, consultants and contractors that is not Company Owned Intellectual Property, except to the extent the Company has valid rights to use such Intellectual Property and such use would not reasonably be expected to result in material liability to the Company or a Company Material Adverse Effect. The Company has complied in all material respects with all applicable Laws and Contracts with regard to compensation of employees, officers, independent consultants and contractors for the assignment of their inventions.

(f). The Source Code for all Company Offerings and all Company Software owned or purported to be owned by the Company is in the actual possession and exclusive control of the Company. The Company has not published, provided, deposited, disclosed, licensed or entered into any escrow arrangements with respect to, nor is the Company required to publish, provide, deposit, disclose or license to any Person, any Source Code for any Company Offerings or Company Software, except for disclosures to employees or contractors of the Company, in each case pursuant to valid and enforceable Contracts that prohibit use or disclosure of Source Code except solely to the extent required for the performance of services for the Company. No event has occurred, and no breach or similar condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to require the disclosure or delivery to any other Person of any Source Code for any Company Software. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to, result in the release of any Source Code for any Company Software from or into escrow. The Company has obtained and maintained all licenses (in sufficient quantities and under sufficient terms) to Software and other Intellectual Property owned by third parties that are necessary in all material respects for the conduct of the business as currently conducted. The Company is in compliance in all material respects with all such licenses. The Company owns or has the right to exploit, and after Closing, the Surviving Corporation will continue to own or have the right to exploit, each item of the Company Software in the same manner and to the same extent as it was used immediately prior to the Closing.

(g). To the Company’s Knowledge, no Company Software, Company Offerings, or Company IT Systems contain any defects, vulnerabilities, bugs or errors, any Software designed to disable any other Software or any computer or system automatically, with the passage of time, under the positive control of any Person or otherwise, or any Software enabling unauthorized access to or operation of or other disruption, impairment, modification, recordation, misuse, transmission, disablement or destruction of any other Software or any computer or system that, individually or in the aggregate, have resulted in or would reasonably be expected to result in material liability to the Company or a Company Material Adverse Effect. No warranty, indemnification requests or other claims have been asserted against the Company related to any Company Offering since January 1, 2023.

(h). (1) No government funding or governmental grants from any Governmental Authority, or support, funding, resources or assistance from any university, college, other academic institutions, or non-profit research centers, were used in the development of any Company Owned Intellectual Property, and (2) no Person who was involved in or contributed to the creation or development of any Company Owned Intellectual Property has performed services for any Governmental Authority or received support, funding, resources or assistance from any university, college, other academic institutions, or non-profit research centers, in each case of (1) and (2), in a manner that would materially adversely affect the Company’s rights in and to any such Company Owned Intellectual Property or provide any right or interest in any such Intellectual Property to any Governmental Authority or any university, college, other academic institutions, or non-profit research centers. The Company is not and has not been a member of or contributor to a standards-setting organization or similar organization under which the Company has granted a license or has agreed or is obligated to grant a license, covenant not to sue or withhold enforcement under Company Owned Intellectual Property or that could, following Closing, require or obligate Parent to grant or offer to any other Person any license or right to any Company Intellectual Property.

(i). The Company IT Systems are sufficient for the operation of the business of the Company (taken as a whole) as currently conducted in all material respects. The Company IT Systems operate in all material respects in accordance with their documentation and specifications (including any documentation or specifications provided to customers and potential customers of the Company). All Company Information Systems have been maintained by technically competent personnel in accordance with standards set by the manufacturers or otherwise in accordance with reasonable industry standards. There are no material problems or defects in any Company Information Systems that prevent or would reasonably be expected to prevent such Company Information Systems from operating substantially as described in its applicable documentation or specifications. The Company has implemented commercially reasonable measures designed to safeguard the availability, security and integrity of the Company IT Systems, including implementing, maintaining, and complying with commercially reasonable backup, disaster recovery and software and hardware support arrangements.

(j). The Company (i) has, and since January 1, 2023, as applicable, has had, comprehensive data privacy and information policies in place reasonably designed to comply with applicable Data Protection Laws and protect all data, including Personal Data and data relating to the customers of its business under its possession or control (collectively with Personal Data, “Company Data”) from a Data Security Incident and (ii) has implemented commercially reasonable procedures designed to detect Data Security Incidents. To the Company’s Knowledge, since January 1, 2023, the Company has not suffered any breach in security that has permitted or resulted in any suspected or actual unauthorized access to, or disclosure or other misuse or loss of, Company Data or Company IT Systems (each, a “Data Security Incident”), nor has the Company been required to notify any individual, business, Governmental Authority or other third party of such Data Security Incident. The Company has, since January 1, 2023, complied in all material respects with applicable Data Protection Laws. No Legal Proceeding is pending or threatened against the Company alleging any material failure to comply with any Data Protection Laws. The consummation of the Merger by the Company is not, in itself, expected to result in any material violation by the Company of any applicable Data Protection Laws.

(m). The Company is in material compliance with (i) all of the Company’s privacy and security policies and privacy policies, and such policies are consistent with the actual practices of the Company, (ii) all applicable Data Protection Laws, and (iii) its contractual commitments and obligations regarding Company Data. The Company has entered into data processing agreements where required under applicable Data Protection Laws.

3.18. Broker’s Fees. Neither the Company nor any of its officers or directors on behalf of the Company has employed or engaged any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with the Merger.

3.19. Opinion of Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor, to the effect that, as of the date of this Agreement, and subject to the assumptions, qualification, matters and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock and such opinion has not been withdrawn or modified. Copies of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Company.

3.20. Insurance. All current and material insurance policies and insurance Contracts maintained by, on behalf of or for the benefit of the Company (collectively, with all such insurance policies and insurance Contracts maintained in the past three years, the “Insurance Policies”) are in full force and effect and are valid and enforceable and all premiums due thereunder have been paid. To the Knowledge of the Company, the Company has not received notice of cancellation or termination with respect to any Insurance Policy or any notice of a material increase in premium. True, correct, and complete copies of the Insurance Policies, as of the date of this Agreement, have been made available to Parent. The Company is not in default under any Insurance Policy. To the Knowledge of the Company, the Company has not failed to give notice or present any claim under any Insurance Policy in a due and timely fashion. To the Knowledge of the Company, there are no outstanding material claims under any Insurance Policy. For the past three years, the Company has not (i) had an insurance claim rejected or payment with respect thereto denied or disputed by its insurance provider, (ii) had an insurance claim in which there is an outstanding reservation of rights or (iii) had the policy limit under any insurance policy exhausted or materially reduced. The Company has not had and does not participate in any self-insurance, captive insurance, or co-insurance programs. No Insurance Policy contains any collateralization or other securitization requirements nor does any Insurance Policy contain any retrospective rating or similar premium adjustment mechanism. No Insurance Policy is the subject of any premium financing agreement or similar arrangement.

3.21. Related Person Transactions. Except as set forth in the Company SEC Reports filed with the SEC prior to the date hereof and this Agreement, there are no transactions, agreements, arrangements or understandings between the Company, on the one hand, and (a) any Affiliate (including any officer or director) thereof or (b) any beneficial owner, directly or indirectly, of five percent (5%) or more of the shares of Company Common Stock, on the other hand, in each case, in excess of $120,000 per annum.

3.22. Customers.

(a). Section 3.22(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the top ten customers of the Company based on the aggregate dollar value of the Company’s transaction volume with such counterparty during the trailing 12 months for the period ending December 31, 2025 (the “Top Customers”).

(b). None of the Top Customers has, as of the date of this Agreement, informed in writing any of the Company that it will, or, to the Knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company, and to the Knowledge of the Company, none of the Top Customers is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or their respective businesses.

3.23. Suppliers.

(a). Section 3.23(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the top ten suppliers based on the aggregate dollar value of the Company’s transaction volume with such counterparty during the trailing 12 months for the period ending December 31, 2025 (the “Top Suppliers”).

(b). None of the Top Suppliers has, as of the date of this Agreement, informed in writing any of the Company that it will, or, to the Knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company, and to the Knowledge of the Company, none of the Top Suppliers is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its business.

3.24. Exclusivity of Representations and Warranties.

(a). No Other Representations and Warranties. The Company, on behalf of itself Representatives and Affiliates, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV (or in any closing certificate delivered pursuant to Section 7.3(e)), neither any Buyer Party nor any of their respective Subsidiaries (or any of their respective Representatives, Affiliates, or other Person) makes, or has made, any representation or warranty relating to the Buyer Parties, their respective Subsidiaries or any of their financial conditions, businesses, results of operations, properties, assets, liabilities, prospects or otherwise in connection with this Agreement or the Merger or the negotiation with respect to the foregoing.

(b). No Reliance. The Company, on behalf of itself and its Affiliates and Representatives, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any closing certificate delivered pursuant to Section 7.3(e), it is not, and they are not, acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on: any representation or warranty, express or implied, or other statement; or any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or any of its Affiliates or any Representative of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

The Buyer Parties jointly and severally hereby represent and warrant to the Company as follows:

4.1. Organization; Good Standing.

(a). Parent. Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada and has the requisite limited liability company power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b). Merger Sub. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

4.2. Authority; Execution and Delivery; Enforceability. Parent has all requisite limited liability company power and authority, and Merger Sub have all requisite corporate power and authority, in each case to execute and deliver and perform its obligations under this Agreement and to consummate the Merger Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions have been duly authorized by all necessary limited liability company action on the part of Parent and all necessary corporate action on the part of Merger Sub, and their respective boards of directors or other governing bodies, and other limited liability company proceedings on the part of Parent or corporate proceedings on the part of Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions (subject, in case of the Merger, to the filing and effectiveness of appropriate merger documents as required by the NRS and Parent’s consent as the sole stockholder of Merger Sub). This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to the Enforceability Limitations.

4.3. Non-Contravention. Neither the execution and delivery of this Agreement by each Buyer Party, nor the consummation of the Merger will (a) result in a violation or breach of or conflict with the articles of incorporation, articles of formation, bylaws, operating agreement or other similar organizational documents of the Buyer Parties; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract to which any Buyer Party is a party or by which the Buyer Parties or any of their properties or assets may be bound; or (c) except in connection with the Parent Acquisition Financing, result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Buyer Parties, except in the case of each of clause (b) and (c) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4. Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of the Buyer Parties or any of their Affiliates: (a) in connection with the execution and delivery of this Agreement by each Buyer Party; (b) the performance by each Buyer Party of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Articles of Merger (“Articles of Merger”) with the Secretary of State of the State of Nevada and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act and the OTC Markets Group Inc.; and (iii) such other Consents the failure of which to obtain have not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.5. Legal Proceedings; Orders.

(a). No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that have had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b). No Orders. Neither Parent nor Merger Sub is subject to any Order of any kind or nature that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.6. Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Buyer Parties or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger.

4.7. Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement and the transactions contemplated hereby, including the Parent Acquisition Financing. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all liens, other than liens pursuant to the Parent Acquisition Financing.

4.8. Proxy Statement; Schedule 13e-3. None of the information to be supplied by the Buyer Parties for inclusion in the Proxy Statement or the Schedule 13E-3 will (i) in the case of the Schedule 13E-3 (or any amendment thereof or supplement thereto), as of the date of filing and as of the date of the Stockholder Meeting and (ii) in the case of the Proxy Statement (or any amendment thereof or supplement thereto), as of the date of filing or mailing to the Company’s stockholders and as of the date of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein with respect to information provided by Buyer Parties, in light of the circumstances under which they are made, not misleading.

4.9. Sufficient Funds. Assuming the receipt of proceeds from the Parent Acquisition Financing, Parent will have sufficient cash, marketable securities and other sources of immediately available funds to necessary to consummate the Merger Transactions and to pay any and all fees and expenses required to be paid at Closing by Parent and Merger Sub. in connection with the Merger.

4.10. Stockholder and Management Arrangements. As of the date of this Agreement, other than this Agreement and the Parent Documents, no Buyer Party nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company Group (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation, businesses or operations (including as to continuing employment) from and after the Closing; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s Company Common Stock; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company Group has agreed to provide, directly or indirectly, equity investment to the Buyer Parties to finance any portion of the Merger.

4.11. Solvency. Parent will be Solvent as of immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, the term “Solvent” when used with respect to any Person, shall mean that, as of any date of determination: (a) the amount of the “fair value” of the assets of such Person and its Subsidiaries, on a consolidated basis, will, as of such date, exceed the sum of the debt (including contingent and other liabilities) of such Person and its Subsidiaries, on a consolidated basis, (b) such Person and its Subsidiaries, on a consolidated basis, are able to pay their respective debts (including all contingent liabilities and all other fees and expenses incurred in connection with the transactions contemplated by this Agreement), (c) such Person and its Subsidiaries, on a consolidated basis, (i) have adequate capital to carry on their respective businesses and (ii) have capital which is not unreasonably small in relation to the businesses of such Person and its Subsidiaries, on a consolidated basis, and (d) such Person and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent.

4.12. Buyer Parties’ Investigation. Buyer Parties are sophisticated purchasers and has made their own independent investigation, review and analysis regarding the Company and the transactions contemplated hereby, which investigation, review and analysis were conducted by Buyer Parties together with expert advisors that they have engaged for such purpose. Buyer Parties and their Representatives have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the Company.

4.13. Exclusivity of Representations and Warranties.

(a). No Other Representations and Warranties. Each Buyer Party, on behalf of itself and its respective Subsidiaries (and any of their Representatives and Affiliates), acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III (as qualified by the Company Disclosure Schedule and the Company SEC Reports) or in any closing certificate delivered pursuant to Section 7.2(c), the Company (or any of their Representatives, Affiliates, or other Person) does not make, or has made, any representation or warranty relating to the Company or any of its financial conditions, businesses, results of operations, properties, assets, liabilities, prospects or otherwise in connection with this Agreement or the Merger or the negotiation with respect to the foregoing.

(b). No Reliance. Each Buyer Party, on behalf of itself and its Affiliates and Representatives, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III (as qualified by the Company Disclosure Schedule and the Company SEC Reports) or in any closing certificate delivered pursuant to Section 7.2(c), it is not, and they are not, acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on: any representation or warranty, express or implied, or other statement; or any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information, other than any such information contained in the Company Financial Statements, provided or addressed to the Buyer Parties or any of their respective Affiliates or any Representative of the foregoing, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with this Agreement, the Merger or the other transactions contemplated hereby or in connection with presentations by the management of the Company.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1. Affirmative Obligations. Except as expressly contemplated or required by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule, as required by applicable Law or as approved in writing by Parent (which approval will not be unreasonably withheld, conditioned or delayed and may be granted by an e-mail or other electronic communication from the individuals listed on Schedule 5.1), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time (the “Interim Period”), (a) the Company will use its respective commercially reasonable efforts to (i) conduct its business in all material respects in the ordinary course of business, (ii) preserve intact its material assets, properties, and Contracts and (iii) preserve intact in all material respects its significant commercial relationships with third parties, and, (b) without limitation of the foregoing, the Company will not:

(a). amend the Existing Charter or Existing Bylaws or any other organizational documents of the Company;

(b). propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c). acquire or agree to acquire (by merger, consolidation or otherwise), or purchase an equity interest in or agree to purchase an equity interest in, or purchase or agree to purchase any asset of, or acquire an exclusive license of, any business, corporation, partnership, association or other business organization or division thereof;

(d). split, combine or reclassify any outstanding shares of Company Capital Stock;

(e). repurchase, redeem or otherwise reacquire any shares of Company Capital Stock, other equity securities of the Company, other ownership interests of any options, warrants or rights to acquire any such stock, securities or interests of the Company, other than in connection with (i) repurchases or reacquisitions of shares of Company Common Stock at the lower of the original exercise price or the current fair market value of a share of Company Common Stock pursuant to the Company’s right to repurchase or reacquire shares of Company Common Stock held by employees or other Service Providers of the Company Group in connection with termination of such Person’s employment or engagement by the Company, or (ii) net share withholding of taxes from employees of the Company Group in payment of withholding tax upon the settlement of Company Awards, in each case of clauses (i) and (ii), pursuant to the terms of such awards;

(f). issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, Company Capital Stock, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof, except (i) for the Company Common Stock issuable upon conversion or exercise of any convertible securities outstanding as of the date hereof or granted without material breach of the terms of this Agreement, or (ii) for the settlement of Company Awards;

(g). (1) establish a record date for, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock or other equity or voting interests, or make any other actual, constructive or deemed distribution in respect of its capital stock or other equity or voting interests, (2) pledge or encumber any of its capital stock or other equity or voting interests, or (3) modify the terms of any of its capital stock or other equity or voting interests;

(h). (1) sell, lease, exclusively license, transfer or dispose of any material assets of the Company Group (except, in the case of any of the foregoing, pursuant to any Company Material Contract in effect on the date hereof) or (2) mortgage, pledge or otherwise encumber any assets or create any Liens thereon;

(i). (1) accelerate, terminate or cancel any Company Material Contract, (2) grant a material waiver or release, or assign any material right, obligation or claim under, any Company Material Contract, (3) amend or modify any Company Material Contract in a manner that is adverse in any material respect to the Company Group, or (4) enter into any Contract which, if entered into prior to the date of this Agreement would have been a Company Material Contract;

(j). incur any indebtedness, or guarantee, assume or otherwise become responsible for any such indebtedness of another Person, except for (i) loans or advances between members of the Company Group, and (ii) interest, fees, costs and similar amounts accrued pursuant to any financing arrangement in effect on or prior to the date of this Agreement;

(k). make any loans or advances, except (i) to or for the benefit of a member of the Company Group or (ii) for advances for reimbursable employee or contractor expenses in the ordinary course of business consistent with past practices;

(l). except to the extent required by the specific terms of a Company Benefit Plan: (i) grant or amend any severance or termination benefits with respect to any current or former Service Provider, (ii) grant any incentive, bonus, equity or equity-based, or other similar awards, or accelerate the funding, vesting or payment of any compensation or benefit or make any increase in the salaries, bonuses or other compensation or benefits to any current or former Service Provider, (iii) adopt, amend, establish or enter into any plan, policy or arrangement for the current or future benefit of any current or former Service Provider that would be a Company Benefit Plan if it were in existence on the date hereof, or (iv) hire or terminate (other than for cause) any Service Provider of the Company;

(m). execute, enter into, negotiate or amend any Labor Agreement or recognize any Union as the bargaining representative of any employees;

(n). other than as required by GAAP (as determined by the Company and opined on by an independent auditor), revalue in any material respect any of its properties or assets, or change its material Tax accounting methods, principles or practices;

(o). amend any income or other material Tax Return, (ii) make, change or revoke any material Tax election, (iii) settle or compromise any material Tax claim or assessment by any Governmental Authority, except to the extent that any such settlement or compromise does not exceed the amount of any Tax reserves that have been established in the Company SEC Reports, (iv) knowingly and voluntarily surrender any right to claim a material Tax refund, or (v) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(p). settle, compromise or otherwise resolve any Legal Proceedings other than the compromise or settlement of Legal Proceedings: that (i) (A) are for an amount for each such compromise or settlement that is, individually, less than $25,000 and for all such compromises or settlements that is, in the aggregate, less than $50,000, and (B) do not impose any injunctive relief on the Company (other than customary non-monetary restrictions that are ancillary to the monetary relief granted) and do not involve the admission of wrongdoing by the Company or any of their respective officers or directors, or (ii) are settled in compliance with Section 6.11;

(q). make or commit to make any capital expenditures other than pursuant to Contracts in effect on or prior to the date of this Agreement;

(r). fail to maintain in all material respects the Insurance Policies;

(s). fail to take any action (including non-payment of fees) with respect to any Company Registered Intellectual Property owned or purported to be owned by the Company Group with the relevant Governmental Authorities and domain name registrars that is reasonably necessary to maintain such Company Registered Intellectual Property in full force and effect;

(t). assign, transfer, sell, or dispose of or grant exclusive licenses to any material Company Owned Intellectual Property, or (ii) terminate or transfer any license to the Company Group for any material third party Company Intellectual Property under a Company Material Contract, or under a contract entered into after the date hereof that would have been a Company Material Contract had it been entered into on or prior to the date hereof;

(u). grant rights or licenses in any Company Owned Intellectual Property to any standards-setting organization (including any group or organization, such as special interest groups, forums, consortia, committees, working groups or associations) or to any third party in connection with the requirements of any standards-setting organization; or

(v). enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.1.

5.2. No Solicitation.

(a). No Solicitation or Negotiation. Subject to the terms of Section 5.2(b), during the Interim Period, the Company will instruct its legal and financial advisors, to (i) cease and cause to be terminated any discussions or negotiations with, (ii) cease providing any further non-public information with respect to the Company Group to, and (iii) terminate all access granted to any physical or electronic data room (or other access to diligence) to, any Person and its Affiliates or Representatives that relates to, or that would reasonably be expected to lead to, an Acquisition Proposal. Subject to the terms of Section 5.2(b), during the Interim Period, the Company Group will not, and will not instruct, authorize or knowingly permit any of its Representatives to, directly or indirectly, (1) solicit, initiate, or propose the making, submission or announcement of, or knowingly induce, encourage, facilitate or assist, any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (2) furnish to any Person (other than to Parent and its Affiliates and their respective Representatives) any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than Parent and its Affiliates and their respective Representatives), in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (3) participate or engage in, or knowingly facilitate, discussions or negotiations with any Person with respect to an Acquisition Proposal or with respect to any inquiries from any Person relating to the making of an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.2 and contacting the Person making the Acquisition Proposal to the extent necessary to clarify the terms of the Acquisition Proposal); (4) approve, endorse, or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (5) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); or (6) authorize, propose or commit to do any of the foregoing. During the Interim Period, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill provision in any confidentiality agreement or Contract solely to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof) if the Company has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would likely be inconsistent with its fiduciary duties under applicable Law. Promptly (and in any event within five Business Days) following the date of this Agreement, the Company will request that each Person (other than Parent and its Representatives) that has executed a confidentiality agreement prior to the date of this Agreement in connection with its consideration of an Acquisition Proposal promptly return or destroy, in accordance with the terms of such confidentiality agreement, all non-public information furnished to such Person by or on behalf of the Company prior to the date of this Agreement.

(b). Superior Proposals. Notwithstanding anything to contrary set forth in this Agreement, from the date hereof until the Company’s receipt of the Requisite Stockholder Approvals, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives, (i) participate or engage in discussions or negotiations with or (ii) furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in each case subject to customary confidentiality arrangements, to any Person (or its Affiliates, Representatives or financing sources) that has made or delivered to the Company an Acquisition Proposal after the date hereof, and otherwise facilitate the making of such Acquisition Proposal, in each case with respect to an Acquisition Proposal that did not result from any material breach of Section 5.2(a); provided, however, that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal, and the Company Board (or a committee thereof)

has determined in good faith (after consultation with its outside legal counsel) that the failure to take the actions contemplated by this Section 5.2(b) would likely be inconsistent with its fiduciary duties pursuant to applicable Law; and provided further, however, that the Company will promptly (and in any event within two Business Days) make available to Parent any non-public information concerning the Company Group that is provided to any such Person or its Affiliates, Representatives or financing sources that was not previously made available to Parent or any of its Affiliates, Representatives or financing sources.

(c). No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.2(d), during the Interim Period, the Company Board (or a committee thereof) may not:

(i). (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect (it being understood that it shall be considered a modification adverse to Parent if any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the Stockholders within 10 Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act); (B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within 10 Business Days after Parent requests in writing (or, if the Stockholder Meeting is scheduled to be held within 10 Business Days, then within one Business Day after Parent so requests in writing); (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until 5:30 p.m. (Eastern Time) on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.2); or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination, in itself, by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal or (2) the delivery, in itself, by the Company to Parent of any notice contemplated by Section 5.2(d) will constitute a Company Board Recommendation Change; or

(ii). cause or permit the Company Group to enter into an Alternative Acquisition Agreement.

(d). Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approvals:

(i). other than in connection with an Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to any material event or development or material change in circumstances after the date of this Agreement with respect to the Company that (A) was not known to, or reasonably foreseeable by, the Company Board as of the date hereof; and (B) does not relate to (1) any Acquisition Proposal; (2) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock (it being understood that the underlying cause of any of the foregoing in this clause (2) may be considered and taken into account); (3) any change, action, event, condition, state of facts or effect relating to Parent, Merger Sub or any of their respective Affiliates; or (4) changes in general economic, political or financial conditions or markets or in any industry or industries in which the Company operates (each such event, an “Intervening Event”), if the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to do so would likely be inconsistent with its fiduciary duties pursuant to applicable Law and if and only if:

(1) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Advance Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) so determined; and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.2(d)(i), which notice will specify in reasonable detail the basis for such Company Board Recommendation Change and describe the applicable Intervening Event in reasonable detail; and

(2) prior to effecting such Company Board Recommendation Change, (i) the Company and its Representatives, during such Advance Notice Period (which period shall expire at 5:00 p.m. (Eastern Time) on the fourth Business Day (the “Notice Period Expiration”)), must have negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board (or a committee thereof) no longer determines that the failure to make a Company Board Recommendation Change in response to such Intervening Event would likely be inconsistent with its fiduciary duties pursuant to applicable Law, and (ii) following the Notice Period Expiration, the Company Board (or a committee thereof) (after consultation with its outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement) has determined that the failure of the Company Board (or a committee thereof) to make a Company Board Recommendation Change would likely be inconsistent with its fiduciary duties pursuant to applicable Law; it being understood that each time that material modifications or developments with respect to the Intervening Event occur (as reasonably determined by the Company Board (or a committee thereof) in good faith), the Company shall notify Parent of such modification and the time period set forth in this clause (2) shall recommence and be extended for two Business Days from the later of (a) the delivery of such written notice to Parent and (b) the Notice Period Expiration; or

(ii). if the Company has received a bona fide Acquisition Proposal that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:

(1) the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to do so would likely be inconsistent with its fiduciary duties pursuant to applicable Law;

(2) the Company Group and its Representatives have complied in all material respects with their obligations pursuant to this Section 5.2 with respect to such Acquisition Proposal; and

(3) (i) the Company has provided prior written notice upon commencement of the Advance Notice Period to the effect that the Company Board (or a committee thereof) has (A) received an Acquisition Proposal that has not been withdrawn; (B) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to Section 8.1(h) absent any revision to the terms and conditions of this Agreement that would cause such Acquisition Proposal to cease to constitute a Superior Proposal, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Advance Notice Period (which period shall expire at 11:59 p.m. (Eastern Time) on the fourth Business Day of the Advance Notice Period), must have negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that (1) in the event of any material revisions, amendments, updates or supplements to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.2(d)(ii)(3) with respect to such new written notice (it being understood that the “Advance Notice Period” in respect of such new written notice will be two Business Days from the later of (x) the delivery of such written notice to Parent and (y) the Notice Period Expiration for the original Advance Notice Period), and (2) upon the Notice Period Expiration, the Company Board (or a committee thereof) must have in good faith (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement) reaffirmed its determination described in clause (1) above that such Acquisition Proposal is a Superior Proposal.

(e). Notice. During the Interim Period, the Company will promptly (and, in any event, within 24 hours) notify Parent in writing of (i) any Acquisition Proposal that is received by the Company or any of its Representatives or (ii) any non-public information requested from, or if any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives with respect to an Acquisition Proposal. Such notice must include (A) the identity of the Person or “group” of Persons making such Acquisition Proposal; and (B) a copy of the written Acquisition Proposal (or if oral, a summary of the material terms and conditions of such Acquisition Proposal received from such Person or “group”). Thereafter, the Company must keep Parent reasonably informed, on a prompt basis (and in any event within 48 hours of any material development with regard to or material amendment of such proposal or request), of the status and terms of any such proposal (including any amendments thereto) and the status of any such discussions or negotiations, including providing copies of any new or amended material agreements, documents or other written materials submitted in connection therewith. During the Interim Period, the Company will promptly (and, in any event, within 24 hours) make available to Parent any non-public information concerning the Company that is provided to any such Person or group or its Representatives that was not previously made available to Parent or its Representatives.

(f). Certain Disclosures. So long as the Company Board (or a committee thereof) expressly reaffirms the Company Board Recommendation in any such public disclosure (other than in a customary “stop, look and listen” communication to the Stockholders pursuant to Rule 14d-9 promulgated under the Exchange Act):

(i). nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (A) taking and disclosing to the Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (B) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (C) informing any Person of the existence of the provisions contained in this Section 5.2; or (D) making any disclosure to the Stockholders (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board (or a committee thereof) has determined to make in good faith in order to comply with applicable Law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.2(g)(i) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.2, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.2(d); and

(ii). it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that solely (A) describes the Company’s receipt of an Acquisition Proposal, (B) identifies the Person making such Acquisition Proposal, (C) provides the material terms of such Acquisition Proposal, or (D) describes the operation of this Agreement with respect thereto will not, in and of itself, be deemed to be (1) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (2) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (3) a Company Board Recommendation Change.

(g). Breach by Representatives. The Company agrees that (i). any action taken by a Representative of the Company (other than a Specified Person) that is authorized or directed by the Company or any Specified Person, or that a Specified Person is made aware of and does not take prompt action to cease, and that, if taken by the Company, would constitute a material breach of this Section 5.2, will be deemed to constitute a material breach by the Company of this Section 5.2; and (ii) any action taken by a Specified Person that, if taken by the Company, would constitute a material breach of this Section 5.2 will be deemed to constitute a material breach by the Company of this Section 5.2.

ARTICLE VI

ADDITIONAL COVENANTS

6.1. Required Action and Forbearance; Efforts.

(a). Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer Parties, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts (except where an alternative standard is otherwise expressly provided for herein) to (i) take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by: (A) causing the conditions to the Merger set forth in Article VII to be satisfied; (B) (1) obtaining all Consents from Governmental Authorities; and (2) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger; (C) obtaining all Consents and delivering all notifications pursuant to any Company Material Contracts in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits to the Surviving Corporation of such Company Material Contracts as of and following the consummation of the Merger; and (D) executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Merger.

(b). No Omission to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither the Buyer Parties, on the one hand, nor the Company, on the other hand, will take any action, or omit to take any action, which action or omission is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing, delaying or otherwise adversely affecting (i) the consummation of the Merger; (ii) the consummation of the Parent Acquisition Financing or (iii) the ability of such Parties to fully perform their obligations pursuant to this Agreement. For the avoidance of doubt, no action by any member of the Company Group or Buyer Parties taken (or failed to be taken) in compliance with the express terms of this Agreement will be considered a violation of this Section 6.1.

6.2. Government Filings. The Buyer Parties on the one hand shall, and shall cause their respective Affiliates, if applicable to, and the Company, on the other hand, shall, to the extent required in the reasonable judgment of counsel to Parent and the Company, as soon as practicable after the date of this Agreement execute and file, or join in the execution and filing of, notification filings, forms and submissions with any Governmental Authority (including in draft form where applicable) that may be necessary in order to obtain the Consent of any Governmental Authority, whether federal, state, local or foreign, which may be required in connection with the consummation of the Merger or the other transactions contemplated hereby. Each of Parent and the Company will use reasonable best efforts to (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause the other to be supplied) any additional information that may be required or requested by the Governmental Authorities of any applicable jurisdiction in which any such filing is made; and (D) take all action necessary to obtain the required Consents from such Governmental Authorities, in each case as soon as practicable.

6.3. Proxy Statement, Schedule 13e-3 and Other Required SEC Filings.

(a). Proxy Statement. The Company will use its reasonable best efforts to prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement (but in no event later than fifteen (15) Business Days after the date of this Agreement unless Parent and the Company agree to a later filing date), a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) in connection with the Stockholder Meeting. Subject to Section 5.2(d), and unless there has been a Company Board Recommendation Change, the Company must include the Company Board Recommendation in the Proxy Statement and use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approvals. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof, including responding as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement or Schedule 13e-3.

(b). Rule 13e-3 Transaction Statement. The Company and Parent shall cooperate to, concurrently with the preparation of the Proxy Statement, jointly prepare and, concurrently with the filing of the Proxy Statement (but in no event later than fifteen (15) Business Days after the date of this Agreement unless Parent and the Company agree to a later filing date), jointly file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13e-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13e-3”) relating to the transactions contemplated by this Agreement. The Company and Parent agree, as to themselves and their Affiliates, that the Schedule 13e-3 will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

(c). Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and FINRA. The Company may not file the Proxy Statement, the Schedule 13e-3 or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration in good faith to all reasonable additions, deletions or changes suggested thereto by Parent or their counsel. On the date of filing, the date of mailing (or other dissemination) to the Stockholders (if applicable) and at the time of the Stockholder Meeting, neither the Proxy Statement nor the Schedule 13e-3 or any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no representation, warranty or covenant is made by the Company with respect to any information supplied by or on behalf of the Buyer Parties or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13e-3 or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13e-3 or any Other Required Parent Filings will not, at the time that such Proxy Statement, Schedule 13e-3 or Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d). Other Required Parent Filing. If Parent determines that any Buyer Party (or any of their respective Affiliates, if applicable) is required to file any document with the SEC as a result of the Merger or the Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then the Buyer Parties will, and will cause their respective Affiliates to, use their respective reasonable best efforts to promptly prepare and file such Other Required Parent Filing with the SEC. The Buyer Parties will cause, and will cause their respective Affiliates to cause, the Schedule 13e-3 and any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither the Buyer Parties nor any of their respective Affiliates may file the Schedule 13e-3 or any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel. On the date of filing with the SEC and at the time of the Stockholder Meeting, neither the Schedule 13e-3 nor any Other Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no representation, warranty, or covenant is made by the Buyer Parties with respect to any information supplied by or on behalf of the Company or any of its Representatives for inclusion or incorporation by reference in the Schedule 13e-3 or any Other Required Parent Filing. The information supplied by the Buyer Parties and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement, Schedule 13e-3 or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e). Furnishing Information. Each of the Company, on the one hand, and the Buyer Parties, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement, the Schedule 13e-3, and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Stockholder Meeting any information relating to the Company, the Buyer Parties or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, the Schedule 13e-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party (and, to the extent required by applicable Law or the SEC or its staff, disseminate such amendment or supplement to the Stockholders).

(f). Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Buyer Parties and its Affiliates, on the other hand, will not communicate in writing with the SEC or its staff with respect to the Proxy Statement, the Schedule 13e-3 any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration in good faith to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(g). Notices. The Company, on the one hand, and Buyer Parties, on the other hand, will: (i) promptly advise the other of (A) any receipt of a request by the SEC or its staff for any amendment or revisions to the Proxy Statement, the Schedule 13e-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (B) any receipt of comments (oral or written) from the SEC or its staff on the Proxy Statement, the Schedule 13e-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; or (C) any receipt of a request by the SEC or its staff for additional information, (ii) supply each other with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to such filings and (iii) provide each other and their respective outside counsel a reasonable opportunity to participate in any discussions or meetings with the SEC with respect to the Proxy Statement or the Schedule 13e-3, as applicable. The Parties will use their respective reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement and the Schedule 13e-3 as promptly as practicable after the receipt thereof.

(h). Amendment. Except as required by applicable Law, no amendment or supplement to the Proxy Statement will be made by the Company without the consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed).

(i). Dissemination of Proxy Statement. Subject to applicable Law, the Company will use its reasonable best efforts to cause the definitive Proxy Statement to be disseminated to the Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of or has not further comments on, the Schedule 13e-3 and Proxy Statement (such date, the “SEC Clearance Date”).

6.4. Stockholder Meeting.

(a). Call of Stockholder Meeting. Subject to Section 5.2, the Company will take all action necessary in accordance with applicable Law, the Existing Charter and the Existing Bylaws to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) and duly convene and hold a special meeting of its stockholders (the “Stockholder Meeting”), in each case, as soon as reasonably practicable following the SEC Clearance Date (which Stockholders Meeting shall in no event be scheduled initially for a date that is later than the 45th day following the first mailing of the Proxy Statement to the stockholders of the Company without the written consent of Parent), for the purpose of obtaining the Requisite Stockholder Approvals. Reasonably promptly after the date of this Agreement (and thereafter, upon the reasonable request of Parent made not more than once every week), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act. Subject to Section 5.2(d) and unless there has been a Company Board Recommendation Change, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approvals.

(b). Adjournment of Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Stockholder Meeting if (i) there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Stockholder Meeting to constitute a quorum at the Stockholder Meeting, or if, after consultation with Parent, the Company determines in good faith that the Requisite Stockholder Approvals are unlikely to be obtained at the Stockholder Meeting; (ii) the Company is required to postpone or adjourn the Stockholder Meeting by applicable Order or a request from the SEC or its staff; (iii) the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Stockholder Meeting; or (iv) the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Stockholder Meeting in order to give the Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Stockholders or otherwise made available to the Stockholders by issuing a press release, filing materials with the SEC or otherwise, in each case in accordance with the terms of this Agreement; provided, however, that absent of SEC review of the Proxy Statement, the Company may not postpone the Stockholders Meeting for more than an aggregate of 20 Business Days without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

6.5. Anti-Takeover Laws. On or prior to the date of this Agreement, the Company Board has taken all action necessary so that no Takeover Law or any anti-takeover provision in Existing Charter, Existing Bylaws or similar organizational documents of the Company (including any restrictions on business combinations contained therein) is applicable to the Company, the Shares or any other equity interests in the Company, this Agreement, the Merger or the Merger Transactions.

6.6. Access. During the Interim Period, to the extent reasonably requested by Parent, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, Contracts, books and records and personnel of the Company Group, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company Group to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would in the good faith judgment of the Company based on advice of outside counsel give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information (it being agreed that in the case of clause (b), the Company shall give notice to Parent of the fact that it is withholding such documents or information, and the reason for such withholding, and thereafter the Company will cooperate with Parent or its Representatives and use its commercially reasonable efforts to develop alternative methods of providing such documents or information in a manner that would not result in any violation, default, prejudice or loss or privilege); or (c) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and any Buyer Party and its Affiliates, on the other hand. Any investigation conducted pursuant to the access contemplated by this Section 6.6 will be conducted in a manner that does not unreasonably interfere with the conduct of the business or operations of the Company Group or create a risk of damage or destruction to any property or assets of the Company Group. No investigation pursuant to this Section 6.6 shall affect any representation or warranty in this Agreement of any Party hereto or any condition to the obligations of the Parties hereto.

6.7. Section 16(b) Exemption. Prior to the Closing, the Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual (directly or indirectly) that is a director or executive officer of the Company, or 10% holder of any class of registered equity securities of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.8. Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a). Indemnified Persons. For six years after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor and fulfill, in all respects, the obligations of the Company Group pursuant to (i) any indemnification agreements made available to Parent and set forth on, or described in, Section 6.8(a)(i) of the Company Disclosure Schedule between a member of the Company Group and any of its current or former directors or officers (and any person who becomes a director or officer of a member of the Company Group prior to the Effective Time) (collectively, the “Indemnified Persons”) for any acts or omissions by such Indemnified Persons or employees occurring prior to the Effective Time and (ii) any indemnification, exculpation and advancement of expenses provision set forth in the certificates of incorporation, bylaws, and other similar organizational documents of the Company as in effect on the date hereof. Section 6.8(a)(ii) of the Company Disclosure Schedule lists all agreements between an Indemnified Person, on the one hand, and a member of the Company Group, on the other hand.

(b). D&O Insurance. Prior to the Closing, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation to, purchase from the Company’s existing management liability insurance carriers a prepaid “tail” policy with respect to the Company’s management liability insurance (including directors’ and officers’ liability, employment practices liability and fiduciary liability coverages) in effect on the date hereof (the “D&O Tail Policies”) with a policy period of not less than six (6) years from the Closing and with terms and conditions no less favorable than the Company’s existing management liability policies and in such form as is reasonably acceptable to Parent. The Company shall arrange for and take necessary actions to effect the binding of coverage in respect of the D&O Tail Policies effective as of the Closing. The Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such D&O Tail Policies in full force and effect and continue to honor its obligations thereunder for so long as such D&O Tail Policies are in full force and effect.

(c). Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.8.

(d). No Impairment. Except as required by applicable Law, the obligations set forth in this Section 6.8 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person without the prior written consent of such affected Indemnified Person. Each of the Indemnified Persons are intended to be third party beneficiaries of this Section 6.8, with full rights of enforcement as if such person were a Party. The rights of the Indemnified Persons pursuant to this Section 6.8 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to: (i) the Existing Charter and Existing Bylaws; (ii) the organizational documents of the Company; (iii) any and all indemnification agreements entered into with the Company Group and included on Section 6.8(a) of the Company Disclosure Schedule; or (iv) applicable Law (whether at law or in equity).

(e). Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company Group for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.9. Notification of Certain Matters.

(a). Notification by the Company. During the Interim Period, and unless prohibited by Law, the Company will give prompt notice to Parent upon becoming aware (i) that any representation or warranty made by the Company in this Agreement has become untrue or inaccurate such that the condition set forth in Section 7.2(a) would not reasonably be expected to be satisfied at the Closing, (ii) of any failure of the Company to comply with any covenant or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 7.2(b) would not reasonably be expected to be satisfied at the Closing, or (iii) of any Legal Proceeding commenced after the date of this Agreement or, to the Knowledge of the Company, threatened, or any Order, in each case, that relates to the transactions contemplated by this Agreement (including the Merger); provided, however, the Company’s obligations, actions or inactions pursuant to this sentence shall be deemed excluded for purposes of determining whether the condition set forth in Section 7.2(b) has been satisfied, unless such action or inaction is a Willful Breach; provided, further, that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of the Buyer Parties to consummate the Merger or the remedies available to the parties under this Agreement.

(b). Notification by Parent. During the Interim Period, and unless prohibited by Law, Parent will give prompt notice to the Company upon becoming aware: (i) that any representation or warranty made by the Buyer Parties in this Agreement has become untrue or inaccurate such that the condition set forth in Section 7.3(a) would not be satisfied; (ii) of any failure by the Buyer Parties to comply with or satisfy in any covenant or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 7.3(b) would not be satisfied; or (iii) of any Legal Proceeding pending or, to the knowledge of Parent, threatened, or any Order, that relates to the transactions contemplated by this Agreement (including the Merger); provided, however, that Parent’s obligations, actions or inactions pursuant to this sentence shall be deemed excluded for purposes of determining whether the condition set forth in Section 7.3(b) has been satisfied, unless such action or inaction is a Willful Breach; provided, further, that no such notification shall affect or be deemed to modify any representation or warranty of the Buyer Parties set forth herein or the conditions to the obligations of the Company to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties under this Agreement.

(c). During the Interim Period, and unless prohibited by Law, each party shall give prompt notice to the other party of any written notice or other written communication received by it or any of its Subsidiaries from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (including the Merger); provided, however, each party’s obligations, actions or inactions pursuant to this sentence shall be deemed excluded for purposes of determining whether the conditions set forth in either Section 7.2(b) or Section 7.3(b) have been satisfied, unless such actions or inactions are a Willful Breach; provided, further, that no such notification shall affect or be deemed to modify any representation or warranty set forth herein or the conditions to the obligations of any party to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder.

6.10. Public Statements and Disclosure. Until the Closing, the Company (other than with respect to the portion of any communication relating to a Company Board Recommendation Change) and the Buyer Parties will not: (a) participate in any media interviews; (b) engage in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) provide any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger or the transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall, by 9:00 a.m. Eastern Time, on the first (1st) Business Day immediately following the date of this Agreement, file with the SEC a Current Report on Form 8-K in form and substance as reasonably approved by Parent (which approval shall not be unreasonably withheld, conditioned or delayed).

6.11. New Litigation; Transaction Litigation. Prior to the Effective Time, the Company shall: (i) notify Parent in writing as promptly as reasonably practicable after learning of any Legal Proceeding by any Person initiated against the Company or, to the Knowledge of the Company, threatened against the Company or any of their respective Representatives in their capacity as such (a “New Litigation Claim”); (ii) notify Parent of ongoing material developments in any New Litigation Claim and any Legal Proceeding that was existing prior to the date hereof; and (iii) consult in good faith with Parent regarding the conduct of the defense of any New Litigation Claim and any Legal Proceeding that was existing prior to the date hereof. With respect to any Transaction Litigation, the Company shall consult with Parent and give Parent the opportunity to participate in the defense and settlement of any such litigation, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

6.12. OTC Delisting; Deregistration. Prior to the Effective Time, the Parties will cooperate with each other and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law to cause the delisting of the Company Common Stock from the OTC Markets Group Inc. as promptly as practicable after the Effective Time.

6.13. Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or the Merger Sub (including without limitation, with respect to the Parent Acquisition Financing), then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.14. No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give the Buyer Parties, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of the Buyer Parties and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

6.15. Rights Agreement. Prior to the Effective Time, the Company shall take all actions necessary to (a) terminate that certain Rights Agreement, dated as of November 1, 2024 (the “Rights Agreement”), or (b) redeem, amend or otherwise render inapplicable all rights issued pursuant thereto (the “Rights”), in each case, so that neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby will (i) cause the Rights to become exercisable, distributed or triggered, (ii) entitle any holder of Rights to purchase any shares of capital stock of the Company or any other Person, or (iii) result in any person becoming an “acquiring person” (or similar term) under such Rights Agreement.

6.16. Required Notices and Consents Under Company Disclosure Schedule. From and after the Closing, the Surviving Corporation shall deliver any notices to, and obtain any consents, approvals or waivers from, any third parties to the Company Material Contracts, in each case to the extent required pursuant to or identified in the Company Disclosure Schedule with respect to such Company Material Contracts and not obtained prior to the Closing.

6.17. Financing; Loan Assumption.

(a). Prior to the Effective Time, the Buyer Parties will have received the Parent Acquisition Financing of up to $3,000,000, and all documentation, deliveries and other items required to be delivered under the definitive agreements governing such Parent Acquisition Financing, including, without limitation, any assumption agreements, assignments, certificates, representations and warranties and related deliverables required thereunder, in each case in form and substance reasonably satisfactory to the Buyer Parties. The Buyer Parties and the Company shall use their respective reasonable best efforts to cooperate and take such actions as may be reasonably necessary to cause the indebtedness comprising the Parent Acquisition Financing to be assumed by the Surviving Corporation as of the Closing or as promptly as practicable thereafter, including the execution and delivery of any assumption agreements, assignments, certificates, notices, consents and other documentation reasonably required by the applicable lender. The Parties shall reasonably cooperate with one another and the applicable lender in connection therewith.

(b). Following the Closing, the lender providing the Parent Acquisition Financing (or its designees) may provide up to an additional $2,000,000 of financing (the “Additional Financing”) to the Surviving Corporation on terms mutually agreed by the Buyer Parties and such lender. The Parties (including the Surviving Corporation) shall reasonably cooperate with one another and the applicable lender in connection with any such Additional Financing.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the Buyer Parties and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) of each of the following conditions:

(a). Requisite Stockholder Approvals. The Company shall have received (i) the Requisite Stockholder Approvals at the Stockholder Meeting and (ii) the approval of the Merger by holders of a majority of the shares voting at the Stockholder Meeting, excluding shares held by the Investor, but including shares held by the officers and directors of the Company.

(b). No Prohibitive Laws or Injunctions. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable Law or (ii) issued or granted any Order (whether temporary, preliminary or permanent), in each case, that is in effect and has the effect of making the Merger illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing, restricting or enjoining the consummation of the Merger in any jurisdiction.

(c). Third Party Consents. The Parties shall have received executed consents in form and substance reasonably acceptable to the Parties from the third parties listed on Disclosure Schedule 7.1(c).

7.2. Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) of each of the following conditions, any of which may be waived exclusively by Parent:

(a). Representations and Warranties.

(i). The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties listed in Section 7.2(a)(ii), Section 7.2(a)(iii) and Section 7.2(a)(iv)) shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) in all respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be so true and correct in all respects as of such earlier date), except for such failures to be true and correct that, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Company Material Adverse Effect;

(ii). The representations and warranties set forth in Section 3.1 (Corporate Organization), Section 3.3 (Authority, Execution and Delivery; Enforceability), Section 3.18 (Broker’s Fees) and Section 3.19 (Opinion of Financial Advisor) shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be so true and correct in all material respects as of such earlier date); and

(iii). The representations and warranties set forth in Section 3.2 (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date, except for any de minimis inaccuracies (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date, except for any de minimis inaccuracies); and

(iv). The representations and warranties set forth in Section 3.6 (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date.

(b). Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement that are required to be performed and complied with by it at or prior to the Closing.

(c). Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred following the execution and delivery of this Agreement.

(d). Termination of Related Party Agreements. Parent shall have received executed termination agreements with respect to the Contracts listed on Disclosure Schedule 7.2(d), in form and substance reasonably satisfactory to Parent.

(e). Waiver of Certain Compensation and Benefits. Except as set forth on Disclosure Schedule 7.2(e), executive officers of the Company do not have any agreements including change in control or transaction bonuses, retention bonuses, severance benefits, or annualized base cash compensation, in each case, payable to such executive officer in connection with the Merger.

(f). Absence of Insolvency Event. No Insolvency Event shall have occurred following the execution and delivery of this Agreement.

(g). Redemption, Cancellation or Amendment of Series C Preferred Stock. Prior to the Closing, either (i) all outstanding shares of Series C Preferred Stock shall have been redeemed, cancelled or otherwise terminated effective no later than immediately prior to the Effective Time; or (ii) the Company shall have filed with the Secretary of State of the State of Nevada an amendment to the Certificate of Designation of the Series C Preferred Stock, in form and substance reasonably satisfactory to Parent, which amendment shall have been duly adopted by the Company and the requisite holders of Series C Preferred Stock in accordance with applicable Law and the Company’s organizational documents.

(h). Termination of Rights Agreement. Prior to the Effective Time, the Company shall have terminated that certain Rights Agreement, dated as of November 1, 2024, and no rights shall remain outstanding thereunder.

(i). Company Warrants. Prior to the Effective Time, all outstanding Company Warrants shall have been exercised, duly redeemed, cancelled or otherwise terminated, and the Company shall have provided the Buyer Parties with reasonably satisfactory evidence thereof.

(j). Officer’s Certificate. The Buyer Parties shall have received a certificate of the Company dated as of the Closing Date, validly executed by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c) have been satisfied.

(k). FIRPTA. The Buyer Parties shall have received a certificate of the Company dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company under penalties of perjury, prepared in a manner reasonably satisfactory to Parent and that is consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in a manner reasonably satisfactory to Parent and in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2).

(l). Dissenting Shareholders. Holders of no more than 1% of the outstanding shares of Company Common Stock as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory dissenters’ rights pursuant to the NRS with respect to such shares of Company Common Stock.

7.3. Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) of each of the following conditions, any of which may be waived exclusively by the Company:

(a). Representations and Warranties. The representations and warranties of the Buyer Parties set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be so true and correct in all respects as of such earlier date) as if made on and as of such date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

(b). Performance of Obligations of the Buyer Parties. The Buyer Parties will have performed and complied in all material respects with all of their respective covenants and obligations contained in this Agreement that are required to be performed and complied with by the Buyer Parties at or prior to the Closing.

(c). Expenses. The Buyer Parties shall have delivered cash to the Company in an amount equal to $1,500,000 for purposes of paying the Company’s expenses in connection with the Merger, including cancellation of the Company Warrants, legal fees, the opinion of the Company Financial Advisor and other expenses incurred in connection with the transactions contemplated hereby, by wire transfer of immediately available funds to the account designated by the Company.

(d). Officer’s Certificate. The Company will have received a certificate of the Buyer Parties dated as of the Closing Date, validly executed for and on behalf of the Buyer Parties and in the respective names of the Buyer Parties by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

8.1. Termination. This Agreement may be validly terminated and the Merger may be abandoned only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a). at any time prior to the Closing (whether prior to or after the receipt of the Requisite Stockholder Approvals) by mutual written agreement of Parent (on behalf of the Buyer Parties) and the Company;

(b). by either Parent (on behalf of the Buyer Parties) or the Company, at any time prior to the Closing (whether prior to or after the receipt of the Requisite Stockholder Approvals) if (i) any Order issued by any Governmental Authority of competent jurisdiction is in effect that prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any Law shall have been enacted, entered, enforced or deemed applicable to the Merger that permanently prohibits, makes illegal or enjoins the consummation of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been a principal cause of, or resulted in, such Order (or such Order becoming final and non-appealable);

(c). by either Parent (on behalf of the Buyer Parties) or the Company, at any time prior to the Closing (whether prior to or after the receipt of the Requisite Stockholder Approvals) if the Closing has not occurred by 11:59 p.m. (Eastern Time) on December 31, 2026 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been a principal cause of, or resulted in the failure of the Closing to have occurred prior to the Termination Date;

(d). by either Parent (on behalf of the Buyer Parties) or the Company, at any time prior to the Closing if the Company fails to obtain the Requisite Stockholder Approvals at the Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;

(e). by Parent (on behalf of the Buyer Parties) (whether prior to or after the receipt of the Requisite Stockholder Approvals), if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2, except that if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 10 calendar days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach or failure to perform has been cured within such 10 calendar day period;

(j). by Parent (on behalf of the Buyer Parties), if at any time, (i) the Company Board (or a committee thereof) has effected a Company Board Recommendation Change or (ii) the Company shall have materially breached any of its obligations under Section 5.2(a);

(k). by the Company (whether prior to or after the receipt of the Requisite Stockholder Approvals), if any of the Buyer Parties have breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.3, except that if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 10 calendar days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach or failure to perform has been cured within such 10 calendar day period;

(l). by the Company, at any time prior to receiving the Requisite Stockholder Approvals if: (i) the Company has received a Superior Proposal; (ii) the Company Board has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company has complied with Section 5.2 with respect to such Superior Proposal; and (iv) concurrently with such termination the Company enters into an Alternative Acquisition Agreement and the Company pays the Termination Fee due to Parent in accordance with Section 8.2(c);

(m). by Parent (on behalf of the Buyer Parties), if at any time following the execution of this Agreement, an Insolvency Event has occurred.

8.2. Manner and Notice of Termination; Effect of Termination; Payments.

(a). Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b). Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any Affiliate of such Party or any partner, member, manager, stockholder or Representative of the foregoing) to the other Parties, as applicable, except that Section 6.10, this Section 8.2 and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the previous sentence, nothing in this Agreement will relieve any Party or other Person from any liability for any Willful Breach or Fraud. No valid termination of this Agreement will affect the rights or obligations of any Party or other Person pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the valid termination of this Agreement in accordance with their respective terms.

(c). Company Termination Fee. If this Agreement is validly terminated pursuant to Section 8.1(f) or Section 8.1(h), then the Company shall, within two Business Days following such termination, pay or cause to be paid to Parent or its designee, the Termination Fee, by wire transfer of immediately available funds.

(d). Single Payment Only; Liquidated Damages. The Parties acknowledge and agree that in no event will the Company be required to pay the Termination Fee on more than one occasion, whether or not such Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. The Parties acknowledge and agree that: (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement; (ii) the damages resulting from the termination of this Agreement under circumstances where any Termination Fee is payable are uncertain and incapable of accurate calculation; and (iii) without these agreements, the Parties would not enter into this Agreement. Therefore, Termination Fee, if, as, and when required to be paid pursuant to this Section 8.2 will not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate the Party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger.

(f). Payments; Default. If the Company fails to promptly pay the Termination Fee when payable under this Agreement, and Parent and/or Merger Sub commences a Legal Proceeding which results in a final, non-appealable judgment, then the non-prevailing party shall pay the prevailing party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with such Legal Proceeding, and, if Parent is awarded the Termination Fee, then the Company shall pay interest on such Termination Fee at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date the payment was actually received (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

(g). Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in this Agreement or the availability of monetary damages, it is agreed that the Buyer Parties and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.10(b), except that, although a Party, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.10 (b), under no circumstances will a Party be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company and the Buyer Parties contained in this Agreement will terminate at the Closing, except that any covenants that by their terms survive the Closing will survive the Closing in accordance with their respective terms.

9.2. Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder: (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) subject to the below, immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

(a). if to the Buyer Parties or the Surviving Corporation to:

Langham Project, LLC

2618 San Miguel Dr, 480,

Newport Beach, CA 92660

Attn: Nicholas Kovacevich

Email: [***]

with a copy (which shall not constitute notice) to:

Manatt, Phelps & Phillips, LLP

Counsel to Langham Project LLC

695 Town Center Drive, 14th Floor

Costa Mesa, CA 92626

Attn: Thomas Poletti; Veronica Lah

Email: [***]

(b). if to the Company (prior to the Effective Time) to:

LogicMark, Inc.

2801 Diode Lane

Louisville, KY

Attn: Mark Archer

Email: [***]

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP

Counsel to LogicMark, Inc.

1251 Avenue of the Americas, 19th Floor

New York, NY 10020

Attn: David Danovitch

Email: [***]

Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (Eastern Time) or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m. (Eastern Time) on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2.

9.3. Assignment. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, except that the Buyer Parties will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement: (a) in connection with a merger or consolidation involving the Buyer Parties or other disposition of all or substantially all of the assets of the Buyer Parties or the Surviving Corporation; or (b) to any of their respective Affiliates, it being understood that, in each case, such assignment will not impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Capital Stock or Company RSUs pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.

9.4. Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Buyer Parties and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approvals, no amendment may be made to this Agreement that requires the approval of the Stockholders pursuant to the NRS without such approval.

9.5. Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein: (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

9.6. Confidentiality. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b) and 12 C.F.R. § 309.5(g)(8)) of a Governmental Authority by any party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.7. Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Company Disclosure Schedule and the Schedules hereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

9.8. Third Party Beneficiaries. Except as set forth in Section 6.8 and this Section 9.8, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.8, which is intended to benefit the Indemnified Persons; and (b) from and after the Closing, the rights of the holders of shares of Company Common Stock, Company Warrants and Company RSUs, to receive the consideration set forth in Article II.

9.9. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.10. Remedies.

(a). Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by applicable Law on such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b). Specific Performance.

(i). Irreparable Damage. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions that are required of it by this Agreement in order to consummate the Merger) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms of this Agreement; (B) the provisions of Section 8.2 are not intended to and do not adequately compensate Parent and Merger Sub for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii). No Objections. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.11. Governing Law.

(a). This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

(b). Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder and the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the courts of the State of Nevada and/or the U.S. District Court for the District of Nevada (the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable

Law, each of the parties hereto hereby consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such Party to which notices are deliverable hereunder; provided, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

9.12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELEVANT MATTER. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL PROCEEDING, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13. Disclosure Schedule References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Schedule will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only to the extent the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.14. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.15. No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

9.16. Certain Interpretations.

(a). When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated, and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule, such reference is to a Schedule to this Agreement, unless otherwise indicated.

(b). When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless the context otherwise requires, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation” unless preceded by a negative predicate. When used herein, the phrase “the date hereof” and terms or phrases of similar import means “the date of this Agreement.”

(c). The word “or” shall not be exclusive.

(d). The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and does not simply mean “if.”

(e). When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f). The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.

(g). When reference is made to any Party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h). Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i). A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in that Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(j). All accounting terms used but not specifically defined herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(k). The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l). The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(m). The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(n). No summary of this Agreement or any Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Schedule.

(o). The information contained in this Agreement and in the Company Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Schedule is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Schedule.

(p). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

(q). Documents or other information or materials will be deemed to have been “made available,” “furnished,” “provided,” or “delivered” by the Company if such documents, information or materials have been physically or electronically delivered to the relevant Party at least two Business Days prior to the date of this Agreement, including by being (i) posted to a virtual data room managed by the Company and hosted at work.hunton.com under the project name “Project Omaha” or (ii) filed with or furnished to the SEC and available on EDGAR, in each case prior to 5:00 p.m. (Eastern Time) on such date.

(r). References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

9.17. Fees and Expenses. Except as set forth in Section 8.2, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated, except that expenses incurred in connection with (A) the filing fees for the Proxy Statement and Schedule 13e-3 and (B) printing and mailing the Proxy Statement shall be borne by the Company. For the avoidance of doubt, the Company will be responsible for all fees and expenses of the Payment Agent. All documentary, sales, use, real property transfer, registration, transfer, stamp, recording and similar Taxes and fees incurred in connection with the consummation of the Merger shall be timely and duly paid by Parent, other than Taxes described in Section 2.3(e) and Parent shall timely prepare and file, with the other Parties’ reasonable cooperation in connection with the preparation and filing of, such Tax Returns related thereto.

9.18. Non-recourse. Each Party agrees, on behalf of itself and its Related Parties, that, except with respect to claims of Fraud against any Person committing such Fraud, all Legal Proceedings (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any of the Transaction Documents or the Merger; (b) the negotiation, execution or performance of this Agreement or any of the Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the Transaction Documents); (c) any breach or violation of this Agreement or any of the Transaction Documents; or (d) any failure of the Merger to be consummated, in each case, may be made only (A) against the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the Transaction Documents, Persons expressly identified as parties to such Transaction Documents; and (B) in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable. Notwithstanding anything in this Agreement or any of the Transaction Documents to the contrary, each Party agrees, on behalf of itself and its Related Parties, that, except with respect to claims of Fraud against any Person committing such Fraud, (1) no recourse under this Agreement or any of the Transaction Documents or in connection with the Merger will be sought or had against any other Person not identified in the foregoing clause (A), including any Related Party, and (2) except to the extent they are identified in the foregoing clause (A), no other Person, including any Related Party, will have any liabilities or obligations (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the clauses (a) through (d), it being acknowledged and agreed that no personal liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in clauses (a) through (d), in each case, except with respect to claims of Fraud against any Person committing such Fraud and for claims that the Company, Parent or Merger Sub, as applicable, may assert (subject, with respect to the following clauses (i) and (ii), in all respects to the limitations set forth in Section 8.2(b), Section 8.2(f), Section 9.10(b) and this Section 9.18) against the Company, Parent and Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement.

ARTICLE X

CERTAIN DEFINITIONS

10.1. Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

1. “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by the Buyer Parties or any of their Affiliates) to engage in an Acquisition Transaction.

2. “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated hereby) involving:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their Affiliates or any group that includes the Buyer Parties or their Affiliates), whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding shares of any class of voting or equity securities of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding shares of any class of voting or equity securities of the Company after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase, or other acquisition (including by way of merger, amalgamation, consolidation, share exchange, business combination, joint venture, liquidation, dissolution, recapitalization, exclusive license, extraordinary dividend or reorganization) by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than 15% of the consolidated assets, Company Owned Intellectual Property, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition);

(iii) any merger, amalgamation, consolidation, business combination, joint venture, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold securities representing less than 85% of the total outstanding shares of any class of voting or equity securities of the Company after giving effect to the consummation of such transaction; or

(iv) any combination of the foregoing.

3. “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

4. “Anti-Corruption Law” means any applicable Law related to combating bribery and corruption, including applicable laws promulgated pursuant to the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions or the UN Convention Against Corruption, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010.

5. “Business Day” means each day that is not a Saturday, Sunday or other day on which the SEC or commercial banks in New York, New York are authorized or required by Law to be closed.

6. “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

7. “Company Award” means all outstanding Company Options and Company RSUs issued under Company Incentive Plans prior to Effective Time.

8. “Company Benefit Plan” means (i) each “employee benefit plan” (as defined in Section 3(3) of ERISA) and (ii) each other plan, program, policy, agreement or arrangement, qualified or non-qualified, written or oral, funded or unfunded, that involves any (x) pension, retirement, profit sharing, savings, deferred compensation, bonus, stock option, simple retirement account (as described in Section 408(p) of the Code), stock purchase, phantom stock, incentive plan, or change-in-control benefits; (y) welfare or “fringe” benefits, including vacation, holiday, severance, redundancy, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts, or other benefits; or (z) employment, consulting, engagement, retainer or golden parachute benefits, in each case, which is sponsored, maintained, or contributed to by the Company with respect to which the Company has (or would reasonably be expected to have) any obligation or liability (whether actual or contingent, direct or indirect) to provide compensation or benefits to or for the benefit of any current or former employee, officer or director of the Company (or their spouses, dependents, or beneficiaries).

9. “Company Board” means the Board of Directors of the Company.

10. “Company Capital Stock” means the Company Common Stock, the Series C Preferred Stock and the Series J Preferred Stock.

11. “Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

12. “Company Group” means the Company.

13. “Company Incentive Plans” means the LogicMark, Inc. 2013 Long Term Incentive Plan, the LogicMark, Inc. 2017 Stock Incentive Plan and the LogicMark, Inc. 2023 Stock Incentive Plan.

14. “Company Intellectual Property” means all Company Owned Intellectual Property and all other Intellectual Property that is used, held for use or necessary for the conduct of the Company Group’s business.

15. “Company IT Systems” means all computers, devices, equipment, networks, systems, and other information technology infrastructure used in, enabling, or relating to the storage or processing of data or information, including all Software operating on or in connection with such systems, devices, or equipment, used or held for use in the conduct of the business or by or on behalf of the Company, including all computers, servers, storage devices, workstations, routers, hubs, switches, sensors, and other devices, equipment, networks, or systems.

16. “Company Material Adverse Effect” means any change, event, condition, development, occurrence, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that exist at the date of determination of the occurrence of the Company Material Adverse Effect, (A) has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company, taken as a whole, or (B) would reasonably be expected to prevent or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that for purposes of the foregoing clause (A) only, no Effects arising out of or resulting from the following (by itself or when aggregated) will be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):

(i) general economic conditions in the United States or any other country or region in the world, or conditions in the global economy generally, including inflation or any changes in the rate of increase or decrease of inflation;

(ii) conditions in the financial markets, credit markets, equity markets, debt markets, currency markets or capital markets in the United States or any other country or region in the world, including (a) changes in interest rates or credit ratings in the United States or any other country; (b) changes in exchange rates for the currencies of any country; or (c) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) conditions in the industries in which the Company Group conducts business or in any specific jurisdiction or geographical area in which the Company Group conducts business, or changes in such conditions;

(iv) regulatory, legislative or political conditions (including anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions) in the United States or any other country or region in the world;

(v) any geopolitical conditions, outbreak of hostilities, armed conflicts, civil unrest, civil disobedience, acts of war, sabotage, terrorism (including cybercrime, cyberattack or cyberterrorism) or military actions (including, in each case, any escalation or worsening of any of the foregoing) in the United States or any other country or region in the world, including an outbreak or escalation of hostilities involving the United States or any other Governmental Authority or the declaration by the United States or any other Governmental Authority of a national emergency or war;

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent), or other natural or man-made disasters, weather conditions, power outages or other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities) (collectively, “Force Majeure Events”);

(vii) pandemics, epidemics, plagues, contagious disease outbreaks or other comparable events (including quarantine restrictions mandated or recommended by any Governmental Authority), or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities in the United States or any other country or region in the world (collectively, “Health Crises”);

(viii) the execution, delivery, announcement or performance of this Agreement or the pendency of the Merger and the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees (including any employee attrition), suppliers, customers, partners, sponsors, lenders, lessors, vendors, Governmental Authorities or any other third Person;

(ix) any action taken or refrained from being taken at the written request of Parent after the date of this Agreement;

(x) changes or proposed changes in GAAP or other accounting standards or Law (or the enforcement or interpretation of any of the foregoing);

(xi) changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded under this definition); or

(xii) any failure, in and of itself, by the Company Group to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded under this definition).

except, in each case of clauses (i), (ii), (ii), (iv), (v), (vi), (vii) and (x), to the extent such Effects have had a disproportionate adverse effect on the Company, taken as a whole, relative to other companies operating in the industries in which the Company conduct business.

17. “Company Offerings” means any and all products and services designed, developed, manufactured, sold, licensed, distributed, marketed, provided or otherwise made commercially available at any time by the Company, including any component, sensor, system, device, hardware, hosted platform, hosted Software or application, hosted service, cloud-based application or service, any application programming interface, Software development kit, dashboard, interface, environment or any service that operates through a network of computer servers (and further including all web, mobile, and tablet versions thereof and all platforms and other Software used for any of the foregoing).

18. “Company Owned Intellectual Property” means any Intellectual Property that is owned by, purported to be owned by, any of the Company Group.

19. “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, any member of the Company Group.

20. “Company Related Parties” means, collectively (A) the Company; and (B) the former, current and future holders of any equity, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company and each of their respective Affiliates.

21. “Company RSUs” means any restricted stock units granted under any of the Company Incentive Plans.

22. “Company Software” means all Software owned or purported to be owned by, the Company.

23. “Company Stockholder Approval” means the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby by the affirmative vote of the holders representing a majority of the aggregate voting power of the outstanding capital stock entitled to vote thereon at the Stockholder Meeting, voting together as a single class.

0. “Company Warrant” and “Company Warrants” means, collectively, (a) that certain warrants issued by the Company on February 2, 2021, (b) that certain warrants issued by the Company on August 16, 2021, (c) that certain warrants issued by the Company on September 15, 2021, (d) that certain warrants issued by the Company on January 25, 2023, (e) the Series A-1 Warrants and Series B-1 Warrants issued by the Company on November 24, 2023, (f) the Series A-2 Warrants and Series B-2 Warrants issued by the Company on November 24, 2023, and (g) the Series A and Series B Warrants issued by the Company on August 5, 2024 in each case, to the extent outstanding immediately prior to the Effective Time.

1. “Consent” means any consent, approval, order, waiver, or authorization of, or filing or registration with, or notification to, any Person.

2. “Contract” means any written or oral contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement, obligation, arrangement or understanding of any kind, and any amendments to the foregoing.

3. “Data Protection Laws” means all Laws relating to privacy, data protection and data and information security, including with respect to the collection, storage, accessing, transmission, transfer (including cross-border transfers), processing, encryption, security, safeguarding, loss, disclosure and use of Personal Data (including Personal Data of individuals, employees, contractors, individual contacts of customers, loan job applicants, patients or other end users and individual contacts of third parties), online tracking data, and email and mobile communications.

4. “Environmental Claims” means any Legal Proceeding, order, demand, allegation, accusation or notice (in each case, in writing) by any Person alleging actual or potential liability arising out of or relating to any Environmental Laws, Environmental Permits or the presence in, or Release into, the environment of, or exposure to, any Hazardous Substance, but shall not include any claims relating to products liability.

5. “Environmental Law” means any applicable Law (including common law) or Order relating to pollution, worker or public health and safety (as relates to exposure to Hazardous Substances) or the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any Person with respect to Hazardous Substances or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.

6. “Environmental Permits” means any Permit, registration, notice or identification number required under any applicable Environmental Law.

7. “Equity Interest” means any (a) share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, (b) other ownership interests of any Person, (c) phantom equity interests, stock appreciation rights, and other similar interests and (d) any warrant, option, convertible or exchangeable security, subscription, right (including any preemptive or similar right), call or other rights to purchase or acquire any of the foregoing from the issuer thereof.

8. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.

9. “ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

10. “Exchange Act” means the Securities Exchange Act of 1934.

11. “FINRA” means the Financial Industry Regulatory Authority, Inc., and any successor thereto.

12. “Fraud” means an actual and intentional misrepresentation of a material fact with respect to the making of any representation or warranty in Article III or Article IV, made by such party (in each case, as modified or supplemented by the party’s Disclosure Schedule), which constitutes actual common law fraud in the state of Nevada (a) with respect to Company, with Company’s Knowledge of such Fraud or (b) with respect to Buyer Parties, to Buyer Parties’ actual knowledge, of such Fraud. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by negligent misrepresentations or any tort based on negligence.

13. “Free or Open Source Software” means any Software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, GNU Affero General Public License, BSD License, Apache Software License, MIT License, Common Public License or similar terms or any other public source code license arrangement); or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of Software subject to such license or agreement, that such Software or other Software linked with, called by, combined or distributed with such Software be (i) disclosed, distributed, made available, offered, licensed or delivered in Source Code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind, or (iv) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

14. “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

15. “Government Official” means any (a) officer, agent, or employee of a Governmental Authority or a public international organization, (b) person acting in an official capacity for or on behalf of a Governmental Authority or a public international organization, (c) candidate for government or political office or (d) member of a royal family.

16. “Governmental Authority” means any government, governmental, quasi-governmental or regulatory entity, authority, self-regulatory authority, or body (including any central bank or trans-governmental or supranational entity or authority), department, commission, bureau, council, board, minister, agency, or instrumentality, and any court, tribunal, mediator, arbitrator or arbitral body (public or private) or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.

17. “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” or for which liability or standards of conduct may be imposed pursuant to any Environmental Law, including petroleum and petroleum products, polychlorinated biphenyls, per- and polyfluoroalkyl substances and friable asbestos.

18. “Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, (a) all indebtedness for money borrowed by a Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (b) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (c) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case if drawn); (d) liabilities pursuant to leases required to be capitalized under GAAP; (e) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (f) deferred purchase price liabilities related to past acquisitions (including any earnouts, seller notes, contingent payments or similar obligations) other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened; and (g) indebtedness of other Persons described in clauses (a) through (g) above guaranteed by the Company or secured by any Lien or security interest on the assets of the Company (other than, in any case, (i) accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business and (ii) liabilities or obligations solely between the Company and any wholly owned Subsidiary or solely between any wholly owned Subsidiaries).

19. “Insolvency Event” means the Company filing a petition under any chapter of the United States Bankruptcy Code or under the laws of any other jurisdiction naming the Company as a debtor; or any such petition is filed or proceeding commenced involuntarily against the Company; or the Company institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, debt arrangement, dissolution, receivership, liquidation or similar proceeding under the laws of any jurisdiction; or any such proceeding is filed, commenced or instituted (by petition, application or otherwise) against the Company.

20. “Intellectual Property” means all intellectual property of any type, and all rights therein and related thereto, anywhere in the world, whether statutory, common law or otherwise, including: (i) all patents, utility models and applications therefor, including any continuations, divisionals, continuations-in-part, provisionals, reissues, reexaminations, substitutes and extensions of any of the foregoing (“Patents“); (ii) works of authorship and creative works and all copyrights and other all legal rights regarding and means for protection of works of authorship and creative works, whether registered or common law, and all copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) trademarks, service marks, trade names, brands, corporate and business names, trade dress rights, and other designations of origin and rights therein, whether or not registered, including all common law rights thereto, all registrations and applications for registration thereof, together with all goodwill associated with any of the foregoing (“Marks”); (iv) all rights in mask works, and all mask work registrations and applications therefor; (v) rights in trade secrets, know how, and confidential or proprietary information; (vi) data, databases, data sets, and compilation of data; (vii) domain names, uniform resource locators (URLs), and IP addresses; (viii) social media or other online accounts, all associated user names, handles, or other identifiers, and all applicable passwords or other user credentials; (ix) rights of publicity and privacy; (x) moral rights; and (xi) any other intellectual property or proprietary rights or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world. Intellectual Property shall include all right and power to assert, defend, and recover title to any of the foregoing, rights to assert, defend, and recover for any past, present, and future infringement, misuse, misappropriation, impairment, unauthorized use, or other violation of any of the foregoing, and administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing.

21. “Investor” means any Person that has committed to provide, or otherwise provides, equity, debt or other financing to the Company in connection with a PIPE financing, including pursuant to any subscription agreement, purchase agreement, commitment letter or similar agreement entered into in connection therewith.

22. “IRS” means the United States Internal Revenue Service or any successor thereto.

23. “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the individuals set forth on Section 10.1(46) of the Company Disclosure Schedule, in each case after reasonable inquiry of their direct reports who would reasonably be expected to have actual knowledge of the matter in question.

24. “Law” means any foreign, local, state or federal law, common law, statute, ordinance, code, rule or regulation, order, executive order, judgment, injunction, governmental guideline or interpretation that has the force of law, Permit, decree or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority.

25. “Legal Proceeding” means any claim, action, suit, charge, lawsuit, investigation, litigation, or other proceeding, hearing, audit, examination, investigation, arbitration, or mediation pending by or before any Governmental Authority, arbitrator, mediator or other tribunal.

26. “Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, option, right of first refusal, preemptive right, community property interest, restriction on the voting of any security, restriction on the transfer of any security or other asset, or restriction on the possession, exercise or transfer of any other attribute of ownership of any asset or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute.

27. “Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

28. “OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

29. “Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority that is binding on or applicable to such Person or its property.

30. Parent Acquisition Financing” means financing that results in an aggregate amount of cash proceeds of not less than $3,000,000 to Parent (or any direct or indirect Affiliate thereof) upon the terms and subject to conditions acceptable to Parent and Merger Sub in their sole discretion, which financing if provided pursuant to a debt arrangement, will be assumed by the Surviving Corporation in connection with the Merger.

31. “Parent Documents” means (a) the certificate of formation, articles of organization, operating agreement and any other organizational or constitutive documents of Parent, in each case as amended, restated, supplemented or otherwise modified from time to time, and (b) any agreements, instruments or other documents pursuant to which any equity interests of Parent have been or will be issued to, or otherwise acquired or held by, any Affiliate of the Company, including any subscription agreements, purchase agreements, equity incentive arrangements, options, units, warrants or similar instruments.

32. “Parent Material Adverse Effect” means any Effect that, individually or taken together with all other Effects that exist at the date of determination of the occurrence of a Parent Material Adverse Effect, would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

33. “Parent Related Parties” means, collectively: (A) Parent and Merger Sub; and (B) the former, current and future holders of any equity, controlling persons, Representatives, Affiliates (other than Parent or Merger Sub), members, managers, general or limited partners, stockholders and assignees of each of Parent and Merger Sub.

34. “Permitted Liens” ” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests arising or incurred in the ordinary course of business which are not overdue by more than thirty (30) days, that are dissolved by bond or insured over, or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) the interests of third Person lessors and sublessors of any Company Leased Real Property, including without limitation, any Company Real Property Lease, (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record), and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not, and are not reasonably likely to, adversely affect in any material respect the current use or value of the applicable property owned, leased, used or held for use by the Company Group and in each case not in violation of any Company Material Contract; (vii) non-exclusive licenses of Intellectual Property made in the ordinary course of business consistent with past practice; (viii) statutory, common law or contractual liens of landlords under real property leases, (ix) liens, encumbrances and restrictions imposed on the interests of the landlord or owner of any Company Leased Real Property, (x) any liens or other matters set forth in any title policy held by the Company and disclosed to the Buyer Parties prior to the date hereof and all matters of record; (xi) all liens securing Indebtedness of the Company set forth in Section 3.5(d) of the Company Disclosure Schedule; or (xii) liens created or approved in writing by Buyer Parties after the Effective Time.

35. “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

36. “Personal Data” means (a) any information or data that alone or together with any other data or information can be used to identify, directly or indirectly, an individual or otherwise relates to an identified or identifiable individual, or (b) any data defined under applicable Law as “personal data,” “personal information,” or “personally identifiable information.”

37. “PPACA” means the Patient Protection and Affordable Care Act of 2010, as amended, and any regulations promulgated thereunder.

38. “Registered Intellectual Property” means all United States, international and foreign: (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); (iii) domain name registrations; and (iv) registered Copyrights and applications for Copyright registration, in each case, registered or subject to any application for registration with any Governmental Authority.

39. “Related Party” means the Company Related Parties or the Parent Related Parties, as applicable.

40. “Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

41. “Representatives” means, with respect to a Person, its directors, officers, employees, agents, contractors, consultants, counsel, advisors and other representatives.

42. “Requisite Stockholder Approvals” means the Company Stockholder Approval.

43. “Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (including without limitation as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic region of Ukraine, and the so-called Luhansk People’s Republic region of Ukraine).

44. “Sanctioned Person” means any Person that is the subject or target of Sanctions, including (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (ii) any Person operating from, organized, or resident in, or a national of, a Sanctioned Country; (iii) the government of a Sanctioned Country or the Government of Venezuela; or (iv) any Person that is directly or indirectly 50% or more owned (whether individually or in the aggregate) or controlled by, or acting for or on behalf of, any such Person or Persons described in (i)-(iii) above.

45. “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC and the U.S. Department of State and (ii) the United Nations Security Council, the European Union, any European Union member state and His Majesty’s Treasury of the United Kingdom.

46. “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

47. “SEC” means the United States Securities and Exchange Commission or any successor thereto.

48. “Securities Act” means the Securities Act of 1933, as amended.

49. “Service Provider” means any employee, officer, individual independent contractor, director or other individual service provider to the Company Group.

50. “Software” means all computer software of any kind, in any form (including Source Code, object code, or other form), format, or programming language, including all programs, applications, routines, interfaces, libraries, modules, databases, tools, algorithms, compilers, files, all versions, updates, corrections, enhancements, replacements, and modifications of any of the foregoing, all related documentation, and all materials used to design, maintain, support or develop any of the foregoing.

51. “Source Code” means computer Software and code, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

52. “Specified Person” means any director or executive officer of the Company, and any Person authorized on behalf of or directed by the Company, the Company Board or any director or executive officer of the Company (in their capacities as such) in connection with any of the activities restricted or limited by Section 5.2.

53. “Stockholders” means the holders of shares of Company Common Stock.

54. “Subsidiary” of any Person means (i) a corporation of which more than 50% of the combined voting power of the outstanding voting equity securities of such corporation is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the manager or managing member and has the power to direct the policies, management and affairs of such limited liability company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof. Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement following the Closing, the Surviving Corporation will be deemed to be a Subsidiary of Parent.

55. “Superior Proposal” means any bona fide Acquisition Proposal for an Acquisition Transaction on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel), that if consummated, would be more favorable, from a financial point of view, to the Stockholders (in their capacity as such) than the Merger taking into account (a) any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination, and (b) those factors and matters deemed relevant in good faith by the Company Board (or any committee thereof), which factors shall include the legal, regulatory and financing aspects of the proposal (including certainty of, and timing of, closing), and the identity of the Person making the proposal. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” and “85%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and “50%” respectively.

56. “Tax” means any and all federal, state, local, foreign and other taxes, tariffs, customs, duties, assessments and similar governmental charges and impositions in the nature of taxes imposed or assessed by any Governmental Authority, however denominated (including all gross receipts, income, profits, sales, use, occupation, unemployment, value added, ad valorem, transfer, franchise, withholding, payroll, employment, branch, severance, environmental, excise, property and similar taxes), together with all interest, penalties and additions imposed with respect to such amounts, and whether disputed or not, and any interest in respect of such additions or penalties.

57. “Tax Return” means any return, declaration, report, election, claim for refund, or information return or other statement or form relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof or supplement thereto.

58. “Termination Fee” means “an amount in cash equal to $150,000, which amount is intended to cover the reasonable and documented legal expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby.

59. “Trade Controls” means (i) all applicable trade, export control, import, human rights Laws and regulations, and antiboycott Laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs Laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30) and (ii) all applicable trade, export control, import, and antiboycott Laws and regulations imposed, administered or enforced by any other country where the Company operates, except to the extent inconsistent with U.S. Law.

24. “Transaction Litigation” means any Legal Proceeding commenced or threatened by any Person (including any current or former holder of Company Common Stock, or any other securities of any member of the Company Group) against a Party or any of its Subsidiaries or any of its or their Affiliates or Representatives or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or any of its or their Affiliates or Representatives, in each case in connection with, arising from or otherwise relating to or regarding the Merger or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, Schedule 13e-3, any Other Required Company Filing or any other communications to the Stockholders, in each case other than any Legal Proceedings solely among the Parties or their respective Affiliates, related to this Agreement, the Transaction Documents or the Merger.

25. “Willful Breach” means, with respect to any Party, a knowing and intentional material breach or failure to perform that is a direct consequence of an act or omission of such party with the actual knowledge that such act or omission would cause a material breach of this Agreement.

10.2. Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Advance Notice Period	5.2(d)(i)(1)
Agreement	Preamble
Alternative Acquisition Agreement	5.2(a)
Articles of Merger	4.4
Buyer Parties	Preamble
Capitalization Date	3.2(a)
Certificates	2.3(c)
Closing	1.3
Closing Date	1.4
Company	Preamble
Company Board Recommendation	Recitals
Company Board Recommendation Change	5.2(c)(i)
Company Confidential Information	3.17(e)
Company Data	3.17(l)
Company Disclosure Schedule	Article III
Company Financial Statements	3.5(c)
Company Leased Real Property	3.14(b)
Company Material Contracts	3.16(c)
Company Option	2.2(d)
Company SEC Reports	3.5(a)
D&O Tail Policies	6.8(b)
Data Security Incident	3.17(l)
Dissenting Company Shares	2.1(c)
DTC	2.3(d)
DTC Payment	2.3(d)
Effective Time	1.3
Electronic Delivery	9.15
Existing Bylaws	1.5(b)
Existing Charter	1.5(a)
Enforceability Limitations	3.3
Exchange Fund	2.3(b)
Indemnified Persons	6.8(a)
Insurance Policies	3.20
Interim Period	5.1

Term	Section Reference
Intervening Event	5.2(d)(i)
Labor Agreement	3.12(a)
Lease Agreement	3.16(b)(9)
Merger	Recitals
Merger Sub	Preamble
Merger Transactions	Recitals
New Litigation Claim	6.11
Notice Period Expiration	5.2(d)(i)(2)
Other Required Company Filing	6.3(c)
Other Required Parent Filing	6.3(d)
Owned Company Share	2.1(a)(ii)
Parent	Preamble
Parent Employee Benefit Plan	6.16(c)
Party	Preamble
Payment Agent	2.3(a)
Payroll Processor	2.2(d)
Per Share Price	2.1(a)(ii)
Permits	3.10
Proxy Statement	6.3(a)
Rights Agreement	6.17
Schedule 13e-3	6.3(b)
SEC Clearance Date	6.3(i)
Series C Preferred Stock	2.1(a)(iv)
Stockholder Meeting	6.4(a)
Surviving Corporation	Recitals
Termination Date	8.1(c)
Top Customers	3.22(a)
Top Suppliers	3.23(a)
Transaction Documents	Recitals
Uncertificated Shares	2.3(c)
Uncertificated Warrants	2.4
Undesignated Preferred Stock	3.2(a)
Union	3.12(a)
Unvested Company RSUs	2.2(a)(ii)
Vested Company RSUs	2.2(a)(i)
WARN Act	3.12(e)
Warrant Certificates	2.4

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

LANGHAM PROJECT LLC
By:	/s/ Nicholas Kovacvich
Name:	Nicholas Kovacevich
Title:	Managing Member
LANGHAM MERGER SUB, INC.
By:	/s/ Nicholas Kovacvich
Name:	Nicholas Kovacevich
Title:	President
LOGICMARK, INC.
By:	/s/ Chia-Lin Simmons
Name:	Chia-Lin Simmons
Title:	Chief Executive Officer

[Signature Page to the Merger Agreement]

APPENDIX B

OPINION OF ROTH CAPITAL PARTNERS, LLC

July 30, 2026

The Special Committee of the

Board of Directors of LogicMark, Inc.

2801 Diode Lane, Louisville, KY 40299

Members of the Special Committee:

Roth Capital Partners, LLC (“Roth,” “us” or “we”) understands that LogicMark, Inc., a Nevada corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Langham Project, LLC, a Nevada limited liability company (“Parent”), Langham Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub,” and together with Parent, the “Buyer Parties”), and the Company, substantially in the form of the draft provided to Roth on July 14, 2026. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

As more specifically set forth in the Merger Agreement, and subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). Upon consummation of the Merger, each share of the Company Common Stock issued and outstanding immediately prior to the effective time (other than shares held by the Buyer Parties and their affiliates and dissenting shares) will be converted into the right to receive $1.31 per share in cash (the “Per Share Price”). We understand that the Series C Preferred Stock will be redeemed, cancelled, terminated or amended, and that outstanding warrants and options will be treated, in each case as set forth in the Merger Agreement.

The Special Committee of the Board of Directors of the Company (the “Special Committee”) has asked us to render an opinion, as of the date hereof, as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Buyer Parties, the Investor and their respective affiliates, including any officers, directors or employees of the Company that hold, or upon consummation of the Merger will hold, direct or indirect equity interests in Parent) (the “Unaffiliated Holders”) of the Per Share Price to be received by such holders pursuant to the Merger.

For purposes of the opinion set forth herein, we have, among other things:

•        reviewed the Merger Agreement;

•        reviewed the executed non-binding Letter of Intent dated May 13, 2026;

•        reviewed a non-binding term sheet, dated June 2026, between the Company and White Lion Capital LLC relating to the Series J Convertible Preferred Stock;

•        reviewed certain publicly available information relating to the Company, including reported prices and trading activity for the Company Common Stock, the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2025 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026;

•        reviewed four-year financial projections (fiscal years 2026E through 2029E), and the Company’s unaudited condensed consolidated balance sheet as of June 30, 2026, in each case prepared by the Company’s management;

•        reviewed diluted shares outstanding provided by the Company’s management, reflecting the issuance of the Series J Convertible Preferred Stock and the resulting approximately 244,000 shares of Company Common Stock;

Roth Capital Partners, LLC
888 San Clemente Drive, Newport Beach, CA 92660 | Main : 800-678-9147 | Trading: 203-861-9060 | www.roth.com | Member SIPC/FINRA

•        performed a liquidation analysis based on assumptions provided by management and market data sourced by Roth;

•        performed a discounted cash flow analysis (utilizing both a revenue-exit-multiple and a perpetuity-growth terminal value methodology); an analysis of selected publicly traded comparable companies; an analysis of selected precedent transactions; and a premia paid analysis;

•        reviewed the per-share consideration calculation prepared by the Company’s management;

•        conducted discussions with members of senior management of the Company and with the Special Committee concerning the business, operations, financial condition and prospects of the Company and the terms of the Merger; and

•        performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us, and we do not assume any responsibility or liability for the accuracy or completeness of, or any independent verification of, such information. We have further relied upon the assurances of management of the Company that such information does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in any material respect, that the financial statements and financial information provided fairly present in all material respects the financial condition and results of operations of the Company and that we have been made aware of all information and facts that would be material to our analyses or this opinion. With respect to financial projections and the liquidation analysis furnished to or prepared with us, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company.

At the direction of the Special Committee, we have assumed that the capitalization of the Company (including the number of shares of Company Common Stock outstanding and the shares issuable upon conversion of the Series J Convertible Preferred Stock and upon settlement or exercise of other outstanding equity awards and warrants) is as set forth in the per-share consideration calculation provided to us, and our analysis of the Per Share Price is based on that capitalization. We understand, based on the non-binding term sheet referred to above, that the Series J Convertible Preferred Stock consists of 250,000 shares of convertible preferred stock issued to White Lion Capital LLC for $250,000, that upon the Merger it automatically converts into approximately 244,000 shares of Company Common Stock that participate in the Per Share Price, that it is guaranteed a value of $320,000 through a make-whole payable by the Company, and that it carries voting rights equal to two votes per underlying share of Company Common Stock. Definitive documentation for the Series J Convertible Preferred Stock has not been provided to us, and it remains subject to a non-binding term sheet. We express no view as to the terms of the Series J Convertible Preferred Stock, its dilutive effect on the Unaffiliated Holders, the make-whole, or its effect on the stockholder vote at the Stockholder Meeting.

In addition, we note the following matters, as to each of which we express no view and none of which is addressed by our opinion:

•        Special Committee representation.    We have been advised that the Special Committee did not retain legal counsel independent of counsel to the Company, and that the same counsel advised both the Company and the Special Committee. We express no view as to the adequacy or independence of the Special Committee’s legal representation or as to the process by which the Merger was reviewed, negotiated or approved.

•        Stockholder approval.    We understand that approval of the Merger requires (i) the Requisite Stockholder Approvals at the Stockholder Meeting and (ii) the approval of the Merger by holders of a majority of the shares voting at the Stockholder Meeting, excluding shares held by the Investor, but including shares held by the officers and directors of the Company (who may hold, or upon consummation will hold, equity interests in Parent), and does not require the separate approval of a

Roth Capital Partners, LLC
888 San Clemente Drive, Newport Beach, CA 92660 | Main : 800-678-9147 | Trading: 203-861-9060 | www.roth.com | Member SIPC/FINRA

majority of the Unaffiliated Holders. We further note that the Series J Convertible Preferred Stock is entitled to two votes per underlying share of Company Common Stock and is not among the shares expressly excluded from the vote. We express no view as to the sufficiency of the stockholder approval requirements or the treatment of any shares for voting purposes.

•        Parent Documents.    We have not been provided with, and accordingly have not reviewed, the organizational, financing and equity documents of Parent, including the Parent operating agreement, management subscription and equity arrangements, and related capitalization information (collectively, the “Parent Documents”), other than a partial excerpt of the distribution provisions of the Parent operating agreement. We express no view as to the terms of the Parent Documents or the arrangements among Parent, the Investor and any officers, directors or employees of the Company.

•        Transaction terms and financing.    We note that the Merger Agreement contains terms favorable to the Buyer Parties, including the absence of a reverse termination fee and of any representation that the Buyer Parties have obtained a financing commitment; a “Parent Acquisition Financing” construct on terms within the sole discretion of the Buyer Parties, which if constituting debt financing will be assumed by the surviving corporation; a non-solicitation covenant without a corresponding “go-shop” right; a low (1%) dissenting-share closing condition; and a termination fee payable only by the Company. We express no view as to the availability, terms or sufficiency of any financing to be obtained by the Buyer Parties or as to their ability to consummate the Merger.

We were not authorized by the Special Committee to solicit, and did not solicit, expressions of interest from other parties with respect to a transaction involving the Company, and no market check or “go-shop” process was conducted in connection with our engagement.

We are not legal, tax, accounting or regulatory advisors, and we have relied upon, without independent verification, the assessments of the Company and its advisors as to such matters. In arriving at our opinion, we have not performed any independent appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished with any such appraisals or valuations. We assume no responsibility for any financial reporting, accounting or actuarial judgments, which are appropriately those of the Company’s management. We have also undertaken no independent analysis of any pending or threatened litigation, regulatory or governmental action, possible unasserted claims, or other contingent or off-balance sheet liabilities to which the Company or any other party to the Merger is or may be subject. We have assumed that the final executed Merger Agreement will not differ in any material respect from the draft reviewed by us and that the Merger will be consummated in accordance with its terms without any waiver, amendment or delay of any material term or condition. We have further assumed, without independent verification, that (a) the representations and warranties of all parties contained in the Merger Agreement and related documents are true and correct, (b) each party will fully and timely perform all covenants and agreements required to be performed by it and (c) all conditions to the consummation of the Merger will be satisfied without waiver or modification.

Our opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the Unaffiliated Holders of the Per Share Price to be received by such holders pursuant to the Merger. Our opinion does not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection therewith, including, without limitation: the underlying business decision of the Company to proceed with the Merger; the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to the Company; the process by which the Merger was negotiated, reviewed or approved, or the independence or adequacy of the representation of the Special Committee; the terms of, or the treatment of, the Series C Preferred Stock, the Series J Convertible Preferred Stock (including the make-whole), or any warrants or options; the allocation of any consideration among any classes of the Company’s securities or the different treatment of any holders; the manner or sufficiency of any stockholder vote; the availability, terms or sufficiency of any financing to be obtained by the Buyer Parties; or the fairness of the amount or nature of any compensation to, or any employment, equity, retention or other arrangements with, any officers, directors or employees of any party, or any class of such persons, relative to the Per Share Price or otherwise, including any direct or indirect equity participation in Parent by any such persons. We express no opinion as to the prices at which the Company’s securities

Roth Capital Partners, LLC
888 San Clemente Drive, Newport Beach, CA 92660 | Main : 800-678-9147 | Trading: 203-861-9060 | www.roth.com | Member SIPC/FINRA

may trade at any time; as to whether any party is receiving or paying reasonably equivalent value in the Merger; or as to the solvency, creditworthiness or fair value of the Company or the Buyer Parties, or any of their assets, before or after the Merger. This is not a solvency opinion.

The issuance of this opinion was approved by an authorized internal fairness committee of Roth in accordance with our customary practice. Our opinion is necessarily based on economic, market, financial and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof, and we do not have any obligation to update, revise or reaffirm this opinion. We assume no responsibility for changes in market conditions or in the value of the Company or its securities occurring after the date hereof.

Roth has been engaged by the Special Committee to render this opinion to the Special Committee, and we will receive a fee for our services, which fee will be payable upon delivery of this opinion and is not contingent upon our conclusion as to fairness or upon consummation of the Merger. The Company has agreed to reimburse our expenses and to indemnify us for certain liabilities arising out of our engagement. Except as described above, we will not receive any other compensation in connection with the Merger.

Roth is a full-service securities firm engaged in securities trading and brokerage activities, as well as investment banking and other financial services. In the ordinary course of business, we and our affiliates may hold or trade securities of the Company, the Buyer Parties and other parties to the Merger for our own accounts and the accounts of customers, and accordingly may at any time hold a long or short position in such securities. During the two years preceding the date hereof, Roth has provided certain investment banking and capital markets services to the Company for which we received customary compensation, including having served as sole placement agent in connection with the Company’s follow-on offering of Company Common Stock completed in February 2025 (approximately $14.4 million) and the Company’s private placement of Company Common Stock and warrants completed in August 2024 (approximately $4.5 million). We may in the future provide investment banking or other services to the Company or the Buyer Parties for which we would expect to receive compensation.

This opinion has been prepared for the information of the Special Committee in connection with its evaluation of the Merger, and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Merger or any related matter. Except as described below, this opinion shall not be disclosed, referred to or published (in whole or in part), nor shall any public reference to us be made, without our prior written approval. This opinion may not be relied upon by any other person or entity without our prior written consent, and any use of, reliance on, or decision made based upon this opinion by any third party is the sole responsibility of that party. If this opinion or any part of it is disclosed to or shared with any person other than the Special Committee as permitted herein, the Special Committee shall make such person aware of all assumptions, qualifications and limiting conditions affecting this opinion. The Special Committee may furnish copies of this opinion to the Board of Directors and to legal counsel, and may include this opinion in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Merger, if such inclusion is required by applicable law, provided that any description of or reference to Roth or this opinion in such filing shall be subject to our prior written approval.

On the basis of and subject to the foregoing, we are of the opinion, as of the date hereof, that the Per Share Price to be received by the Unaffiliated Holders pursuant to the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Alex Stoyanov

On behalf of

ROTH CAPITAL PARTNERS, LLC

Roth Capital Partners, LLC
888 San Clemente Drive, Newport Beach, CA 92660 | Main : 800-678-9147 | Trading: 203-861-9060 | www.roth.com | Member SIPC/FINRA

APPENDIX C

Presentation to:

LogicMark

Special Committee of the Board of Directors

ROTH

July 30, 2026

STRICTLY CONFIDENTIAL

Member FINRA/SIPC

Disclaimer

This presentation was prepared by Roth Capital Partners, LLC (“Roth”) and provided to the Special Committee of the Board of Directors (the “Special Committee”) of LogicMark, Inc. (the “Company”, “Target”, or “LGMK”) in connection with its consideration of a potential acquisition (the “Proposed Transaction”) by Langham Project, LLC (the “Buyer”) through a to-be-formed wholly-owned subsidiary of the Buyer. This presentation has been provided only to the Special Committee by Roth and may not be used or relied upon by any other person for any purpose without the prior written consent of Roth. The information contained herein is confidential. By accepting this presentation, you agree to use it for informational purposes only and will not disclose the presentation, in whole or in part, to any other person without the prior written consent of Roth. This presentation has not been prepared with a view toward public disclosure under state or federal securities laws or otherwise. Reproduction, dissemination, quotation, summarization or reference to this presentation without Roth’s prior written consent is prohibited.

The information utilized in preparing this presentation was obtained from or through the Special Committee of the Company or was publicly available. Roth assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate with no material misstatements or omissions. To the extent such information includes estimates, forecasts or projections of future performance prepared by Company management, Roth has assumed that such estimates, forecasts or projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Company management. As Roth is relying on the Company for the information required to deliver its analysis, Roth makes no representation or warranty, express or implied, as to the accuracy, completeness or achievability of such information, and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. Roth has no obligation, express or implied, to update any or all of the information contained in this presentation or to advise you of any changes thereto.

Roth does not take any responsibility for the accuracy or completeness of any of the material included in this presentation. This presentation is not intended to provide the sole basis for evaluating the prospective Transaction, and it should not be considered a recommendation to the Special Committee, the Board of Directors, the Company or to the Company’s shareholders with respect to this Transaction, any other transaction or any other matter. Furthermore, this presentation does not indicate that the consideration to be paid in the Transaction described herein is the best use of capital under any circumstances or for all parties. Prior to entering into any transaction, the Company and the Special Committee should determine, without reliance on Roth, the economic merits and risks as well as the legal, tax, accounting and other consequences of any such transaction.

This presentation does not constitute an opinion, and Roth’s only opinion is the written opinion that is to be rendered to the Special Committee. In preparing this presentation, Roth has made certain assumptions regarding the information contained herein and certain limitations apply to such information. For a detailed description of these assumptions and limitations, please refer to the written fairness opinion to be delivered to the Special Committee by Roth.

ROTH
STRICTLY CONFIDENTIAL
PAGE 2

Executive Summary

- This presentation is intended to provide the Special Committee of LGMK with Roth's perspectives on valuation in connection with the Proposed Transaction.
- The Special Committee has asked Roth whether, in our opinion, the consideration to be received in the Proposed Transaction is fair, from a financial point of view, to the Unaffiliated Holders of shares of common stock of LGMK.
- The analysis is based on:
  - Discussions with LGMK's management;
  - Draft Merger Agreement received on 7/14/2026;
  - 4-year financial projections obtained from LGMK's management;
  - Liquidation analysis assumptions provided to Roth by LGMK's management and market data sourced by Roth;
  - Unaudited consolidated balance sheet and income statement for the period ending 6/30/2026;
  - Diluted shares outstanding reflecting the conversion of the Series J Convertible Preferred raise of $250,000 into 244,000 shares of common stock.
    - 250,000 preferred shares at $1.00 per share ($250,000), convertible into 244,000 shares of common stock at an implied value of $320,000; and
  - Other publicly available information.
- Disclosure of Prior Relationship:
  - 2/14/2025: Roth served as Sole Placement Agent on LGMK's $14.4 million follow-on offering of common stock.
  - 8/5/2024: Roth served as Sole Placement Agent on LGMK's $4.5 million PIPE of common stock and warrants.

ROTH
STRICTLY CONFIDENTIAL
PAGE 4

Transaction Overview

Summary of proposed merger terms — Draft Merger Agreement ("Execution Version" dated 7/14/2026)

Structure	▪ **Target:** LogicMark, Inc. ("LGMK"), a Nevada corporation ▪ **Acquirer:** Langham Project, LLC ("Parent"), through wholly owned Langham Merger Sub, Inc.; Merger Sub merges into LGMK, which survives as a wholly owned Parent subsidiary. ▪ Structured as a Rule 13e-3 going-private transaction
Consideration	▪ **Per Share Price**: $1.31 per share in cash to common holders (per management's calculation dividing a fixed ~$1.5 million pool by ~1,143,759 diluted shares) ▪ Consideration is a fixed ~$1.5 million aggregate pool, not a fixed per-share price — any share issued before closing dilutes existing common holders.
Buyer & Financing	▪ $3.0 million senior secured loan from Positano Partners, LLC (~$1.5 million funds the purchase price; up to ~$1.5 million funds transaction expenses) ▪ "Parent Acquisition Financing" is on terms in the Buyer's sole discretion; no financing commitment letter and no representation of committed financing. ▪ Positano holds Preferred Units controlling the surviving company's board.
Treatment of Other Securities	▪ Series C Preferred Stock (~$2.0 million): redeemed, cancelled, terminated, or amended on terms "reasonably satisfactory to Parent" prior to closing ▪ Options: cashed out at intrinsic value (funded with Company cash); vested RSUs cashed; unvested RSUs accelerated ▪ Warrants: exercised, redeemed, cancelled or terminated prior to closing ▪ Series J Convertible Preferred Stock (new): ~$250,000 raise from White Lion converting to ~244,000 shares (~$320,000 of the pool); ~21% dilutive to public common; reported to carry 2x voting rights — no certificate of designation or final terms provided to Roth
Material Conditions to Closing	▪ Requisite Stockholder Approvals: The Company shall have received (i) the Requisite Stockholder Approvals at the Stockholder Meeting and (ii) the approval of the Merger by holders of a majority of the shares voting at the Stockholder Meeting, excluding shares held by the Investor, but including shares held by the officers and directors of the Company. ▪ Dissenting shares ≤ 1% of outstanding common ▪ Accuracy of representations and compliance with covenants (waivable exclusively by Parent)
Deal Protections & Economics (Buyer-Favorable)	▪ No reverse termination fee; only a one-directional $150,000 Company termination fee (framed as reimbursement of Buyer's legal expenses) ▪ No-solicitation covenant with no "go-shop"
Considerations (for the Special Committee)	▪ Insider / management role: company management and Board have the option to be on the buy-side; CEO to continue as CEO of the surviving company (≥1 year) with go-forward equity ▪ Parent's organizational, financing and equity documents ("Parent Documents"), including management subscription / equity terms, not provided to Roth ▪ Special Committee did not retain independent counsel separate from Company counsel.

ROTH
STRICTLY CONFIDENTIAL
PAGE 5

Other Factors and Considerations

- LGMK has consistently generated operating losses over several years.
- The Company has executed numerous reverse splits to comply with Nasdaq listing requirements, without success.
- The Company has been delisted from the Nasdaq and now trades on the OTC markets:
  - This has resulted in diminished institutional investor interest in the stock;
  - Trading volumes have decreased substantially, thereby reducing exit opportunities for current shareholders;
  - No coverage from Wall Street sell-side banks;
- LGMK has been unable to find suitable parties with whom to consummate a strategic transaction.
- Over 85% of the Company’s stock volume has traded below $1.5 million in market cap over the last 3 years.

ROTH
STRICTLY CONFIDENTIAL
PAGE 6

Financial Projections Background and Key Assumptions

- LGMK's management provided Roth the following:
  - On 5/20/2026, LGMK's management provided Roth with 4-year (2026E to 2029E) income statement, balance sheet, and cash flow projections;
  - On 6/2/2026, LGMK's management provided Roth with liquidation analysis assumptions;
  - On 7/15/2026, LGMK's management provided Roth with updated diluted shares outstanding reflecting the conversion of Series J Convertible Preferred raise into 244,000 shares of common stock.
  - On 7/17/2026, LGMK's management provided Roth with unaudited consolidated balance sheet and income statement for the period ending 6/30/2026.

- Roth has relied on the following assumptions made by LGMK's management:
  - 4-year income statement, balance sheet, and cash flow projections;
  - Liquidation analysis assumptions provided to Roth by LGMK's management and market data sourced by Roth;
  - Unaudited consolidated balance sheet and income statement for the period ending 6/30/2026;
  - Management provided diluted shares outstanding reflecting the Series J Convertible Preferred raise;
  - At management's direction, Roth has assumed the conversion of Series J Convertible Preferred raise of $250,000 into 244,000 shares of common stock.

ROTH
STRICTLY CONFIDENTIAL

PAGE 8

LGMK Financial Projections

(USD $ Millions unless stated otherwise)

Income Statement

Calendar Year	2025A	2026E	2027E	2028E	2029E	Q2 2026
Fiscal Year End Date	*12/31/2025*	*12/31/2026*	*12/31/2027*	*12/31/2028*	*12/31/2029*	*6/30/2026*
Revenue						
VA	$10.7	$11.5	$12.5	$13.5	$14.8	
B2B	$ -	$0.1	$0.5	$0.9	$1.1	
e-commerce	$0.2	$0.2	$0.2	$0.2	$0.2	
Amazon	$0.3	$0.4	$0.4	$0.4	$0.4	
Reseller	$0.2	$0.3	$0.3	$0.3	$0.3	
Licensing	$ -	$ -	$ -	$ -	$ -	
Net Revenue	**$11.4**	**$12.5**	**$13.8**	**$15.2**	**$16.8**	**$3.3**
Direct Operating Expenses						
Cost of product sold	$3.8	$4.0	$4.3	$4.6	$5.0	$1.0
Advertising	$0.4	$0.8	$0.8	$0.9	$0.9	$0.1
Other operating cost	$1.4	$1.5	$1.5	$1.6	$1.7	$0.4
Total Direct Expenses	**$5.6**	**$6.3**	**$6.7**	**$7.0**	**$7.6**	**$1.4**
Indirect Operating Expenses						
Selling expense	$1.6	$2.1	$2.2	$2.3	$2.4	$0.5
Marketing expense	$1.2	$1.4	$1.4	$1.5	$1.6	$0.0
Engineering cost	$0.5	$0.5	$0.5	$0.5	$0.6	$0.3
Product development cost	$0.1	$0.1	$0.1	$0.1	$0.2	$0.1
Finance expense	$2.9	$2.9	$3.1	$3.3	$3.5	$0.0
President expense	$2.0	$1.2	$1.2	$1.3	$1.4	$0.7
Business development cost	$ -	$0.3	$0.3	$0.3	$0.4	$0.3
General and administrative	$1.9	$2.3	$2.4	$2.6	$2.7	$0.4
Sub-total	**$10.2**	**$10.8**	**$11.4**	**$12.0**	**$12.8**	**$2.2**
Depreciation and amortization	$2.0	$2.4	$2.5	$1.8	$1.8	$0.6
Non-operating (income) expense	$0.2	$ 0.02	$ -	$ -	$ -	$0.0
Interest (income) expense, net	($0.4)	($0.2)	($0.2)	($0.1)	($0.1)	($0.0)
Stock based compensation	$1.2	$0.5	$1.0	$1.0	$1.0	$0.4
Total Indirect Expenses	**$13.3**	**$13.5**	**$14.7**	**$14.8**	**$15.5**	**$3.2**
Pre-Tax Income (Loss)	**($7.5)**	**($7.3)**	**($7.6)**	**($6.6)**	**($6.3)**	**($1.3)**
Memo:						
Revenue growth	*15.6%*	*9.6%*	*10.4%*	*10.2%*	*10.3%*	
Gross profit	$7.6	$8.5	$9.5	$10.7	$11.8	$2.4
% of net revenue	*67%*	*68%*	*69%*	*70%*	*70%*	*71%*
Direct contribution	$5.8	$6.2	$7.2	$8.2	$9.3	$1.9
% of net revenue	*51%*	*50%*	*52%*	*54%*	*55%*	*57%*
EBITDA	**($5.7)**	**($5.1)**	**($5.2)**	**($4.8)**	**($4.5)**	**($0.7)**
% of net revenue	*(50%)*	*(41%)*	*(37%)*	*(32%)*	*(31%)*	*(22%)*
Total Capex	$1.6	$1.9	$1.8	$1.9	$1.9	

Cash Flow Statement

Calendar Year	2025A	2026E	2027E	2028E	2029E
Fiscal Year End Date	*12/31/2025*	*12/31/2026*	*12/31/2027*	*12/31/2028*	*12/31/2029*
Cash Flow from Operating Activities					
Income (loss) before taxes	(7.5)	(7.3)	(7.6)	(6.6)	(6.3)
Adjustments to reconcile net loss to net cash:					
Depreciation	0.1	0.1	0.1	0.1	0.1
Amortization of software & product development	0.8	1.6	1.7	1.7	1.7
Amortization of intangible assets	0.8	0.8	0.8	-	-
Stock-based compensation	1.3	0.5	1.0	1.0	1.0
Other	0.1	-	-	-	-
Changes in working capital:					
Accounts receivable	-	(0.04)	(0.03)	(0.03)	(0.02)
Inventory	(0.3)	0.4	(0.1)	(0.1)	(0.1)
Prepaid expense & other current assets	(0.2)	(0.3)	-	-	-
Accounts payable	(0.3)	0.3	0.04	0.1	0.1
Accrued liabilities	0.1	0.2	-	-	-
Deferred revenue	-	0.1	(0.03)	0.1	0.1
Other long-term liabilities	-	(0.1)	0.02	-	-
Net cash used in operating activities	(5.1)	(3.9)	(4.1)	(3.7)	(3.4)
Cash Flow from Investing Activities					
Purchase of computers and equipment	(0.1)	-	-	-	-
Hardware purchased for lease to consumers	-	(0.2)	(0.03)	(0.03)	(0.03)
Website & other development costs	-	-	(0.2)	(0.2)	(0.2)
Capitalized software development costs	(1.1)	(1.1)	(1.2)	(1.2)	(1.2)
Capitalized hardware development costs	(0.2)	(0.6)	(0.4)	(0.4)	(0.4)
Net cash used in investing activities	**(1.4)**	**(1.9)**	**(1.8)**	**(1.8)**	**(1.8)**
Cash Flow from Financing Activities					
Proceeds from sale of common stock & warrants, net	14.4	-	-	-	-
Series J convertible preferred stock[1]	-	0.3	-	-	-
Series C redeemable preferred stock dividends	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)
Fees paid in connection with equity offerings	(2.0)	-	-	-	-
Net cash provided by (used in) financing activities	**12.1**	**0.05**	**(0.3)**	**(0.3)**	**(0.3)**
Net increase (decrease) in cash[2]	**5.7**	**(5.8)**	**(6.2)**	**(5.8)**	**(5.6)**
Cash — beginning of period	3.8	9.5	3.7	(2.5)	(8.3)
Cash — end of period[1]	**9.5**	**3.7**	**(2.5)**	**(8.3)**	**(13.9)**

Source: Provided to Roth by LGMK's management.

1) *Series J Convertible Preferred raise of $0.25 million as provided to Roth by LGMK's management.*
2) *Negative cash implies borrowing need.*

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LGMK Financial Projections *(Cont'd.)*

(USD $ Millions unless stated otherwise)

Balance Sheet

Calendar Year *Fiscal Year End Date*	2025A *12/31/2025*	2026E *12/31/2026*	2027E *12/31/2027*	2028E *12/31/2028*	2029E *12/31/2029*	Q2 2026 *6/30/2026*
Assets						
Cash & investments[1]	$9.5	$3.7	($2.5)	($8.3)	($13.9)	$6.9
Accounts receivable, net	$0.0	$0.04	$0.07	$0.10	$0.12	$0.01
Inventory, net	$1.4	$1.0	$1.1	$1.1	$1.2	$1.2
Prepaid expense and other current assets	$0.7	$1.0	$1.0	$1.0	$1.0	$0.9
Total current assets	**$11.6**	**$5.7**	**($0.4)**	**($6.1)**	**($11.5)**	**$9.0**
Property and equipment	$0.5	$0.7	$0.7	$0.8	$0.8	$0.5
Website & other	$0.4	$0.4	$0.6	$0.8	$1.0	$0.5
Product development	$2.1	$2.7	$3.1	$3.5	$4.0	$2.7
Software development	$3.6	$4.7	$5.9	$7.1	$8.2	$3.8
Accumulated depreciation & amortization	($2.8)	($4.5)	($6.3)	($8.1)	($9.9)	($3.6)
Total fixed assets	**$3.8**	**$4.1**	**$4.1**	**$4.1**	**$4.1**	**$3.9**
Goodwill	$3.1	$3.1	$3.1	$3.1	$3.1	$3.1
Other intangibles	$8.6	$8.6	$8.6	$8.6	$8.6	$8.6
Right of use assets	$0.3	$0.3	$0.3	$0.3	$0.3	$0.3
Accumulated amortization	($7.2)	($8.0)	($8.7)	($8.7)	($8.7)	($7.6)
Total other assets	**$4.9**	**$4.1**	**$3.3**	**$3.3**	**$3.3**	**$4.5**
Total assets	**$20.3**	**$13.9**	**$7.0**	**$1.3**	**($4.2)**	**$17.4**
Total Liabilities, Series C Preferred & Stockholders' Equity						
Accounts payable	$0.6	$0.9	$0.9	$0.9	$1.0	$0.5
Accrued liabilities	$1.3	$1.5	$1.5	$1.5	$1.5	$1.1
Deferred revenue	$0.2	$0.3	$0.3	$0.4	$0.5	$0.3
Total current liabilities	**$2.1**	**$2.7**	**$2.7**	**$2.8**	**$3.0**	**$1.9**
Other long-term liabilities	$0.3	$0.2	$0.2	$0.2	$0.2	$0.3
Total liabilities	**$2.4**	**$2.9**	**$2.9**	**$3.0**	**$3.2**	**$2.2**
Series C redeemable preferred stock	$1.8	$1.8	$1.8	$1.8	$1.8	$1.8
Preferred stock, Series F	$0.3	$0.3	$0.3	$0.3	$0.3	-
Preferred stock, Series H	$0.0	$0.0	$0.0	$0.0	$0.0	-
Common stock[2]	$0.0	$0.3	$0.3	$0.3	$0.3	$0.3
Additional paid-in capital	$132.6	$132.7	$133.4	$134.1	$134.8	$132.5
Current year net income (loss)	$0.0	$0.0	($7.6)	($6.6)	($6.3)	($2.8)
Retained earnings (accumulated deficit)	($116.8)	($124.1)	($124.1)	($131.7)	($138.2)	($116.6)
Total stockholders' equity	**$16.1**	**$9.2**	**$2.3**	**($3.6)**	**($9.1)**	**$13.4**
Total liabilities & stockholders' equity	**$20.3**	**$13.9**	**$7.0**	**$1.3**	**($4.2)**	**$17.4**

Source: Provided to Roth by LGMK's management.
1) *Negative cash implies borrowing need.*
2) *Assumes Series J Convertible Preferred Stock of 250,000 converted into 244,000 shares of common stock.*

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LGMK Trading Performance

Share Price and Volume – Last Twelve Months

Share Price (USD $)
Volume (Thousands)
4.0
3.0
2.0
1.0
0.0
100
80
60
40
20
0
10/28/25: Underwent a 1-for-750 reverse stock split
Offer Value per Share[1]: $1.31
Jul-2025
Aug-2025
Sep-2025
Oct-2025
Nov-2025
Dec-2025
Jan-2026
Feb-2026
Mar-2026
Apr-2026
May-2026
Jun-2026
Volume
Share Price
Offer Price

Trading Volume By Market Capitalization – Last 36 Months

87% of LGMK's volume traded at below $1.5 million market capitalization.
Total Volume (Millions)
15.4
0.9
0.2
0.0
0.9
0.2
$0.0 – 1.5M
$1.5 – 3.0M
$3.0 – 4.5M
$4.5 – 6.0M
$6.0 – 7.5M
$7.5 – 9.0M
Market Capitalization (USD $ Million)

1) *Draft Merger Agreement received on 7/14/2026. Based on the diluted shares outstanding provided to Roth by LGMK's management reflecting conversion of Series J Convertible Preferred Shares.*

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Overview of Valuation Methodologies

Discounted Cash Flow Analysis ("DCF")	Liquidation Analysis[1]	Trading Comparables	Precedent Transactions	Premia Analysis
▪ Projects the target company's future cash flows over a defined forecast period (4 years), discounted to present value using the Weighted Average Cost of Capital ("WACC"), reflecting risk and time value of money	▪ Estimates net proceeds available to equity holders in a wind-down by applying recovery rates to balance sheet assets, net of liabilities and liquidation costs.	▪ Identifies publicly traded companies with similar characteristics, such as size, industry, growth and profitability, to benchmark the target company.	▪ Analyzes EV/Revenue multiples from recent comparable M&A transactions, providing a market-based reference informed by historical transaction data.	▪ Analyzes premiums paid over unaffected share prices in recent comparable M&A transactions, providing a market-based reference for evaluating the per-share consideration offered to target shareholders.
▪ Applies either the perpetuity growth method or the Revenue exit method to calculate terminal value; in this case both methods are applied.	▪ Provides a downside floor reference independent of future earnings, particularly relevant where a company is generating operating losses.	▪ Applies Enterprise Value ("EV") / Revenue multiples using management's projected calendar years 2026E and 2027E to determine a range of implied valuations.	▪ Reflects valuation premiums or discounts paid by acquirers in comparable situations, often accounting for synergies and strategic value.	▪ Reflects real-world acquisition pricing dynamics, including competitive bidding, strategic value, and prevailing market conditions at the time of each transaction.
▪ Provides a fundamentally driven valuation independent of market sentiment, making it ideal for long-term value assessments.	▪ Reflects a conservative, asset-based valuation approach that does not rely on projected financial performance or going-concern assumptions.	▪ Reflects current market sentiment and investor perspectives, providing a real-time benchmark based on active trading data.	▪ Accounts for market-specific factors, including competitive bidding, timing, and economic conditions at the time of each transaction.	▪ Provides an independent data point grounded in observed market behavior, supporting the reasonableness of the per-share consideration relative to historical precedent.

1) *Based on assumptions provided to Roth by LGMK's management and market data sourced by Roth. See page 25 for market data and sources.*

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Methodology and Assumptions

Discounted Cash Flow Analysis:

- The analysis calculates an Implied Value per Share range based on estimated present value of unlevered after-tax free cash flows projected by LGMK's management and estimated present value of the terminal value.
- Based on 4-year (2026E to 2029E) financial projections for LGMK.
- LGMK's Implied Equity Value derived by subtracting Net debt of USD ($6.9) million[1,2] and Preferred Stock of USD $1.8 million[2]. The Implied Equity Value is divided by the Diluted Shares Outstanding of 1.14 million[3] resulting in the Implied Value per Share.
- Unlevered free cash flows through 2029E and terminal value discounted to 7/17/2026, using mid-year discounting convention and utilizing range of discount rates based on WACC calculations.
- Terminal value estimated using Revenue exit multiple and perpetuity growth methodologies using a range of multiples applied to terminal year Revenue of 0.15x to 0.55x (range based on 2028E 25th percentile of comparable comps of 0.35x) and perpetuity growth rate of 0.0%.

Liquidation Analysis:

- Estimates net proceeds available to equity holders in a wind-down by applying estimated recovery rates to LGMK's balance sheet as of 6/30/2026[1], net of outstanding liabilities and LGMK's management's estimated costs associated with liquidation.
  - Recovery percentages are based on median liquidation recovery rates observed in comparable health care equipment manufacturing bankruptcy filings.[4]

Publicly Traded Companies:

- Roth selected publicly traded companies based on the following criteria:
  - Benchmarked LGMK's implied offer multiple against the trading multiples of comparable public companies.
  - Peer set drawn from the connected-care, personal emergency response ("PERS"), and remote patient monitoring sectors.
- Financial multiples considered:
  - EV / 2026E Revenue;
  - EV / 2027E Revenue.

Precedent Transactions:

- Screened closed and announced transactions from 2021 to present across the connected-care, PERS, and remote patient monitoring sectors
- Financial multiples considered:
  - EV / LTM Revenue.

Premia Analysis:

- Screened closed and announced transactions for the last three years to present for total transaction value below $100 million and includes premia
- Financial multiples considered:
  - Premia to one-day undisturbed share price.

1) Includes proceeds from Series J Convertible Preferred raise of $0.25 million.
2) As of 6/30/2026 provided to Roth by LGMK's management.
3) Provided by LGMK's management to Roth reflecting conversion of Series J Convertible Preferred Shares.
4) See page 25 for market data and sources.

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LGMK Valuation Summary

Implied Value Per Share	Low	High	Comments
52-Week High/ Low	$0.35	$5.55	52-Week high of $5.55 and low of $0.35; public market data as of 7/17/2026.
Liquidation Analysis	$1.32	$2.22	Based on 6/30/2026 balance sheet and assumptions provided to Roth by LGMK's management and market data sourced by Roth.
Trading Comparables – EV/ 2027E Revenue	$6.50	$9.88	EV/ 2027E Revenue multiple range: 0.17x – 0.45x, based on the minimum to 25th percentile of trading comparables.
Trading Comparables – EV/ 2026E Revenue	$6.45	$9.51	EV/ 2026E Revenue multiple range: 0.18x – 0.46x, based on the minimum to 25th percentile of trading comparables.
Precedent Transactions – EV/ LTM Revenue	$5.80	$8.76	EV/ LTM Revenue multiple range: 0.12x – 0.39x, based on the minimum to 25th percentile of precedent transactions and LTM Revenue of $12.5 million[4].
Premia Analysis – Premia % to Current Share Price[1]	$0.83	$1.25	Premia Paid range: 16% – 74%, based on the 25th to 75th percentile of premia paid analysis.
DCF – Revenue Exit Multiple	($9.96)	($7.55)	4-year DCF with terminal value based on Revenue Exit multiple method (0.15x – 0.55x range based on 2028E 25th percentile of comparable comps of 0.35x) and WACC range of 19.4% - 23.4%.
DCF – Perpetuity Growth	($28.20)	($22.33)	4-year DCF with terminal value based on Perpetuity Growth method (0.0% – 1.0% range) and WACC range of 19.4% - 23.4%.

Current Share Price: $0.72

Offer Value per Share: $1.31 — Derived by dividing the Offer Value of $1.5 million[2] by diluted shares outstanding of 1.14 million[3].

Source: Trading comparable data from Capital IQ market data as of 7/17/2026.
Note: Valuation date as of 7/17/2026. All amounts in USD.
1) *Share price as of 7/17/2026.*
2) *Draft Merger Agreement received on 7/14/2026.*
3) *Provided to Roth by LGMK's management reflecting conversion of Series J Convertible Preferred shares.*
4) *LTM Revenue calculated as of 6/30/2026, based on unaudited Q2 2026 figures.*

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Liquidation Analysis

(USD $ Millions except per share data)

Balance Sheet	Book Value[1] 6/30/2026	Recovery %[2] Low	Recovery %[2] High	Est. Liquidation Value Low	Est. Liquidation Value High
Cash and Cash Equivalents[3]	$3.7	100%	100%	$3.7	$3.7
Investments	$3.1	100%	100%	$3.1	$3.1
Accounts Receivable	$0.01	50%	60%	$0.005	$0.006
Inventory	$1.17	16%	23%	$0.2	$0.3
Prepaid and Other Assets	$0.92	8%	10%	$0.1	$0.1
Total Current Assets	**$9.0**			**$7.1**	**$7.2**
Property and equipment	$0.5	3%	4%	$0.02	$0.02
Hardware purchased for lease	$0.02	0%	0%	-	-
Website & Other	$0.5	0%	0%	-	-
Product development	$2.7	0%	0%	-	-
Software development	$3.8	0%	0%	-	-
Goodwill	$3.1	0%	0%	-	-
Other intangibles	$8.6	3%	3%	$0.2	$0.3
Right of use assets	$0.3	0%	0%	-	-
Accumulated depreciation	($11.2)	0%	0%	-	-
Total Assets	**$17.4**			**$7.4**	**$7.6**
Accounts Payable	$0.5	100%	100%	$0.5	$0.5
Accrued Expenses	$1.1	75%	100%	$0.8	$1.1
Deferred Revenue	$0.3	0%	0%	-	-
Total Current Liabilities	**$1.9**			**$1.4**	**$1.7**
Other Long-Term Liabilities	$0.3	100%	100%	$0.3	$0.3
Total Liabilities	**$2.2**			**$1.6**	**$1.9**

Liquidation Waterfall to Common	Book Value 6/30/2026	Cases Downside	Cases Upside
Estimated Gross Liquidation Proceeds	$17.4	$7.4	$7.6
Less: Total Liabilities	($2.2)	($1.9)	($1.6)
Est. Liquidation Proceeds before Expenses	**$15.2**	**$5.5**	**$5.9**
Less: Trustee Fees[4]	-	($0.1)	($0.1)
Less: Legal Fees[5]	-	($0.2)	($0.1)
Less: Employee Severance[5]	-	($1.2)	($0.8)
Less: D&O Tail[5]	-	($0.5)	($0.4)
Net Liquidation Proceeds Available for Distribution	**$15.2**	**$3.5**	**$4.5**
Less: Series C Redeemable Preferred[6]	($2.0)	($2.0)	($2.0)
Net Proceeds Available to Common Equity	**$13.2**	**$1.5**	**$2.5**
Diluted Shares Outstanding (millions)	1.14	1.14	1.14
Estimated Liquidation Value per Share	**$11.53**	**$1.32**	**$2.22**

1) *Unaudited Balance Sheet provided by LGMK management.*
2) *Recovery rates derived from median percentages of publicly filed liquidation analysis. See page 25 in the Appendix for reference.*
3) *Assumes Series J Convertible Preferred Stock of 250,000 converted into 244,000 shares of common stock.*
4) *Estimated in accordance with Section 326(a) of the Bankruptcy Code at 3% of net liquidation proceeds.*
5) *Provided to Roth by LGMK's management and assumes 50% increase for Downside Case.*
6) *Liquidation preference as per LGMK's 10-Q as of 3/31/2026*

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Illustrative DCF Analysis | Revenue Exit Method

(USD $ Millions except per share data)

Illustrative Calculations

Revenue Exit Method	Low	High
Discount Rate	**23.4%**	**19.4%**
Terminal Year Revenue	$16.8	$16.8
Revenue multiple	0.15x	0.55x
Terminal Value Multiple	**$2.5**	**$9.2**
Present Value ("PV") of Terminal Value	$1.2	$5.0
Sum of PV of Unlevered Free Cash Flow ("FCF")	($17.7)	($18.7)
Implied Enterprise Value	**($16.5)**	**($13.7)**
Less: Total Debt (6/30/2026)[1]	-	-
Plus: Cash (6/30/2026)	$6.9	$6.9
Less: Preferred Equity (6/30/2026)	($1.8)	($1.8)
Implied Equity Value	**($11.4)**	**($8.6)**
Diluted Shares Outstanding	1.14	1.14
Implied Value Per Share	**($9.96)**	**($7.55)**

Sensitivity Analysis

Implied Equity Value

Revenue Multiple

WACC	0.15x	0.25x	0.35x	0.45x	0.55x
19.4%	($12.3)	($11.4)	($10.5)	($9.5)	($8.6)
20.4%	($12.1)	($11.2)	($10.3)	($9.4)	($8.5)
21.4%	($11.8)	($11.0)	($10.1)	($9.2)	($8.4)
22.4%	($11.6)	($10.8)	($9.9)	($9.1)	($8.3)
23.4%	($11.4)	($10.6)	($9.8)	($9.0)	($8.1)

Implied Value Per Share

Revenue Multiple

WACC	0.15x	0.25x	0.35x	0.45x	0.55x
19.4%	($10.74)	($9.94)	($9.14)	($8.35)	($7.55)
20.4%	($10.54)	($9.76)	($8.99)	($8.22)	($7.44)
21.4%	($10.34)	($9.59)	($8.84)	($8.08)	($7.33)
22.4%	($10.15)	($9.42)	($8.69)	($7.96)	($7.23)
23.4%	($9.96)	($9.25)	($8.54)	($7.83)	($7.12)

Note: Valuation date as of 7/17/2026.
Source: Provided to Roth by LGMK's management.
1) Excludes all leases.

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Illustrative DCF Analysis | Perpetuity Growth Method

(USD $ Millions, except per share data)

Illustrative Calculations

Perpetuity Growth Method	Low	High
Discount Rate	**23.4%**	**19.4%**
Terminal Year FCF	($6.3)	($6.3)
Long Term Growth Rate	0.0%	1.0%
Terminal Value Multiple	**($26.8)**	**($34.4)**
PV of Terminal Value	($12.9)	($18.6)
Sum of PV of Unlevered FCF	($17.7)	($18.7)
Implied Enterprise Value	**($30.6)**	**($37.3)**
Less: Total Debt (6/30/2026)[1]	-	-
Plus: Cash (6/30/2026)	$6.9	$6.9
Less: Preferred Equity (6/30/2026)	($1.8)	($1.8)
Implied Equity Value	**($25.5)**	**($32.2)**
Diluted Shares Outstanding	1.14	1.14
Implied Value Per Share	**($22.33)**	**($28.20)**

Sensitivity Analysis

Implied Equity Value

WACC \ Long Term Growth Rate	0.0%	0.3%	0.5%	0.8%	1.0%
19.4%	($31.1)	($31.4)	($31.7)	($32.0)	($32.2)
20.4%	($29.5)	($29.8)	($30.0)	($30.3)	($30.5)
21.4%	($28.1)	($28.3)	($28.5)	($28.7)	($29.0)
22.4%	($26.7)	($26.9)	($27.1)	($27.3)	($27.5)
23.4%	($25.5)	($25.7)	($25.9)	($26.1)	($26.2)

Implied Value Per Share

WACC \ Long Term Growth Rate	0.0%	0.3%	0.5%	0.8%	1.0%
19.4%	($27.20)	($27.44)	($27.69)	($27.94)	($28.20)
20.4%	($25.81)	($26.02)	($26.23)	($26.46)	($26.68)
21.4%	($24.54)	($24.73)	($24.92)	($25.12)	($25.32)
22.4%	($23.38)	($23.55)	($23.72)	($23.90)	($24.08)
23.4%	($22.33)	($22.48)	($22.63)	($22.79)	($22.95)

Note: Valuation date as of 7/17/2026.
Source: Provided to Roth by LGMK's management.
1) Excludes all leases.

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WACC Computation & Analysis

(USD $ Millions, unless stated otherwise)

Input	Value	Commentary
Cost of debt	12.4%	Assumes U.S. 10-Year corporate B credit spread plus risk free rate.[1]
Tax rate	0.0%	Assumed no taxes.
Cost of debt (after tax)	**12.4%**	
Risk free rate of return	4.6%	Interest on 10-Year US Treasury constant maturity.[1]
Market risk premium	7.2%	Long-term U.S. equity risk premium.[2]
Levered Beta	0.91	Based on average unlevered beta and average target Debt/ Equity of peer group.
Size Premium	10.7%	Based on CRSP low-cap size premium.[3]
Cost of equity	**21.8%**	
Capital Structure		
Equity-to-Total Capitalization	95.8%	Target Debt/ Equity is based on peer group average.
Debt-to-Total Capitalization	4.2%	
Weighted Average Cost of Capital (WACC)	**21.4%**	

WACC Sensitivity

Levered Beta \ Debt / Total Capitalization	0.2%	2.2%	4.2%	6.2%	8.2%
0.41	18.2%	18.1%	18.0%	17.9%	17.7%
0.66	20.0%	19.8%	19.7%	19.5%	19.4%
0.91	21.8%	21.6%	21.4%	21.2%	21.0%
1.16	23.6%	23.4%	23.1%	22.9%	22.7%
1.41	25.4%	25.1%	24.9%	24.6%	24.3%

Peer Group

Company	Levered Beta[4]	Total Debt[5]	Market Cap[6]	Pref Equity	Total Cap.	Debt/ Total Cap.	Debt/ Equity	Pref/ Equity	Unlevered Beta[7]
Ascom Holding AG	1.04	-	$244	-	$244	-	-	-	1.04
Careium AB (Publ)	0.69	$18	$76	-	$94	19.1%	23.7%	-	0.59
Inogen, Inc.	1.59	-	$178	-	$178	-	-	-	1.59
Austco Healthcare Limited	0.32	-	$63	-	$63	-	-	-	0.32
SOBR Safe, Inc.	0.80	$0.04	$2	-	$2	1.8%	1.8%	-	0.78
Average	**0.89**	**$4**	**$113**	**-**	**$116**	**4.2%**	**5.1%**	**-**	**0.86**

1) Capital IQ market data as of 7/17/2026.
2) 2024 Kroll Cost of Capital Module; Historical long-term premium (1926-2023).
3) See page 26 in the Appendix for reference.
*4) Levered Beta = Unlevered Beta * (1 + ((D / E) * (1 - T)) + P / E).*
5) Excludes all leases.
6) Based on diluted shares outstanding. Calculated using the treasury stock method.
*7) Unlevered Beta = Levered Beta / (1 + ((D / E) * (1 - T)) + P / E).*

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Premia Paid Analysis

(USD $ Millions unless stated otherwise)

Announced	Buyer	Target	% Sought / Acquired	Total Transaction Value	Premia 1-Day	Premia 1-Week	Premia 1-Month
06/15/26	Forward Industries, Inc.	SkyAI, Inc.	100%	66	40%	20%	-16%
04/21/26	steute Technologies GmbH & Co. KG	Electro-Sensors, Inc.	100%	29	75%	78%	73%
03/30/26	Aurinia Pharma U.S., Inc.	Kezar Life Sciences, Inc.	100%	54	12%	8%	4%
03/13/26	Agero, Inc.	Urgent.ly Inc.	100%	76	171%	166%	164%
01/21/26	Kuva Labs, Inc.	Lisata Therapeutics, Inc.	100%	65	85%	92%	93%
12/16/25	Cardone Ventures, LLC	PetMed Express, Inc.	100%	90	48%	164%	113%
11/04/25	QOL Medical, LLC	Evoke Pharma, Inc.	100%	39	140%	124%	141%
07/21/25	Alcohol Monitoring Systems, Inc.	PharmChem, Inc.	100%	17	1%	-4%	-2%
07/01/25	Concentra Biosciences, LLC	IGM Biosciences, Inc.	100%	78	11%	6%	-2%
06/27/25	XOMA Royalty Corporation	Turnstone Biologics Corp.	100%	9	2%	-9%	-2%
06/24/25	Battery Ventures L.P	Enzo Biochem, Inc.	100%	40	32%	30%	17%
06/09/25	Concentra Biosciences, LLC	Elevation Oncology, Inc.	100%	53	13%	16%	5%
05/29/25	Hayes Management Consulting, Inc.	Streamline Health Solutions, Inc.	100%	38	133%	145%	82%
04/15/25	DeepHealth, Inc.	iCAD, Inc.	100%	99	98%	118%	58%
04/02/25	Concentra Biosciences, LLC	Allakos Inc.	100%	31	52%	43%	22%
03/31/25	Orbic North America LLC	Sonim Technologies, Inc.	100%	18	8%	7%	10%
01/08/25	Safety Shot, Inc.	Yerbaé Brands Corp.	100%	22	27%	88%	88%
11/08/24	Aerosphere Power Inc.	Emcore Corporation	100%	53	31%	55%	43%
11/04/24	Teledyne Technologies Incorporated	Micropac Industries, Inc.	100%	68	27%	25%	40%
10/23/24	Double Point Ventures LLC	Lumos Pharma, Inc.	100%	54	58%	56%	66%
08/08/24	Pelican Energy Partners LP.	GSE Systems, Inc.	100%	18	68%	45%	36%
06/26/24	PI Industries Limited	PLANT HEALTH CARE PLC	100%	42	57%	55%	54%
05/29/24	Virtual Therapeutics Corp.	Akili, Inc.	100%	49	4%	3%	85%
05/15/24	Private Investor	TSR, Inc.	100%	31	74%	71%	72%
04/01/24	Barcoding, Inc.	DecisionPoint Systems, Inc.	100%	92	13%	14%	19%
03/07/24	Drilling Tools International Corporation	Superior Drilling Products, Inc.	100%	39	50%	53%	49%
02/16/24	K1 Investment Management, LLC	MariaDB plc	100%	65	57%	45%	201%
01/29/24	eMed, LLC	Science 37 Holdings, Inc.	100%	38	21%	11%	8%
11/09/23	Pathos AI, Inc.	Rain Oncology Inc.	100%	49	20%	21%	45%

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Premia Paid Analysis *(Cont'd.)*

(USD $ Millions unless stated otherwise)

Announced	Buyer	Target	% Sought / Acquired	Total Transaction Value	Premia 1-Day	Premia 1-Week	Premia 1-Month
11/01/23	Blue Horizon Partners, Inc.	Patriot Transportation Holding, Inc.	100%	67	112%	110%	97%
10/20/23	GameSquare Holdings, Inc.	FaZe Holdings Inc.	100%	19	17%	-8%	23%
10/13/23	ShoreView Industries LLC	P&F Industries, Inc.	100%	50	97%	97%	99%
10/13/23	Concentra Biosciences, LLC	Rain Oncology Inc.	100%	46	28%	43%	44%
09/21/23	Cyclo Therapeutics, Inc.	Applied Molecular Transport Inc.	100%	12	14%	9%	-16%
06/22/23	Restor3D, Inc.	Conformis, Inc.	100%	45	92%	97%	94%

	Premia 1-Day	Premia 1-Week	Premia 1-Month
25th Percentile	**16%**	**12%**	**14%**
Mean	**51%**	**54%**	**54%**
Median	**40%**	**45%**	**45%**
75th Percentile	**74%**	**90%**	**86%**

Criteria:

- *Time frame: 2023 – YTD 2026.*
- *Transaction size: <$100M.*
- *Industry and geography agnostic.*
- *100% acquisition – does not include minority stakes.*
- *Excludes transactions with no premia.*

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Select Trading Comparable Companies

(USD $ Millions unless stated otherwise)

Company	Closing Price 7/17/2026	Market Cap[1]	Enterprise Value[2]	EV / Revenue CY 2026E	EV / Revenue CY 2027E	EV / Revenue CY 2028E	EV / EBITDA CY 2026E	EV / EBITDA CY 2027E	EV / EBITDA CY 2028E	LTM Margins Gross Profit	LTM Margins EBITDA	2024A - 2026E CAGR Revenue	2024A - 2026E CAGR EBITDA
Connected Care, PERS, and Remote Monitoring Companies													
Ascom Holding AG	$7.13	$244	$206	0.56x	0.54x	0.53x	4.92x	4.67x	4.49x	48%	8%	8%	91%
Careium AB (Publ)	$3.09	$76	$90	0.90x	0.84x	0.80x	5.91x	4.96x	4.45x	43%	9%	13%	20%
Inogen, Inc.	$6.57	$178	$68	0.18x	0.17x	0.16x	22.10x	6.39x	4.67x	44%	NM	5%	NM
Austco Healthcare Limited	$0.17	$63	$53	0.78x	0.72x	NA	4.91x	4.30x	NA	53%	15%	23%	33%
SOBR Safe, Inc.	$0.77	$2	$0.02	NA	NA	NA	NA	NA	NA	53%	NM	NM	NM
Minimum				**0.18x**	**0.17x**	**0.16x**	**4.91x**	**4.30x**	**4.45x**	**43%**	**8%**	**5%**	**20%**
25th Percentile				**0.46x**	**0.45x**	**0.35x**	**4.92x**	**4.58x**	**4.47x**	**44%**	**9%**	**7%**	**26%**
Mean				**0.61x**	**0.57x**	**0.50x**	**9.46x**	**5.08x**	**4.54x**	**48%**	**11%**	**12%**	**48%**
Median				**0.67x**	**0.63x**	**0.53x**	**5.41x**	**4.82x**	**4.49x**	**48%**	**9%**	**10%**	**33%**
75th Percentile				**0.81x**	**0.75x**	**0.66x**	**9.96x**	**5.32x**	**4.58x**	**53%**	**12%**	**15%**	**62%**

Source: Capital IQ market data as of 7/17/2026.
1) *Based on diluted shares outstanding. Calculated using the treasury stock method.*
2) *Excludes all leases.*

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Precedent Transaction Analysis

(USD $ Millions unless stated otherwise)

Criteria:

Currency: USD $ Millions
Time Frame: 2021 - YTD 2026
% Sought: 100%
Geography: Agnostic
Industry: Connected-care, PERS, and remote patient monitoring sectors

-

Announced Date	Buyer	Target	% Sought / Acquired	Total Transaction Value	Implied Equity Value	EV / Revenue
04/10/25	VitalHub UK Limited	Induction Healthcare Group PLC	100%	$13	$13	0.51x
05/29/24	Primepulse SE	Telealarm Europe GmbH	100%	$42	$45	1.63x
05/15/24	CPS Capital	CloudMD Software & Services Inc.	100%	$28	$9	0.36x
06/22/23	Restor3D, Inc.	Conformis, Inc.	100%	$45	$18	0.12x
11/17/22	MedCap AB (publ)	AdderaCare AB	100%	$15	$12	0.54x
08/03/21	ModivCare Inc.	VRI Intermediate Holdings, LLC	100%	$318	$318	5.62x

Minimum	**0.12x**
25th Percentile	**0.39x**
Mean	**1.46x**
Median	**0.52x**
75th Percentile	**1.35x**

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Liquidation Analysis – Recovery Percentages

	Cutera, Inc.[1]		Invacare Corp.[2]		Surgalign Holdings, Inc.[3]		Median	
	Low	High	Low	High	Low	High	Low	High
Accounts Receivable	22%	26%	67%	80%	50%	60%	**50%**	**60%**
Inventory	4%	12%	28%	33%	NA	NA	**16%**	**23%**
Prepaid and Other Current Assets	8%	10%	15%	15%	0%	5%	**8%**	**10%**
Property and Equipment, net	1%	2%	5%	7%	NA	NA	**3%**	**4%**
Other Intangible Assets	0%	0%	5%	7%	NA	NA	**3%**	**3%**

Note:

- ***Cutera, Inc.:*** *Medical equipment manufacturer serving dermatology and aesthetics; selected for its recency, sector proximity to LGMK, and distressed financial profile comparable to LGMK's.*
- ***Invacare Corp.:*** *Durable medical equipment manufacturer with overlapping end markets, providing directly relevant recovery benchmarks for LGMK's asset classes.*
- ***Surgalign Holdings, Inc.:*** *Medical device manufacturer of comparable size to LGMK, offering a scale-appropriate reference point for liquidation recovery estimation. Inventory and Property and Equipment assume "NA" due to the sale of the hardware business to Xtant Medical prior to filing.*

1) *Cutera - 3/5/2025*
2) *Invacare - 4/3/2023*
3) *Surgalign - 9/29/2023*

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CRSP Deciles Size Study – Data as of 12/31/2023

(USD $ Millions unless stated otherwise)

Decile	Market Value of Common Equity: Low End Breakpoint	Market Value of Common Equity: High End Breakpoint	Size Premium (%)
Breakdown of CRSP Deciles 1-10			
1	$36,943	$2,662,326	(0.06%)
2	14,911	36,391	0.46%
3	7,494	14,820	0.61%
4	4,622	7,461	0.64%
5	3,011	4,622	0.95%
6	1,864	3,011	1.21%
7	1,050	1,862	1.39%
8	556	1,046	1.14%
9	213	555	1.99%
10	2	213	4.70%
Breakdown of CRSP 10th Decile			
10A	$97	$213	3.29%
10w	154	213	2.38%
10x	97	154	4.43%
10B	2	97	7.64%
10y	58	97	6.22%
10z	2	57	10.73%

Source: 2024 Kroll Cost of Capital Module; Historical long-term premium (1926-2023)

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APPENDIX D

SECTIONS 92A.300 - 92A.500 OF THE NEVADA REVISED STATUTES

NRS  92A.300    Definitions.    As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

(Added to NRS by 1995, 2086)

NRS  92A.305    “Beneficial stockholder” defined.    “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

(Added to NRS by 1995, 2087)

NRS  92A.310    “Corporate action” defined.    “Corporate action” means the action of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS  92A.315    “Dissenter” defined.    “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

(Added to NRS by 1995, 2087; A 1999, 1631)

NRS  92A.320    “Fair value” defined.    “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1.    Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2.    Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3.    Without discounting for lack of marketability or minority status.

(Added to NRS by 1995, 2087; A 2009, 1720)

NRS  92A.325    “Stockholder” defined.    “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS  92A.330    “Stockholder of record” defined.    “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

(Added to NRS by 1995, 2087)

NRS  92A.335    “Subject corporation” defined.    “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

(Added to NRS by 1995, 2087)

NRS  92A.340    Computation of interest.    Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

(Added to NRS by 1995, 2087; A 2009, 1721)

NRS  92A.350    Rights of dissenting partner of domestic limited partnership.    A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

(Added to NRS by 1995, 2088)

NRS  92A.360    Rights of dissenting member of domestic limited-liability company.    The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

(Added to NRS by 1995, 2088)

NRS  92A.370    Rights of dissenting member of domestic nonprofit corporation.

1.    Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.    Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a native corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088)

NRS  92A.380    Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1.    Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a)  Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1)  If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2)  If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b)  Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c)  Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d)  Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e)  Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f)  Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2.    A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

3.    Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721; 2011, 2814)

NRS  92A.390    Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1.    There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

(a)  A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b)  Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c)  Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

2.    The applicability of subsection 1 must be determined as of:

(a)  The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b)  The day before the effective date of such corporate action if there is no meeting of stockholders.

3.    Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4.    There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5.    There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

(Added to NRS by 1995, 2088; A 2009, 1722; 2013, 1285)

NRS  92A.400    Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1.    A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2.    A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a)  Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b)  Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

(Added to NRS by 1995, 2089; A 2009, 1723)

NRS  92A.410    Notification of stockholders regarding right of dissent.

1.    If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

2.    If the corporate action creating dissenter’s rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723; 2013, 1286)

NRS  92A.420    Prerequisites to demand for payment for shares.

1.    If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a)  Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b)  Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2.    If a proposed corporate action creating dissenter’s rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3.    A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723; 2013, 1286)

NRS  92A.430    Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1.    The subject corporation shall deliver a written dissenter’s notice to all stockholders of record entitled to assert dissenter’s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter’s rights pursuant to NRS 92A.400.

2.    The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a)  State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b)  Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c)  Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d)  Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e)  Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724; 2013, 1286)

NRS  92A.440    Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1.    A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a)  Demand payment;

(b)  Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c)  Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2.    If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3.    Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4.    A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5.    The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

NRS  92A.450    Uncertificated shares: Authority to restrict transfer after demand for payment.    The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

(Added to NRS by 1995, 2090; A 2009, 1725)

NRS  92A.460    Payment for shares: General requirements.

1.    Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a)  Of the county where the subject corporation’s principal office is located;

(b)  If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c)  At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

The court shall dispose of the complaint promptly.

2.    The payment must be accompanied by:

(a)  The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b)  A statement of the subject corporation’s estimate of the fair value of the shares; and

(c)  A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

(Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725; 2013, 1287)

NRS  92A.470    Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1.    A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2.    To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

(a)  Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b)  Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c)  That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d)  That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e)  That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3.    Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4.    Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

(Added to NRS by 1995, 2091; A 2009, 1725; 2013, 1287)

NRS  92A.480    Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1.    A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2.    A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

(Added to NRS by 1995, 2091; A 2009, 1726)

NRS  92A.490    Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1.    If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2.    A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3.    The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.    The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.    Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a)  For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b)  For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

(Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727; 2011, 2815; 2013, 1288)

NRS  92A.500    Assessment of costs and fees in certain legal proceedings.

1.    The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.    The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a)  Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b)  Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.    If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.    In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.    To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6.    This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

(Added to NRS by 1995, 2092; A 2009, 1727)

NAME & ADDRESS HERE PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone. Vote Your Proxy on the Internet: Go to www.AALvote.com/LGMK Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote Your Proxy by Phone: Call 1-866-804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it and return it in the postage-paid envelope provided. Vote in Person If you would like to vote in person, please attend the Special Meeting to be held on October 5, 2026 at 1:00 p.m. Eastern Time. CONTROL NUMBER As a stockholder of LogicMark, Inc., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic or telephonic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m. Eastern Time, on October 4, 2026. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. LogicMark, Inc. SPECIAL MEETING OF STOCKHOLDERS OCTOBER 5, 2026 AT 1:00 p.m. EASTERN TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LOGICMARK, INC. The undersigned, revoking all prior proxies heretofore given, hereby appoints Mark Archer as attorney-in-fact and agent of the undersigned, with full power of substitution, to act as proxy to vote all shares of common stock, Series C preferred stock (voting with the common stock) and Series J preferred stock (voting at a ratio of 2-1 to shares of common stock), as applicable, of LogicMark, Inc., a Nevada corporation, that the undersigned would be entitled to vote at the Special Meeting of Stockholders scheduled to be held on October 5, 2026 at 1:00 p.m. Eastern Time, including at any adjournments, postponements, or continuations thereof, with all powers that the undersigned would possess if personally present. Please check here if you plan to attend the Special Meeting of Stockholders on October 5, 2026 at 1:00 p.m. Eastern Time at the offices of Sullivan & Worcester, LLP at 1251 Avenue of the Americas, 19th Floor, New York, NY 10020. If no designation is made, the shares will be voted as the Board of Directors recommends, as indicated on the reverse side, and in the discretion of the proxy upon such other matters as may properly come before the Special Meeting. NAME & ADDRESS HERE BARCODE HERE CONTROL NUMBER Address Change: (If you noted any Address Changes above, please mark box.) This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors. Signature Date Title Signature (Joint Owners) NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, limited liability company or partnership, please sign in full corporate, limited liability company, or partnership name by authorized officer or person.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on October 5, 2026: The Proxy Statement is available at: https://web.viewproxy.com/LGMK/2026SM PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. When properly executed, your proxy card/voting instruction form will be voted in the manner you direct. If you do not specify your choices, your shares will be voted FOR each of Proposal Nos. 1, 2 and 3. The Company’s Special Committee and Board of Directors each recommends a vote FOR each of Proposal Nos. 1, 2 and 3. Please mark your votes like this 1. Approve and adopt an Agreement and Plan of Merger, dated as of July 31, 2026, by and among LogicMark, Inc., Langham Project, LLC, and Langham Merger Sub, Inc. and all transaction related thereto. FOR AGAINST ABSTAIN 2. Approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger. 3. Approve to adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger and the Merger Agreement at the time of the Special Meeting. Note: To transact such other business as may properly come before the meeting as determined in the discretion of the proxies.